  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997

                                                     REGISTRATION NO. 333-31361

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              ITC/\DELTACOM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4813                    58-2301135
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                             206 WEST NINTH STREET
                           WEST POINT, GEORGIA 31833
                                (706) 645-8990
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               ANDREW M. WALKER
                            CHIEF EXECUTIVE OFFICER
                              ITC/\DELTACOM, INC.
                             206 WEST NINTH STREET
                           WEST POINT, GEORGIA 31833
                                (706) 645-8990
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                            NANCY J. KELLNER, ESQ.
                           RICHARD J. PARRINO, ESQ.
                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                            WASHINGTON, D.C. 20004
                                (202) 637-5600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                             PROPOSED        PROPOSED
                                             MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE OFFERING PRICE     AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED     PER UNIT    OFFERING PRICE(1) REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------
 11% Senior Notes Due
  June 1, 2007..........     $200,000,000      100%        $200,000,000          $60,606

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f).
(2) Previously paid.
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
SUBJECT TO COMPLETION

DATED SEPTEMBER 24, 1997


                     [LOGO OF ITC/\DELTACOM APPEARS HERE]
                                  $200,000,000

             OFFER TO EXCHANGE ALL OUTSTANDING 11% SENIOR NOTES DUE
                                  JUNE 1, 2007
                                      FOR
                       11% SENIOR NOTES DUE JUNE 1, 2007
                                       OF
                               ITC/\DELTACOM, INC.

                                  -----------

                    INTEREST PAYABLE JUNE 1 AND DECEMBER 1,
                          COMMENCING DECEMBER 1, 1997

                                  -----------

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON    , 1997, UNLESS EXTENDED.

  ITC/\DeltaCom, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time) and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 11% Senior Notes due June 1, 2007 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount of its outstanding unregistered 11% Senior Notes due June 1, 2007, of which $200 million in aggregate principal amount is outstanding as of the date hereof (the "Senior Notes" and, together with the Exchange Notes, the "Notes").

  The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Rights Agreement dated June 3, 1997 (the "Registration Rights Agreement") among the Company and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Capital Markets Corp. and NationsBanc Capital Markets, Inc. (collectively, the "Placement Agents"). The Exchange Notes will evidence the same indebtedness as the Senior Notes (which they will replace) and will be issued pursuant to, and entitled to the benefits of, an indenture dated as of June 3, 1997 between the Company and the United States Trust
Company of New York, as trustee (the "Trustee"), governing the Senior Notes and the Exchange Notes (the "Indenture").
                                                       (Continued on next page.)

                                  -----------

  SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                    THE DATE OF THIS PROSPECTUS IS   , 1997

  The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2002, initially at 105.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after June 1, 2004. In addition, at any time prior to June 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes and the Exchange Notes from the proceeds of one or more Public Equity Offerings (as defined herein) at 111% of their principal amount, plus accrued interest; provided that after any such redemption at least $130.0 million aggregate principal amount of the Senior Notes and the Exchange Notes remains outstanding. See "Description of the Exchange Notes--Certain Definitions."

  Approximately $62.7 million of the net proceeds from the Offering (as defined herein) have been used to purchase a portfolio of U.S. government securities that have been pledged to secure and fund the first six scheduled interest payments on the Senior Notes and the Exchange Notes.

  The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Reorganization (as defined herein), as of June 30, 1997, the Company would have had (on an unconsolidated basis) no indebtedness other than the Senior Notes and the Exchange Notes. However, the Company is a holding company and the Senior Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. On June 30, 1997, on the same pro forma basis, the Company's subsidiaries would have had approximately $37.7 million of liabilities (excluding intercompany payables), including approximately $14.4 million of indebtedness (including capital leases).

  The Senior Notes were originally issued and sold on June 3, 1997 in a transaction not registered under the Securities Act (the "Offering"). Accordingly, the Senior Notes may not be offered for resale, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

  By tendering Senior Notes in exchange for Exchange Notes, each holder will represent to the Company, among other things, that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date (as defined herein), it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

  The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The Senior Notes, however, have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Notes. See "Description of the Exchange Notes-- Exchange Offer; Registration Rights." No assurance can be given as to the liquidity of either the Senior Notes or the Exchange Notes.

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SENIOR NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER.

  Senior Notes may be tendered for exchange prior to 5:00 p.m., New York City
time, on    , 1997 (such time on such date being hereinafter called the
"Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange. The Exchange Offer is, however, subject to certain events and conditions and to the terms of the Registration Rights Agreement. Senior Notes may be tendered only in integral multiples of aggregate principal amount of $1,000. The Company has agreed to pay all expenses of the Exchange Offer. This Prospectus, together with the Letter of Transmittal, is being sent
to all registered holders of Senior Notes as of    , 1997.

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus Summary.................   4
Risk Factors.......................  15
The Exchange Offer.................  26
History of the Company.............  34
Use of Proceeds....................  35
Capitalization.....................  36
Selected Financial and Operating
 Data..............................  37
Pro Forma Financial Data...........  39
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........  43
Business...........................  60

                                     PAGE
                                     ----
Management.........................   75
Certain Transactions...............   80
Principal Stockholders.............   82
Description of Certain
 Indebtedness......................   83
Description of the Exchange Notes..   86
Plan of Distribution...............  114
Legal Matters......................  115
Experts............................  115
Available Information..............  116
Glossary...........................  G-1
Index to Financial Statements......  F-1

                            PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, the notes thereto and the other financial data contained elsewhere in this Prospectus. Potential participants in the Exchange Offer should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus and the related Letter of Transmittal in its entirety. Unless otherwise indicated, (i) the information in this Prospectus, other than the historical financial information, gives effect to the Reorganization (as defined herein) and the Offering and (ii) references herein to the "Company" or "ITC/\DeltaCom" refer to ITC/\DeltaCom, Inc. and its subsidiaries. Certain terms used in this Prospectus are defined in the "Glossary" appearing elsewhere herein.

                                  THE COMPANY

  The Company provides retail long distance services to mid-sized and major regional businesses in the southern United States and is a leading regional provider of wholesale long-haul services to other telecommunications companies using the Company's owned, operated and managed fiber optic network (the "Carriers' Carrier Services"). The Company intends to become a leading regional provider of integrated telecommunications services to mid-sized and major regional businesses in the southern United States by offering such customers a broad range of telecommunications services, including local exchange and long distance data and voice, Internet and operator services, and the sale and servicing of customer premise equipment (collectively, the "Retail Services"), in a single package tailored to the business customer's specific needs. In 1996, the Company had pro forma revenues of approximately $85.4 million, earnings before extraordinary item, preacquisition (earnings) losses, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization ("EBITDA") of approximately $18.9 million and net losses from continuing operations of approximately $12.1 million. For the six months ended June 30, 1997, the Company had pro forma revenues of approximately $54.3 million, EBITDA of approximately $11.7 million and net losses from continuing operations of approximately $4.5 million.

  The Company provides Carriers' Carrier Services to other telecommunications carriers, including AT&T, MCI, Sprint, WorldCom, Cable & Wireless, LCI, Frontier and IXC. The Company's fiber optic network reaches over 60 points of presence ("POPs") in ten southern states (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas) and extends approximately 5,400 route miles, of which approximately 2,500 miles are Company-owned and approximately 2,900 miles are owned and operated by three public utilities (Duke Power Company, Florida Power & Light Company and Entergy Technology Company) and managed and marketed by the Company. The Company expects to add approximately 700 owned and operated route miles to its fiber network by the end of 1997 and approximately 100 owned and operated route miles in early 1998 through long-term dark fiber leases. In 1996, the Company's Carriers' Carrier Services business generated pro forma revenues of approximately $20.2 million, EBITDA of approximately $11.5 million and net losses from continuing operations of approximately $1.8 million. For the six months ended June 30, 1997, the Company's Carriers' Carrier Services business generated pro forma revenues of approximately $14.3 million, EBITDA of approximately $8.5 million and net income from continuing operations of less than $.1 million. As of June 30, 1997, on a pro forma basis, the Company had remaining future long-term contract commitments totaling approximately $75.8 million. These contracts expire on various dates through 2006 and are expected to generate approximately $56.0 million in revenues to the Company through 2001, of which approximately $14.5 million are expected to be realized in 1998.

  The Company currently provides a variety of Retail Services, including retail long distance services such as traditional switched and dedicated long distance, 800/888 calling, calling card and operator services, Asynchronous Transfer Mode ("ATM"), frame relay, high capacity broadband private line services, as well as Internet, Intranet and Web page hosting and development services, and customer premise equipment installation and repair. As of June 30, 1997, the Company provided services to over 6,600 business customers. The Company currently offers Retail Services, other than local exchange services (which are provided in two markets), in 12 metropolitan areas in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina and intends to provide a full range of Retail Services (including local exchange services) in approximately 15 additional metropolitan areas throughout the southern United States over the next five years. In 1996, the Retail Services business generated pro forma revenues of approximately $65.2 million, EBITDA of approximately $7.4 million and net losses from continuing operations of approximately $3.7 million. For the six months ended June 30, 1997, the Retail Services business generated pro forma revenues of approximately $39.9 million, EBITDA of approximately $3.2 million and net losses from continuing operations of approximately $2.2 million.

  In July 1997, the Company began offering local services on a limited, resale basis in Birmingham and Montgomery, Alabama, and commenced general sales of such services in those markets in August 1997. Also in August 1997, the Company initiated a limited offering in Birmingham and Montgomery of facilities-based local services, and expects that general marketing of such services will commence in September 1997. Although the Company's local exchange services offerings in such markets are in the very early stages, initial expressions of customer interest in such services have been positive, consistent with management's expectations. However, there can be no assurance that demand for the Company's local services will match such preliminary indications of customer interest. The Company expects to offer local exchange services as part of its Retail Services in six to nine markets (including Birmingham and Montgomery) by the end of 1997, initially by reselling the services of incumbent local exchange carriers and, where market conditions warrant, by using its own local switching facilities.

  In connection with offering local exchange services, the Company has entered into an Interconnection Agreement (the "Interconnection Agreement") with BellSouth Telecommunications, Inc. ("BellSouth") to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of immediately gaining access to all of BellSouth's unbundled network elements. This agreement will allow the Company to enter new markets with minimal capital expenditures and to offer local exchange services to its current customer base. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities bases, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in most states, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, particularly those relating to the collocation of the Company's equipment with that of BellSouth. The Company and BellSouth are continuing to negotiate to resolve such issues. The Company expects that the Interconnection Agreement will provide a foundation for it to provide local services on a reasonable commercial basis, but there can be no assurance of this and important issues remain unsettled as a result of legal and regulatory developments and related matters. The Interconnection Agreement expires in 1999, and there can be no assurance that the Company will be able to renew it under favorable terms, or at all.

BUSINESS STRATEGY

  The Company's objectives are to maintain its leadership position in the provision of Carriers' Carrier Services and to become a leading provider of Retail Services in the southern United States. The Company intends to increase its market share in existing markets and expand into new markets by (i) aggressively expanding its customer base and increasing its telecommunications services, including reselling services and facilities of the incumbent local exchange carriers; (ii) leveraging the Company's extensive network in its Retail Services and Carriers' Carrier Services businesses; (iii) concurrently constructing or obtaining access to additional network infrastructure to serve its customers more cost-effectively; and (iv) expanding its regional network of sales offices. The principal elements of the Company's business strategy include the following:

  PROVIDING INTEGRATED TELECOMMUNICATIONS SERVICES TO EXISTING BASE OF MID-SIZED AND MAJOR REGIONAL BUSINESS CUSTOMERS. By providing additional telecommunications services such as local telephone service to its existing, well-established base of long distance customers, the Company expects to be able to increase revenues at relatively low incremental cost. The Company believes that bundling a variety of telecommunications services and presenting customers with one fully integrated monthly billing statement for all of those services will allow it to penetrate its target markets rapidly and build customer loyalty. The Company believes that there is substantial demand in its target markets among mid-sized and major regional business customers for an integrated package of telecommunications services that meets all of their telecommunications needs.

  LEVERAGING ITS EXTENSIVE FIBER OPTIC NETWORK. The Company intends to leverage its extensive fiber optic network, which currently reaches over 60 POPs, by (i) continuing to provide switched and transport services to other communications carriers throughout its region to enable such carriers to diversify their routes and expand their networks; (ii) targeting customers that need to transmit large amounts of data within the Company's service region, such as banks and local and state governments; and (iii) offering local exchange services to its business customers, which began on a limited basis in the second half of 1997, as part of its integrated package of telecommunications services. The Company intends initially to provide local exchange services by reselling the services of incumbent local exchange carriers and, in some established markets, using its own local switching facilities. Over time, the Company expects to provide local services primarily using the Company's own switching facilities and existing regional fiber optic network, supplemented by unbundled facilities of incumbent local exchange carriers or other competitive local exchange carriers. The configuration of the Company's network enables the Company to expand its network by installing additional remote local switches, which operate in conjunction with the Company's DMS-500 switches to provide facilities-based local services. Because remote local switches are less expensive to purchase and install than DMS-500 switches, and can be installed more quickly than DMS-500 switches, the Company believes that it will be able to enter new markets at less expense than many of its competitors. At present, the Company does not plan to construct intra-city local loop facilities.

  FOCUSING ON THE SOUTHERN UNITED STATES. The Company intends to continue to focus on the southern United States in order to leverage its extensive telecommunications network in the region. The Company believes that its regional focus will enable it to take advantage of economies of scale in management, network operations and sales and marketing. The regional concentration of the Company's network also provides an opportunity for improved margins because a high portion of its customers' telecommunications traffic originates and terminates within the region. The Company also believes that its regional focus will enable it to build on its long-standing customer and business relationships in the region.

  BUILDING MARKET SHARE THROUGH PERSONALIZED CUSTOMER SERVICE. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers by emphasizing marketing, sales and customer service. Management believes that customers prefer one company to be accountable for their telecommunications services, and that a consultative, face-to-face sales and service strategy is the most effective method of acquiring and maintaining a high quality customer base. The Company seeks to obtain long-term commitments from its business customers by responding rapidly and creatively to their telecommunications needs. The Company currently operates 14 sales offices in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina. Each sales office is staffed by personnel capable of marketing all of the Company's products and providing comprehensive support to the Company's customers.

  EXPANDING ITS FIBER OPTIC NETWORK AND SWITCHING FACILITIES. The Company expects to expand its fiber optic telecommunications network and switching facilities to include additional markets within the southern United States. The Company currently owns and operates approximately 2,500 route miles of fiber optic network extending from Georgia to Texas, with an additional 700 owned and operated route miles expected to be added by the end of 1997 and approximately 100 owned and operated route miles expected to be added in early 1998. The Company also markets and manages capacity on 2,900 additional network route miles through its strategic relationships with public utilities. In addition, the Company has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows the Company to provide customers with access to POPs throughout those states. The Company believes that, by continuing to combine its owned network with the networks of public utilities and by adding switching facilities throughout its network, it will be able to achieve capital efficiencies and rapidly expand its network in a cost-effective manner.

  LEVERAGING PROVEN MANAGEMENT TEAM. The Company's management team consists of experienced telecommunications managers who in the past have successfully implemented a customer-focused long distance telecommunications strategy in the southern United States. Members of the team include Andrew Walker, Chief Executive Officer of the Company, Foster McDonald, President of the Company, and Douglas Shumate, Chief Financial Officer of the Company. ITC Holding Company, Inc. ("ITC Holding"), a diversified company with substantial holdings in telecommunications businesses operating in the southern United States, is the Company's sole stockholder. The Company anticipates that ITC Holding's experience and contacts in the telecommunications industry will enhance the Company's development.

HISTORY OF THE COMPANY

  ITC/\DeltaCom was incorporated in March 1997 as a wholly owned subsidiary of ITC Holding to acquire and operate ITC Holding's Retail Services and Carriers' Carrier Services businesses. The Company acquired such businesses on July 25, 1997 in the Reorganization as described below.

  BACKGROUND. ITC Holding has provided operator and directory assistance services since March 1993 through its subsidiary, Eastern Telecom, Inc., which does business as InterQuest ("InterQuest"). Carriers' Carrier Services have been offered since April 1992 through Interstate FiberNet, a partnership originally formed by ITC Holding (with a 49% interest) and SCANA Communications, Inc. ("SCANA") (with a 51% interest). In August 1994, ITC Holding acquired SCANA's interest in Interstate FiberNet through ITC Transmission Systems II, Inc., a wholly owned subsidiary of ITC Holding ("Transmission II"). Also in August 1994, ITC Holding and SCANA formed a second partnership, Gulf States FiberNet, to construct and operate a fiber optic route primarily between Atlanta, Georgia and Shreveport, Louisiana with several supplemental spur routes. In a transaction consummated in March 1997 (the "Gulf States Acquisition"), ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and certain fiber and fiber-related assets, including a significant customer contract for network services in Georgia (the "Georgia Fiber Assets"). Following the Gulf States Acquisition, ITC Holding contributed the remaining 64% interest in Gulf States FiberNet to Gulf States Transmission Systems, Inc., a wholly owned subsidiary of ITC Holding ("Gulf States Transmission"), and the Georgia Fiber Assets to ITC Transmission Systems, Inc., a wholly owned subsidiary of ITC Holding ("Transmission"). Members of the Company's management have been managing the businesses of both Interstate FiberNet and Gulf States FiberNet since their inception.

  In January 1996, through its acquisition (the "DeltaCom Acquisition") of DeltaCom, Inc. ("DeltaCom"), ITC Holding entered the retail long distance business and acquired several fiber optic routes within the state of Alabama that complemented the existing networks operated by Interstate FiberNet (including a fiber optic route from Atlanta, Georgia to Columbus, Georgia) and Gulf States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provides long distance services to mid-sized businesses primarily in Alabama. In July 1996, DeltaCom purchased substantially all of the assets of Viper Computer Systems, Inc. ("ViperNet"), which provides Internet access, Web-hosting and Web page development services to business customers.

  To finance the DeltaCom Acquisition and to refinance existing DeltaCom debt, ITC Holding incurred approximately $74.0 million of indebtedness, which was pushed down to the Company (the "DeltaCom Indebtedness"). The aggregate consideration paid by ITC Holding in the Gulf States Acquisition was approximately $27.9 million, of which $10.0 million consisted of an unsecured note (the "SCANA Note"), which has been assumed by a subsidiary of the Company, and $17.9 million consisted of ITC Holding preferred stock. In connection with the Gulf States Acquisition, Gulf States Transmission borrowed $41.6 million under a credit facility (the "Bridge Facility") with NationsBank, N.A., to refinance a project loan incurred by Gulf States FiberNet.

  SENIOR NOTE OFFERING. On June 3, 1997, the Company completed the sale of $200.0 million principal amount of Senior Notes in a private offering. The net proceeds from the sale of the Senior Notes, other than the portion of such proceeds invested in U.S. government securities pledged to secure and fund the first six scheduled interest payments on the Senior Notes and the Exchange Notes (the "Pledged Securities"), were released to the Company upon consummation of the Reorganization.

  REORGANIZATION. On July 25, 1997, ITC Holding contributed to the Company in a series of transactions the businesses of Interstate FiberNet, Gulf States FiberNet, DeltaCom and InterQuest (such transactions collectively referred to herein as the "Reorganization"). In connection with the Reorganization, approximately $31.0 million of the $74.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity. Following the Reorganization, the Company repaid the remaining
$43.0 million of the DeltaCom Indebtedness, accrued interest on all $74.0 million of such indebtedness and the $41.6 million of indebtedness outstanding under the Bridge Facility and accrued interest thereon with a portion of the net proceeds from the Offering. See "Use of Proceeds."

                               THE EXCHANGE OFFER


The Exchange Offer........  Up to $200.0 million aggregate principal amount of
                            Exchange Notes are being offered in exchange for a like aggregate principal amount of Senior Notes. Senior Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 principal amount. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Senior Notes. For a description of the procedures for tendering Senior Notes, see "The Exchange Offer--Procedures for Tendering Senior Notes."

Expiration Date...........  5:00 p.m., New York City time, on      , 1997
                            unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). See "The Exchange
                            Offer--Expiration Date; Extensions, Amendments."

Conditions to the
Exchange Offer............  The Exchange Offer is subject to certain conditions which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered. See "The Exchange Offer--Conditions to the Exchange Offer."

                            The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Senior Notes, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Notes to withdraw their tendered Senior Notes, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Withdrawal Rights.........  Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures as set forth below under "The Exchange Offer--Withdrawal Rights."

Procedures for Tendering
 Senior Notes.............  Tendering holders of Senior Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile transmission or hand delivery, together with any other required documents, to the Exchange Agent, either with the Senior Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Senior Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Senior Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Senior Notes pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Senior Notes."

                            Letters of Transmittal and certificates
                            representing Senior Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer-- Exchange Agent."
Resales of Exchange
Notes.....................  Based on interpretations by the staff of the
                            Commission, as set forth in no-action letters issued to third parties, the Company believes that holders of Senior Notes (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the

                            Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

Exchange Agent............  The exchange agent with respect to the Exchange
                            Offer is United States Trust Company of New York (the "Exchange Agent"). The address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds...........  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The net proceeds from the Offering have been and will be used to repay certain outstanding indebtedness of the Company; to fund expansion of the Company's telecommunications business, including expansion of the Company's fiber optic network and the opening of new sales offices; and for additional working capital and general corporate purposes, including funding cash flow deficits and the payment of interest on the Senior Notes and the Exchange Notes. See "Use of Proceeds."

Certain United States
 Federal Income Tax
 Consequences.............  The exchange of the Senior Notes for the Exchange
                            Notes will not be a taxable exchange for federal income tax purposes, and holders of Senior Notes should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "The Exchange Offer--Certain United States Federal Income Tax Consequences."

                               THE EXCHANGE NOTES


Securities Offered........  $200.0 million aggregate principal amount of 11%
                            Senior Notes dueJune 1, 2007. The terms of the Exchange Notes will be identical in all material respects to the terms of the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Senior Notes and will be issued pursuant to and entitled to the benefits of the Indenture.

Maturity..................  June 1, 2007.

Interest..................  Interest on the Exchange Notes is payable semiannually in cash, on each June 1 and December 1, commencing December 1, 1997.

Security..................  Pursuant to the Indenture, approximately $62.7 million of the net proceeds from the Offering were used by the Trustee to purchase a portfolio of Pledged Securities (consisting only of U.S. government securities) that are being held as security for the payment of the first six scheduled interest payments due on the Senior Notes and the Exchange Notes. The Pledged Securities are being and will be held by the Trustee for the benefit of the holders of the Senior Notes and the Exchange Notes under a Pledge and Security Agreement dated June 3, 1997 between the Company and the Trustee (the "Pledge Agreement"), pending disbursement. After the first six scheduled interest payments on the Senior Notes and Exchange Notes are made, the Senior Notes and the Exchange Notes will be unsecured. See "Description of the Exchange Notes-- Security."

Optional Redemption.......  The Exchange Notes may be redeemed at any time on or after June 1, 2002, at the option of the Company, in whole or in part, at 105.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on and after June 1, 2004. In addition, at any time prior to June 1, 2000, up to 35% of the aggregate principal amount of the Senior Notes and the Exchange Notes may be redeemed from the proceeds of one or more Public Equity Offerings at 111% of their principal amount plus accrued interest; provided that after any such redemption at least $130.0 million aggregate principal amount of the Senior Notes and the Exchange Notes remains outstanding.

Change of Control.........  Upon a Change of Control (as defined herein), the
                            Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Exchange Notes). See "Description of the Exchange Notes--Repurchases of Exchange Notes upon a Change of Control," and "Description of the Exchange Notes--Certain Definitions."

Ranking...................  The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Reorganization and the use of the net proceeds from the Offering, at June 30, 1997, the Company (on an unconsolidated basis) would have had no other indebtedness other than the Senior Notes. In addition, the Exchange Notes will be unsecured (except as described under""--Security") and will be effectively subordinated to all secured indebtedness. The Company is a holding company and the Senior Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. On June 30, 1997, on the same pro forma basis, the subsidiaries of the Company would have had approximately $37.8 million of liabilities (excluding intercompany payables), including approximately $14.4 million of indebtedness (including capital leases). In September 1997, a subsidiary of the Company entered into a credit agreement (the "Credit Agreement") with NationsBank of Texas, N.A. ("NationsBank") for a $100 million secured credit facility (the "Credit Facility") to be used for working capital and other purposes, including refinancing existing indebtedness, capital expenditures and permitted acquisitions. The Credit Facility is secured by substantially all of the assets of the Company's subsidiaries. In addition, all obligations under the Credit Facility are guaranteed by the Company and its other subsidiaries. Indebtedness under the Credit Facility is effectively senior to the Exchange Notes (except as described under "-- Security") to the extent of such security interests. See "Risk Factors--Holding Company Structure; Priority of Secured Debt."

Certain Covenants.........  The Indenture contains certain covenants that, among other things, limit the ability of the Company to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes--Covenants."

                                  RISK FACTORS

  Potential participants in the Exchange Offer should consider carefully certain factors relating to the Company, its business and an investment in the Exchange Notes before tendering their Senior Notes for Exchange Notes. See "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA

  The summary historical and pro forma financial and operating data set forth below should be read in conjunction with "History of the Company," "Use of Proceeds," "Selected Financial and Operating Data," "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto, and other financial and operating data contained elsewhere in this Prospectus. The pro forma statement of operations data for 1996 give effect to the following transactions as if each had occurred on January 1, 1996: (i) the DeltaCom Acquisition; (ii) the Gulf States Acquisition; (iii) the Reorganization; and (iv) the Offering and the use of the net proceeds therefrom. The pro forma statement of operations data for the six months ended June 30, 1997 give effect to the following transactions as if each had occurred on January 1, 1996: (i) the Gulf States Acquisition; (ii) the Reorganization; and (iii) the Offering and the use of the net proceeds therefrom. The pro forma balance sheet data at June 30, 1997 give effect to (i) the Reorganization, including ITC Holding's forgiveness and contribution of approximately $31.0 million of the DeltaCom Indebtedness to the Company as additional equity and (ii) the use of the net proceeds from the Offering as if such transactions had occurred on June 30, 1997. The pro forma financial and operating information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                                        YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
                           ----------------------------------------------------  ---------------------------------------
                                         COMBINED                   PRO FORMA            COMBINED            PRO FORMA
                           --------------------------------------  CONSOLIDATED  -------------------------  CONSOLIDATED
                           1994(A)(B)      1995        1996(C)         1996        1996(C)     1997(D)(E)    1997(D)(E)
                           -----------  -----------  ------------  ------------  -----------  ------------  ------------
                                                                   (UNAUDITED)   (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Operating revenues....     $ 4,945,902  $ 5,750,587  $ 66,518,585  $ 85,374,362  $28,574,799  $ 53,365,061  $ 54,250,511
Operating expenses:
 Cost of service......       2,484,744    3,149,231    38,756,287    42,587,228   16,129,463    25,302,747    25,302,747
 Selling, operations
  and
  administration expense..     948,230    1,626,678    18,876,572    23,866,169    8,206,621    16,961,324    17,209,549
 Depreciation and am-
  ortization..........         738,052    1,267,882     6,438,074    14,612,761    2,832,017     8,273,232     8,634,041
                           -----------  -----------  ------------  ------------  -----------  ------------  ------------
 Total operating ex-
  penses..............       4,171,026    6,043,791    64,070,933    81,066,158   27,168,101    50,537,303    51,146,337
Operating income
 (loss)...............         774,876     (293,204)    2,447,652     4,308,204    1,406,698     2,827,758     3,104,174
Equity in losses of
 unconsolidated
 subsidiaries.........         (96,920)    (258,242)   (1,589,812)          --    (1,088,404)          --            --
Interest expense......        (273,759)    (297,228)   (6,172,421)  (26,266,789)  (2,762,757)   (7,561,591)  (12,389,998)
Interest and other in-
 come.................          82,348       41,734       171,514     3,717,951      107,216       883,388     2,697,611
                           -----------  -----------  ------------  ------------  -----------  ------------  ------------
Income (loss) before
 taxes,
 preacquisition (earnings)
 losses and extraordi-
 nary item............         486,545     (806,940)   (5,143,067)  (18,240,634)  (2,337,247)  (3,850,445)    (6,588,213)
Income tax (provision)
 benefit..............        (113,248)     302,567     1,233,318     6,167,132      671,467     1,005,809     2,046,160
Preacquisition (earn-
 ings) losses.........        (236,300)         --            --            --           --         74,132           --
                           -----------  -----------  ------------  ------------  -----------  ------------  ------------
Income (loss) from
 continuing
 operations...........         136,997     (504,373)   (3,909,749)  (12,073,502)  (1,665,780)   (2,770,504)   (4,542,053)
Extraordinary item--
 loss on
 extinguishment of
 debt (net of tax
 benefit).............             --           --            --            --           --       (507,515)     (507,515)
                           -----------  -----------  ------------  ------------  -----------  ------------  ------------
Net income (loss).....     $   136,997  $  (504,373) $ (3,909,749) $(12,073,502) $(1,665,780) $ (3,278,019) $ (5,049,568)
                           ===========  ===========  ============  ============  ===========  ============  ============
BALANCE SHEET DATA (AT PERIOD
 END):
Working capital (defi-
 cit).................     $   254,988  $  (242,136) $  3,415,088                             $ 68,175,664  $ 53,895,964
Property and equip-
 ment, net............       8,486,996    9,386,444    31,880,556                              115,852,080   115,852,080
Total assets..........      20,062,286   20,922,337   113,207,979                              402,015,721   301,908,472
Long-term debt,
 advances from ITC
 Holding and capital
 lease obligations,
 including current
 portions.............       4,013,977    3,143,977    75,442,971                              335,915,346   335,915,346
Stockholder's equity..      13,761,409   14,307,036    19,256,526                               33,450,572    64,120,400
OTHER FINANCIAL DATA:
Capital expenditures..     $ 3,703,835  $ 1,805,742  $  6,172,660  $  7,427,263  $ 2,279,913  $ 12,357,471  $ 12,559,439
EBITDA(f).............       1,512,928      974,678     8,885,726    18,920,965    4,238,715    11,100,990    11,738,215
Cash flows from opera-
 tions................         978,775    1,437,317     8,188,618     8,252,717    2,448,698     9,409,779    10,212,231
Ratio of earnings to
 fixed charges(g).....            1.85x         --            --            --           --            --            --

                                                   (footnotes on following page)

(a) Through August 17, 1994, the Company owned a 49% interest in Interstate FiberNet and accounted for this investment under the equity method. On August 17, 1994, the Company purchased the remaining 51% interest in Interstate FiberNet from SCANA. Therefore, Interstate FiberNet's revenues and expenses have been included in the combined statement of operations data effective January 1, 1994, with the preacquisition earnings attributable to SCANA deducted to determine the combined net income for 1994. See note 5 to the combined financial statements.
(b) On August 17, 1994, the Company entered into the Gulf States FiberNet partnership with SCANA. The Company obtained a 36% general partnership interest and the investment was accounted for under the equity method. See note 5 to the combined financial statements.
(c) On January 29, 1996, ITC Holding purchased DeltaCom. DeltaCom's results of operations are included in the historical statement of operations data since the date of acquisition. See note 13 to the combined financial statements.
(d) On March 27, 1997, the Company purchased the remaining 64% partnership interest in Gulf States FiberNet from SCANA. Therefore, Gulf States FiberNet's revenues and expenses have been included in the combined statement of operations data effective January 1, 1997 with the preacquisition losses attributable to SCANA deducted to determine the combined net loss for the six months ended June 30, 1997. See note 16 to the combined financial statements.
(e) On March 27, 1997, the Company purchased the Georgia Fiber Assets from SCANA. The results of operations for the Georgia Fiber Assets were included in the combined statements of operations beginning April 1, 1997. See note 16 to the combined financial statements.

(f) EBITDA represents earnings before extraordinary item, preacquisition (earnings) losses, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(g) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs (including those reflected as an extraordinary item) and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1995, 1996 and pro forma 1996 and the six months ended June 30, 1996, 1997 and pro forma 1997 by $.8 million, $5.1 million, $18.2 million, $2.3 million, $3.8 million and $6.6 million, respectively.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, holders of Senior Notes should consider carefully the following factors before tendering their Senior Notes for Exchange Notes.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW AFTER CAPITAL EXPENDITURES

  The Company expects to incur significant and increasing operating losses and negative cash flow (after capital expenditures) during the next several years as it implements its business strategy to expand its telecommunications service offerings, expand its fiber optic network and enter new markets. Although the Company expects that a majority of its revenue growth will come from Retail Services, it does not expect its Retail Services to obtain a significant share of the market for telecommunications services in the southern United States, and there can be no assurance that the Company will achieve or sustain profitability or positive net cash flow in the future. If the Company cannot achieve or sustain operating profitability and positive net cash flow, it may not be able to meet its working capital or debt service requirements, which could have a material adverse effect on the Company's ability to meet its obligations on the Exchange Notes. See "--Significant Capital Requirements; Uncertainty of Additional Financing," "Selected Financial and Operating Data," "Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING

  Expansion of the Company's network, operations and services will require significant capital. The Company currently estimates that its aggregate capital requirements will total approximately $104 million in 1997 and 1998, of which approximately $50 million is expected to be incurred in 1997 (including $12.4 million of capital expenditures made as of June 30, 1997) and $54 million in 1998. The Company anticipates making substantial capital expenditures thereafter. Capital expenditures will be primarily for: the addition of facilities-based local telephone service to the Company's bundle of integrated telecommunications services, including acquisition and installation of switches; market expansion; continued development and construction of its fiber optic network (including transmission equipment); and infrastructure enhancements, principally for information systems. The Company believes that the net proceeds from the Offering, together with cash flow from operations and available borrowings under the Credit Facility, will provide sufficient funds to enable the Company to expand its business as currently planned through the maturity of the Credit Facility in 2002, after which the Company will need to seek additional financing to fund capital expenditures and working capital. Because the Credit Facility will mature in 2002, the Company may not have a ready source of liquidity after 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

  The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimate depending on the demand for the Company's services and as a result of regulatory, technological and competitive developments (including new market developments and new opportunities) in the Company's industry. The Company may also require additional capital in the future (or sooner than currently anticipated) for new business activities related to its current and planned businesses, or in the event it decides to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public and private equity and debt financings. There can be no assurance, however, that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. Failure to generate or raise sufficient funds would require the Company to delay or abandon some or all of its future expansion plans or expenditures, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

HIGH LEVERAGE; ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS

  At June 30, 1997, on a pro forma basis, giving effect to the Reorganization, including the forgiveness of, or repayment in full of certain indebtedness with a portion of the net proceeds from the Offering, the Company would have had $214.4 million of indebtedness and its stockholder's equity would have been $64.1 million. On a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996 and the six months ended June 30, 1997 by $18.2 million and $6.6 million, respectively, and its EBITDA less capital expenditures and interest expense would have been negative $14.8 million and negative $13.0 million, respectively.

  The Indenture and the Credit Facility contain restrictions on the Company and its subsidiaries that affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, make investments, issue stock of subsidiaries and sell assets. In addition, the Credit Facility requires the Company to maintain certain financial ratios. See "Description of Certain Indebtedness--Credit Facility." There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The limitations in the Indenture are subject to a number of important qualifications and exceptions. In particular, while the Indenture restricts the Company's ability to incur indebtedness by requiring compliance with specified leverage ratios, it permits the Company to incur an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory or network assets.

  There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations on the Exchange Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its debt obligations, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Exchange Notes and could delay or preclude payment of interest or principal on the Exchange Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors. See "Description of Certain Indebtedness" and "Description of the Exchange Notes--Covenants."

  The level of the Company's indebtedness could adversely affect the Company in a number of ways. For example, (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iii) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage;
(iv) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally; (v) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments on the Exchange Notes; and (vi) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes.

  The successful implementation of the Company's strategy, including expansion of its network and obtaining and retaining a significant number of customers, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements, including its obligations under the Exchange Notes. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. In the event the implementation of the Company's strategy is delayed or is unsuccessful or the Company does not generate sufficient cash flow to meet its debt service and working capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing could be obtained on terms that are acceptable to the Company, or at all. In the absence of such financing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of the Company's assets consist of intangible assets, the value of which will depend upon a variety of factors (including the success of the Company's business). As a result, there can be no assurance that the Company's assets could be sold quickly enough or for sufficient amounts to enable the Company to meet its obligations, including its obligations with respect to the Exchange Notes.

ABILITY TO MANAGE GROWTH

  The expansion and development of the Company's business will depend on, among other things, the Company's ability to successfully implement its sales and marketing strategy, evaluate markets, design fiber routes, secure financing, install facilities, acquire rights of way, obtain any required government authorizations, implement interconnection to, and co-location with, facilities owned by incumbent local exchange carriers and obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The Company's rapid growth, particularly in the provision of Retail Services, has placed, and anticipated growth in other services in the future may also place, a significant strain on its administrative, operational and financial resources. The Company's ability to continue to manage its growth successfully will require the Company to enhance its operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. There can be no assurance that the Company will be able to do so. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. The Company's inability to manage its growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition.

BUSINESS DEVELOPMENT AND EXPANSION RISKS

  The successful implementation of the Company's business strategy to provide an integrated bundle of telecommunications services and expand its operations will be subject to a variety of risks, including competition and pricing, the availability of capital on favorable terms, regulatory uncertainties, operating and technical problems, the need to establish interconnection and co-location arrangements with incumbent local exchange carriers in its target markets and the potential difficulties in adding a local service offering. See "--Dependence on Incumbent Local Exchange Carriers." In addition, the expansion of the Company's business may involve acquisitions of other telecommunications businesses and assets that, if made, could divert the resources and management time of the Company and could require integration with the Company's operations. There can be no assurance that any such acquisition could be successfully integrated into the Company's operations or that any acquired business will perform as expected. Failure of the Company to implement its expansion and growth strategy successfully would have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS RELATED TO LOCAL SERVICES STRATEGY

  The Company plans to enter the newly created competitive local telecommunications services industry. The local dial tone services market has only recently been opened to competition through the passage of the Telecommunications Act of 1996 (the "Telecommunications Act") and subsequent state and Federal regulatory actions designed to implement the Telecommunications Act. Regulatory bodies have not completed all actions expected to be needed to implement local service competition, and there is little experience under those decisions that have been made to date. The Company will have to make significant operating and capital investments in order to implement its local exchange services strategy. There are numerous operating complexities associated with providing these services. The Company will be required to develop new products, services and systems and will need to develop new marketing initiatives and train its sales force in connection with selling these services. The Company will also need to implement the necessary billing and collecting systems for these services. The Company will face significant competition from the Regional Bell Operating Companies, whose core business is providing local dial tone service. The Regional Bell Operating Companies, who currently are the dominant providers of services in their markets, are expected to mount a significant competitive response to new entrants in their markets such as the Company. The Company also will face significant competitive product and pricing pressures from other incumbent local exchange carriers and from other firms seeking to compete in the local services market.

  The Company also expects that the addition of local service to its bundle of telecommunications services will have an adverse impact on its gross margin because the gross margin on the resale of local services through incumbent local exchange carrier facilities is lower than the gross margin on the Company's existing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

  The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984. The Company believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, the Company anticipates that prices for its Carriers' Carrier Services will continue to decline over the next several years. The Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new fiber optic and other long distance transmission networks in the southern United States. Since the cost of the actual fiber (as opposed to construction costs) is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances may greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's business. If industry capacity expansion results in capacity that exceeds overall demand along any of the Company's routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions, such as the long distance capacity purchasing alliance among certain Regional Bell Operating Companies announced in the spring of 1996, could result in additional pricing pressure on long distance carriers. Furthermore, the marginal cost of carrying an additional call over existing fiber optic cable is extremely low. As a result, within a few years, there may be dramatic and substantial price reductions. Such pricing pressure could have a material adverse effect on the Company. In addition, the Federal Communications Commission (the "FCC") has announced changes to its interstate access rules which may result in additional pricing pressures. See "--Competition."

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

  Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As the Company commences providing dial tone and switched local access services, the need for enhanced billing and information systems will increase significantly. The inability of the Company to identify adequately all of its information and processing needs, or to upgrade systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives, on its financial condition and results of operations and on its ability to pay interest and principal on the Exchange Notes.

DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS

  The Company has obtained easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors, and local governments in order to construct and maintain its fiber optic network. There can be no assurance that the Company will continue to have access to existing rights of way and franchises after the expiration of such agreements. If a franchise, license or lease agreement were terminated and the Company were forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on the Company.

REGULATION

  The Company is required to obtain certain authorizations from the FCC and state public utility commissions ("PUCs") to offer certain of its telecommunications services, as well as file tariffs for many of its services. To date the Company has not experienced significant difficulties in receiving certification, maintaining tariffs, or otherwise complying with its regulatory obligations. The Company will face new obligations arising out of the Telecommunications Act as it begins to enter the local telephone market. It also is likely that state PUCs will regulate the local telephone services offered by the Company and other competitive local exchange carriers more heavily than competitive long distance services have been regulated in the past. Because the FCC and the states have yet to adopt many of the rules and policies necessary to implement the Telecommunications Act, or to respond to other related local telephone competition issues, it is uncertain how burdensome these requirements will be for the Company.

  Although the Company entered into the Interconnection Agreement pursuant to which it will obtain wholesale local services and access to unbundled network elements from BellSouth, the terms of the Interconnection Agreement are subject to the approval of the PUCs regulating the Company's markets. Such approval has been received from the PUCs of Alabama, Georgia, Kentucky, Louisiana, Mississippi, North Carolina and South Carolina and is pending in Florida and Tennessee.

  In addition, the Company's plans to provide local telephone service are heavily dependent upon implementation of provisions of the Telecommunications Act. The Telecommunications Act preempted state and local laws to the extent that they prohibited local telephone competition, and imposed a variety of new duties on incumbent local exchange carriers intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to the incumbent local exchange carrier's network. However, negotiations with incumbent local exchange carriers have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with incumbent local exchange carriers or that if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company. On August 8, 1996, the FCC adopted rules and policies implementing the local competition provisions of the Telecommunications Act, which rules, in general, were considered favorable to new competitive entrants, but those rules have not been fully implemented. The FCC's rules were challenged in the federal courts by GTE, Regional Bell Operating Companies, large independent incumbent local exchange carriers and state regulatory commissions. On October 15, 1996, the U.S. Court of Appeals for the Eighth Circuit issued a stay of the implementation of certain of the FCC's rules and on July 18, 1997, the Court issued its decision finding that the FCC lacked statutory authority under the Telecommunications Act for certain of its rules. In particular, the Court found that the FCC was not empowered to establish the pricing standards governing unbundled local network elements or wholesale local services of the incumbent local exchange carriers. The Court also struck down other FCC rules, including one that would have enabled new entrants to "pick and choose" from provisions of established interconnection agreements between the incumbent local exchange carriers and other carriers. The Court rejected certain other objections to the FCC rules brought by the incumbent local exchange carriers or the states, including challenges to the FCC's definition of unbundled elements, and to the FCC's rules allowing new competitors to create their own networks by combining incumbent local exchange carrier network elements together without adding additional facilities of their own. The overall impact of the Court's decision is to materially reduce the role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecommunications Act is violated, and increase the role of state utility commissions. The FCC has indicated that it will ask the Supreme Court to review the Court's decision and petitions for rehearing are pending concerning the decision's treatment of unbundled elements. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition using the authority they have under the ruling, lessening the significance of the reduced FCC role. At this time the impact of the Court's decision cannot be evaluated, but there can be no assurance that the Court decision and related developments will not have a materially adverse effect on the Company. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges, and there can be no assurance that decisions affecting those rules will not be adverse to companies seeking to enter the local telephone market.

  The Telecommunications Act also creates the foundation for increased competition in the long distance market from the incumbent local exchange carriers, which could affect the successful implementation of the Company's business plans. For example, certain provisions eliminate previous prohibitions on the provision of interLATA long distance services (both retail and carriers' carrier) by the Regional Bell Operating Companies subject to compliance by such companies with requirements set forth in the Telecommunications Act and implemented by the FCC. The Company could be adversely affected if the Regional Bell Operating Companies (and particularly BellSouth) are allowed to provide wireline interLATA long distance services within their own regions before local competition is established. In a related development, the FCC is considering proposed new policies and rules that would grant the incumbent local exchange carriers additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider incumbent local exchange carrier requests for similar regulatory relief with respect to intrastate services. Such flexibility is likely to come first for services offered in the business market. Any pricing flexibility or other significant deregulation of the incumbent local exchange carriers could have a material adverse effect on the Company. See "Business-- Regulation."

COMPETITION

  The Company operates in a highly competitive environment, and the level of competition, particularly with respect to pricing, is increasing. Local telephone and intraLATA long distance services substantially similar to those expected to be offered by the Company are also offered by the incumbent local exchange carriers serving the markets that the Company plans to serve. BellSouth is the incumbent local exchange carrier and a particularly strong competitor in most of the markets to be served by the Company. BellSouth and other incumbent local exchange carriers already have relationships with every customer and have the potential to subsidize services of the type offered by the Company from service revenues not subject to effective competition, which could result in even more intense price competition. The Company competes with long distance carriers in the provision of interLATA long distance Retail and Carriers' Carrier Services. The interLATA long distance market consists of three major competitors (AT&T, MCI and Sprint) but other companies operate or are building networks in the southern United States and other geographic areas. Other competitors of the Company in the Retail and Carriers' Carrier Services markets are likely to include Regional Bell Operating Companies providing out-of-region (and, with the future removal of regulatory barriers, in-region) long distance services, other competitive local exchange carriers, microwave and satellite carriers, and private networks owned by large end-users. In addition, the Company competes with direct marketers, equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than those of the Company. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline, which will adversely affect the Company's gross margins as a percentage of revenues. The FCC recently announced changes to its interstate access rules that will reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions are expected to reduce access rates. AT&T has committed to reduce its long distance rates to reflect access cost reductions, and other competitors of the Company are likely to make similar reductions. In such event, the Company may need to reduce its rates to respond to competitive pressures. See "--Dependence on Incumbent Local Exchange Carriers" and "Business--Regulation."

  The Telecommunications Act, other recent state legislative actions, and current federal and state regulatory initiatives provide increased business opportunities for the Company by removing or substantially reducing certain barriers to local exchange competition. However, these new competitive opportunities are expected to be accompanied by new competitive opportunities for the incumbent local exchange carriers. It is also expected that increased local competition will result in increased pricing flexibility for, and relaxation of regulatory oversight of, the incumbent local exchange carriers. If the incumbent local exchange carriers are permitted to engage in increased volume and discount pricing practices or charge competitive local exchange carriers increased fees for interconnection to their networks, or if the incumbent local exchange carriers seek to delay implementation of interconnection by competitors to their networks, the Company's results of operations and financial condition could be adversely affected. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of its markets.

  In addition, a continuing trend toward business combinations and strategic alliances in the telecommunications industry may further enhance competition. For example, the national long distance carrier WorldCom acquired MFS Communications Company, Inc., a competitive local exchange carrier, in December 1996. In November 1996, British Telecommunications plc, an international telecommunications company, announced its agreement to acquire MCI. In March 1997, BellSouth and International Business Machines Corporation ("IBM") announced an alliance to provide Internet and Intranet services to businesses in the southern United States. These types of strategic alliances could put the Company at a significant competitive disadvantage.

  The Company will face competition in the markets in which it operates from one or more competitive local exchange carriers operating fiber optic networks, in some cases in conjunction with the local cable television operator. One of the primary purposes of the Telecommunications Act is to promote competition, particularly in the local telephone market. AT&T, MCI, Sprint and others have begun to offer local telecommunications services, either directly or in conjunction with other competitive local exchange carriers in certain locations, and are expected to expand that activity as opportunities created by the Telecommunications Act develop. BellSouth has announced plans to provide competitive local service in areas of its region where it is not the incumbent local exchange carrier.

  To complement its telecommunications services offerings, the Company offers data transmission services. The data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline.

  The recent World Trade Organization ("WTO") agreement on basic telecommunications services could increase the level of competition faced by the Company. Under this agreement, the United States and other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect against anticompetitive behavior by dominant telephone companies effective as early as January 1, 1998.

  The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement a customer's wireline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. For example, AT&T recently announced plans to offer local services using a new wireless technology. AT&T's proposed wireless system would link residential and business telephones via radio waves to the AT&T network. If successful, this new service could further enhance AT&T's ability to market, on a nationwide basis, "one-stop" telecommunications services. Competition with providers of wireless telecommunications services may be intense. Many of the Company's potential wireless competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company.

DEPENDENCE ON INCUMBENT LOCAL EXCHANGE CARRIERS

  The Company is dependent on incumbent local exchange carriers to provide access service for the origination and termination of its toll long distance traffic and interexchange private lines. Historically charges for such access service have made up a significant percentage of the overall cost of providing long distance service. On May 7, 1997, the FCC adopted changes to its interstate access rules that, among other things, will reduce per-minute access charges and substitute new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. The impact of these changes on the Company or its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions proportionally equivalent to those of its competitors. See "Business--Regulation."

  The Company also generally will be dependent on incumbent local exchange carriers for provision of local telephone service through access to local loops, termination service and, in some markets, central office switches of such carriers. In addition, the Company intends to obtain the local telephone services of the incumbent local exchange carriers on a wholesale basis and resell that service to end users, particularly in the early stages of its local telephone service business.

  Any successful effort by the incumbent local exchange carriers to deny or substantially limit the Company's access to the incumbent local exchange carrier's network elements or wholesale services would have a material adverse effect on the Company's ability to provide local telephone services. Although the Telecommunications Act imposes interconnection obligations on incumbent local exchange carriers, there can be no assurance that the Company will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit the Company to offer local services at rates that are both profitable and competitive. As noted above, the Eighth Circuit Court of Appeals recently struck down certain FCC rules intended to govern such rates, terms and conditions. See "Risk Factors--Regulation." The result of this decision is to give state utility commissions a significantly larger role in implementing the Telecommunications Act. It is uncertain whether such commissions will adopt and enforce rules or take other actions that will permit new carriers to have economical use of incumbent local exchange carrier networks and facilities. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in most states, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, particularly those relating to the collocation of the Company's equipment with that of BellSouth. The Company and BellSouth are continuing to negotiate to resolve such issues. Many issues relevant to the terms and conditions by which competitors may use the incumbent local exchange carrier network and wholesale services remain to be resolved. For example, BellSouth and certain other incumbent local exchange carriers have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the incumbent local exchange carrier in a combined form, the incumbent local exchange carrier retains the right to receive the access revenues associated with the service to the customers served on that basis. Although the FCC has rejected this position, further legal challenges are in progress and other important issues related to this form of interconnection remain open. For example, many new carriers, including the Company, have experienced problems with respect to the operational support systems used by new carriers to order and receive network elements and wholesale services from the incumbent local exchange carriers. These systems are necessary for new carriers like the Company to provide local service to customers on a timely and competitive basis. The FCC has recently created a task force to examine problems that have slowed the development of local telephone competition. See "Business--Regulation" and "Services and Facilities."

DEPENDENCE ON CERTAIN CUSTOMERS

  For the year ended December 31, 1996 and the six months ended June 30, 1997, giving effect to the Reorganization, the Company's two largest Carriers' Carrier customers would together have accounted for approximately 15% and 12%, respectively, of the Company's combined pro forma revenues. For the six months ended June 30, 1997, the Company's five largest Retail Services customers would have represented an aggregate of approximately 10% of the Company's combined pro forma revenues. The Company's customers generally use more than one service provider and may reduce their use of the Company's services and switch to other providers without incurring significant expense. The Company's agreements with its customers generally provide that the customer may terminate service without penalty in the event of certain outages in service and for certain other defined causes. Although, as of June 30, 1997, on a pro forma basis, the Company's Carriers' Carrier business had remaining future long-term contract commitments totaling approximately $75.8 million, some of such contractual commitments provide that, if the customer is offered lower pricing with respect to any circuit by another carrier, the customer's commitment to the Company will be reduced to the extent the Company does not match the price for such circuit and the customer purchases such circuit from the other carrier. There can be no assurance that the Company will be able to retain its customers. The loss of or a significant decrease of business from any of its largest customers would have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. Although the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic network, digital switches and transmission equipment, nor materially hinder its ability to acquire necessary technologies, the effect of technological changes on the business of the Company, such as changes relating to emerging wireline (including fiber optic) and wireless (including broadband) transmission technologies, cannot be predicted. In addition, the Company may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time the Company is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

DEPENDENCE ON NETWORK INFRASTRUCTURE

  The Company has entered into marketing and management agreements with three southern public utility companies to sell long-haul private line services on a commission basis on the fiber optic networks owned by these companies. Pursuant to these agreements, which have remaining terms ranging from five to eight years, the Company generally earns a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility's networks. By interconnecting the Company's owned network to these other networks owned by the public utilities, and by marketing and selling capacity on such networks to the Company's customers, the Company has effectively extended its network with minimal capital expenditure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview." The Company also has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. Although the Company does not believe that any of these agreements will be terminated in the near future, cancellation or non-renewal of any of such agreements could materially adversely affect the Company's business. In addition, two of the Company's three agreements with public utility companies are nonexclusive, and the Company may encounter competition for capacity on the utilities' networks from other service providers that enter into comparable arrangements with the utilities. Any reduction in the amount of capacity that is made available to the Company could adversely affect the Company. To the extent the Company is unable to establish similar arrangements in new markets, it may be required to make additional capital expenditures to extend its fiber network.

  The Company's business also could be materially adversely affected by a cable cut or equipment failure in the Company's fiber optic network. Although the Company has implemented electronic redundancy throughout its network, which enables traffic to be rerouted to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure, a substantial portion of the Company's owned and managed fiber optic network is not protected in the event of a total cable cut.

HOLDING COMPANY STRUCTURE; PRIORITY OF SECURED DEBT

  The Company is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. The Company is dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the Exchange Notes. The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries will not guarantee the payment of the principal or interest on the Exchange Notes, any right of the Company to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of holders of the Exchange Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary held by other creditors. As of June 30, 1997, on a pro forma basis, giving effect to the Reorganization, the subsidiaries of the Company had approximately $37.8 million of liabilities (excluding intercompany payables), including approximately $14.4 million of indebtedness (including capital leases). In addition, a subsidiary of the Company has $100 million of availability under the Credit Facility, which is secured. The Company and its other subsidiaries are guarantors under the Credit Facility. See "Description of Certain Indebtedness--Credit Facility."

  The Exchange Notes are unsecured (except with respect to the Pledged Securities) and therefore will be effectively subordinated to any secured indebtedness of the Company. The Indenture permits the Company and its subsidiaries to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets and to secure such indebtedness, and up to $100 million of other secured indebtedness pursuant to one or more credit facilities, including the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company's subsidiaries. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, such assets would be available to satisfy obligations of the secured debt before any payment could be made on the Exchange Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would be pari passu (or effectively senior if the indebtedness were issued by a subsidiary) with the Exchange Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Exchange Notes upon an acceleration of the Exchange Notes.

DEPENDENCE ON KEY PERSONNEL

  The Company's business is currently managed by a small number of key management and operating personnel. The Company does not have any employment agreements with, nor does the Company maintain "key man" insurance on, these employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on the Company. See "Management."

CONTROL BY ITC HOLDING COMPANY; CONFLICTS OF INTEREST

  The Company is authorized under its certificate of incorporation to issue 60,000,000 shares of Class A common stock (the "Class A Common Stock"), which have one vote per share, and 30,000,000 shares of Class B common stock (the "Class B Common Stock"), which have ten votes per share. ITC Holding owns 15,000,000 shares of Class B Common Stock, which constitute all of the Company's issued and outstanding capital stock. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between ITC Holding and the holders of the Exchange Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of ITC Holding might conflict with those of the holders of the Exchange Notes. In addition, ITC Holding may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in the Company, even though such transactions might involve risk to the holders of the Exchange Notes.

ABSENCE OF PUBLIC MARKET

  The Senior Notes have been designated for trading by qualified buyers in the PORTAL Market. The Senior Notes have not been registered under the Securities Act, however, and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. Furthermore, the Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Senior Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market of the Senior Notes following the Exchange Offer.

  Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders thereof (other than any holder that is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities) without compliance with the registration requirements under the Securities Act, the

Exchange Notes will constitute a new issue of securities for which there is currently no established trading market. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

CONSEQUENCES OF A FAILURE TO EXCHANGE SENIOR NOTES

  The Senior Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Senior Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Senior Notes that remain outstanding will not be entitled to any rights to have such Senior Notes registered under the Securities Act, except under certain limited circumstances. The Company does not intend to register under the Securities Act any Senior Notes that remain outstanding after consummation of the Exchange Offer. See "The Exchange Offer." To the extent that Senior Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Senior Notes could be adversely affected.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Senior Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of (i) such Senior Notes or a book-entry confirmation of a book-entry transfer of the Senior Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"); (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Holders of the Senior Notes desiring to tender such Senior Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company and the Exchange Agent are under no duty to give notification of defects or irregularities with respect to the tenders of Senior Notes for exchange. See "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  In connection with the sale of the Senior Notes, the Company entered into the Registration Rights Agreement with the Placement Agents, pursuant to which the Company agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Senior Notes for Exchange Notes with terms identical in all material respects to the terms of the Senior Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement.

  By tendering Senior Notes in exchange for Exchange Notes, each holder will represent to the Company that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (iv) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Senior Notes; (v) the Company will acquire good, marketable and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances; and (vi) the Senior Notes tendered for exchange are not subject to any adverse claims or proxies. Each tendering holder also will warrant and agree that such holder will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Senior Notes tendered pursuant to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Senior Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Senior Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Senior Notes (which, for purposes of the Exchange Offer, include beneficial interests in the Senior Notes held by direct or indirect participants in DTC and Senior Notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Senior Notes properly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. Holders may tender their Senior Notes in whole or in part in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes will be the same as the form and terms of the Senior Notes except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Rights Agreement. The

Exchange Notes will evidence the same indebtedness as the Senior Notes (which they will replace) and will be issued pursuant to, and entitled to the benefits of, the Indenture.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange. The Company reserves the right in its sole discretion to purchase or make offers for any Senior Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Senior Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer. As of the date of this Prospectus,$200 million aggregate principal amount of Senior Notes is outstanding.

  Holders of Senior Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Senior Notes that are not tendered, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms, but will not retain any rights under the Registration Rights Agreement. See "Risk Factors--Consequences of a Failure to Exchange Senior Notes."

  If any tendered Senior Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Senior Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

  Holders who tender Senior Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Senior Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

  THE BOARD OF DIRECTORS OF THE COMPANY MAKES NO RECOMMENDATION TO HOLDERS OF SENIOR NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF SENIOR NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF SENIOR NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS, AMENDMENTS

  The term "Expiration Date" means 5:00 p.m., New York City time, on      ,
1997 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

  The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Senior Notes for exchange; (ii) to terminate the Exchange Offer (whether or not any Senior Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied; (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Notes to withdraw their tendered Senior Notes as described under "--Withdrawal Rights;" and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect (whether or not any Senior Notes have theretofore been accepted for exchange). If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Senior

Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

  Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, and subject to applicable laws, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Senior Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

  In all cases, delivery of Exchange Notes in exchange for Senior Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Senior Notes or a book-entry confirmation of a book-entry transfer of Senior Notes into the Exchange Agent's account at DTC; (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Senior Notes, book-entry confirmations with respect to Senior Notes and other required documents are received by the Exchange Agent.

  The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Senior Notes into the Exchange Agent's account at DTC.

  Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Senior Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent (any such oral notice to be promptly confirmed in writing) of the Company's acceptance of such Senior Notes for exchange pursuant to the Exchange Offer. The Company's acceptance for exchange of Senior Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Senior Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Senior Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to holders who validly tendered Senior Notes. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever the acceptance for exchange or the exchange of any Senior Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Senior Notes), or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Senior Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Senior Notes and such Senior Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

PROCEDURES FOR TENDERING SENIOR NOTES

  Valid Tender. Except as set forth below, in order for Senior Notes to be validly tendered pursuant to the Exchange Offer, either (i) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at the address set forth under "--Exchange Agent" prior to the Expiration Date and (b) tendered Senior

Notes must be received by the Exchange Agent, or such Senior Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

  If less than all of the Senior Notes held by a holder are tendered by such holder, such holder should fill in the amount of Senior Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Senior Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

  Any beneficial owner of Senior Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

  THE METHOD OF DELIVERY OF SENIOR NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR SENIOR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Senior Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Senior Notes by causing DTC to transfer such Senior Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Senior Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

  DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE
AGENT.

  Signature Guarantees. Certificates for Senior Notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for Senior Notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Senior Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instructions 2 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a holder desires to tender Senior Notes pursuant to the Exchange Offer and the certificates for such Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Senior Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

    (i) such tenders are made by or through an Eligible Institution;

    (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, setting forth the name and address of the holder of Senior Notes and the amount of Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Senior Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

    (iii) the certificates (or book-entry confirmation) representing all tendered Senior Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Senior Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any defect or irregularity in any tender of Senior Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

  The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Senior Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALES OF EXCHANGE NOTES

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that holders of Senior Notes (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

WITHDRAWAL RIGHTS

  Except as otherwise provided herein, tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date.

  In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Senior Notes to be withdrawn, the aggregate principal amount of Senior Notes to be withdrawn, and (if certificates for such Senior Notes have been tendered) the name of the registered holder of the Senior Notes as set forth on the Senior Notes, if different from that of the person who tendered such Senior Notes. If certificates for Senior Notes have been delivered or otherwise identified to the Exchange Agent, the notice of withdrawal must specify the certificate number on the particular Senior Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Senior Notes tendered for the account of an Eligible Institution. If Senior Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Senior Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Senior Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Senior Notes may not be rescinded. Senior Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Senior Notes."

  All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company, any affiliates of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Senior Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

  Interest on the Exchange Notes will accrue at the rate of 11% per annum and will be payable in cash semi-annually on June 1 and December 1, of each year, commencing December 1, 1997.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Senior Notes for any Exchange Notes, and may, at any time and from time to time, terminate the Exchange Offer or waive any conditions to or amend the Exchange Offer in any respect (whether or not any Senior Notes have theretofore been accepted for exchange), if the Exchange Offer is determined by the Company, in its sole and absolute discretion, to violate applicable law or any applicable interpretation of the staff of the Commission.

  If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Senior Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The exchange of the Senior Notes for the Exchange Notes will not be a taxable exchange for federal income tax purposes, and holders of Senior Notes should not recognize any taxable gain or loss or any interest income as a result of such exchange.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

    BY FACSIMILE
    (212) 780-0592
    Attention: Customer Service
    Confirm by telephone: (800) 548-6565

    BY MAIL
    United States Trust Company of New York
    P.O. Box 843
    Cooper Station
    New York, New York 10276
    Attention: Corporate Trust Services

    BY HAND BEFORE 4:30 P.M.
    United States Trust Company of New York
    111 Broadway
    New York, New York 10006
    Attention: Lower Level Corporate Trust Window

    BY OVERNIGHT COURIER AND BY HAND AFTER 4:30 P.M.
    United States Trust Company of New York
    770 Broadway, 13th Floor
    New York, New York 10003

  DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of the Company.

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Senior Notes, and in handling or tendering for their customers.

  Holders who tender their Senior Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Senior Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Senior Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                            HISTORY OF THE COMPANY

  ITC/\DeltaCom was incorporated in Delaware in March 1997 as a wholly owned subsidiary of ITC Holding to acquire and operate ITC Holding's Retail Services and Carriers' Carrier Services businesses. The Company acquired such businesses on July 25, 1997 in the Reorganization.

BACKGROUND

  ITC Holding has provided operator and directory assistance services since March 1992 through InterQuest. Carriers' Carrier Services have been offered since late 1992 through Interstate FiberNet, a partnership originally formed by ITC Holding (with a 49% interest) and SCANA (with a 51% interest). In August 1994, ITC Holding acquired SCANA's interest in Interstate FiberNet through Transmission II. Also in August 1994, ITC Holding and SCANA formed a second partnership, Gulf States FiberNet, to construct and operate a fiber optic route primarily between Atlanta, Georgia and Shreveport, Louisiana with several supplemental spur routes. In the Gulf States Acquisition, ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and the Georgia Fiber Assets, which included one customer contract representing $3.5 million in annual revenues through August 2001, the term of the contract. Following the Gulf States Acquisition, ITC Holding contributed the remaining 64% interest in Gulf States FiberNet to Gulf States Transmission and the Georgia Fiber Assets to Transmission. Members of the Company's management have been managing the businesses of both Interstate FiberNet and Gulf States FiberNet since their inception.

  In January 1996, as a result of the DeltaCom Acquisition, ITC Holding entered the retail long distance business and acquired several fiber optic routes within the state of Alabama that complemented the existing networks operated by Interstate FiberNet and Gulf States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provides long distance services to mid-sized businesses primarily in the state of Alabama. In July 1996, DeltaCom purchased substantially all of the assets of ViperNet, which provides Internet access, Web-hosting and Web page development services to business customers.

  The aggregate consideration paid by ITC Holding in the DeltaCom Acquisition was approximately $71.4 million (of which $6.0 million consisted of ITC Holding common stock). To finance the DeltaCom Acquisition and to refinance existing DeltaCom debt, ITC Holding incurred approximately $74.0 million of indebtedness, which was pushed down to the Company (the DeltaCom Indebtedness). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Accounting Standards." The aggregate consideration paid by ITC Holding in the Gulf States Acquisition was approximately $27.9 million, of which $10.0 million consisted of the SCANA Note, which has been assumed by a subsidiary of the Company, and $17.9 million consisted of ITC Holding preferred stock. If the Gulf States FiberNet business achieves a specified performance target for 1997, SCANA will be entitled to receive additional ITC Holding preferred stock. In connection with the Gulf States Acquisition, Gulf States Transmission borrowed $41.6 million under the Bridge Facility to refinance a project loan incurred by Gulf States FiberNet.

SENIOR NOTE OFFERING

  On June 3, 1997, the Company completed the sale of $200.0 million principal amount of Senior Notes in a private offering. The net proceeds to the Company from the sale of the Senior Notes were approximately $192.7 million, after deducting the estimated underwriting discounts and commissions and other expenses payable by the Company. Approximately $62.7 million of such net proceeds are held by the Trustee as security for and to fund the first six interest payments on the Senior Notes and the Exchange Notes. The remaining net proceeds from the sale of the Senior Notes were released to the Company upon consummation of the Reorganization.

REORGANIZATION

  On July 25, 1997, upon receipt of certain regulatory approvals and certain other consents, ITC Holding contributed to the Company in the Reorganization the businesses of Interstate FiberNet, Gulf States FiberNet, DeltaCom and InterQuest. As a result of the Reorganization, the Company became the sole stockholder of Interstate FiberNet, Inc. (formerly Transmission, Transmission II, InterQuest and Interstate FiberNet), and Interstate FiberNet, Inc. became the sole stockholder of Gulf States FiberNet and DeltaCom.

  The following chart reflects the organizational structure of the Company following the Reorganization:

         -----------------------------------------------------------

                             ITC/\DeltaCom, Inc.

         -----------------------------------------------------------


         -----------------------------------------------------------
                          Interstate FiberNet, Inc.
           (formerly Transmission, Transmission II, InterQuest and
                            Interstate FiberNet)
         -----------------------------------------------------------
                          ---------------------------
         ----------------------------         ----------------------
           Gulf States Transmission
                Systems, Inc.                     DeltaCom, Inc.

         ----------------------------         ----------------------

  In connection with the Reorganization, approximately $31.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity. Following the Reorganization, the Company repaid the remaining $43.0 million of the DeltaCom Indebtedness, accrued interest on all $74.0 million of such indebtedness and the $41.6 million of indebtedness outstanding under the Bridge Facility and accrued interest thereon with a portion of the net proceeds from the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, an equal number of Senior Notes in like principal amount. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer."

  The net proceeds to the Company from the sale of the Senior Notes were approximately $192.7 million, after deducting the estimated underwriting discounts and commissions and other expenses payable by the Company. Approximately $62.7 million of such net proceeds are held by the Trustee as security for and to fund the first six scheduled interest payments on the Senior Notes and the Exchange Notes. The remaining net proceeds from the Offering were released to the Company upon consummation of the Reorganization. The Company applied approximately $94.3 million of such net proceeds to repay outstanding indebtedness (plus accrued interest) of the Company and approximately $5.3 million of such net proceeds to repay advances from ITC Holding used by the Company for capital expenditures. The Company has applied or intends to apply the remaining net proceeds released to the Company to fund market expansion activities of the Company's telecommunications business, including development and construction costs of the Company's fiber optic network and its regional sales offices; and for additional working capital and other general corporate purposes, including the funding of cash flow deficits (after capital expenditures). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The indebtedness that was repaid with the net proceeds from the Offering consisted of (i) $43.0 million of the DeltaCom Indebtedness (plus accrued interest on all $74.0 million of the DeltaCom Indebtedness, which was approximately $9.5 million at July 25, 1997), (ii) $41.6 million of indebtedness (plus accrued interest, which was approximately $.2 million at July 25, 1997) under the Bridge Facility, and (iii) as of July 25, 1997, $5.3 million advanced by ITC Holding for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."

  As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in areas such as wireline and wireless services, network construction and infrastructure and Internet access. The Company has no definitive agreement with respect to any acquisition, although from time to time it has discussions with other companies and assesses opportunities on an on-going basis. A portion of the net proceeds from the Offering may be used to fund any such acquisitions, joint ventures and strategic alliances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1997, (i) the capitalization of the Company on a historical combined basis and (ii) the pro forma consolidated as adjusted capitalization of the Company as adjusted for the Reorganization and the use of the net proceeds from the Offering. This table should be read in conjunction with "Use of Proceeds," "Selected Financial and Operating Data," "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto, and the other financial data included elsewhere in this Offering Memorandum.

                                                JUNE 30, 1997
                               ----------------------------------------
                                             ADJUSTMENTS    PRO FORMA
                                HISTORICAL     FOR THE     CONSOLIDATED
                                 COMBINED   REORGANIZATION AS ADJUSTED
                               ------------ -------------- ------------
Advances from ITC Holding..... $ 79,886,220  $(79,886,220) $        --
                               ------------  ------------  ------------
Long-term debt and capital
 lease obligations:
  Capital lease obligations,
   including current portion
   of $563,153................    3,542,360           --      3,542,360
  Senior Notes and Exchange
   Notes......................  200,000,000           --    200,000,000
  Gulf States Transmission,
   including current portion
   of $41,600,000.............   41,600,000   (41,600,000)          --
  Georgia Fiber Assets,
   including current portion
   of $1,992,818..............    9,964,091           --      9,964,091
  Other, including current
   portion of $282,563........      922,675           --        922,675
                               ------------  ------------  ------------
   Total long-term debt and
    capital lease obligations,
    including current portion
    (a)....................... $256,029,126  $(41,600,000) $214,429,126
                               ------------  ------------  ------------
Total stockholder's equity
 (b)..........................   33,450,572    30,669,828    64,120,400
                               ------------  ------------  ------------
Total capitalization.......... $369,365,918  $(90,816,392) $278,549,526
                               ============  ============  ============

--------
(a) The pro forma combined and the pro forma consolidated as adjusted capitalization of the Company exclude any potential borrowings under the Credit Facility. See "Description of Certain Indebtedness--Credit Facility."
(b) Pro forma consolidated as adjusted stockholder's equity includes (i) ITC Holding's forgiveness and contribution of $30,999,900 of the DeltaCom Indebtedness to the Company in connection with the Reorganization, and
    (ii) the write-off of $330,072 of debt issuance costs related to the Bridge Facility which was repaid with a portion of the proceeds from the Offering. See "Pro Forma Financial Data."

                     SELECTED FINANCIAL AND OPERATING DATA

  The following table sets forth selected financial and operating data for the Company. The selected historical statements of operations data for each of the years ended December 31, 1994, 1995 and 1996, and the selected historical balance sheet data for the years then ended, have been derived from the combined financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statement of operations data for the six months ended June 30, 1996 and 1997 have been derived from the Company's unaudited combined financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Operating results for interim periods are not necessarily indicative of results for the full fiscal year. The selected historical financial and operating data should be read in conjunction with "Use of Proceeds," "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto, and other financial and operating data included elsewhere in this Prospectus.

                                                                                                SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                                 JUNE 30,
                          ----------------------------------------------------------------  -------------------------
                                                   (COMBINED)                                      (COMBINED)
                          1992(A)(B)     1993(A)    1994(A)(C)      1995        1996(D)        1996       1997(E)(F)
                          -----------  -----------  -----------  -----------  ------------  -----------  ------------
                          (UNAUDITED)  (UNAUDITED)                                          (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Operating revenues......  $      --    $  636,913   $ 4,945,902  $ 5,750,587  $ 66,518,585  $28,574,799  $ 53,365,061
Operating expenses:
 Cost of service........         --       578,206     2,484,744    3,149,231    38,756,287   16,129,463    25,302,747
 Selling, operations
  and administration
  expense...............         --       235,627       948,230    1,626,678    18,876,572    8,206,621    16,961,324
 Depreciation and
  amortization..........         --        47,068       738,052    1,267,882     6,438,074    2,832,017     8,273,232
                          ----------   ----------   -----------  -----------  ------------  -----------  ------------
   Total operating
    expenses............         --       860,901     4,171,026    6,043,791    64,070,933   27,168,101    50,537,303
Operating income
 (loss).................         --      (223,988)      774,876     (293,204)    2,447,652    1,406,698     2,827,758
Equity in losses of
 unconsolidated
 subsidiaries...........     (25,819)     360,257       (96,920)    (258,242)   (1,589,812)  (1,088,404)          --
Interest expense........         --           --       (273,759)    (297,228)   (6,172,421)  (2,762,757)   (7,561,591)
Interest and other
 income
 (other expense)........         --          (826)       82,348       41,734       171,514      107,216       883,388
                          ----------   ----------   -----------  -----------  ------------  -----------  ------------
Income (loss) before
 taxes, preacquisition
 earnings (losses) and
 extraordinary item.....     (25,819)     135,443       486,545     (806,940)   (5,143,067)  (2,337,247)   (3,850,445)
Income tax (provision)
 benefit................      15,672      (54,582)     (113,248)     302,567     1,233,318      671,467     1,005,809
Preacquisition
 (earnings) losses......         --           --       (236,300)         --            --           --         74,132
Extraordinary item (net
 of tax benefit)........         --           --            --           --            --           --       (507,515)
                          ----------   ----------   -----------  -----------  ------------  -----------  ------------
Net income (loss).......  $  (10,147)  $   80,861   $   136,997  $  (504,373) $ (3,909,749) $(1,665,780) $ (3,278,019)
                          ==========   ==========   ===========  ===========  ============  ===========  ============
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital
 (deficit)..............  $      --    $  382,562   $   254,988  $  (242,136) $  3,415,088               $ 68,175,664
Property and equipment,
 net....................         --     5,204,153     8,486,996    9,386,444    31,880,556                115,852,080
Total assets............   2,118,761    6,294,266    20,062,286   20,922,337   113,207,979                402,015,721
Long-term debt, advances
 from ITC Holding, and
 capital lease
 obligations, including
 current portions.......         --       797,288     4,013,977    3,143,977    75,442,971                335,915,346
Stockholder's equity....   2,105,681    4,737,090    13,761,409   14,307,036    19,256,526                 33,450,572
OTHER FINANCIAL DATA:
Capital expenditures....  $      --    $  531,187   $ 3,703,835  $ 1,805,742  $  6,172,660  $ 2,279,913  $ 12,357,471
EBITDA(g)...............         --      (176,920)    1,512,928      974,678     8,885,726    4,238,715    11,100,990
Cash flows from
 operations.............     (25,819)      33,667       978,775    1,437,317     8,188,618    2,448,698     9,409,779
Ratio of earnings to
 fixed charges(h).......         N/A          N/A          1.85x         --            --           --            --

                                                  (footnotes on following page)

(a) Through August 17, 1994, the Company owned a 49% interest in Interstate FiberNet and accounted for this investment under the equity method. On August 17, 1994, the Company purchased the remaining 51% interest in Interstate FiberNet from SCANA. Therefore, Interstate FiberNet's revenues and expenses have been included in the combined statement of operations data effective January 1, 1994, with the preacquisition earnings attributable to SCANA deducted to determine combined net income for 1994. See note 5 to the combined financial statements.
(b) Includes operations of InterQuest from March 1992 (date of inception).
(c) On August 17, 1994, the Company entered into the Gulf States FiberNet partnership with SCANA. The Company obtained a 36% general partnership interest, and the investment was accounted for under the equity method. See note 5 to the combined financial statements.
(d) On January 29, 1996, ITC Holding purchased DeltaCom. DeltaCom's results of operations are included in the historical statement of operations data since the date of acquisition. See note 13 to the combined financial statements.
(e) On March 27, 1997, the Company purchased the remaining 64% partnership interest in Gulf States FiberNet from SCANA. Therefore, Gulf States FiberNet's revenues and expenses have been included in the combined statement of operations data effective January 1, 1997 with the preacquisition losses attributable to SCANA deducted to determine the combined net loss for the six months ended June 30, 1997. See note 16 to the combined financial statements.
(f) On March 27, 1997, the Company purchased the Georgia Fiber Assets from SCANA. The results of operations for the Georgia Fiber Assets are included in the combined statements of operations beginning April 1, 1997. See note 16 to the combined financial statements.
(g) EBITDA represents earnings before extraordinary item, preacquisition (earnings) losses, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(h) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs (including those reflected as an extraordinary item) and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 by $.8 million, $5.1 million, $2.3 million and $3.8 million, respectively.

                           PRO FORMA FINANCIAL DATA

  As discussed in note 1 to the combined financial statements, the historical combined financial statements include the financial statements of the following wholly owned subsidiaries of ITC Holding prior to the
Reorganization: Transmission, Transmission II, Gulf States Transmission, InterQuest and DeltaCom. The historical combined financial statements include the results of DeltaCom's operations effective as of the date of acquisition, January 29, 1996. The Company's historical combined financial statements also include the results of operations of Interstate FiberNet, a partnership between Transmission and Transmission II, as well as Gulf States Transmission's 36% equity interest in the results of operations of Gulf States FiberNet.

  The pro forma adjustments to the statements of operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 reflect (i) the DeltaCom Acquisition, with respect to the year ended December 31, 1996, (ii) the Gulf States Acquisition, (iii) the Reorganization and (iv) the Offering and the use of the net proceeds therefrom, as if each of such transactions had occurred on January 1, 1996. The pro forma adjustments to the balance sheet reflect (i) the Reorganization, including ITC Holding's forgiveness and contribution of approximately $31.0 million of DeltaCom Indebtedness to the Company as additional equity and (ii) the release and use of the net proceeds from the Offering, as if each of such transactions had occurred on June 30, 1997.

  The pro forma financial and operating information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                  GEORGIA
                          HISTORICAL                GULF STATES    FIBER      PRO FORMA        PRO FORMA
                           COMBINED    DELTACOM(A)   FIBERNET      ASSETS    ADJUSTMENTS      CONSOLIDATED
                          -----------  -----------  -----------  ----------  ------------     ------------
Operating revenues......  $66,518,585  $5,256,931   $10,056,544  $3,542,302  $        --      $ 85,374,362
Cost of services........   38,756,287   2,963,383       867,558         --            --        42,587,228
                          -----------  ----------   -----------  ----------  ------------     ------------
Gross margin............   27,762,298   2,293,548     9,188,986   3,542,302           --        42,787,134
Operating expenses:
 Selling, operations
  and administration....   18,876,572   1,343,761     2,785,596     860,240           --        23,866,169
 Depreciation
  and amortization......    6,438,074     290,226     6,620,382   1,063,408       200,671 (b)   14,612,761
                          -----------  ----------   -----------  ----------  ------------     ------------
 Total operating
  expenses .............   25,314,646   1,633,987     9,405,978   1,923,648       200,671       38,478,930
 Operating income
  (loss)................    2,447,652     659,561      (216,992)  1,618,654      (200,671)       4,308,204
Other income (expense):
 Equity in losses of
  unconsolidated
  subsidiary............   (1,589,812)        --            --          --      1,589,812 (c)          --
 Interest expense.......   (6,172,421)   (143,883)   (4,345,001)        --    (15,605,484)(d)  (26,266,789)
 Interest and
  other income..........      171,514      12,334       145,851         --      3,388,252 (e)    3,717,951
                          -----------  ----------   -----------  ----------  ------------     ------------
 Total other income
  (expense).............   (7,590,719)   (131,549)   (4,199,150)        --    (10,627,420)     (22,548,838)
Income (loss) before
 taxes..................   (5,143,067)    528,012    (4,416,142)  1,618,654   (10,828,091)     (18,240,634)
Income tax
 (provision) benefit....    1,233,318    (200,645)    1,678,134    (615,089)    4,071,414 (f)    6,167,132
                          -----------  ----------   -----------  ----------  ------------     ------------
Net income (loss).......  $(3,909,749) $  327,367   $(2,738,008) $1,003,565  $ (6,756,677)    $(12,073,502)
                          ===========  ==========   ===========  ==========  ============     ============

--------
(a) Represents the operations of DeltaCom from January 1, 1996 to January 29, 1996, the date it was acquired by ITC Holding.
(b) Reflects one month of additional goodwill amortization resulting from the DeltaCom Acquisition ($113,844), as well as additional goodwill amortization resulting from the Gulf States Acquisition ($86,827). See notes 13 and 16, respectively, to the combined financial statements. The goodwill amounts will be amortized over 40 years.
(c) Reflects the elimination of Gulf States Transmission's 36% share of Gulf States FiberNet's results of operations for 1996.
(d) Reflects (i) additional interest expense of $1,096,050 related to the $10.0 million SCANA Note issued by ITC Holding in connection with the Gulf States Acquisition and assumed by Interstate FiberNet, Inc.; (ii) one month of additional interest expense of $530,065 related to the DeltaCom Indebtedness; (iii) interest expense of $22,000,000 related to the Notes;
    (iv) the amortization of $735,000 of debt issuance costs relating to the Offering; (v) the elimination of $9,789,687 of interest expense related to the DeltaCom Indebtedness and the Gulf States FiberNet debt, $84.6 million of which was repaid with a portion of the proceeds from the Offering and approximately $31.0 million of which was forgiven by ITC Holding and contributed to equity in connection with the Reorganization; and (vi) the write-off of $1,034,056 of debt issuance costs related to Gulf States FiberNet's existing debt and the Bridge Facility, which was repaid with a portion of the net proceeds from the Offering.
(e) Reflects the estimated interest income that would have been earned on the approximately $62.7 million of Offering proceeds placed in a pledged account (reflected as restricted cash on the pro forma balance sheet) to secure and fund the first six scheduled payments of interest (including .5% interest per annum in the event that the Exchange Offer is not consummated on or before December 3, 1997) on the Senior Notes and the Exchange Notes (at an average interest rate of 6.15% per annum). Under the terms of the Indenture, the amounts placed in the pledged account are required to be invested in Pledged Securities, which secure the Senior Notes and the Exchange Notes.
(f) Reflects the income tax effects of the pro forma adjustments above and includes the additional income tax benefits from additional interest expense and goodwill amortization as well as the net losses of Gulf States FiberNet.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                         GEORGIA
                           HISTORICAL     FIBER     PRO FORMA       PRO FORMA
                            COMBINED     ASSETS    ADJUSTMENTS     CONSOLIDATED
                           -----------  ---------  -----------     ------------
Operating revenues.......  $53,365,061  $ 885,450  $       --      $54,250,511
Cost of services.........   25,302,747        --           --       25,302,747
                           -----------  ---------  -----------     -----------
Gross margin.............   28,062,314    885,450          --       28,947,764
Operating Expenses:
 Selling, operations, and
  administrative.........   16,961,324    248,225          --       17,209,549
 Depreciation &
  amortization...........    8,273,232    334,034       26,775 (a)   8,634,041
                           -----------  ---------  -----------     -----------
 Total operating
  expenses...............   25,234,556    582,259       26,775      25,843,590
Operating income.........    2,827,758    303,191      (26,775)      3,104,174
Other income (expense):
 Interest expense........   (7,561,591)       --    (4,828,407)(b) (12,389,998)
 Interest and other
  income (expense).......      883,388        --     1,814,223 (c)   2,697,611
                           -----------  ---------  -----------     -----------
 Total other income
  (expense)..............   (6,678,203)       --    (3,014,184)     (9,692,387)
Income before taxes,
 preacquisition losses
 and extraordinary item..   (3,850,445)   303,191   (3,040,959)     (6,588,213)
Income tax (provision)
 benefit ................    1,005,809   (115,213)   1,155,564 (d)   2,046,160
                           -----------  ---------  -----------     -----------
Income (loss) before
 preacquisition losses
 and extraordinary item..   (2,844,636)   187,978   (1,885,395)     (4,542,053)
Preacquisition losses....       74,132        --       (74,132)            --
                           -----------  ---------  -----------     -----------
Net income (loss) from
 continuing
 operations(e)...........  $(2,770,504) $ 187,978  $(1,959,527)    $(4,542,053)
                           ===========  =========  ===========     ===========

--------
(a) Reflects additional goodwill amortization resulting from the Gulf States Acquisition. See note 16 to the combined financial statements. The goodwill will be amortized over 40 years.
(b) Reflects (i) additional interest expense of $274,013 related to the $10.0 million SCANA Note issued by ITC Holding in connection with the Gulf States Acquisition and assumed by Interstate FiberNet, Inc.; (ii) interest expense of $9,166,667 related to the Notes; (iii) the amortization of $304,167 of debt issuance costs relating to the Offering; (iv) the elimination of $5,246,512 of interest expense related to the DeltaCom Indebtedness and the Gulf States FiberNet debt, $84.6 million of which was repaid with a portion of the net proceeds from the Offering and approximately $31.0 million of which was forgiven by ITC Holding and contributed to equity in connection with the Reorganization; and (v) the write-off of $330,072 of debt issuance costs related to the Bridge Facility, which was repaid with a portion of the net proceeds from the Offering.
(c) Reflects the estimated interest income that would have been earned on the approximately $62.7 million of Offering proceeds placed in a pledged account (reflected as restricted cash on the pro forma balance sheet) to secure and fund the first six scheduled payments of interest (including .5% interest per annum in the event that the Exchange Offer is not consummated on or before December 3, 1997) on the Senior Notes and the Exchange Notes (at an average interest rate of 6.15% per annum). Under the terms of the Indenture, the amounts placed in the pledged account are required to be invested in Pledged Securities, which secure the Senior Notes and the Exchange Notes.
(d) Reflects the income tax effects of the pro forma adjustments above and includes the additional income tax benefits from additional interest expense and goodwill amortization.
(e) In March 1997, the Company incurred an extraordinary loss on the early retirement of debt totalling $507,515, net of tax. Including this extraordinary loss, the pro forma consolidated net loss for the six months ended June 30, 1997 would be $5,049,568.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1997

                                           PRO FORMA
                                          ADJUSTMENTS                            PRO FORMA
                           HISTORICAL       FOR THE            PRO FORMA       CONSOLIDATED
                            COMBINED     REORGANIZATION       ELIMINATIONS     BALANCE SHEET
                          ------------  ---------------       ------------     -------------
ASSETS
Cash and cash
equivalents.............  $  5,478,614    $31,029,025 (a)     $        --      $ 36,507,639
Current restricted
assets..................   194,775,128   (176,085,802)(a)              --        18,689,326
Accounts receivable, net
of allowance for
uncollectible accounts..    17,487,268            --                   --        17,487,268
Other current assets....     3,006,700            --                   --         3,006,700
Long-term restricted
assets..................           --      44,018,820 (a)              --        44,018,820
Investments.............         5,000     33,941,775 (b)      (33,941,775)(d)        5,000
Intangible assets, net..    65,397,003        930,708 (c)              --        66,327,711
Property, plant, and
equipment, net..........   115,852,080            --                   --       115,852,080
Other long-term assets..        13,928            --                   --            13,928
                          ------------   ------------         ------------     ------------
 Total assets...........  $402,015,721   $(66,165,474)        $(33,941,775)    $301,908,472
                          ============   ============         ============     ============
LIABILITIES AND
STOCKHOLDER'S EQUITY
Accounts payable........  $ 10,794,956   $        --          $        --      $ 10,794,956
Accrued interest expense
payable to ITC Holding..     9,011,106     (9,011,106)(a)              --               --
Other accrued
liabilities.............     8,441,230       (279,751)(a)              --         8,161,479
Current portion of long-
term debt and capital
lease obligations.......    44,438,534    (41,600,000)(a)              --         2,838,534
Advances from ITC
Holding.................    79,886,220    (79,886,220)(a)(b)           --               --
Long-term debt and
capital lease
obligations.............   211,590,592            --                   --       211,590,592
Deferred income taxes...     4,402,511            --                   --         4,402,511
Common stock............       150,826            --                  (826)(d)      150,000
Additional paid-in
capital.................    40,814,227     64,941,675 (b)      (40,814,227)(d)   64,941,675
Accumulated deficit.....    (7,514,481)      (330,072)(c)        6,873,278 (d)     (971,275)
                          ------------   ------------         ------------     ------------
 Total liabilities and
 stockholder's equity...  $402,015,721   $(66,165,474)        $(33,941,775)    $301,908,472
                          ============   ============         ============     ============

----
(a) Reflects the release of $132,066,982 in net proceeds from the Offering (excluding $62,708,146 (including $18,689,326 current portion) which has been invested in certain U.S. government securities and is held by the trustee in a pledged account to secure and fund the first six scheduled interest payments on the Senior Notes and the Exchange Notes under the terms of the Indenture) less: (i) the repayment of $48,886,320 of advances from ITC Holding (the DeltaCom Indebtedness) and related interest of $9,011,106; (ii) the repayment of indebtedness under the Bridge Facility of $41,600,000 and related interest of $279,751; and (iii) estimated $1,260,780 payment of remaining debt issuance costs.
(b) Reflects ITC Holding's contribution to the Company of its investments in the historical combined subsidiaries and its forgiveness and contribution of $30,999,900 of DeltaCom Indebtedness in connection with the Reorganization.
(c) Reflects the estimated payment of $1,260,780 additional debt issuance costs from the Offering, partially offset by the writeoff of $330,072 of debt issuance costs related to the Bridge Facility.
(d) Reflects the Reorganization and corresponding consolidation entry to eliminate the Company's investment in its subsidiaries. See note 1 to the combined financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following analysis should be read in conjunction with the financial statements and the notes thereto and the other financial data appearing elsewhere in this Prospectus. The Company has included EBITDA data in the following analysis because it is a measure commonly used in the industry. EBITDA represents earnings before extraordinary item, preacquisition (earnings) losses, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies. Unless otherwise indicated, dollar amounts have been rounded to the nearest hundred thousand.

OVERVIEW

  Company Background. ITC/\DeltaCom was incorporated in March 1997 as a wholly owned subsidiary of ITC Holding to acquire and operate ITC Holding's Retail Services and Carriers' Carrier Services businesses.

  ITC Holding has provided operator and directory assistance services since March 1992 through InterQuest. Carriers' Carrier Services have been offered since late 1992 through Interstate FiberNet, a partnership originally formed by ITC Holding (with a 49% interest) and SCANA (with a 51% interest). In August 1994, ITC Holding acquired SCANA's interest in Interstate FiberNet. Also in August 1994, ITC Holding formed a second partnership with SCANA, Gulf States FiberNet, to construct and operate a fiber optic route primarily between Atlanta, Georgia and Shreveport, Louisiana with several supplemental spur routes. In the Gulf States Acquisition, ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and the Georgia Fiber Assets, which included one customer contract representing $3.5 million in annual revenues through August 2001, the term of the contract. Members of the Company's management have been managing the businesses of both Interstate FiberNet and Gulf States FiberNet since their inception. In 1995, the Company began offering SS7 Services to its Carriers' Carrier customers.

  In January 1996, as a result of the DeltaCom Acquisition, ITC Holding entered the retail long distance business and acquired several fiber optic routes within the State of Alabama that complemented the existing networks operated by Interstate FiberNet and Gulf States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provides long distance services to mid-sized businesses primarily in the State of Alabama.

  The aggregate consideration paid by ITC Holding in the DeltaCom Acquisition was approximately $71.4 million, consisting of approximately $65.4 million in cash and $6.0 million of ITC Holding common stock. Concurrently with its acquisition of DeltaCom, ITC Holding advanced $8.6 million to DeltaCom to repay DeltaCom's outstanding debt. The DeltaCom Acquisition has been accounted for under the purchase method. To finance the DeltaCom Acquisition and to refinance DeltaCom's existing debt, ITC Holding incurred approximately $74.0 million of indebtedness, which was pushed down to DeltaCom (the DeltaCom Indebtedness). See "--Effects of Accounting Standards."

  The aggregate consideration paid by ITC Holding in the Gulf States Acquisition was approximately $27.9 million, consisting of the $10.0 million SCANA Note, which was assumed by Interstate FiberNet, Inc., and $17.9 million of ITC Holding preferred stock. Under an earn-out provision, SCANA will be entitled to receive additional preferred stock of ITC Holding if the Gulf States FiberNet business achieves a specified performance target for 1997. See "Description of Certain Indebtedness--SCANA Note." The Company accounted for the Gulf States Acquisition under the purchase method. Of the purchase price, approximately $17.0 million was allocated to the Gulf States FiberNet partnership interest and $10.9 million was allocated to the Georgia Fiber Assets.

  In connection with the Reorganization, approximately $31.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity. Following the Reorganization, the Company repaid the remaining $43.0 million of the DeltaCom Indebtedness, accrued interest on all $74.0 million of such indebtedness and the $41.6 million of indebtedness outstanding under the Bridge Facility and accrued interest thereon. See "History of the Company--Reorganization," "Use of Proceeds" and "--Liquidity and Capital Resources."

  Revenues. The Company derives revenues primarily from two business segments:
(i) Retail Services, which encompass the retail sale of long distance, data, Internet services and the sale and installation of customer premise equipment to mid-sized and major regional business customers and certain switched services telecommunications companies, and (ii) Carriers' Carrier Services, which encompass the sale of long-haul private line services on a wholesale basis to other telecommunications companies, using the Company's owned and managed fiber optic network.

  The Company currently offers a wide range of Retail Services, including retail long distance services such as traditional switched and dedicated long distance, 800/888 calling, calling card and operator services, ATM and frame relay, high capacity broadband private line, as well as Internet, Intranet and Web page hosting and development services, and customer premise equipment installation and repair. Since January 1996, the Company has expanded its retail long distance operations into the following markets: Pensacola, Florida; Atlanta, Georgia; Charlotte, North Carolina; Greenville, South Carolina; and New Orleans and Baton Rouge, Louisiana. As ofJune 30, 1997, the Company provided Retail Services to over 6,600 business customers and approximately 7,100 residential customers. Such residential customers represented less than 5% of the Company's revenues for the year ended 1996 and the six months ended June 30, 1997.

  In July 1997, the Company began offering local exchange services on a limited, resale basis in Birmingham and Montgomery, Alabama, and commenced general sales of such services in those markets in August 1997. Also in August 1997, the Company initiated a limited offering in Birmingham and Montgomery of facilities-based local exchange services, and expects that general marketing of such services will commence in September 1997. Although the Company's local exchange services offerings in such markets are in the very early stages, initial expressions of customer interest in such services have been positive, consistent with management's expectations. However, there can be no assurance that demand for the Company's local services will match such preliminary indications of customer interest. The Company expects to offer local exchange services as part of its Retail Services in a total of six to nine markets (including Birmingham and Montgomery) by the end of 1997, initially by reselling the services of incumbent local exchange carriers and, where market conditions warrant, by using its own local switching facilities.

  In connection with offering local exchange services, the Company has entered into the Interconnection Agreement with BellSouth to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of gaining immediate access to all of BellSouth's unbundled network elements. This agreement will allow the Company to enter new markets with minimal capital expenditures and to offer local exchange service to its current customer base. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in most states, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, particularly those relating to the collocation of the Company's equipment with that of BellSouth. The Company and BellSouth are continuing to negotiate to resolve such issues. The Company expects that the Interconnection Agreement will provide a foundation for it to provide local service on a reasonable commercial basis, but there can be no assurance of this and important issues remain unsettled as a result of legal and regulatory developments and related matters. The Interconnection Agreement expires in 1999, and there can be no assurance that the Company will be able to renew it under favorable terms, or at all.

  The Company's strategy is ultimately to offer facilities-based local service in certain established markets by collocating its equipment with that of BellSouth which will enable the Company to purchase fewer unbundled network elements. The Company expects that it will be able to begin providing local service to such markets in the fourth quarter of 1997 by using its own facilities and network, as supplemented by BellSouth's unbundled network elements. In August 1997, the Company began the process of arranging for collocation of its equipment with BellSouth in certain markets, primarily in Alabama, in which the Company has an existing base of long distance customers. The Company and BellSouth are negotiating the terms of an agreement with respect to such equipment collocations. In addition, BellSouth has been experiencing certain central office space limitations, resulting in delays in completing arrangements for physical collocation of Company equipment. There can be no assurance that the Company and BellSouth will enter into a collocation agreement on terms acceptable to the Company or at all, nor can there be any assurance that BellSouth's space limitations will be resolved to the Company's satisfaction, in a timely manner, or at all. In the event that collocation is not possible, the Company plans to provide facilities-based local service primarily by purchasing unbundled network elements.

  The Company anticipates that an increasing portion of its revenue will be derived from local services, primarily those provided pursuant to the Interconnection Agreement with BellSouth and similar agreements with other local exchange carriers. Management expects that gross margin associated with local Retail Services will be slightly better than gross margin associated with long distance Retail Services, but that, in general, gross margin associated with Retail Services will be lower than that associated with Carriers' Carrier Services. There can be no assurance that the Company will be able to enter into additional interconnection agreements on terms acceptable to the Company or at all, or that the incumbent local exchange carriers will provide the operational support required for the Company to provide local services to end users. See "Risk Factors--Dependence on Incumbent Local Exchange Carriers," "--Regulation," "Business--Services and Facilities," and "--Regulation."

  As the Company begins to offer local service on a facilities rather than resale basis, it will begin to sell switched access and termination services to carriers terminating calls to its local end user customers, and originating switched access to long distance companies where the end users choose a carrier other than the Company for that service. Certain incumbent local exchange companies, including BellSouth, have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the incumbent local exchange carrier in a combined form, the incumbent local exchange carrier retains the right to receive the access revenues associated with service to the customers served on that basis. Although a recent Eighth Circuit Court of Appeals decision appears to reject this position, further legal challenges are likely and important issues related to this form of interconnection remain open.

  The Company provides Carriers' Carrier Services using its owned and managed fiber optic network, which reaches over 60 POPs in ten southern states (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas). Of the network's approximately 5,400 route miles, approximately 2,500 are Company-owned and operated and approximately 2,900 are owned and operated by three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, with which the Company has marketing and management arrangements. The Company's arrangement with Entergy is exclusive. In addition, the Company has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows the Company to provide customers with access to POPs throughout those states. The Company expects to add approximately 700 owned and operated route miles to its fiber network by the end of 1997 and approximately 100 owned and operated route miles in early 1998 through long-term dark fiber leases. In addition, as part of its strategy, the Company intends to continue to evaluate the potential expansion of its network through a combination of new construction, long-term dark fiber leases and fiber swap transactions, depending on the extent of capital required over the economic life of the fiber assets to be deployed. To the extent that the Company elects to expand its network through long-term leases in lieu of construction or fiber swap transactions, the Company expects such leases to have a negative effect on EBITDA; however, the Company expects that any such expansion of its network would provide opportunities to generate additional revenues, which would partly offset such negative effects.

  The Company derives commission revenues from the marketing, sale and management of capacity on the utility-owned portions of the Company's network. Negligible incremental costs are associated with these commissions, because the Company uses the same marketing and sales force in servicing the utility-owned portions of the network as it does for the portions owned by the Company. In 1996, the Company's commission revenues from these arrangements amounted to approximately $170,000 because, although the utility-owned portions owned by Duke Power Company began generating revenues in late 1995, the portions owned by Florida Power & Light Company and Entergy Technology Company began generating revenues in late 1996. For the six months ended June 30, 1997, the Company's commission revenues from these arrangements amounted to approximately $451,000. The Company expects commissions associated with the utility-owned portions of the network, which will become fully operational in the current year, to continue to increase in 1997.

  The Company provides long-haul services to its carrier customers on a "take or pay" long-term basis, on an individual circuit basis, or on a month-to-month basis after the initial term of the "take or pay" or individual circuit contract. As of June 30, 1997, the Company had remaining future long-term contract commitments totaling approximately $75.8 million. These contracts expire on various dates through 2006 and are expected to generate approximately $56.0 million in revenues to the Company through 2001, of which approximately $14.5 million are expected to be realized in 1998. No single Carriers' Carrier Services customer or Retail Services customer represented over 10% of the Company's total revenues for the six months ended June 30, 1997.

  Although the Company expects that a majority of its revenue growth will come from its Retail Services business, the Company does not expect its Retail Services to obtain a significant share of the market for telecommunications services in the southern United States. The customer contracts for Retail Services generally provide for payment in arrears based on minutes of use for switched services and payment in advance for private line services. The contracts generally also provide that the customer may terminate the affected services without penalty in the event of certain outages in service, and for certain other defined causes. To date, no customers have terminated any services under these provisions. The contracts also typically provide that the customer must use at least a minimum dollar amount of switched long distance services per month for the term of the contract. During the past several years, market prices for many telecommunications services segments have been declining, which the Company believes will likely continue. In response to these and other competitive pressures, the Company recently modified certain of its retail contracts to extend to certain customers lower rates over longer terms as a means of maintaining and developing the Company's customer base. In the future, in response to competitive considerations, the Company may decide to modify certain other retail customer contracts in a similar manner, emphasizing lower pricing and longer commitment periods. A substantial portion of the Company's total revenues are from retail long distance services. Revenue per minute from such services has been declining and is expected to continue to decline. This decline will have a negative effect on the Company's gross margin which may not be offset completely by savings from decreases in the Company's cost of services.

  Operating Expenses. The Company's principal operating expenses consist of cost of services, selling, operations and administration expenses, and depreciation and amortization. Cost of services related to Retail Services consists primarily of access charges and local facility charges paid to local exchange carriers, as well as wholesale carrier origination, termination and interexchange facility charges paid to other interexchange carriers. Cost of services related to Carriers' Carrier Services are substantially all fixed costs attributable to (i) the leasing of dark fiber under long-term operating leases, (ii) the leasing of capacity outside the Company's owned or managed network (off-net capacity) to meet customer requirements, (iii) labor associated with operator services and (iv) network costs associated with the provision of SS7 Services. The Company purchases off-net capacity to provide Carriers' Carrier Services in cases where the Company plans to construct its own network to replace the off-net portion of certain fiber routes. The Company also purchases off-net capacity in connection with an existing customer contract, pursuant to which the Company is the exclusive provider of network capacity to such customer. Although the Company is able to substantially meet the requirements of such customer on the Company's network, the Company purchases off-net capacity to fill such customer's requirements that cannot be met on the Company's network. Selling, operations and administration expenses consist of expenses of selling and marketing, field personnel engaged in direct network maintenance and monitoring, customer service and corporate administration. Depreciation and amortization include depreciation of the Company's telecommunications network and equipment and amortization of goodwill and other intangible assets related to acquisitions, primarily the DeltaCom Acquisition.

  As the Company continues to expand into new geographic markets, add new sales offices and facilities and enlarge its current product offerings to include local telephone and other services, cost of services and selling, operations and administration expenses are expected to increase substantially. Therefore, the Company expects to incur increasing operating losses over the next few years. Although the Company anticipates that it will continue to generate positive cash flow from operations, it expects that such cash flows will be more than offset by capital expenditures during the next several years as it implements its business plan. The Company also expects that the addition of local service to its bundle of telecommunications services will have an adverse impact on its gross margin, because the gross margin on the resale of local services through incumbent local exchange carrier facilities will be lower than the gross margin on the Company's existing businesses. As the Company increasingly uses incumbent local exchange carrier unbundled network elements instead of resold services, the Company expects gross margin on local service to improve. Such improvement is expected to result from reduced access charges and efficiencies realized through increased reliance on the Company's owned network. Such improved margins, however, could be offset by competitive market pressures to reduce prices for Retail Services, as discussed above. There can be no assurance that growth in the Company's revenues or customer base will continue or that the Company will be able to achieve or sustain profitability or positive net cash flows.

  High Leverage. At June 30, 1997, on a pro forma basis, giving effect to the Reorganization, as well as the forgiveness of, or repayment in full of certain indebtedness with a portion of the net proceeds from the Offering, the Company would have had $214.4 million of indebtedness and its stockholder's equity would have been $64.1 million. On a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996 and the six months ended June 30, 1997 by $18.2 million and $6.6 million, respectively, and its EBITDA less capital expenditures and interest expense would have been negative $14.8 million and negative $13.0 million, respectively.

  Although the Company's liquidity has improved, the Company's level of indebtedness and debt service obligations has significantly increased as a result of the Offering. The successful implementation of the Company's strategy, including expansion of its network and obtaining and retaining a significant number of customers, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to improve its earnings before fixed charges, or to meet its debt service obligations and working capital requirements. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing" and "--High Leverage; Ability to Service Debt; Restrictive Covenants," "--Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of the Exchange Notes."

CERTAIN PRO FORMA RESULTS OF OPERATIONS

  The following table sets forth certain summary unaudited pro forma financial data for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997. The pro forma data reflect the results of operations for such periods related to (i) Retail Services, consisting of certain historical data for DeltaCom as if the DeltaCom Acquisition had occurred as of the beginning of each period presented, and (ii) Carriers' Carrier Services, consisting of certain pro forma combined data for Interstate FiberNet, InterQuest, Gulf States FiberNet and the Georgia Fiber Assets as if the Gulf States Acquisition had occurred as of the beginning of each period presented. The information set forth below does not purport to represent what the Company's financial position or results of operations would have been if these acquisitions had actually occurred as of such dates, or to project the Company's financial position or results of operations for any future date or period. The information presented below should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus.

                  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

                                       YEAR ENDED DECEMBER 31,                                SIX MONTHS ENDED JUNE 30,
                    ----------------------------------------------------------------- -------------------------------------------
                            1994                  1995                  1996                  1996                  1997
                    --------------------- --------------------- --------------------- --------------------- ---------------------
                                   % OF                  % OF                  % OF                  % OF                  % OF
                                 REVENUES              REVENUES              REVENUES              REVENUES              REVENUES
                                 --------              --------              --------              --------              --------
Revenues
 Retail Services... $53,777,565     86%   $56,271,011     77%   $65,176,807     76%   $31,106,856     79%   $39,920,414     74%
 Carriers' Carrier
  Services.........   8,582,444     14%    16,837,906     23%    20,197,555     24%     8,495,298     21%    14,330,097     26%
                    -----------           -----------           -----------           -----------           -----------
   Total........... $62,360,009           $73,108,917           $85,374,362           $39,602,154           $54,250,511
                    ===========           ===========           ===========           ===========           ===========
Gross Margin
 Retail Services... $20,608,785     38%   $23,915,653     43%   $25,820,210     40%   $13,140,448     42%   $16,392,403     41%
 Carriers' Carrier
  Services.........   5,728,170     67%    12,521,873     74%    16,966,924     84%     7,152,759     84%    12,555,361     88%
                    -----------           -----------           -----------           -----------           -----------
   Total........... $26,336,955     42%   $36,437,526     50%   $42,787,134     50%   $20,293,207     51%   $28,947,764     53%
                    ===========           ===========           ===========           ===========           ===========
EBITDA
 Retail Services... $ 9,999,787     19%   $10,069,786     18%   $ 7,426,297     11%   $ 4,441,728     14%   $ 3,221,943      8%
 Carriers' Carrier
  Services.........   3,958,559     46%     8,735,909     52%    11,494,668     57%     4,311,693     51%     8,516,272     59%
                    -----------           -----------           -----------           -----------           -----------
   Total(a)........ $13,958,346     22%   $18,805,695     26%   $18,920,965     22%   $ 8,753,421     22%   $11,738,215     22%
                    ===========           ===========           ===========           ===========           ===========
Net Income (Loss)
 from Continuing
 Operations
 Retail Services... $(1,441,323)    (3)%  $(1,405,651)    (3)%   (3,701,538)    (6)%  $(1,049,660)    (3)%  $(2,235,487)    (6)%
 Carrier's Carrier
  Services.........     793,759      9%      (462,146)    (3)%   (1,805,472)    (9)%   (1,246,039)   (15)%       33,544     --%
                    -----------           -----------           -----------           -----------           -----------
   Total(b)........ $  (647,564)     1%   $(1,867,797)    (3)%  $(5,507,010)    (6)%  $(2,295,699)    (6)%  $(2,201,943)    (4)%
                    ===========           ===========           ===========           ===========           ===========

--------
(a) Excludes interest income that would have been earned during the periods presented on the $62.7 million of Offering proceeds invested in Pledged Securities and held by the Trustee to fund and secure the first six interest payments on the Notes.
(b) Excludes net interest related to the Offering and use of the net proceeds therefrom totaling $6,566,492 and $2,340,110 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

PRO FORMA SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO PRO FORMA SIX MONTHS ENDED JUNE 30, 1997

  Revenues

  Pro forma revenues increased 37% from $39.6 million for the six months ended June 30, 1996 to $54.3 million for the six months ended June 30, 1997. Retail Services operations' pro forma revenues increased $8.8 million from $31.1 million for the six months ended June 30, 1996 to $39.9 million for the six months ended June 30, 1997. Of this increase, $7.0 million was attributable to long distance services, $.9 million to sales of customer premise equipment and $.9 million to Internet sales and services. The growth in long distance services was primarily the result of an increase in minutes from new and existing customers, partially offset by a decrease in revenues per minute due to lower prices. Pro forma revenues from Carriers' Carrier operations contributed $5.8 million of this increase, increasing from $8.5 million for the six months ended June 30, 1996 to $14.3 million for the six months ended June 30, 1997. Revenues from Carriers' Carrier Services increased due to increased demand for Carriers' Carrier Services from new and existing customers.

  Gross Margin

  Pro forma gross margin increased from $20.3 million for the six months ended June 30, 1996 to $28.9 million for the six months ended June 30, 1997. Pro forma gross margin for Carriers' Carrier Services as a percentage of Carrier's Carrier Services revenues increased from 84% for the six months ended June 30, 1996 to 88% for the six months ended June 30, 1997, primarily due to additional revenues. Retail Services pro forma gross margin as a percentage of Retail Services revenues was 42% and 41%, respectively, for the six month periods ended June 30, 1996 and 1997. The Company anticipates that increased competition, particularly with respect to pricing, in the long distance market will likely adversely affect the Company's gross margin on long distance services as a percentage of revenues. Management expects that the Company will increasingly utilize its fiber optic network in the deployment of the Company's switched network design, favorably affecting the Company's gross margin on the Retail Services segment. As the Company increases the volume of traffic it either originates or terminates on its own network, it expects to be able to use more effectively its switched network to reduce per-minute costs. The Company expects that the provision of local telecommunications service through the resale of incumbent local exchange carrier facilities will adversely affect its gross margin. As the Company begins to utilize incumbent local exchange carrier unbundled network elements instead of reselling local services, the Company expects gross margin on local services to improve.

  EBITDA

  Pro forma EBITDA increased $2.9 million from $8.8 million for the six months ended June 30, 1996 to $11.7 million for the six months ended June 30, 1997, an increase of 33%. For Carriers' Carrier Services, pro forma EBITDA increased as a percentage of Carrier's Carrier Services revenues from 51% for the six months ended June 30, 1996 to 59% for the six months ended June 30, 1997, primarily due to increased revenues. Pro forma EBITDA related to Retail Services decreased $1.2 million, from $4.4 million for the six months ended June 30, 1996 to $3.2 million for the six months ended June 30, 1997. This decrease was attributable to the costs associated with new sales offices opened since March 31, 1996 and employment of additional support personnel to better position this segment for growth and expansion. The Company expects that EBITDA for Retail Services will continue to decline at least through 1998, as the Company expands its offering of local services and opens additional sales offices.

  Net Income (Loss) From Continuing Operations

  Pro forma net loss decreased $.1 million from $2.3 million for the six months ended June 30, 1996 to a loss of $2.2 million for the six months ended June 30, 1997. The pro forma net loss from Retail Services increased from $1.0 million for the six months ended June 30, 1996 to a loss of $2.2 million for the six months ended June 30, 1997. This additional loss resulted from increased costs associated with new sales offices opened since March 31, 1996, and the employment of additional support personnel to better position this segment for growth and expansion. Carriers' Carrier Services had a net loss of $1.2 million for the six months ended June 30, 1996 and net income of less than $.1 million for the six months ended June 30, 1997. This increase in net income is primarily attributable to increased revenues and gross margins.

PRO FORMA YEAR ENDED DECEMBER 31, 1995 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1996

  Revenues

  Pro forma revenues increased 17% from $73.1 million in 1995 to $85.4 million in 1996. Of this increase, $8.9 million was attributable to Retail Services, which increased $7.6 million from long distance services and $1.3 million from Internet services and sales of customer premise equipment. The growth in long distance services was primarily the result of an increase in minutes from new and existing customers, which was partially offset by a decrease in revenues per minute (because of lower prices). The Company also opened six additional sales offices during the first half of 1996 in the following new markets: New Orleans, Baton Rouge, Atlanta, Greenville, Charlotte and Pensacola. Carriers' Carrier Services accounted for $3.4 million of the total revenues increase. Pro forma revenues for this segment in 1995 included a $3.3 million nonrecurring payment from a major customer related to the initial construction of the Gulf States FiberNet fiber optic route. Excluding the effect of this nonrecurring payment, pro forma revenues attributable to Carriers' Carrier Services increased 49%, or $6.6 million, to $20.2 million in 1996. Of this increase, $5.7 million was due to services provided on new network capacity, primarily the Gulf States FiberNet portions of the network, which were fully operational for all of 1996, after being operational for only approximately six months in 1995. The balance of the increase was attributable to increased demand over existing portions of the Company's network. Gulf States FiberNet represented $10.1 million and the Georgia Fiber Assets customer contract represented $3.5 million of the total $20.2 million of Carriers' Carrier Services pro forma revenues in 1996. For 1995, excluding the effect of the $3.3 million nonrecurring payment, Gulf States FiberNet represented $4.3 million and the Georgia Fiber Assets customer contract represented $3.5 million of Carriers' Carrier Services pro forma revenues of $13.6 million.

  Gross Margin

  Pro forma gross margin increased from $36.4 million in 1995 to $42.8 million in 1996. For Carriers' Carrier Services, pro forma gross margin as a percentage of revenues increased from 74% in 1995 to 84% in 1996, primarily because most Carriers' Carrier Services are long-haul private line services which have low associated variable cost of services. For Retail Services, pro forma gross margin as a percentage of revenues decreased from 43% in 1995 to 40% in 1996, primarily because of an increase in the number of wholesale switched minutes sold to other telecommunications companies as a percentage of total switched minutes in 1996 compared to 1995. The gross margin on these wholesale services is lower than the gross margin on retail switched services. In addition, in 1996, the Company modified certain of its retail contracts to extend to certain customers lower rates over longer terms as a means of maintaining and developing the Company's customer base.

  EBITDA

  Pro forma EBITDA increased $.1 million from $18.8 million in 1995 to $18.9 million in 1996. Pro forma EBITDA related to Retail Services decreased $2.7 million from $10.1 million in 1995 to $7.4 million in 1996, principally because of costs incurred to open six new sales offices during 1996 and the addition of management and infrastructure after the DeltaCom Acquisition to position this segment for growth and expansion. EBITDA related to Carriers' Carrier Services increased from $8.7 million in 1995 to $11.5 million in 1996 on a $3.4 million increase in revenues because the long-haul portion of the Carriers' Carrier business has low associated variable costs. EBITDA and revenues for 1995 include a $3.3 million nonrecurring payment related to the initial construction of the Gulf States FiberNet fiber optic route.

  Net Income (Loss) From Continuing Operations

  Pro forma net loss increased $3.6 million from $1.9 million in 1995 to $5.5 million in 1996. Of this increase, $2.3 million was attributable to Retail Services primarily due to costs incurred to open six new sales offices during 1996 and addition of management and infrastructure to position this segment for growth and expansion. Pro forma net loss from Carriers' Carrier Services increased $1.3 million from $.5 million in 1995 to $1.8 million in 1996. This increased net loss was primarily attributable to increased depreciation and amortization expense and increased interest expense.

PRO FORMA YEAR ENDED DECEMBER 31, 1994 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1995

  Revenues

  Pro forma revenues increased 17% from $62.4 million in 1994 to $73.1 million in 1995. Revenues from Retail Services accounted for $2.5 million of the $10.7 million total increase, due to an increase of $1.8 million attributable to long distance services and $.7 million attributable to sales of customer premise equipment. Revenues from Carriers' Carrier Services contributed $8.3 million to the total increase, including a $3.3 million nonrecurring payment from a major customer related to the initial construction of the Gulf States FiberNet fiber optic route. Excluding the effect of this nonrecurring payment, $4.2 million of the $5.0 million increase in revenues attributable to Carriers' Carrier Services consisted of revenues generated from the newly constructed Gulf States FiberNet route, which began operations in June 1995. The remaining $.8 million was attributable to increased sales on existing network routes and the sale of newly introduced SS7 Services.

  Gross Margin

  Pro forma gross margin as a percentage of revenues increased from 42% in 1994 to 50% in 1995. Pro forma gross margin as a percentage of revenues generated by Retail Services increased from 38% in 1994 to 43% in 1995. This improvement was primarily a result of (i) reductions in the cost of intrastate switched access and (ii) newly renegotiated favorable contract terms resulting in higher revenues to the Company for off-net originating and terminating interstate services. As a result of the increased revenues derived from Carriers' Carrier Services, pro forma gross margin as percentage of revenues generated by this business segment increased from 67% in 1994 to 75% in 1995.

  EBITDA

  Pro forma EBITDA increased 34% from $14.0 million in 1994 to $18.8 million in 1995. Pro forma EBITDA related to Retail Services increased slightly from $10.0 million in 1994 to $10.1 million in 1995. Increases in pro forma 1995 gross margin for Retail Services were partially offset by approximately $1.0 million of costs related to personnel additions to the Company's human resources, marketing, customer service and information services departments and approximately $.6 million of costs related to management services. Although pro forma revenues related to Carriers' Carrier Services increased $8.3 million in 1995 compared to 1994, pro forma EBITDA for Carriers' Carrier Services only increased $4.7 million from $4.0 million in 1994 to $8.7 million in 1995. The Carriers' Carrier Services revenues increase was offset in part by (i) a $1.5 million increase in cost of services related primarily to network costs associated with the initiation of SS7 Services, a network management contract for a large enhanced specialized mobile radio customer and off-net lease expense incurred in the sale of certain long-haul private lines and (ii) a $2.0 million increase in selling, operations and administration expense related to the hiring of additional senior management and key operations personnel to position the Company for future growth. Also included in this $2.0 million increase is the opening of a fully staffed network operation center to monitor the entire fiber optic network 24 hours a day, seven days a week.

  Net Income (Loss) From Continuing Operations

  Pro forma net loss increased $1.3 million from $.6 million in 1994 to $1.9 million in 1995. This increased loss was attributable to the loss from Carriers' Carrier Services which increased $1.3 million to a net loss of $.5 million in 1995 as compared to net income of $.8 million in 1994. This loss was attributable to (i) an increase in selling, operations and administration expense related to the hiring of additional management and key operations personnel to position the Company for future growth and (ii) an increase in depreciation and amortization expense and interest expense which resulted primarily from the operations of the Gulf States FiberNet routes which commenced in August 1994.

HISTORICAL RESULTS OF OPERATIONS

  The following tables set forth certain historical financial data for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 for the Carriers' Carrier Services business and for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997 for the Retail Services business.

  The comparability of the historical financial data for the six months ended June 30, 1996 and 1997 has been affected by the DeltaCom Acquisition and the Gulf States Acquisition. The historical financial statements for the six months ended June 30, 1996 include the results of operations for DeltaCom since its acquisition on January 29, 1996. For the six months ended June 30, 1996, the Company's 36% interest in Gulf States FiberNet's results of operations is reflected using the equity method. Due to the Gulf States Acquisition on March 27, 1997, the results of operations for the six months ended June 30, 1997 reflect the total revenues and expenses from January 1, 1997 attributable to Gulf States FiberNet with the preacquisition losses attributable to SCANA from January 1, 1997 deducted to determine combined net loss. The results of operations for the six months ended June 30, 1997 also reflect the revenues and expenses of Georgia Fiber since April 1, 1997.

                       HISTORICAL RESULTS OF OPERATIONS

                                                     CARRIERS' CARRIER SERVICES
                          -----------------------------------------------------------------------------------
                                      YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                          ------------------------------------------------ ----------------------------------
                             1994     %      1995      %      1996     %      1996       %      1997      %
                          ---------- ---- ----------  ---- ---------- ---- -----------  ---- ----------- ----
                                                                           (UNAUDITED)       (UNAUDITED)
Revenues................  $4,945,902 100% $5,750,587  100% $6,598,709 100% $2,724,874   100% $13,444,647 100%
Cost of services........   2,484,744  50%  3,149,231   55%  2,363,073  36%  1,126,438    41%   1,774,736  13%
                          ----------      ----------       ----------      ----------        -----------
 Gross margin...........   2,461,158  50%  2,601,356   45%  4,235,636  64%  1,598,436    59%  11,669,911  87%
Selling, operations and
 administration
 expense................     948,230  19%  1,626,678   28%  1,826,420  28%    851,662    31%   3,790,864  28%
Depreciation and
 amortization...........     738,052  15%  1,267,882   22%  1,656,685  25%    759,366    28%   5,315,500  40%
                          ----------      ----------       ----------      ----------        -----------
Total operating ex-
 penses.................   1,686,282  34%  2,894,560   50%  3,483,105  53%  1,611,028    59%   9,106,364  68%
                          ----------      ----------       ----------      ----------        -----------
Operating income
 (loss).................  $  774,876  16% $ (293,204) (5)% $  752,531  11% $  (12,592)    0% $ 2,563,547  19%
                          ==========      ==========       ==========      ==========        ===========

                                               RETAIL SERVICES
                              --------------------------------------------------
                                 YEAR ENDED
                                DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                              ---------------- ---------------------------------
                                 1996      %      1996      %      1997      %
                              ----------- ---- ----------- ---- ----------- ----
                                               (UNAUDITED)      (UNAUDITED)
Revenues....................  $59,919,876 100% $25,849,925 100% $39,920,414 100%
Cost of services............   36,393,214  61%  15,003,025  58%  23,528,011  59%
                              -----------      -----------      -----------
 Gross margin...............   23,526,662  39%  10,846,900  42%  16,392,403  41%
Selling, operations and ad-
 ministration expense.......   17,050,152  28%   7,354,959  28%  13,170,460  33%
Depreciation and amortiza-
 tion.......................    4,781,389   8%   2,072,651   8%   2,957,732   7%
                              -----------      -----------      -----------
 Total operating expenses...   21,831,541  36%   9,427,610  36%  16,128,192  40%
                              -----------      -----------      -----------
Operating income............  $ 1,695,121   3% $ 1,419,290   5% $   264,211   1%
                              ===========      ===========      ===========

HISTORICAL SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH HISTORICAL SIX MONTHS ENDED JUNE 30, 1996

  Revenues

  Revenue for the six months ended June 30, 1997 increased from $28.6 million for the six months ended June 30, 1996 to $53.4 million for the six months ended June 30, 1997. Revenues from Retail Services increased $14.1 million from $25.8 million for the six months ended June 30, 1996 to $39.9 million for the six months ended June 30, 1997. Results for the six months ended June 30, 1996 reflect only five months of Retail Services revenues because the DeltaCom Acquisition occurred on January 29, 1996. Revenues from Carriers' Carrier Services increased from $2.7 million for the six months ended June 30, 1996 to $13.4 million for the six months ended June 30, 1997. Of the $10.7 million increase, $8.8 million was attributable to revenues generated during the six months ended June 30, 1997 by Gulf States FiberNet. Excluding revenues attributable to Gulf States FiberNet during the six months ended June 30, 1997, Carriers' Carrier Services increased $1.9 million, of which $.9 million was attributable to revenue from the Georgia Fiber Assets acquired March 27, 1997.

  Cost of Services

  Cost of services increased $9.2 million from $16.1 million for the six months ended June 30, 1996 to $25.3 million for the six months ended June 30, 1997. Cost of services for Retail Services' operations increased $8.5 million to $23.5 million for the six months ended June 30, 1997 from $15.0 million for the six months ended June 30, 1996, which reflect only five months of cost of services attributable to Retail Services operations. Cost of services for Retail Services' operations as a percentage of revenue increased to 59% for the six months ended June 30, 1997 compared to 58% for the six months ended June 30, 1996. This increase was attributable to the cost of new facilities in order to service expanded retail markets, and the impact of increased minutes of usage at lower prices per minute. Cost of services attributable to Carriers' Carrier Services increased $.7 million from $1.1 million for the six months ended June 30, 1996 to $1.8 million for the six months ended June 30, 1997. Cost of services for Carriers' Carrier Services as a percentage of revenue decreased to 13% for the six months ended June 30, 1997 compared to 41% for the six months ended June 30, 1996, due to increases in revenue from long-haul private line services, which have low associated variable costs.

  Selling, Operations and Administration Expense

  Selling, operations and administration expense increased $8.8 million from $8.2 million (29% as a percentage of revenue) for the six months ended June 30, 1996 to $17.0 million (32% as a percentage of revenue) for the six months ended June 30, 1997. Selling, operations and administration expense attributable to Retail Services increased $5.8 million from $7.4 million (or 28% of Retail Services revenues) for the six months ended June 30, 1996 to $13.2 million (or 33% of Retail Services revenues) for the six months ended June 30, 1997. This increase resulted from employment of additional sales, information services and provisioning personnel to support the Company's geographical market and product expansion as the Company prepared to offer local service and expand into new markets. Results for the six months ended June 30, 1996 reflect only five months of selling, operations and administration expense attributable to Retail Services. Selling, operations and administration expense attributable to Carriers' Carrier Services increased $2.9 million from $.9 million (or 31% of Carriers' Carrier Services revenues) for the six months ended June 30, 1996 to $3.8 million (or 28% of Carriers' Carrier Services revenues) for the six months ended June 30, 1997. Of the $2.9 million increase, $1.8 million was attributable to the acquisition of Gulf States FiberNet. The remaining $1.1 million of this increase was attributable to increased costs of administrative personnel employed to support expansion of the business.

  Depreciation and Amortization

  Depreciation and amortization expense increased $5.5 million from $2.8 million for the six months ended June 30, 1996 to $8.3 million for the six months ended June 30, 1997. Retail Services accounted for $.9 million of the increase, which was primarily related to installation of new central office equipment. Depreciation and amortization for Carriers' Carrier Services operations accounted for $4.6 million of the increase and was primarily related to the acquisition of Gulf States FiberNet.

  Interest Expense

  Interest expense increased from $2.8 million for the six months ended June 30, 1996 to $7.6 million for the six months ended June 30, 1997. Of this $4.8 million increase, $2.2 million was attributable to the acquisition of Gulf States FiberNet, $1.8 million was attributable to the Senior Notes, $.5 million was attributable to the DeltaCom Indebtedness, and the balance was attributable to the SCANA Note.

  Income Taxes

  The Company is included in the consolidated federal income tax returns of its parent, ITC Holding, which results in the Company receiving benefits for certain of its net operating losses. The benefit received as a percentage of taxable income was 26% and 29% for the six month periods ended June 30, 1997 and 1996, respectively.

  EBITDA

  EBITDA increased from $4.2 million for the six months ended June 30, 1996 to $11.1 million for the six months ended June 30, 1997. Carriers' Carrier Services accounted for $7.1 million of the increase. EBITDA attributable to Retail Services for the six months ended June 30, 1996 was $3.5 million, compared to $3.2 million for the six months ended June 30, 1997. EBITDA attributable to Retail Services decreased from 14% of revenues for the six months ended June 30, 1996 to 8% for the six months ended June 30, 1997, primarily due to increased costs associated with the expansion of new sales offices and the employment of additional support personnel to position this segment for growth and expansion. The Company expects that EBITDA for Retail Services will continue to decline through at least 1998 as the Company opens additional sales offices and prepares to offer local service.

HISTORICAL YEAR ENDED DECEMBER 31, 1995 COMPARED WITH HISTORICAL YEAR ENDED DECEMBER 31, 1996

  Revenues

  Revenues increased from $5.8 million in 1995 to $66.5 million in 1996. The $60.7 million increase was primarily attributable to revenues of $59.9 million generated by DeltaCom since it was acquired on January 29, 1996. Revenues from Carriers' Carrier Services increased approximately $800,000 in 1996 (15%), primarily due to the growth in new SS7 Services and directory assistance products and growth in demand for Carriers' Carrier Services.

  Cost of Services

  Cost of services increased from $3.1 million in 1995 to $38.8 million in 1996. DeltaCom's operations accounted for $36.4 million of this increase. Carriers' Carrier Services accounted for a decrease of $700,000 primarily due to intersegment eliminations related to its utilization of DeltaCom's network infrastructure.

  Selling, Operations and Administration Expense

  Selling, operations and administration expense increased from $1.6 million in 1995 to $18.9 million in 1996. DeltaCom's operations accounted for $17.1 million of the increase. Carriers' Carrier Services accounted for $200,000 of the increase.

  Depreciation and Amortization

  Depreciation and amortization expense increased from $1.3 million in 1995 to $6.4 million in 1996. Of this $5.1 million increase, $4.8 million was attributable to DeltaCom, including $1.3 million of intangible amortization on $54.6 million of intangibles pushed down to the Company. See "--Effects of Accounting Standards." Carriers' Carrier Services accounted for $300,000 of the increase as a result of additional capital expenditures made for the provision of SS7 Services, capital expenditures associated with the Company's network management systems required to support the various management and marketing agreements with various utilities, and small electronic overbuilds on existing network segments.

  Other Income (Expense)

  Other expense increased from $200,000 in 1995 to $1.4 million in 1996. The Company's share of Gulf States FiberNet's partnership losses accounted for $1.3 million of this increase, which was partially offset by a

$100,000 increase in other interest and miscellaneous income. Gulf States FiberNet began full operations in late 1995 and, accordingly, the effect of a full year of operations was not reflected until 1996. Gulf States FiberNet recorded a pretax loss of $4.4 million in 1996, compared to a pretax loss of $700,000 in 1995. As of December 31, 1995 and 1996, the Company owned 36% of Gulf States FiberNet and recorded losses of $300,000 and $1.6 million, respectively, from such interest.

  Interest Expense

  Interest expense increased from $300,000 in 1995 to $6.2 million in 1996. The increase was primarily attributable to the increase in the Company's aggregate indebtedness resulting from the $74.0 million of DeltaCom Indebtedness. See "--Effects of Accounting Standards." The Company incurred interest expense of $5.8 million related to such indebtedness in 1996.

  EBITDA

  EBITDA increased from $1.0 million in 1995 to $8.9 million in 1996. DeltaCom accounted for $6.5 million and Carriers' Carrier Services accounted for $1.4 million of the increase. The increased EBITDA attributable to Carriers' Carrier Services is a result of an increase in revenues with minimal increases in associated variable costs.

HISTORICAL YEAR ENDED DECEMBER 31, 1994 COMPARED WITH HISTORICAL YEAR ENDED DECEMBER 31, 1995

  Revenues

  Revenues increased from $4.9 million in 1994 to $5.8 million in 1995. The increase was primarily attributable to additional capacity sales on the Atlanta-to-Columbus fiber route and the introduction of SS7 Services in early 1995. Revenues from operator services remained stable between years at approximately $2.5 million.

  Cost of Services

  Cost of services increased from $2.5 million in 1994 to $3.1 million in 1995, primarily as a result of network costs associated with SS7 Services in 1995 and the network management contract for a large enhanced specialized mobile radio customer.

  Selling, Operations and Administration Expense

  Selling, operations and administration expense increased from $900,000 in 1994 to $1.6 million in 1995. The increase principally reflected higher management and personnel costs resulting from the hiring of additional senior management and a team of key operations personnel in order to position the Company for future growth.

  Depreciation and Amortization

  Depreciation and amortization expense increased from $700,000 in 1994 to $1.3 million in 1995. The $600,000 increase in depreciation and amortization resulted from additional depreciation on capital assets related to the establishment of the network operations center that operates 24 hours a day, seven days a week, several minor spur routes, the initiation of SS7 Services, and ongoing capital expenditures for Carriers' Carrier Services.

  Other Income (Expense)

  Other expense increased from less than $100,000 in 1994 to $200,000 in 1995. The Company's share of the partnership losses related to Gulf States FiberNet accounted for this increase. Gulf States FiberNet was in the construction phase during 1994 and incurred a pretax loss of $300,000 in 1994, compared to a pretax loss of $700,000 in 1995. As of December 31, 1994 and 1995, the Company owned 36% of Gulf States FiberNet and recorded equity in partnership losses of $100,000 and $300,000, respectively. The equity in partnership losses was partially offset by other miscellaneous income in both years.

  EBITDA

  EBITDA decreased from $1.5 million in 1994 to $1.0 million in 1995. The decrease in EBITDA primarily reflected increased selling, operations and administration expense incurred in connection with the hiring of additional senior management, as discussed above, and additional expense related to the Company's initiation of SS7 Services.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically generated positive cash flow from operations from its existing lines of business, but has required equity infusions and advances from ITC Holding to finance a significant portion of its investing and financing activities. Cash flow from operations totaled $979,000, $1.4 million and $8.2 million for 1994, 1995 and 1996, respectively, and $9.4 million for the six months ended June 30, 1997. The components of cash flow from operations consisting of net loss adjusted for depreciation, amortization, deferred income taxes, equity in losses of investee, preacquisition losses, extraordinary item--loss on extinguishment of debt and other totaled $1.4 million, $1.5 million and $4.7 million for 1994, 1995 and 1996, respectively, and $5.7 million for the six months ended June 30, 1997. Changes in working capital used $443,000 and $42,000 in 1994 and 1995, respectively, and provided $3.5 million and $3.7 million for 1996 and the six months ended June 30, 1997, respectively. Such changes were primarily due to an increase in accounts receivable in 1994, which resulted from increased earned and unearned revenue, increases in income tax receivables and prepaid expenses in 1995, and, during 1996, an increase in accrued interest, accounts payable and unearned revenue, partially offset by an increase in accounts receivable. The increase in 1996 in accrued interest, accounts payable and accounts receivable resulted primarily from the DeltaCom Acquisition. Such changes were primarily due to increases in unearned revenue, accrued liabilities and income tax refunds receivable, offset by increases in accounts receivable for the six months ended June 30, 1997. Of this increase in accounts receivable and unearned revenue, $2.3 million and $1.3 million, respectively, resulted from the Gulf States Acquisition, with the remaining increase in accounts receivable attributable to increased earned and unearned revenue in the Carriers' Carrier Services and Retail Services.

  Cash used for investing activities was $10.7 million, $1.5 million and $72.7 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $11.8 million for the six months ended June 30, 1997. The cash used in 1996 was primarily attributable to the investment of $63.5 million, net of cash received, in connection with the DeltaCom Acquisition in January 1996. The Company made capital expenditures of $3.7 million, $1.8 million and $6.2 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $12.4 million for the six months ended June 30, 1997. Of the $6.2 million of capital expenditures in 1996, $4.1 million related to Retail Services and $2.1 million related to Carriers' Carrier Services. In addition, the Company contributed an additional $2.4 million to Gulf States FiberNet in 1996 to meet debt service requirements and to fund additional capital requirements of that business. Of the $12.4 million of capital expenditures for the six months ended June 30, 1997, $5.7 million related to Carriers' Carrier Services and $6.7 million related to Retail Services.

  Cash provided by financing activities was $10.1 million, $200,000, and $65.1 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $201.3 million for the six months ended June 30, 1997. Net cash provided by financing activities for the six months ended June 30, 1997 consisted primarily of net proceeds of $194.3 million from the sale of the Senior Notes and $8.2 million of advances received from ITC Holding. For 1996, most of the cash provided by financing activities was attributable to the DeltaCom Indebtedness, which was advanced to the Company by ITC Holding from funds borrowed under a bank facility. See "--Effects of Accounting Standards."

  ITC Holding partially financed the DeltaCom Acquisition and the Gulf States Acquisition with debt, which consists of the following: (i) a $74.0 million term loan under a bank facility incurred in connection with the DeltaCom Acquisition and pushed down to the Company (the DeltaCom Indebtedness); (ii) a $41.6 million Bridge Facility incurred in connection with the Gulf States Acquisition, which required the refinancing of Gulf

States FiberNet's existing project facility; and (iii) the $10.0 million SCANA
Note issued in connection with the Gulf States Acquisition and assumed by the Company.

  Upon consummation of the Reorganization on July 25, 1997, approximately $62.7 million of the $192.7 million of net proceeds from the sale of the Senior Notes in the Offering were used to purchase U.S. government securities that are being held by the Trustee in a pledged account as security for and to fund the first six scheduled interest payments on the Senior Notes and Exchange Notes. The balance of the net proceeds from the Offering, approximately $131.6 million, was released to the Company. A portion of the released proceeds was applied on July 25, 1997 as follows: (i) to repay approximately $48.3 million of indebtedness to ITC Holding (together with approximately $9.5 million of accrued interest) associated with the DeltaCom Acquisition and advances used by the Company for capital expenditures; and
(ii) to repay approximately $41.6 million of indebtedness incurred under the Bridge Facility (together with approximately $.2 million of accrued interest). The Company intends to use the remaining approximately $32.2 million of such net proceeds (i) to fund market expansion activities of the Company's telecommunications business, including development and construction costs of the Company's fiber optic network and its regional sales offices; and (ii) for additional working capital and other general corporate purposes, including the funding of cash flow deficits (after capital expenditures). Pending such uses, the Company has invested such amounts in U.S. government securities. In connection with the Reorganization, $31.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity.

  In January 1995, Gulf States FiberNet entered into an interest rate swap agreement with a $47.5 million principal amount. The agreement swapped the applicable three-month LIBOR rate selected under Gulf States FiberNet's project facility with a fixed rate of 8.25%. As of June 30, 1997, Gulf States FiberNet would have been required to pay $2,142,916 to terminate the interest rate swap. Gulf States FiberNet made payments totaling $553,320, $1,261,000 and $540,997 for the years ended December 1995 and 1996 and the six months ended June 30, 1997, respectively, in connection with this interest rate swap agreement. Although the related debt (the Bridge Facility) has been repaid, the Company does not currently intend to terminate this interest rate swap agreement since the Company plans to draw upon its variable rate Credit Facility to fund capital expenditures and operating losses in accordance with its expansion plans. The interest rate swap agreement expires in December 2002.

  To achieve its business plan, the Company will need significant financing for capital expenditure and working capital requirements, including repayment of indebtedness and operating losses. Expansion of the Company's network, operations and services will require significant capital expenditures. The Company currently estimates that its aggregate capital requirements will total approximately $104 million in 1997 and 1998, of which a total of approximately $50 million is expected to be incurred in 1997 (including $12.4 million of capital expenditures made as of June 30, 1997) and approximately $54 million is expected to be incurred in 1998. The Company expects to make substantial capital expenditures thereafter. Capital expenditures will be primarily for:
(i) addition of facilities-based local telephone service to its bundle of integrated telecommunications services, including acquisition and installation of switches and related equipment, (ii) market expansion, (iii) continued development and construction of its fiber optic network (including transmission equipment) and (iv) infrastructure enhancements, principally for information systems. At June 30, 1997, the Company had entered into agreements with vendors to purchase approximately $11.5 million of equipment and services, and, for the six months ended June 30, 1997, had made capital expenditures of $12.4 million. The actual amount and timing of the Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments (including market developments and new opportunities) in the Company's industry. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing."

  In September 1997, Interstate FiberNet, Inc., a wholly owned subsidiary of the Company, entered into the Credit Agreement with NationsBank for a five-year $100 million term and revolving credit facility to be used for working capital and other corporate purposes, including refinancing existing indebtedness, capital expenditures and permitted acquisitions. The Credit Facility consists of a $50 million multi-draw term facility and a $50 million revolving credit facility, and contains restrictions on the Company and its subsidiaries and requires Interstate FiberNet, Inc. to comply with certain financial tests and to maintain certain financial ratios. The Credit Facility is guaranteed by the Company, DeltaCom and Gulf States Transmission and is secured by a first priority lien on all current and future assets of Interstate FiberNet, Inc. and its subsidiaries and a first priority pledge of the stock of the Company's subsidiaries. See "Risk Factors--High Leverage; Ability to Service Debt; Restructure Covenants" and "Description of Certain Indebtedness--Credit Facility."

  The Company will be dependent on additional capital to fund its growth, as well as to fund continued operating losses and working capital. The Company believes that the net proceeds from the Offering, together with cash flow from operations and available borrowings under the Credit Facility, will provide sufficient funds to enable the Company to expand its business as currently planned through the maturity of the Credit Facility in 2002, after which the Company will need to seek additional financing to fund capital expenditures and working capital. Because the Credit Facility will mature in 2002, the Company may not have a ready source of liquidity after 2002. In the event that the Company's plans or assumptions change or prove to be inaccurate, the foregoing sources of funds may prove to be insufficient to fund the Company's currently planned growth and operations. In addition, if the Company successfully completes any acquisitions, the Company may be required to seek additional capital sooner than currently anticipated. Additional sources may include equity and debt financings and other financing arrangements, such as vendor financing. There can be no assurance that the Company will be able to generate sufficient cash flow from operations or that additional financing arrangements will be available, or if available, that they can be concluded on terms acceptable to the Company. Failure to generate or obtain sufficient funds would result in delay or abandonment of some or all of the Company's development and expansion plans, which could have a material adverse effect on the Company's ability to service its debt, including the Senior Notes and the Exchange Notes.

  At June 30, 1997, on a pro forma basis, giving effect to the Reorganization, including the forgiveness of, or repayment in full of certain indebtedness with a portion of the net proceeds from the Offering, the Company would have had $214.4 million of indebtedness and its stockholder's equity would have been $64.1 million. On a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996, and the six months ended June 30, 1997 by $18.2 million and $6.6 million, respectively, and its EBITDA less capital expenditures and interest expense would have been negative $14.8 million and negative $13.0 million, respectively.

  Although the Company's liquidity has improved, the Company's level of indebtedness and debt service obligations has significantly increased as a result of the Offering. The successful implementation of the Company's strategy, including expansion of its network and obtaining and retaining a significant number of customers, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to improve its earnings before fixed charges, or to meet its debt service obligations and working capital requirements. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing" and
"--High Leverage; Ability to Service Debt; Restrictive Covenants," "Description of Certain Indebtedness" and "Description of the Exchange Notes."

EFFECTS OF ACCOUNTING STANDARDS

  SFAS No. 121 and SFAS No. 123. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, issued by the Financial Accounting Standards Board, requires the Company to review for impairment, and potentially write down, the carrying values of long-lived assets and certain identifiable intangibles (including goodwill) to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company adopted SFAS No. 121, effective January 1, 1996, with no material impact on the combined financial statements.

  SFAS No. 123, Accounting for Stock-Based Compensation, establishes a fair market value based method for financial accounting and reporting stock-based employee compensation plans. Companies may elect to adopt the measurement criteria of SFAS No. 123 for accounting purposes, thereby recognizing compensation expense in results of operations on a prospective basis, or to disclose the pro forma effects of the new measurement criteria. The Company has elected to disclose the pro forma effects of the new measurement criteria. See note 9 to the combined financial statements.

  "Push Down" of Assets and Liabilities Related to the Acquisitions. ITC Holding financed the cash purchase price for the DeltaCom Acquisition of approximately $65.4 million and related debt refinancing of approximately $8.6 million principally with debt. The DeltaCom Acquisition was accounted for under the purchase method of accounting. In accordance with applicable accounting requirements of the Securities and Exchange Commission, purchase transactions that result in one entity becoming substantially wholly owned by the acquiror establish a new basis of accounting for the purchased assets and liabilities. Thus, the purchase price for the DeltaCom Acquisition has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair market values at January 29, 1996, the acquisition date. Because the DeltaCom Acquisition was recorded as a purchase, generally accepted accounting principles require that the purchase price paid and the debt incurred by ITC Holding for the DeltaCom Acquisition (and the related assets) be "pushed down" to establish a new accounting basis in DeltaCom's financial statements so that the basis of accounting for the purchased assets and liabilities is the same between ITC Holding and DeltaCom. This accounting treatment is also required because the Company used a portion of the proceeds of the Offering to repay a significant portion of the debt incurred by ITC Holding to finance the DeltaCom Acquisition. Similarly, the purchase price and debt associated with the Gulf States Acquisition was also "pushed down" to the financial statements of Interstate FiberNet and Gulf States Transmission.

INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's combined operations.

                                   BUSINESS

  The Company provides retail long distance services to mid-sized and major regional businesses in the southern United States and is a leading regional provider of Carriers' Carrier Services. The Company intends to become a leading regional provider of integrated telecommunications services to mid-sized and major regional businesses in the southern United States by offering such customers a broad range of telecommunications services, including local exchange and long distance data and voice, Internet and operator services, and the sale and servicing of customer premise equipment, in a single package tailored to the business customer's specific needs. In 1996, the Company had pro forma revenues of approximately $85.4 million, EBITDA of approximately $18.9 million and net losses from continuing operations of approximately $12.1 million. For the six months ended June 30, 1997, the Company had pro forma revenues of approximately $54.3 million, EBITDA of approximately $11.7 million and net losses from continuing operations of approximately $4.5 million.

  The Company provides Carriers' Carrier Services to other telecommunications carriers, including AT&T, MCI, Sprint, WorldCom, Cable & Wireless, LCI, Frontier and IXC. The Company's fiber optic network reaches over 60 POPs in ten southern states (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas) and extends approximately 5,400 route miles, of which approximately 2,500 miles are Company-owned and approximately 2,900 miles are owned and operated by three public utilities (Duke Power Company, Florida Power & Light Company and Entergy Technology Company) and managed and marketed by the Company. The Company expects to add approximately 700 route miles to its fiber network by the end of 1997 and approximately 100 owned and operated route miles in early 1998 through long-term dark fiber leases. In 1996, the Company's Carriers' Carrier Services business generated pro forma revenues of approximately $20.2 million, EBITDA of approximately $11.5 million and net losses from continuing operations of approximately $1.8 million. For the six months ended June 30, 1997, the Company's Carriers' Carrier Services business generated pro forma revenues of approximately $14.3 million, EBITDA of approximately $8.5 million and net income from continuing operations of less than $.1 million. As of June 30, 1997, on a pro forma basis, the Company had remaining future long-term contract commitments totaling approximately $75.8 million. These contracts expire on various dates through 2006 and are expected to generate approximately $56.0 million in revenues to the Company through 2001, of which approximately $14.5 million are expected to be realized in 1998.

  The Company currently provides a variety of Retail Services, including retail long distance services such as traditional switched and dedicated long distance, 800/888 calling, calling card and operator services, ATM and frame relay, high capacity broadband private line services, as well as Internet, Intranet and Web page hosting and development services, and customer premise equipment installation and repair. As of June 30, 1997, the Company provided services to over 6,600 business customers. The Company currently offers Retail Services, other than local exchange services (which are provided in two markets), in 12 metropolitan areas in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina and intends to provide a full range of Retail Services (including local exchange services) in approximately 15 additional metropolitan areas throughout the southern United States over the next five years. In 1996, the Retail Services business generated pro forma revenues of approximately $65.2 million, EBITDA of approximately $7.4 million and net losses from continuing operations of approximately $3.7 million. For the six months ended June 30, 1997, the Retail Services business generated pro forma revenues of approximately $39.9 million, EBITDA of approximately $3.2 million and net losses from continuing operations of approximately $2.2 million.

  In July 1997, the Company began offering local services on a limited, resale basis in Birmingham and Montgomery, Alabama, and commenced general sales of such services in those markets in August 1997. Also in August 1997, the Company initiated a limited offering in Birmingham and Montgomery of facilities-based local services, and expects that general marketing of such services will commence in September 1997. Although the Company's local exchange services offerings in such markets are in the very early stages, initial expressions of customer interest in such services have been positive, consistent with management's expectations. However, there can be no assurance that demand for the Company's local services will match such preliminary indications of customer interest. The Company expects to offer local exchange services as part of its Retail Services in six to nine markets (including Birmingham and Montgomery) by the end of 1997, initially by reselling the services of incumbent local exchange carriers and, where market conditions warrant, by using its own local switching facilities.

  In connection with offering local exchange services, the Company has entered into the Interconnection Agreement with BellSouth to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of gaining immediate access to all of BellSouth's unbundled network elements. This agreement will allow the Company to enter new markets with minimal capital expenditures and to offer local exchange service to its current customer base. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in most states, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, particularly those relating to the collocation of the Company's equipment with that of BellSouth. The Company and BellSouth are continuing to negotiate to resolve such issues. The Company expects that the Interconnection Agreement will provide a foundation for it to provide local service on a reasonable commercial basis, but there can be no assurance of this and important issues remain unsettled as a result of legal and regulatory developments and related matters. The Interconnection Agreement expires in 1999, and there can be no assurance that the Company will be able to renew it under favorable terms, or at all.

  ITC/\DeltaCom was incorporated in Delaware. The Company's principal executive offices are located at 206 West Ninth Street, West Point, Georgia 31833, and its telephone number is (706) 645-8990.

INDUSTRY OVERVIEW

  The long distance and local telecommunications markets are currently undergoing substantial changes, including fundamental changes resulting from the February 8, 1996 enactment of the Telecommunications Act, and the Company believes that it is well positioned to take advantage of these developments.

  Long Distance Services. Until 1984, AT&T largely monopolized local and long distance telephone services in the United States. Technological developments gradually enabled others to compete with AT&T in the long distance market. In 1984, largely as the result of a court decree, AT&T was required to divest its local telephone systems but was permitted to retain its long distance operations. Since 1984, competition in the long distance market has increased, service levels have improved, product offerings have increased and prices for long distance services have generally declined, all of which has resulted in increased consumer demand and significant market growth for long distance services. The increase in competition among long distance providers has also resulted in a growing trend toward industry consolidation.

  Local Services. The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, enhanced calling features and data services (dedicated point-to-point and frame relay service); (ii) network access services, which consist of access provided by local exchange carriers to long distance network carriers; (iii) short-haul long distance network services, which include intraLATA long distance calls; and (iv) other varied services, including the publication of "white page" and "yellow page" telephone directories. Industry sources have estimated that the 1995 aggregate revenues of all local exchange carriers approximated $95 billion. Until recently, there was virtually no competition in the local exchange markets.

  Since 1984, several factors have served to promote competition in the local exchange market, including: (i) rapidly growing customer demand for an alternative to the local exchange carrier monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require significant capacity and reliability levels; (iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, capacity and reliability as compared to copper-based networks; (iv) the significant access charges interexchange carriers are required to pay to local exchange carriers to access the local exchange carriers' networks; and (v) a willingness on the part of legislators to enact and regulators to enforce legislation and regulations permitting and promoting competition in the local exchange market. In particular, the Telecommunications Act requires all local exchange carriers to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, the incumbent local exchange carriers will be required to complete local calls originated by the Company's customers and switched by the Company and to deliver inbound local calls to the Company for termination to its customers, assuring customers of unimpaired local calling ability. The Company expects to obtain access to incumbent carrier local "loop" facilities (the transmission lines connecting customers' premises to the public telephone network) on an unbundled basis at reasonable rates. In addition, local exchange carriers are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. Local exchange carriers also are required to allow competitors non-discriminatory access to local exchange carrier pole attachments, conduit space and other rights-of-way. Moreover, states may not erect "barriers to entry" of local competition, although they may regulate such competition. The Company believes that, as a result of continued regulatory and technological changes and competitive trends, competitive local telecommunications companies have substantial opportunities for growth.

BUSINESS STRATEGY

  The Company's objectives are to maintain its leadership position in the provision of Carriers' Carrier Services and to become a leading provider of Retail Services in the southern United States. The Company intends to increase its market share in existing markets and expand into new markets by: (i) aggressively expanding its customer base and increasing its telecommunications services, including reselling services and facilities of the incumbent local exchange carriers; (ii) leveraging the Company's extensive network in its Retail Services and Carriers' Carrier Services businesses; (iii) concurrently constructing or obtaining access to additional network infrastructure to serve its customers more cost-effectively; and (iv) expanding its regional network of sales offices. The principal elements of the Company's business strategy include the following:

  Providing Integrated Telecommunications Services to Existing Base of Mid-sized and Major Regional Business Customers. By providing additional telecommunications services such as local telephone service to its existing, well-established base of long distance customers, the Company expects to be able to increase revenues at relatively low incremental cost. The Company believes that bundling a variety of telecommunications services and presenting customers with one fully integrated monthly billing statement for all of those services will allow it to penetrate its target markets rapidly and build customer loyalty. The Company believes that there is substantial demand in its target markets among mid-sized and major regional business customers for an integrated package of telecommunications services that meets all of their telecommunications needs.

  Leveraging Its Extensive Fiber Optic Network. The Company intends to leverage its extensive fiber optic network, which currently reaches over 60 POPs, by (i) continuing to provide switched and transport services to other communications carriers throughout its region to enable such carriers to diversify their routes and expand their networks; (ii) targeting customers that need to transmit large amounts of data within the Company's service region, such as banks and local and state governments; and (iii) offering local exchange services to its business customers, which began on a limited basis in the second half of 1997, as part of its integrated package of telecommunications services. The Company intends initially to provide local exchange services by reselling the services of incumbent local exchange carriers and, in some established markets, using its own local switching facilities. Over time, the Company expects to provide local services primarily using the Company's own switching facilities and existing regional fiber optic network, supplemented by unbundled facilities of incumbent local exchange carriers or other competitive local exchange carriers. The configuration of the Company's network enables the Company to expand its network by installing additional remote local switches, which operate in conjunction with the Company's DMS-500 switches, to provide facilities-based local services. Because remote local switches are less expensive to purchase and install than DMS-500 switches, and can be installed more quickly than DMS-500 switches, the Company believes that it will be able to enter new markets at less expense than many of its competitors. At present, the Company does not plan to construct intra-city local loop facilities.

  Focusing on the Southern United States. The Company intends to continue to focus on the southern United States in order to leverage its extensive telecommunications network in the region. The Company believes that its regional focus will enable it to take advantage of economies of scale in management, network operations and sales and marketing. The regional concentration of the Company's network also provides an opportunity for improved margins because a high portion of its customers' telecommunications traffic originates and terminates within the region. The Company also believes that its regional focus will enable it to build on its long-standing customer and business relationships in the region.

  Building Market Share through Personalized Customer Service. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers by emphasizing marketing, sales and customer service. Management believes that customers prefer one company to be accountable for their telecommunications services, and that a consultative, face-to-face sales and service strategy is the most effective method of acquiring and maintaining a high quality customer base. The Company seeks to obtain long-term commitments from its business customers by responding rapidly and creatively to their telecommunications needs. The Company currently operates 14 sales offices in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina. Each sales office is staffed by personnel capable of marketing all of the Company's products and providing comprehensive support to the Company's customers.

  Expanding Its Fiber Optic Network and Switching Facilities. The Company expects to expand its fiber optic telecommunications network and switching facilities to include additional markets within the southern United States. The Company currently owns and operates approximately 2,500 route miles of fiber optic network extending from Georgia to Texas, with an additional 700 owned and operated route miles expected to be added by the end of 1997 and approximately 100 owned and operated route mile expected to be added in early 1998. The Company also markets and manages capacity on 2,900 additional network route miles through its strategic relationships with public utilities. In addition, the Company has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows the Company to provide customers with access to POPs throughout those states. The Company believes that, by continuing to combine its owned network with the networks of public utilities and by adding switching facilities throughout its network, it will be able to achieve capital efficiencies and rapidly expand its network in a cost-effective manner.

  Leveraging Proven Management Team. The Company's management team consists of experienced telecommunications managers who in the past have successfully implemented a customer-focused long distance telecommunications strategy in the southern United States. Members of the team include Andrew Walker, Chief Executive Officer of the Company, Foster McDonald, President of the Company, and Douglas Shumate, Chief Financial Officer of the Company. ITC Holding is the Company's sole stockholder. The Company anticipates that ITC Holding's experience and contacts in the telecommunications industry will enhance the Company's development. See "Risk Factors--Control by ITC Holding Company; Conflicts of Interest" and "Management."

SERVICES AND FACILITIES

 Services

  The Company currently provides two basic services: (i) Retail Services and
(ii) Carriers' Carrier Services.

  Retail Services. Retail Services involve the provision of voice, data or video telecommunications services to end users or resellers. The Company currently provides several types of Retail Services, including basic long distance services (switched, dedicated, and calling card), dedicated Internet access, data network solutions (frame relay, ATM, point-to-point), and the sale and installation of customer premise equipment and, in two markets, local exchange services. The Company intends to provide additional types of Retail Services in the future and expand the markets in which it offers local services as part of a bundled "one-stop" integrated telecommunications service which will offer customers a wide range of switch-based value-added services. The Company's customer-focused software and network architecture will permit the Company to present its customers with one fully integrated monthly billing statement for the entire package of Retail Services.

  Set forth below are brief descriptions of the Company's Retail Services:

    LOCAL SERVICES. The Company intends initially to provide local exchange services by reselling the services of incumbent local exchange carriers and, in some established markets, using its own local switching facilities. Over time, the Company expects to provide local services primarily using the Company's own switching facilities and existing regional fiber optic network, supplemented by unbundled facilities of incumbent local exchange carriers or other competitive local exchange carriers. In July 1997, the Company began offering local services in Birmingham and Montgomery, Alabama. The Company expects to offer local services as part of its Retail Services in six to nine markets (including Birmingham and Montgomery) by the end of 1997.

    In connection with offering local services, the Company has entered into the Interconnection Agreement with BellSouth to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of immediately gaining access to the unbundled network elements necessary to provide local exchange services. The Interconnection Agreement contains "most favored nation" provisions which grant the Company the right to obtain the benefit of any arrangements entered into during the term of the Interconnection Agreement between BellSouth and any other carrier that materially differ from the rates, terms or conditions of the Interconnection Agreement. Under the Interconnection Agreement, each party may resell one or more unbundled network elements of the other party at agreed upon prices set forth in the Interconnection Agreement. In addition, each party is required to pay for the interconnection trunks needed to terminate traffic into the other party's local network, with the costs of certain two-way interconnection trunks and ports to be shared by the Company and BellSouth.

    The Interconnection Agreement has a term of two years beginning July 1, 1997, and requires the parties to negotiate renewal terms by July 1, 1998 for interconnection commencing July 1, 1999. In the event the parties fail to agree on such terms, they have agreed to operate under the existing terms, pending a determination of new terms by a state commission.

    LONG DISTANCE. The Company offers a full range of retail long distance services, including traditional switched and dedicated long distance, 800/888 calling, international, calling card and operator services.

    DATA SERVICES. The Company provides high quality data services to its customers primarily using frame relay switches distributed strategically throughout the Company's network, enabling customers to use a single network connection to communicate with multiple sites throughout the Company's fiber optic network. The Company currently provides ATM services on a resale basis. Beginning in late 1997 or early 1998, the Company intends to offer ATM services on its own network, providing data services to customers that need to transmit large amounts of data within the Company's service region, such as banks and local and state governments. The Company will continue to seek, through strategic business relationships with other providers, to interconnect its fiber optic network with the fiber optic networks of other companies. The Company anticipates increased demand for data services in the future, and expects that in the future a larger percentage of its revenues will be derived from the sale of dedicated data services.

    INTERNET ACCESS, INTRANET SERVICES AND WEB DEVELOPMENT. Since its acquisition in 1996 of substantially all of the assets of ViperNet, an Internet access provider and Web page developer for business customers, the Company has provided dedicated (frame relay) Internet access and Intranet services, electronic mail, Web page design and Web hosting services. The Company expects that mid-sized and larger businesses will require faster Internet access and larger bandwidth in the future, and intends to offer products that will meet that demand. The Company refers customers requesting non-dedicated Internet access to MindSpring Enterprises, Inc. ("MindSpring"), an Internet service provider in which ITC Holding has a substantial equity interest, and receives a fee per referred customer.

    CUSTOMER PREMISE EQUIPMENT. The Company sells and installs customer premise equipment such as telephones, office switchboard systems and, to a lesser extent, private branch exchanges (PBX) for customers in the Huntsville, Birmingham, Dothan and Montgomery, Alabama markets. The Company intends to offer customer premise equipment sales and installation in additional markets in the future, with the goals of (i) enhancing and supporting the Company's sale of local and long distance services and
  (ii) enhancing customer retention. The Company plans to form relationships with local customer premise equipment installation companies in all of its markets for the purpose of selling and installing customer premise equipment not otherwise provided by the Company.

  Carriers' Carrier Services. The Company's Carriers' Carrier Services are used by customers, such as major telecommunications carriers and non-facilities based carriers that have switches but do not own transmission facilities, to transport their already-switched traffic between LATAs. Calls being transmitted over a long-haul circuit for a customer are generally routed by the customer through a switch to a receiving terminal in the Company's network. The Company transmits the signals over a long-haul circuit to the terminal where the signals are to exit the Company's network. The signals are then routed by the customer through another switch and to the call recipient through a local exchange carrier. The Company provides DS-1, DS-3 and OC-N services. OC-N services are used by the Company's customers for very high capacity inter-city connectivity and specialized high speed data networking. The interface between the Company's network and the customer's facilities is by either local exchange carrier or a direct connection between the Company's network and the facilities of the customer. The Company typically bills the customers a fixed monthly rate depending on the capacity and length of the circuit, regardless of the amount the circuit is actually used.

 Facilities

  The Company owns or manages approximately 5,400 miles of a high quality fiber optic network which covers portions of ten states in the southern United States and extends to over 60 POPs. These POPs are located in almost all major population centers in the areas covered by the fiber optic network and a significant number of smaller cities where the Company's only competitor is the incumbent local exchange carrier.

  The Company owns approximately 2,500 miles of its fiber optic network, which the Company has built or acquired since 1992. In addition, the Company has strategic relationships with three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, pursuant to which the Company markets, sells and manages capacity on approximately 2,900 route miles of network owned and operated by the utilities.

  In addition, the Company is able to purchase network capacity to certain cities not covered by the Company's owned and managed network in North Carolina and South Carolina pursuant to a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks at pre-established prices which are generally favorable to the prices for such capacity available in the open market. Under this agreement, neither party is responsible for network maintenance charges relating to the other party's network.

  The Company expects to add approximately 700 owned and operated route miles to its fiber network by the end of 1997 and approximately 100 owned and operated route miles in early 1998 through long-term dark fiber leases. In addition, as part of its strategy, the Company intends to continue to evaluate the potential expansion of its network through a combination of new construction, long-term dark fiber leases and fiber swap transactions, depending on the extent of capital required over the economic life of the fiber assets to be deployed.

  The Company's decision to further expand its fiber optic network will be based on various factors, including: (i) the number of its customers in a market; (ii) the anticipated operating cost savings associated with such construction; and (iii) any strategic relationships with owners of existing infrastructure (e.g., utilities and cable operators). Through its strategic relationships with public utility companies, the Company believes that it will be able to achieve capital efficiencies in constructing and expanding its fiber optic network in a rapid and cost-effective manner. The Company also believes that its fiber optic network, in combination with its personalized approach to customer service, will create an attractive customer-focused platform for the provision of local, long distance and enhanced services.

  The Company has implemented electronic redundancy throughout its network, which enables traffic to be rerouted to another fiber in the same fiber sheath in the event of a partial fiber cut or electronic failure. Approximately 40% of the Company's owned and operated fiber optic network is also protected by geographically diverse routing, a network design (also called a "self healing ring") which enables traffic to be rerouted to an entirely different fiber optic cable (assuming capacity is available) in the event of a total cable cut. The Company is continuing to increase the geographic diversity of its fiber optic network, and expects to have a substantial portion of its network protected in this manner by the end of 1997.

  The Company's switching facilities currently consist of Nortel DMS 500 switches in Birmingham, Alabama and Columbia, South Carolina and a Nortel DMS 250 switch in Arab, Alabama. The Arab switch is capable of handling long distance switching and the Birmingham and Columbia DMS 500 switches are capable of handling both local and long distance switching. These installations enable the Company to market its Retail Services, including local services, on a switch-based facilities basis in, among other markets, Huntsville, Birmingham and Montgomery, Alabama; Greenville, Columbia and Charleston, South Carolina and Atlanta, Georgia. The Company intends to strategically place additional switches along its fiber network over the next five years. The Company also intends to deploy a significant number of Nortel Access Nodes in the majority of the markets which the Company intends to serve. The additional switches and nodes will allow the Company to perform local and long distance switching in its markets on a host/remote type relationship to the applicable DMS 500 switch. The Nortel Access Nodes will be connected to the Company's DMS 500 switching platform, utilizing the Company's fiber network wherever possible. This networking design, together with the Interconnection Agreement, will enable the Company to be a facilities-based provider of local and long distance services in all of the markets that it intends to enter. For those markets in which the Company intends to resell the services of incumbent local exchange carriers, the Company's platform will be BellSouth's Centrex product, known as MultiServ, which provides full feature functionality, such as caller identification, call waiting, remote call forwarding, call blocking, anonymous call rejection and conference calling.

  The Company is a member of the Associated Communications Companies of America (the "ACCA"), an 11-member trade association that negotiates with carriers for bulk transmission capacity for its members. The collective buying power of its members enables the ACCA to negotiate as if it were one of the larger long distance providers in the United States.

  The Company's data network currently consists of six Cascade 9000 frame relay switches located in Atlanta and West Point, Georgia; Birmingham, Montgomery and Arab, Alabama; and Columbia, South Carolina. The Company's data network connects with BellSouth's and Intermedia Communications' frame relay networks to provide nationwide connectivity for the Company's customers. The data network currently serves over 105 customers connected to approximately 560 customer locations. The Company's Cascade frame relay switches have the capability to provide ATM connectivity, and the Company has one ATM connection to American Communication Services, Inc. for the Internet. The Company intends to strategically locate additional frame relay and ATM switch sites over the next five years, with approximately eight to ten frame relay switches being added in 1997. These frame relay and ATM switches will be co-located with the Company's DMS-500 switches at strategic network facility locations, and will create a data backbone which will support the Company's data services.

SALES AND MARKETING

  Retail Services

  The Company focuses its sales efforts on mid-sized and major regional businesses in the southern United States. The Company believes that it can effectively compete for business customers based upon service, product diversity, price and reliability. The Company's sales force, composed of direct sales personnel, technical consultants and technicians, markets the Company's long distance and local communications services. The Company's management believes that high quality employee training is a prerequisite for superior customer service, and as a result each member of the Company's sales force is required to complete the Company's intensive training program. The Company's marketing strategy is built upon the belief that customers prefer to hold one company accountable for all of their telecommunications services. Each sales office provides technical assistance for its voice, data, Internet and customer premise equipment as required. Customers are assured a single point of contact, 24 hours a day, seven days a week.

  Marketing to mid-sized and major regional businesses is currently conducted by over 70 direct sales personnel (and over 120 other field personnel) located in 14 sales offices in the southern United States. In the future, the Company expects to significantly expand its direct sales force and open sales offices in additional major and secondary population centers in the southern United States. The Company's sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how the Company's service package will improve a customer's communications capabilities and costs. Sales personnel locate potential business customers by several methods, including customer referral, market research, telemarketing and other networking alliances such as endorsement agreements with trade associations and local chambers of commerce. The Company's sales personnel work closely with the Company's network engineers and information systems consultants to design new service products and applications. The Company's sales offices are also primarily responsible for coordinating service and customer premise equipment installation activities. Technicians survey customers' premises to assess power and space requirements, and coordinate delivery, installation and testing of equipment.

  A primary element of the Company's Retail Services marketing strategy is to enter into contracts with its customers. Those agreements generally provide for payment in arrears based on minutes of use for switched services and in advance for private line services. The agreements generally also provide that the customer may terminate the affected service without penalty in the event of substantial and prolonged outages arising from causes within the Company's control, and for certain other defined causes. To date, no customers have been terminated under these provisions. Generally, the agreements provide that the customer must utilize at least a minimum dollar amount (measured by dollars or minutes of use) of switched long distance services per month for the term of the agreement.

  In addition, the Company markets its business communication services through advertisements, event sponsorships, trade journals, direct mail and trade forums. Because the Company intends to distinguish its retail products largely on the convenience of its single communications bundle and the benefits of the Company's comprehensive, individualized and innovative customer support, the Company believes that advertising will play a larger role in its marketing strategy than it has in the past.

  Carriers' Carrier Services

  The Company has long-haul circuit contracts with major long distance carriers, including AT&T, MCI, Sprint, WorldCom, Cable & Wireless, LCI, Frontier and IXC. As of June 30, 1997, on a pro forma basis, the Company had remaining future long term contract commitments totaling approximately $75.8 million. These contracts expire on various dates through 2006 and are expected to generate approximately $56.0 million in revenues to the Company through 2001, of which $14.5 million are expected to be realized in 1998. The Company also provides long-haul transmission to customers after contract expiration on a month-to-month basis. The Company's long-haul contracts provide for fixed monthly payments, generally in advance. Although sales volumes from particular customers vary from year to year, the Company has historically enjoyed high customer retention and circuit renewal rates.

  The Company believes that it can continue to compete effectively in the wholesale, carrier-to-carrier market on the basis of price, reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company believes that demand for its Carriers' Carrier Services will increase as the incumbent local exchange carriers begin competing in the long distance market.

COMPETITION

  The telecommunications industry is highly competitive. The Company competes primarily on the basis of price, availability, transmission quality, reliability, customer service and variety of product offerings. The ability of the Company to compete effectively will depend on its ability to maintain high quality services at prices generally equal to or below those charged by its competitors. In particular, price competition in the retail and carrier's carrier long distance markets has generally been intense and is expected to increase. Many of the Company's competitors (such as AT&T, MCI, Sprint and WorldCom on an interexchange basis and BellSouth on an intraLATA basis) have substantially greater financial, personnel, technical, marketing and other resources, larger numbers of established customers and more prominent name recognition than the Company and utilize more extensive transmission networks than the Company. In addition, IXC and Qwest Communications International Inc. are constructing nationwide fiber optic systems, including routes through portions of the southern United States. The Company will also increasingly face competition in the long distance market from local exchange carriers, switchless resellers and satellite carriers and may eventually compete with public utilities and cable companies. In particular, Regional Bell Operating Companies such as BellSouth are now allowed to provide interLATA long distance services outside their home regions, as well as interLATA mobile services within their regions. They will be allowed to provide interLATA long distance services within their regions after meeting certain requirements of the Telecommunications Act intended to foster opportunities for local telephone competition. The Regional Bell Operating Companies already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for their long distance services. BellSouth and other Regional Bell Operating Companies are already beginning to take steps toward obtaining approval to provide in-region long distance services. Although the FCC has not approved the first two of such applications to come before it, there can be no assurance that such approvals will be delayed until local competition is established. In addition, other new competitors may build additional fiber capacity in the geographic areas served by the Company.

  The Company's principal competitor for local exchange services will be the incumbent local exchange carrier in the particular market, including BellSouth in virtually all of the Company's initial market areas. The incumbent local exchange carriers will enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including their preexisting customer relationship with all or virtually all end users. Furthermore, the Company will be highly dependent on the competing incumbent local exchange carrier for local network facilities and wholesale services required in order for the Company to assemble its own local retail products. The Company will also face competition from competitive local exchange carriers, some of whom have already established local operations in the Company's target markets. See "Risk Factors--Dependence on Incumbent Local Exchange Carriers."

  Large long distance carriers, such as AT&T, MCI and Sprint, have begun to offer local services together with their long distance telecommunications services in certain markets, and are expected to expand that activity as opportunities created by the Telecommunications Act develop. In addition, incumbent local exchange carriers are expected to compete in each other's markets in some cases. For example, BellSouth has recently announced plans to provide local services within its geographic region in competition with independent telephone companies. Wireless telecommunications providers may develop into effective substitutes for wireline local telephone service. For example, AT&T recently announced plans to offer local services using a new wireless technology. AT&T's proposed wireless system would link residential and business telephones via radio waves to the AT&T network. If successful, this new service could further enhance AT&T's ability to market, on a nationwide basis, "one-stop" telecommunications services. The Company also competes with numerous direct marketers and telemarketers and equipment vendors and installers with respect to certain portions of its business.

  A continuing trend toward consolidation, mergers, acquisitions and strategic alliances in the telecommunications industry could also increase the level of competition faced by the Company or the Company's carrier customers. For example, in December 1996, WorldCom, a national long distance carrier, acquired MFS Communications Company, Inc., one of the largest competitive local exchange carriers, and, in November 1996, British Telecommunications plc announced its agreement to acquire MCI. In March 1997, BellSouth and IBM announced an alliance to provide Internet and Intranet services to businesses in the South. The telecommunications market is very dynamic, and additional competitive changes are likely in the future.

REGULATION

  Overview. The Company's services are subject to federal, state and local regulation. The Company, through its wholly owned subsidiaries, holds various federal and state regulatory authorizations. The FCC exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over certain issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate or terminate intrastate communications. Local governments may require the Company to obtain licenses, permits or franchises in order to use the public rights-of-way necessary to install and operate its networks.

  Federal Regulation. The Company is categorized as a non-dominant carrier by the FCC, and as a result is subject to relatively limited regulation of its interstate and international services. Certain general policies and rules apply, as well as certain reporting requirements, but the Company's rates are not reviewed. The Company has all the authority required by the FCC to conduct its long distance business. As a non-dominant carrier, the Company may install and operate additional wireline facilities for the transmission of domestic interstate communications without prior FCC authorization.

  The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. The FCC has the authority generally to condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws and/or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

  The FCC also regulates the interstate access rates charged by incumbent local exchange carriers for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing long distance service. The FCC has recently announced changes to its interstate access rules that will result in restructuring of the access charge system and changes in access charge rate levels. These changes will reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions are expected to reduce access rates, and hence the cost of providing long distance service, especially to business customers. However, the full impact of the FCC's new decisions will not be known until those decisions are implemented over the next several years, during which time those decisions may be revised. Long distance companies may be disadvantaged if they have a disproportionate number of customers with multiple local telephone lines but relatively limited long distance requirements. In addition, AT&T has committed to reduce its long distance rates to reflect access cost reductions, and other competitors of the Company are likely to make similar reductions. In such event, the Company may need to reduce its rates in response to competitive pressures. In a related proceeding, the FCC has adopted changes to the methodology by which access has been used in part to subsidize universal telephone service and other public policy goals.

  The Telecommunications Act also gives the FCC a role in establishing rules for the implementation of local telephone competition, working with the state PUCs. The Telecommunications Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services, and the FCC has authority to develop rules to implement these duties. Some smaller independent incumbent local exchange carriers may seek suspension or modification of these obligations, and some companies serving rural areas are exempt from them.

  In that regard, on August 8, 1996, the FCC adopted the Interconnection Decision (the "Decision") to implement the interconnection, resale and number portability provisions of the Telecommunications Act. This Decision establishes rules pursuant to which incumbent local exchange carriers interconnect their networks with the networks of competitive local exchange carriers at rates that are reasonable and non-discriminatory. The Decision also establishes rules governing the rights of competitive local exchange carriers to obtain and use elements of the incumbent local exchange carriers' networks at cost-based rates either to supplement or substitute for alternative local network facilities that the competitive local exchange carrier would otherwise be required to install. The Decision sets rules governing competitive local exchange carrier access to wholesale versions of the incumbent local exchange carriers' retail local services for resale. The incumbent local exchange carriers are required to establish administrative support systems so that these services and functionalities can be made available to other carriers on a nondiscriminatory basis. The Decision also created rules to deal with reciprocal compensation for the transport and termination of local telecommunications, non-discriminatory access to rights of way, and related matters. A related FCC order adopted the same day established rules implementing the Telecommunications Act with respect to local and toll dialing parity among competitors; nondiscriminatory access to telephone numbers, operator services, directory assistance and listings, network information; and reform of numbering administration.

  The FCC's rules were challenged in the federal courts by GTE, the Regional Bell Operating Companies, large independent incumbent local exchange carriers and state regulatory commissions. On October 15, 1996, the U.S. Court of Appeals for the Eighth Circuit issued a stay of the implementation of certain of the FCC's rules and on July 18, 1997, the Court issued its decision finding that the FCC lacked statutory authority under the Telecommunications Act for certain of its rules. In particular, the Court found that the FCC was not empowered to establish the pricing standards governing unbundled local network elements or wholesale local services of the incumbent local exchange carriers. The Court also struck down other FCC rules, including one that would have enabled new entrants to "pick and choose" from provisions of established interconnection agreements between the incumbent local exchange carriers and other carriers. The Court, however, rejected certain other objections to the FCC rules brought by the incumbent local exchange carriers or the states, including challenges to the FCC's definition of unbundled elements, and to the FCC's rules allowing new competitors to create their own networks by combining incumbent local exchange carrier network elements together without adding additional facilities of their own. The overall impact of the Court's decision is to materially reduce the role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecommunications Act is violated, and increase the role of state utility commissions. The FCC has indicated that it will ask the Supreme Court to review the Court's decision and petitions for rehearing are pending concerning the decision's treatment of unbundled elements. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition using the authority they have under the ruling, which may lessen the significance of the reduced FCC role. At this time the impact of the Court's decision cannot be evaluated and there can be no assurance that the Court decision and related developments will not have a material adverse effect on the Company. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges. For example, on August 22, 1997, the Eighth Circuit Court issued a second order striking down certain FCC rules regarding dialing parity for new competitors. There can be no assurance that these and other pending decisions affecting local competition will not be adverse to companies seeking to enter the local telephone market.

  There can be no assurance that the FCC's remaining rules (including such rules that may be reinstated by the Supreme Court, if any), together with rules adopted by state public utility commissions, will be implemented in a manner that will permit local telephone competition to develop to a substantial extent and without significant delays. For example, many new carriers, including the Company, have experienced problems with respect to the operational support systems used by new carriers to order and receive network elements and wholesale services from the incumbent local exchange carriers. These systems are necessary for new carriers like the Company to provide local service to customers on a timely and competitive basis. The FCC has recently created a task force to examine problems that have slowed the development of local telephone competition.

  The Company has entered into the Interconnection Agreement with BellSouth. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities bases, without using Company-owned facilities. The Company and BellSouth have agreed on interim pricing terms for such resale and purchase of unbundled network elements. The terms of the Interconnection Agreement, including the interim pricing terms, are subject to the approval of the PUCs regulating the Company's markets. Such approval has been received from the PUCs of Alabama, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and is pending in Florida. In addition, the Interconnection Agreement does not resolve all operational issues, particularly those relating to the collocation of the Company's equipment with that of BellSouth. The Company and BellSouth are continuing to negotiate to resolve such issues. The Company expects that the Interconnection Agreement will provide a foundation for it to provide local service on a reasonable commercial basis, but there can be no assurance of this and important issues remain unsettled as a result of the Court decision and related matters. See "Risk Factors--Dependence on Local Incumbent Exchange Carriers."

  The Company expects to negotiate similar interconnection agreements with other incumbent local exchange carriers. However, other carriers who have preceded the Company in the negotiation process with certain of these incumbent local exchange carriers have expressed dissatisfaction with some of the terms of their agreements, or with the operational support systems by which they obtain the interconnection they require to provide local services to end users.

  As a general matter, no assurance is possible regarding how quickly or how adequately the Company will be able to take advantage of the opportunities created by the Telecommunications Act. The Company could be adversely affected if the court decision reversing some of the new FCC rules, or problems in the related arbitration and negotiation process, result in increasing the cost of using incumbent local exchange carrier network elements or services, or if such actions otherwise result in delays in the implementation of the Telecommunications Act or impediments to the development of local telephone competition.

  The Telecommunications Act also imposes certain duties on non-incumbent local exchange carriers, such as the Company. These duties include the obligation to complete calls originated by competing carriers under reciprocal arrangements or through mutual exchange of traffic without explicit payment; the obligation to permit resale of their telecommunications services without unreasonable restrictions or conditions; and the duty to provide dialing parity, number portability, and access to rights of way. The Company does not anticipate that these obligations will impose a material burden on its operations. However, given that local telephone competition is still in its infancy and implementation of the Telecommunications Act has just begun, there can be no assurance in this regard.

  The Telecommunications Act also establishes the foundation for substantial additional competition to the Company's long distance operations through elimination or modification of previous prohibitions on the provision of interLATA long distance services by the Regional Bell Operating Companies and GTE. The Regional Bell Operating Companies are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. They also are allowed to provide long distance services for their cellular and other mobile services within the regions in which they also provide local exchange service ("in-region service"). The Regional Bell Operating Companies will be allowed to provide wireline in-region services upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. GTE is permitted to enter the long distance market without regard to limitations by region. GTE is also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers. BellSouth and other Regional Bell Operating Companies have begun to take actions directed towards obtaining authority from the FCC to offer in-region long distance services in certain of the states in their respective regions. Although the FCC forced the withdrawal of the first such request, and rejected the next two, others are anticipated soon, including one or more applications from BellSouth to provide service in states in its region. Furthermore, court actions are now pending challenging both the terms under which the FCC has denied an in-region application, and the underlying provisions of the Telecommunications Act that restrict in-region service. There can be no assurance that the Regional Bell Operating Companies will be prevented from offering in-region long distance service until local competition is established.

  The FCC has granted incumbent local exchange carriers certain flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The Company anticipates that the FCC will grant incumbent local exchange carriers increasing pricing flexibility as the number of interconnection agreements and competitors increases. In a pending rulemaking proceeding scheduled for completion soon, the FCC is expected to announce new and more specific policies regarding the conditions and timing under which incumbent local exchange carriers will be eligible for such increased pricing flexibility. There can be no assurance that such pricing flexibility will not place the Company at a competitive disadvantage, either as a purchaser of access for its long distance operations, or as a vendor of access to other carriers or end user customers.

  State Regulation. The Company is also subject to various state laws and regulations. Most public utility commissions require providers such as the Company to obtain authority from the commission prior to the initiation of service. In most states, including Alabama, Georgia and Florida, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

  Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

  The Company has all necessary authority to offer intrastate long distance services in Alabama, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming. The Company is authorized to provide intrastate long distance service in the states of Arizona and Pennsylvania while certificates in those states are pending. Applications for authority to provide intrastate long distance service are also pending in several other states, including Maine, Minnesota and New Mexico. Applications will be filed, in the near future, in the states of Alaska and Hawaii. The Company seeks authority to provide long distance service in states outside of its target markets to enhance its ability to attract business customers with offices, or whose employees travel, outside of the Company's target markets.

  The Company intends initially to provide local exchange services in its region by reselling the retail local services of the respective incumbent local exchange carrier in a given territory and, in some established markets, using its own local switching facilities. The Company has obtained competitive local exchange carrier certification in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

  Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. However, these statutes and related questions arising from the Telecommunications Act will be elaborated further through rules and policy decisions made by PUCs in the process of addressing local service competition issues.

  The Company also will be heavily affected by state PUC decisions related to the incumbent local exchange carriers, particularly in view of the July 18, 1997 decision of the Eighth Circuit Court of Appeals noted above which recognizes a larger role for state utility commissions and a reduced role for the FCC. For example, PUCs have significant responsibility under the Telecommunications Act to oversee relationships between incumbent local exchange carriers and their new competitors with respect to such competitors' use of the incumbent local exchange carriers' network elements and wholesale local services. PUCs arbitrate interconnection agreements between the incumbent local exchange carriers and new competitors such as the Company when necessary. PUCs are considering incumbent local exchange carrier pricing issues in major proceedings now underway. PUCs will also determine how competitors can take advantage of the terms and conditions of interconnection agreements that incumbent local exchange carriers reach with other carriers. It is too early to evaluate how these matters will be resolved, or their impact on the ability of the Company to pursue its business plan.

  States also regulate the intrastate carrier access services of the incumbent local exchange carriers. The Company is required to pay such access charges to originate and terminate its intrastate long distance traffic. The Company could be adversely affected by high access charges, particularly to the extent that the incumbent local exchange carriers do not incur the same level of costs with respect to their own intrastate long distance services. A related issue is use by certain incumbent local exchange carriers, with the approval of PUCs, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. It is unclear whether state utility commissions will adopt changes in their rules governing intrastate access charges similar to those recently approved by the FCC for interstate access. The Company's business could be adversely affected by such changes.

  The Company also will be affected by how states regulate the retail prices of the incumbent local exchange carriers with which it competes. The Company believes that, as the degree of intrastate competition increases, the states will offer the incumbent local exchange carriers increasing pricing flexibility. This flexibility may present the incumbent local exchange carriers with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing incumbent local exchange carriers to offer competitive services at lower prices than they otherwise could. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

  Local Government Authorizations. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the incumbent local exchange carriers do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company, although the Telecommunications Act requires that in the future such fees be applied in a competitively neutral manner. To the extent that, notwithstanding the Act, competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company.

  General. The telecommunications market is in a period of substantial change and uncertainty. As the Telecommunications Act and related FCC and state actions are implemented, new issues are likely to arise that can affect the Company and its business plan. No assurance can be given that future regulatory developments will not have a materially adverse impact on the Company.

FACILITIES, REAL PROPERTY AND LEASES

  The Company leases its corporate headquarters space in West Point, Georgia from ITC Holding. The lease expires in 2005 and may be terminated by either party on 90 days' notice. See "Certain Transactions--ITC Holding." The Company also owns a switch site in Birmingham, Alabama and leases space for a network operations center and a switch site in Arab, Alabama. In addition, the Company intends to construct a multi-service facility in Anniston, Alabama to function as a centralized switching control center for the Company's network and an operator services center. Construction of the Anniston facility is expected to commence by the end of 1997 and to be completed in the second quarter of 1998.

  The Company operates sales offices in Atlanta (two offices), Georgia; Pensacola, Florida; Columbia and Greenville, South Carolina; Charlotte, North Carolina; New Orleans and Baton Rouge, Louisiana; and Huntsville, Mobile, Auburn, Dothan, Florence, Montgomery and Birmingham, Alabama. The leases for these offices expire between 1997 and 2001.

  As part of its fiber optic network and switched service system, the Company owns or leases rights-of-way, land, office space and towers throughout the southern United States.

  The Company owns land and microwave transmission towers at various locations in Alabama.

  The Company expects to lease or purchase additional office space and switching and other network facilities in connection with the planned expansion of its telecommunications network system.

  The Company believes that all of its properties are well maintained.

EMPLOYEES

  As of June 30, 1997, the Company had over 500 full-time employees, none of whom was represented by a union or covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good. In connection with the construction and maintenance of its fiber optic network and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

LEGAL PROCEEDINGS

  In May 1997, the U.S. District Court for the Middle District of Alabama, Southern Division returned a verdict against DeltaCom in Digitel Corporation
v. DeltaCom, Inc., Richard A. Wilkins, John A.R. Smith, and Edward L. Blackwell, awarding plaintiff $265,000 in damages. Plaintiff in this action alleged that certain of its former employees violated the non-solicitation agreements they had entered into with plaintiff as part of their employment. Plaintiff further alleged that DeltaCom, as the current employer of these former employees, shares liability for their alleged violations. DeltaCom is indemnified by the former stockholders of DeltaCom against both the attorney's fees incurred in defending the action and the judgment resulting from the action.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth, as of June 30, 1997, certain information concerning the directors and executive officers of the Company. The Board of Directors (the "Board") currently consists of nine directors, divided into three classes of directors serving staggered three-year terms. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected at the annual meeting of stockholders. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of stockholders.

          NAME                    AGE        POSITION(S) WITH COMPANY      TERM AS DIRECTOR EXPIRES
          ----                    ---        ------------------------      ------------------------
Campbell B. Lanier, III.........   46     Chairman, Director                           2000
Andrew M. Walker................   55     Chief Executive Officer, Director            2000
Foster O. McDonald..............   35     President
Douglas A. Shumate..............   32     Senior Vice President-Chief
                                          Financial Officer
Steven D. Moses.................   47     Senior Vice President-Network
                                          Services
J. Thomas Mullis................   53     Senior Vice President-General
                                          Counsel, Secretary
Roger F. Woodward...............   44     Senior Vice President-Sales,
                                          Marketing and Customer Support
Sara L. Plunkett................   47     Vice President-Finance, Treasurer
Donald W. Burton................   53     Director                                     1998
Malcolm C. Davenport, V.........   44     Director                                     1998
Robert A. Dolson (1)............   51     Director                                     1999
O. Gene Gabbard (1)(2)..........   57     Director                                     1999
William T. Parr (2).............   60     Director                                     1998
William H. Scott, III (2).......   49     Director                                     1999
William B. Timmerman............   50     Director                                     2000

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Campbell B. Lanier, III has been Chairman of the Company since March 1997. Mr. Lanier serves as Chairman of the Board and Chief Executive Officer of ITC Holding and has served as a director of ITC Holding since its inception in 1985 through a predecessor company. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He also is a director of KNOLOGY Holdings, Inc. ("KNOLOGY"), (a broadband telecommunications services company) (formerly known as CyberNet Holding, Inc.), MindSpring (a company that provides Internet services), National Vision Associates, Ltd. (a full service optical retailer) and K&G Men's Centers (a discount retailer of men's clothing), Vice Chairman of the Board of AvData Systems, Inc. ("AvData") (a company providing data communications networks) and Chairman of the Board of InterCel, Inc. ("InterCel") (a wireless telecommunications services company in which ITC Holding has a substantial equity interest) and is a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership. Since 1989, he has served as a director of the United States Telephone Association. He served as Chairman of the Board of AvData from 1988 to 1990.

  Andrew M. Walker has been Chief Executive Officer of the Company since March 1997. He served as President and Chief Executive Officer of the managing partner of each of Interstate FiberNet and Gulf States FiberNet from November 1994 until March 1997. Mr. Walker has served as a director of KNOLOGY since July 1996, and he served as Chief Executive Officer and President of KNOLOGY from July 1996 to February 1997. Mr. Walker worked for MCI from 1990 to 1994 as Vice President Carrier Services. From 1986 to 1990, Mr. Walker served as a Division President for Telecom*USA, Inc. ("Telecom*USA"). Prior to 1986, Mr. Walker held different positions with the Christian Broadcasting Network, M/A-Com and Comsat Laboratories ("Comsat").

  Foster O. McDonald has been President of the Company since March 1997. He served as President of DeltaCom from January 1991 until March 1997. From February 1996 until March 1997, Mr. McDonald also served as Chief Executive Officer of DeltaCom. From May 1984 through December 1990, Mr. McDonald served as Vice President and General Manager of DeltaCom. He also serves as a director of Brindlee Mountain Telephone Company.

  Douglas A. Shumate has been Senior Vice President and Chief Financial Officer of the Company since March 1997. He served as Chief Financial Officer of the Managing Partners of each of Interstate FiberNet and Gulf States FiberNet from January 1995 until March 1997. From May 1991 to January 1995, he served as Vice President-Finance and Chief Financial Officer of Interstate Telephone Company ("Interstate Telephone"), a local telephone service provider and wholly owned subsidiary of ITC Holding. From December 1986 through April 1991, Mr. Shumate was employed as a C.P.A. at Arthur Andersen LLP.

  Steven D. Moses has been Senior Vice President-Network Services of the Company since March 1997. He served as Vice President of Interstate FiberNet from January 1992 until April 1995 and Chief Operating Officer of Interstate FiberNet from April 1995 until March 1997. From May 1991 to January 1992, Mr. Moses served as Director--Special Projects of Interstate Telephone and Valley Telephone Company ("Valley Telephone") (a local telephone service provider and a wholly owned subsidiary of ITC Holding).

  J. Thomas Mullis has been Senior Vice President, General Counsel and Secretary of the Company since March 1997. Mr. Mullis served as General Counsel and Secretary of DeltaCom from May 1985 to March 1997 and as Executive Vice President of DeltaCom from January 1994 to November 1996. From November 1996 to March 1997, he also served as Senior Vice President of DeltaCom. From January 1990 to December 1993, Mr. Mullis served as President, General Counsel and Secretary of both Southern Interexchange Services, Inc. (a switched services carrier) and Southern Interexchange Facilities, Inc. (a private line carriers' carrier).

  Roger F. Woodward has been Senior Vice President--Sales, Marketing and Customer Support of the Company since March 1997. Mr. Woodward served as Senior Vice President-Sales of DeltaCom from October 1996 until March 1997. From March 1990 until July 1996, Mr. Woodward served in a variety of positions, including Regional Sales Director and Vice President-Sales, with Allnet Communications, Inc., which was acquired by Frontier in August 1995.

  Sara L. Plunkett has been Vice President--Finance and Treasurer for the Company since March 1997. She served as Vice President--Finance of DeltaCom from October 1996 until March 1997. From May 1989 through October 1996, she served as Chief Financial Officer of DeltaCom.

  Donald W. Burton has been a director of the Company since March 1997. He has served as the Managing General Partner of South Atlantic Venture Funds since 1983 and as the General Partner of The Burton Partnership, Limited Partnership since 1979. Since 1981, he has served as President of South Atlantic Capital Corporation. Mr. Burton serves as director of InterCel, MTL, Inc. (a bulk transportation service company), the Heritage Group of Mutual Funds and several private companies.

  Malcolm C. Davenport, V has been a director of the Company since March 1997. He has operated his own C.P.A. and law practices since 1979 and 1983, respectively. Mr. Davenport also serves as a director of ITC

Holding and several of its subsidiaries, Spintek Gaming Technologies, Inc. (a gaming technology provider) and American Artists Film Corporation (a motion picture production company).

  Robert A. Dolson has been a director of the Company since March 1997. He has served as President and Chairman of Continental Water Company (a holding company for regulated water utilities) since 1982 and 1989, respectively. He has served as President and Chairman of National Enterprises, Inc. (the parent company of Continental Water Company) since 1984 and 1989, respectively. He has served as a director of ITC Holding since December 1993. He also serves as a director of several private companies.

  O. Gene Gabbard has been a director of the Company since March 1997. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as Chairman of the Board of KNOLOGY and as a director of ITC Holding, InterCel, MindSpring, KNOLOGY and InterServ Services Corporation (a marketing company). He also currently serves as a director of Masada Security, Inc. (a security system monitoring services company), and of two telecommunications technology companies, Dynatech Corporation and Adtran, Inc. and is a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI. He served in various senior executive capacities, including Chairman of the Board, President and Chief Executive Officer of Telecom*USA, Inc. from December 1988 until Telecom's merger with MCI in August 1990. From July 1984 to December 1988, he was Chairman and/or President of SouthernNet, Inc. ("SouthernNet"), a long distance telecommunications company which was the predecessor to Telecom*USA.

  William T. Parr has been a director of the Company since March 1997. Mr. Parr has served as Vice Chairman of J. Smith Lanier & Co. (an insurance placement company) since 1980. He currently serves as a director of ITC Holding and several of its subsidiaries, including ITC Services Co., Inc. (a management services company), Valley Telephone, InterCall, Inc. (a conference calling service provider) and Globe Telecommunications, Inc. ("Globe") (a non-regulated telecommunications provider). He also serves as a director of AvData and J. Smith Lanier & Co.

  William H. Scott, III has been a director of the Company since March 1997. Mr. Scott has served as President of ITC Holding since December 1991 and has been a director of ITC Holding since May 1989. Mr. Scott is a director of InterCel, AvData, KNOLOGY and MindSpring. From 1989 to 1991, he served as Executive Vice President of ITC Holding. From 1985 to 1989, Mr. Scott was an officer and director of Async. Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, including Chief Operating Officer, Chief Financial Officer, and Vice President-Administration. He was a director of SouthernNet from 1984 to 1987.

  William B. Timmerman has been a director of the Company since March 1997. Since 1978 he has served in a variety of management positions at SCANA Corporation (a diversified utility company), including Chief Executive Officer, President, Senior Vice President, Executive Vice President and Chief Financial Officer. Mr. Timmerman is also director of SCANA Corporation, ITC Holding, InterCel and Liberty Corporation (a life insurance company).

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Dolson and Gabbard.

  The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. The current members of the Compensation Committee are Messrs. Gabbard, Parr and Scott.

DIRECTOR COMPENSATION

  Directors of the Company who are also employees of the Company receive no directors' fees. Non-employee directors receive directors' fees of $750 for each Board meeting attended in person, $200 for each Board meeting attended by telephone and $200 for each Board committee meeting attended (whether in person or by telephone conference). In addition, directors are reimbursed for their reasonable out-of-pocket travel expenditures incurred. Directors of the Company are also eligible to receive grants of stock options under the Company's Director Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee are Messrs. Gabbard, Parr and Scott.

INCENTIVE COMPENSATION PLANS

  1997 Stock Option Plan. The Company's 1997 Stock Option Plan (the "Stock Option Plan") provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company, its subsidiaries and its parent corporation, ITC Holding, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company. The Stock Option Plan authorizes the issuance of up to 1,500,000 shares of Class A Common Stock pursuant to options granted under the Stock Option Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The maximum number of shares subject to options that may be awarded under the Stock Option Plan to any person is 500,000 shares. The Compensation Committee of the Board of Directors will administer the Stock Option Plan and will grant options to purchase Class A Common Stock.

  The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the Class A Common Stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of Class A Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

  The Board of Directors may amend or terminate the Stock Option Plan with respect to shares of Class A Common Stock as to which options have not been granted.

  At July 31, 1997, options to purchase 894,254 shares of Class A Common Stock were outstanding pursuant to the Stock Option Plan.

  Directors Stock Option Plan. The Company's 1997 Directors Stock Option Plan (the "Directors Plan") provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Code to directors of the Company who are not officers or employees of the Company, ITC Holding or any subsidiary of the Company (each an "Eligible Director"). The Directors Plan authorizes the issuance of up to 150,000 shares of Class A Common Stock pursuant to options granted under the Directors Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The option exercise price for options granted under the Directors Plan will be 100% of the fair market value of the shares of Class A Common Stock on the date of grant of the option. Under the Directors Plan, each Eligible Director will be granted an option to purchase 10,000 shares of Class A Common Stock upon such person's initial election or appointment to serve as a director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant. The Board of Directors may amend or terminate the Directors Plan with respect to shares of Class A Common Stock as to which options have not been granted.

  At July 31, 1997, stock options to purchase 60,000 shares of Class A Common Stock were outstanding pursuant to the Directors Plan.

EXECUTIVE COMPENSATION

  During 1997 Messrs. Walker, McDonald, Mullis, Woodward and Moses (the "Named Executive Officers") expect to earn salaries at annual rates of $150,000, $135,000, $131,472, $125,000 and $110,000, respectively. If certain performance goals are met, Messrs. Walker, McDonald, Mullis, Woodward and Moses expect to earn bonuses of $90,000, $75,000, $35,855, $50,000 and
$61,111, respectively.

  On March 24, 1997, the Company granted Messrs. Walker, McDonald, Mullis, Woodward and Moses options to purchase 125,000, 75,000, 40,000, 50,000 and 50,000 shares of Class A Common Stock, respectively. Each of the Named Executive Officers has been granted certain options to purchase shares of common stock of ITC Holding under ITC Holding's incentive stock option plan. These options will continue to vest according to the schedule set forth in each Named Executive Officer's respective stock option agreement unless such Named Executive Officer's employment with the Company is terminated (and such employee is not employed by ITC Holding or another subsidiary thereof), in which case options that have not vested at that time will terminate.

                             CERTAIN TRANSACTIONS

  The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arm's-length transactions with independent third parties.

ITC HOLDING

  The following is a summary of certain transactions and relationships between the Company and ITC Holding, its other wholly owned subsidiaries, or entities in which ITC Holding holds more than 10% of the equity interests, and among the Company and its directors, executive officers and stockholders and its associated entities.

  The Company, through Interstate FiberNet, Inc. (and formerly through Interstate FiberNet, a Georgia general partnership), sells capacity on its fiber optic network to several ITC Holding subsidiaries and affiliates, including InterCel and InterCel PCS Services, Inc. (collectively, "PowerTel"), Globe, InterCall, KNOLOGY and MindSpring. Together, these entities paid Interstate FiberNet approximately $422,000, $316,000 and $243,000 for such capacity for the years ended December 31, 1996, 1995 and 1994 and $456,000 for the six months ended June 30, 1997, respectively.

  Since 1996, the Company, through DeltaCom, has provided long distance and carrier switched long distance service to several ITC Holding subsidiaries and affiliates, including KNOLOGY , InterCall, Interstate Telephone, Valley Telephone, PowerTel and MindSpring. Together, these entities paid DeltaCom approximately $1.4 million for the year ended December 31, 1996 and $1,755,000 for the six months ended June 30, 1997. Since 1996, DeltaCom has also earned commissions by serving as agent for certain interexchange carriers doing business with PowerTel, InterCall and MindSpring. Under these agreements, DeltaCom contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to PowerTel, InterCall and MindSpring. Together, PowerTel, InterCall and MindSpring paid DeltaCom commissions totaling approximately $514,000 for the year ended December 31, 1996, and $462,000 for the six months ended June 30, 1997.

  In 1995, the Company, through Interstate FiberNet and Gulfstates FiberNet, constructed a fiber route on behalf of KNOLOGY. KNOLOGY reimbursed the Company for approximately $62,000 worth of construction expenses. The Company also provided certain engineering and construction-related management services, estimated to have a value of $50,000, to KNOLOGY in 1995. The Company did not charge KNOLOGY for these services.

  In addition to his responsibilities with the Company, Mr. Walker also served as President and Chief Executive Officer of KNOLOGY for the period from July 15, 1996 through February 20, 1997. He served in this capacity at the request of KNOLOGY and ITC Holding and received no compensation from KNOLOGY. The Company estimates the value of services provided to be approximately $20,000.

  In 1996, Interstate FiberNet provided certain engineering and construction-related management services to PowerTel. Interstate FiberNet charged approximately $57,000 for these services.

  In 1995, the Company provided certain network optimization services for InterCall. InterCall paid $24,000 for such services.

  The Company, through Interstate FiberNet, Inc. (and formerly through InterQuest), provides directory assistance and operator service to PowerTel, Interstate Telephone and Valley Telephone. Revenues recorded by the Company for these services were approximately $433,000, $245,000 and $202,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and $451,000 for the six months ended June 30, 1997.

  Since 1996, DeltaCom has purchased feature group access from Interstate Telephone and Valley Telephone. Access fees paid by DeltaCom to these entities, in the aggregate, totaled approximately $401,000 in 1996 and $87,000 for the six months ended June 30, 1997.

  Since 1995, InterCall has provided conference calling services to Interstate FiberNet (and now to Interstate FiberNet, Inc.) and (beginning in 1996) to DeltaCom. The Company paid approximately $80,000 and $1,000 for such services for the years ended December 31, 1996 and 1995, respectively, and $35,000 for the six months ended June 30, 1997.

  ITC Holding, through certain of its subsidiaries, from time to time provides the Company (and its subsidiaries) with administrative and staff services. The amounts paid by the Company to ITC Holding and its affiliates for these services for the years ended December 31, 1996, 1995 and 1994, were $19,000, $5,000 and $148,000, respectively, and $65,000 for the six months ended June 30, 1997.

  Since 1995, ITC Holding advanced funds to InterQuest at a variable rate equal to the rate paid by ITC Holding through its credit facility with First Union and CoBank, plus .5%. For the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, InterQuest recorded interest expenses to ITC Holding of approximately $123,000, $97,000 and $40,000, respectively. For the year ended December 31, 1996 and for the six months ended June 30, 1997, DeltaCom advanced excess funds from its operations to ITC Holding at an annual interest rate of 8.25% and DeltaCom recorded interest income of approximately $78,000 and $7,000, respectively. The advance is repayable on demand.

  The Company has leased office space in West Point, Georgia from ITC Holding since January 1995. Under its lease, the Company pays ITC Holding rent in the amount of approximately $2,500 per month. The lease may be terminated by either party on 90 days' notice. In 1996, the Company paid ITC Holding an additional $7,000 in tax reimbursement payments for 1995 and 1996.

  In 1996, InterQuest purchased certain switching equipment located in West Point, Georgia from Globe for approximately $120,000. During the six months ended June 30, 1997, DeltaCom sold equipment to KNOLOGY for $204,000.

  Certain officers and directors of the Company hold or have held positions in ITC Holding and various subsidiaries of ITC Holding. See "Management-- Directors and Executive Officers." In addition, certain Company officers and directors have ownership interests in ITC Holding. See "Principal
Stockholders--Stock of ITC Holding Held By Directors and Management."

SCANA

  In March 1997, in the Gulf States Acquisition, ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and the Georgia Fiber Assets. The purchase price of approximately $27.9 million was paid in the form of the SCANA Note in the aggregate principal amount of approximately $10.0 million and 588,411 shares of Series A Convertible Preferred Stock of ITC Holding. See "Description of Certain Indebtedness--SCANA Note." In addition, pursuant to an earn-out provision, no later than April 30, 1998, ITC Holding must issue to SCANA that number of shares of Series A Convertible Preferred Stock that in aggregate value equal 35.7% of the product of (a) 64%, multiplied by (b)(i) six, multiplied by (ii) the amount (if any) by which the earnings before interest, taxes, depreciation and amortization of the Gulf States FiberNet business for the fiscal year ended December 31, 1997 exceeds $11,265,696.

                            PRINCIPAL STOCKHOLDERS

  All of the Company's issued and outstanding capital stock is owned by ITC Holding.

STOCK OF ITC HOLDING HELD BY DIRECTORS AND MANAGEMENT

  The following table sets forth information as of July 31, 1997 concerning beneficial ownership of the common stock of ITC Holding by (i) each director of the Company, (ii) each executive officer and (iii) all directors and executive officers of the Company as a group. The information in the table is based on information from the named persons regarding ownership of ITC Holding common stock. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                         AMOUNT OF
                                                        BENEFICIAL    PERCENT
NAME OF BENEFICIAL OWNER                              OWNERSHIP(A)(B) OF CLASS
------------------------                              --------------- --------
Donald W. Burton(c)..................................      520,952       6.1%
Malcolm C. Davenport, V(d)...........................      168,478       2.0
Robert A. Dolson(e)..................................      875,135      10.2
O. Gene Gabbard......................................       44,215        *
Campbell B. Lanier, III(f)...........................    2,374,621      27.7
Foster O. McDonald(g)................................       76,598        *
Steven O. Moses......................................       19,022        *
J. Thomas Mullis.....................................          --         *
William T. Parr......................................       55,335        *
Sara L. Plunkett.....................................          --         *
William H. Scott, III(h).............................      338,673       3.9
Douglas A. Shumate...................................       27,798        *
William B. Timmerman(i)..............................      774,616       9.1
Andrew M. Walker.....................................       16,800        *
Roger F. Woodward....................................          --         *
All executive officers and directors as a group (15
 persons)............................................    5,293,243      60.5

--------
 * Less than one percent.
(a) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from July 31, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(b) Includes the following shares that the individuals named below have the right to purchase within 60 days from July 31, 1997 pursuant to options:

   Donald W. Burton.....................................................   1,480
   O. Gene Gabbard......................................................   1,480
   Campbell B. Lanier, III..............................................  91,372
   Steven D. Moses......................................................  17,102
   William H. Scott, III................................................ 120,836
   Douglas A. Shumate...................................................  22,452
   Andrew M. Walker.....................................................   8,400
                                                                         -------
     Total.............................................................. 263,122
                                                                         =======

(c) Includes 26,978 shares held of record by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 47,337 shares held of record by South Atlantic Venture Fund II, Limited Partnership, of which South Atlantic Venture Partners II, Limited Partnership is the sole general partner, of which Mr. Burton is the managing general partner; 245,157 shares held of record by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner, 78,754 shares held of record by South Atlantic Venture Fund IV, L.P., of which Mr. Burton is a general partner, and 121,246 shares held of record by South Atlantic Venture Fund IV (QP), L.P., of which Mr. Burton is a general partner. Also includes 1,480 unexercised but vested options held of record by South Atlantic Venture Fund II, Limited Partnership.
(d) Includes 149,970 shares held of record by the Malcolm C. Davenport, V Family Trust, of which Mr. Davenport is co-trustee.
(e) Represents 875,135 shares held of record by National Enterprises, Inc., of which Mr. Dolson is President.
(f) Includes 40 shares in the aggregate held of record by Mr. Lanier's wife; 13,000 shares held of record by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; and 25,000 shares held of record by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is co-trustee.
(g) Represents 76,598 shares held of record by three McDonald family trusts, of which Mr. McDonald is trustee.
(h) Includes 800 shares in the aggregate held of record by members of Mr. Scott's immediate family; 13,000 shares held of record by the Lanier Family Foundation, of which Mr. Scott is co-trustee; 25,000 shares held by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Scott is co-trustee; 65,000 shares held of record by Campbell B. Lanier, III Charitable Remainder Trust, of which Mr. Scott is trustee; 3,608 shares held in trust for Mr. Scott's minor daughter, of which Mr. Scott's wife is co-trustee; and 625 shares held of record by the Campbell B. Lanier, IV 2503(c) Trust, of which Mr. Scott is trustee.
(i) Represents 774,616 shares held of record by SCANA, of which Mr. Timmerman is Chief Executive Officer.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SCANA NOTE

  The SCANA Note has been assumed by Interstate FiberNet, Inc., which became a wholly owned subsidiary of the Company as part of the Reorganization. See "History of the Company--Reorganization." The SCANA Note, which has a principal balance of approximately $10.0 million, has a maturity date of March 31, 2002. Interest accrues on the SCANA Note at an annual rate of 11% and is payable semiannually in arrears. Principal is payable semiannually, commencing on September 30, 1997, in equal semiannual installments of $996,409. The SCANA
Note is unsecured.



CREDIT FACILITY

  The Company's wholly owned subsidiary, Interstate FiberNet, Inc. (the "Borrower") has entered into a credit agreement with NationsBank, as administrative lender, and the lenders set forth therein (the "Credit Agreement"). The Credit Agreement provides for a $100 million credit facility to be used for working capital and other purposes, including refinancing indebtedness of the Borrower existing at the closing of the Credit Facility, capital expenditures and permitted acquisitions. The Borrower's obligations under the Credit Facility are guaranteed by the Company and the Borrower's subsidiaries and are secured by a first priority lien on all current and future assets and properties of the Borrower and its subsidiaries, except for certain contract rights and interests in real estate, and a first priority pledge of the stock of the Borrower and its subsidiaries. The following summary of the material provisions of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Certain capitalized terms used in this description of the Credit Facility are defined at the end of this section.

  The Credit Facility will mature on September 15, 2002. The Credit Facility includes a $50 million multi-draw term loan facility and a $50 million revolving credit facility. The Borrower may draw down amounts under the term loan facility until the second anniversary of the Credit Facility. The aggregate amount of all advances under the term loan facility must equal $50 million before drawing down any amount over $10 million under the revolving credit facility.

  Amounts drawn under the Credit Facility will bear interest, at the Borrower's option, at either the Base Rate or the LIBOR Rate, plus an Applicable Margin. The Applicable Margin will be an annual rate which will fluctuate based on the Borrower's Total Leverage Ratio and which will be between 1.75% and .75% for Base Rate borrowings and between 2.75% and 1.75% for LIBOR Rate borrowings. The Credit Agreement requires the Borrower to repay indebtedness outstanding under the Credit Facility with the net cash proceeds from sales of assets by the Company, the Borrower or the Borrower's subsidiaries other than in the ordinary course of business and from certain public or private issuances of equity or debt securities by the Company, the Borrower or the Borrower's subsidiaries.

  The Credit Agreement contains negative covenants limiting the ability of the Borrower, the Borrower's current and future subsidiaries and the Company to incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, change their business, issue capital stock, engage in transactions with affiliates, sell assets, engage in mergers and acquisitions and assume or make guaranties. In addition, the Credit Agreement contains affirmative covenants, including covenants requiring compliance with laws, maintenance of corporate existence, licenses, properties and insurance, payment of taxes and performance of other material obligations and the delivery of financial and other information.

  The Credit Agreement restricts the Borrower from declaring and paying dividends or distributions. However, the Borrower is permitted to pay dividends to the Company to pay scheduled interest on the Senior Notes and the Exchange Notes, commencing after the sixth scheduled interest payment, unless at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) under the Credit Agreement exists or would be caused by such dividend or distribution; provided that, with respect to any event of default (other than a payment default, a bankruptcy event with respect to the Company, the Borrower, the Borrower's subsidiaries, any person or entity liable for the performance of any of the obligations pursuant to the Credit Agreement or any person or entity the property of which secures the performance of any of the obligations pursuant to the Credit Agreement, or the loss of a material license or fiber network), the Borrower will not be prohibited from paying dividends to the Company to pay scheduled cash interest due and payable on the Senior Notes and the Exchange Notes for more than 180 days.

  The Credit Agreement also requires the Borrower to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Borrower must maintain (i) a Total Leverage Ratio no greater than 9.5:1.0 initially, with subsequent reductions; (ii) a Senior Leverage Ratio no greater than 2.75:1.0 through June 30, 1999 and 2.25:1.0 thereafter; (iii) an Interest Coverage Ratio no less than 3.75:1.0 through June 30, 2000 and 1.75:1.0 thereafter; (iv) capital expenditures no greater than $57,650,600 initially, with subsequent reductions; provided, that (A) to the extent that less than such amount is used for any fiscal year, the limitation on capital expenditures for the immediately succeeding fiscal year may be increased by the amount of such unused amount, (B) during 1997 the Borrower may elect to reduce its 1998 limitation by $8 million and increase its 1997 limitation by $8 million, and (C) the amount of net cash proceeds from certain issuances of equity securities may be used for capital expenditures in excess of the foregoing limitations; and (v) a minimum Operating Cash Flow of no less than $16,700,000 initially, with subsequent increases.

  Failure to satisfy any of the financial covenants constitutes an event of default under the Credit Facility, notwithstanding the ability of the Borrower to meet its debt service obligations. The Credit Agreement also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments, bankruptcy and a change of control.

  As used in this section:

  "Annualized Operating Cash Flow" means Operating Cash Flow for the six-month period most recently ended multiplied by two.

  "Base Rate" means an annual interest rate equal to the lesser of (a) the Highest Lawful Rate, and (b) the sum of the Applicable Margin plus the higher of (i) a fluctuating annual rate as shall be in effect from time to time and announced or published by NationsBank as its prime rate, and which may not necessarily be the lowest interest rate charged by NationsBank and (ii) the Federal Funds Rate in effect at such time plus 0.50%.

  "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under applicable law, any of the lenders under the Credit Agreement is then permitted to charge on the obligations pursuant to the Credit Agreement.

  "Interest Coverage Ratio" means, for the Borrower on a consolidated basis for any period, the ratio of Annualized Operating Cash Flow to the aggregate amount of interest due and payable by the Company, the Borrower and the Borrower's subsidiaries with respect to Total Debt during such period net of interest on the Senior Notes and the Exchange Notes funded by Pledged Securities, interest income for such period, interest actually paid-in-kind, any one-time facility fees paid in connection with the Credit Facility and in connection with any pre-existing debt of the Company, the Borrower or the Borrower's subsidiaries, and up to $9.5 million of accrued interest paid by the Borrower to ITC Holding prior to the closing of the Credit Facility.

  "LIBOR Rate" means an annual interest rate equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) the Applicable Margin, plus (ii) the annual rate (rounded upwards, if necessary, to the nearest 1/100th of one percent) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00
a.m. (London time) two business days prior to the first day o     f the
applicable interest period. If for any reason such rate is not available, the term "LIBOR Rate" means the annual interest rate (rounded upwards, if necessary, to the nearest 1/100th of one percent) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable interest period for a term comparable to such interest period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

  "Operating Cash Flow" for any period means the consolidated net income
(loss) of the Company, the Borrower and the Borrower's subsidiaries for such period plus the following amounts for such period, to the extent included in the determination of such income (loss): depreciation expense, amortization expense and other non-cash charges reducing income, net interest expense, and income tax expense.

  "Senior Leverage Ratio" means, for the Borrower on a consolidated basis at any date, the ratio of Senior Debt (Total Debt minus the Senior Notes and the Exchange Notes) to Annualized Operating Cash Flow.

  "Total Debt" means the aggregate indebtedness of the Borrower for borrowed money on a consolidated basis, net of cash balances in excess of $5 million plus, except for purposes of calculating the Senior Leverage Ratio, the balance of Pledged Securities securing the Senior Notes and the Exchange Notes.

  "Total Leverage Ratio" means at any date, for the Borrower on a consolidated basis, the ratio of Total Debt on such date to Annualized Operating Cash Flow.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The Senior Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of June 3, 1997, between the Company and United States Trust Company of New York, trustee under the Indenture (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement (of which this Prospectus is a part). The following summary contains a description of certain provisions of the Indenture, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

  The terms of the Exchange Notes will be identical in all material respects to the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Senior Notes under the Registration Rights Agreement.

  The Exchange Notes will be unsecured (except to the extent described under "--Security" below) unsubordinated obligations of the Company, initially limited to $200,000,000 aggregate principal amount, and will mature on June 1, 2007. Each Exchange Note will bear interest at the rate of 11% per annum from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date) on June 1 and December 1, of each year, commencing December 1, 1997.

  Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

  The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

  The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after June 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 1, of the years set forth below:

      YEAR                                                      REDEMPTION PRICE
      ----                                                      ----------------
      2002.....................................................     105.500%
      2003.....................................................     102.750
      2004 and thereafter......................................     100.000

  In addition, at any time prior to June 1, 2000, the Company may redeem up to 35% of the principal amount of the Senior Notes and the Exchange Notes with the proceeds of one or more Public Equity Offerings following which a Public Market occurs, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 111%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $130.0 million aggregate principal amount of Senior Notes and the Exchange Notes remains outstanding after each such redemption.

  If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SECURITY

  The Indenture requires that a portion of the proceeds from the Offering remain subject to the Pledge Agreement and be invested in Pledged Securities in such amounts and maturities as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Senior Notes and the Exchange Notes. Approximately $62.7 million of such proceeds are held by the Trustee as security for and to fund the first six interest payments on the Senior Notes and the Exchange Notes.

  The Pledged Securities are pledged to the Trustee for the benefit of the Holders of the Senior Notes and the Exchange Notes pursuant to the Pledge Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Senior Notes and the Exchange Notes. A failure to pay interest on the Senior Notes or the Exchange Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledged Securities and Pledge Account will also secure the repayment of the principal amount and premium on the Senior Notes and the Exchange Notes.

  Under the Pledge Agreement, once the Company makes the first six scheduled interest payments on the Exchange Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Exchange Notes will be unsecured.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company entered into the Registration Rights Agreement with the Placement Agents, for the benefit of the holders of Senior Notes, pursuant to which the Company agreed to file the Registration Statement (of which this Prospectus is a part) with the Commission. The Registration Rights Agreement provides that the Company will, at its cost, use its best efforts to cause the Registration Statement to be filed with the SEC not later than 60 days after the Closing Date (as defined in the Purchase Agreement attached as an exhibit to the Registration Statement of which this Prospectus is a part) and declared effective under the Securities Act. Upon the effectiveness of the Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Senior Notes. The Company has agreed to keep the Exchange Offer open for not less than 20 days after the date notice of the Exchange Offer is mailed to the holders of Senior Notes. For each Senior Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Senior Note will receive an Exchange Note having a principal amount equal to that of the surrendered Senior Note. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes with the prospectus contained in the Registration Statement under certain circumstances. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

  A holder of Senior Notes who wishes to exchange such Senior Notes for Exchange Notes in the Exchange Offer will be required to represent that, among other things, any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  The Company has filed the Registration Statement (of which this Prospectus is a part) and will commence the Exchange Offer pursuant to the Registration Rights Agreement. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company has agreed, at its cost, to use its best efforts to file and cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Senior Notes and to keep the Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period that will terminate when all Senior Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company has agreed, in the event a Shelf Registration Statement is filed, among other things, to provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, to notify each such holder when the Shelf Registration Statement has become effective and to take certain other actions as are required to permit unrestricted resales of the Senior Notes. A holder selling such Senior Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  In the event the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, the interest rate on the Senior Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration is declared effective.

  Senior Notes not tendered in the Exchange Offer shall accrue interest at the rate of 11% per annum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

  This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights

Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

RANKING

  The Indebtedness evidenced by the Exchange Notes will rank pari passu in right of payment with the Senior Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. After giving pro forma effect to the Reorganization, as of June 30, 1997, the Company would have had no indebtedness outstanding other than the Senior Notes and the Exchange Notes. The Company is permitted to incur additional indebtedness to finance the acquisition of equipment, inventory and network assets and up to $100 million of other indebtedness and is permitted to secure any such indebtedness. The Exchange Notes will be effectively subordinated to such security interests to the extent of such security interests.

  The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company's subsidiaries will have no direct obligation to pay amounts due on the Senior Notes and the Exchange Notes and will not guarantee the Senior Notes and the Exchange Notes. As a result, the Senior Notes and, the Exchange Notes will be, effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. After giving pro forma effect to the Reorganization, as of June 30, 1997, the Company's subsidiaries would have had approximately $37.7 million of liabilities (excluding intercompany payables), including approximately $14.4 million of indebtedness (including capital leases). The Company will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the Exchange Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors-- Holding Company Structure; Priority of Secured Debt."

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

  "Acquired Assets" means (i) the Capital Stock of any Person that becomes a Restricted Subsidiary after the Closing Date and (ii) the real or personal property of any Person that becomes a Restricted Subsidiary after the Closing Date.

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition (including any Indebtedness of any Reorganization Subsidiary to be repaid with the proceeds from the sale of the Notes upon consummation of the Reorganization) shall not be Acquired Indebtedness.

  "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Company or any Restricted Subsidiary to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock (other than accrued dividends which, pursuant to the terms of the Preferred Stock, will not be payable prior to the first anniversary after the Stated Maturity of the Notes) of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

  "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below.

  "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

  "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

  "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales, transfers or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $500,000 in any transaction or series of related transactions or (c) sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold, transferred or otherwise disposed of to the extent the consideration received would satisfy clause (B) of the "Limitation on Assets Sales" covenant described below, provided that after giving pro forma effect to such exchange, the Consolidated Leverage Ratio shall be no greater than the Consolidated Leverage Ratio immediately prior to such exchange.

  "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

  "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

  "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

  "Closing Date" means the date on which the Notes are originally issued under the Indenture.

  "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

  "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes and the Reorganization, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

  "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Credit Agreement" means the $100 million credit facility to be entered into by the Company and its Restricted Subsidiaries and NationsBank of Texas, N.A. pursuant to a commitment letter dated May 9, 1997.

  "Credit Facilities" means revolving credit or working capital facilities or similar facilities made available from time to time to the Company and its Restricted Subsidiaries.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Existing Stockholders" means ITC Holding, Campbell B. Lanier, III and SCANA Corporation and their Affiliates, and Campbell B. Lanier, III's spouse and any one or more of his lineal descendants and their spouses; provided however, that any such person other than Campbell B. Lanier, III shall only be deemed to be an "Existing Stockholder" to the extent such person's Capital Stock of the Company was received, directly or indirectly, from Campbell B. Lanier, III.

  "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause
(viii) of the second paragraph of the "Limitation on Indebtedness" covenant,
(x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that computations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes or the Reorganization and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Holder" means the registered holder of any Note.

  "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

  "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

(ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer.

  "ITC Holding" means ITC Holding Company, Inc., a Delaware corporation.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

  "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or
(B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any capital contribution or issuance or sale of Capital Stock, options, warrants or other rights to acquire Capital Stock or Indebtedness, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes or payable as a result thereof.

  "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

  "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and (vi) Interest Rate Agreements and Currency Agreements to the extent permitted under clause (iv) of the "Limitation on Indebtedness" covenant described below.

  "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property (including, without limitation, Acquired Assets) acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation, improvement, transportation or integration) of the real or personal property subject thereto and such Lien is created prior to, at the time of or within six months after the latest of the acquisition, the completion of construction or the commencement of full operation of such real or personal property; provided that in the case of Acquired Assets, the Lien secures the Indebtedness Incurred to purchase the Capital Stock of the Person to make such Person a Restricted Subsidiary, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any real or personal property other than such real or personal property and any improvements on such real or personal property and any proceeds thereof; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof; (xii) Liens in favor of the Company or any Restricted Subsidiary;
(xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof; and (xix) Liens that secure Indebtedness with an aggregate principal amount not to exceed $5 million at any time outstanding.

  "Pledge Account" means the accounts established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the net proceeds from the sale of the Notes and the purchase of the Pledged Securities.

  "Pledge Agreement" means the Pledge and Security Agreement, dated as of the Closing Date, made by the Company in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

  "Pledged Securities" means the U.S. Government Obligations (and, prior to the Reorganization, commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standards & Poor's Ratings Service) to be purchased and held in the Pledge Account in accordance with the Pledge Agreement.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

  "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below are to the holders of the Notes and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

  "Reorganization" means the transactions in which ITC Holding will contribute to the Company its investments in the Reorganization Subsidiaries (or their successors-in-interest), which will become Restricted Subsidiaries.

  "Reorganization Subsidiaries" means, collectively, (i) DeltaCom, Inc., an Alabama corporation; (ii) Eastern Telecom, Inc., a Georgia corporation; (iii) Gulf States Transmission Systems, Inc., a Delaware corporation; (iv) ITC Transmission Systems, Inc., a Delaware corporation; (v) ITC Transmission Systems II, Inc., a Delaware corporation; and (vi) Interstate FiberNet, a Georgia general partnership.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

  "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in the Telecommunications Business that by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Capital Stock (other than Redeemable Stock) of the Company after the Incurrence of such Indebtedness.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business.

  "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Service, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Service or Moody's Investors Service, Inc.

  "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Indebtedness

  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Leverage Ratio would be less than or equal to 7 to 1, for Indebtedness Incurred on or prior to June 30, 1998, or less than or equal to 5 to 1, for Indebtedness Incurred thereafter.

  Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount outstanding or available at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company and evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (ix) of this paragraph) and any refinancings of such new Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu in right of payment with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu in right of payment with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu in right of payment with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or
(B) deposited to defease all of the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;
(vii) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of equipment, inventory or network assets acquired by the Company or a Restricted Subsidiary after the Closing Date;
(viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from a contribution of capital or the sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv) or (ix) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Strategic Subordinated Indebtedness; and (x) Indebtedness in an aggregate principal amount not to exceed $20 million to be Incurred in connection with the Reorganization.

  (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

  (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than, in each case, the purchase, repurchase or acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year after the date of such purchase, repurchase or acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (excluding, for purposes of such computation, income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from a capital contribution or the issuance and sale permitted by the Indenture to a Person who is not a Subsidiary of the Company of (a) its Capital Stock (other than Redeemable Stock), (b) any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and (c) Indebtedness of the Company that has been exchanged for or converted into Capital Stock of the Company (other than Redeemable Stock), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause
(vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of shares of the Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);
(v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause
(vi) does not exceed the sum of (x) $25 million plus (y) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (viii) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company, or options to purchase such shares, held by directors, employees, or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon their death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock or options after the Closing Date does not exceed $2 million in any calendar year, or $5 million in the aggregate; or (ix) Investments acquired as a capital contribution to the Company or in exchange for Capital Stock (other than Redeemable Stock) of the Company; provided that, except in the case of clauses (i), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing, or occur as a consequence of the actions or payments set forth therein.

  Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or
(iv) thereof and an Investment referred to in clause (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses
(iii), (iv) and (vi) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu in right of payment with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or
(iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement; provided that in the case of the Credit Agreement the encumbrance or restriction may apply if an event of default (other than an event of default resulting solely from the breach of a representation or warranty) occurs and is continuing under the Credit Agreement; provided that, with respect to any event of default (other than a payment default, a bankruptcy event with respect to the Company or Transmission or the loss of a material license or fiber network) under the Credit Agreement, such encumbrance or restriction may not prohibit dividends to the Company to pay scheduled interest on the Notes for more than 180 days in any consecutive 360-day period, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

  Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant described below or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

  The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu in right of payment with, or subordinate in right of payment to, the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any Guarantee of any Restricted Subsidiary of Indebtedness Incurred (I) under Credit Facilities pursuant to clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant or (II) pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

  Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Stockholders and Affiliates

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable in any material respect to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

  The foregoing limitation does not limit, and shall not apply to: (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or (vi) the Reorganization. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through
(vi) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Liens

  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

  The foregoing limitation does not apply to: (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing obligations under Credit Facilities Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

  Limitation on Sale-Leaseback Transactions

  The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

  The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

  The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries, or (B) invest an amount equal to such excess Net Cash

Proceeds, or the amount of such Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in capital assets of a nature or type or that are used in a business (or in a Person having capital assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and
(ii) apply (no later than the end of the 12-month period referred to in clause
(i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes plus, in each case, accrued interest to the Payment Date.

  Commission Reports and Reports to Holders

  The Company shall file with the Commission the annual, quarterly and other reports and other information required by Section 13(a) or 15(d) of the Exchange Act, regardless of whether such sections of the Exchange Act are applicable to the Company (unless the Commission will not accept such a filing). The Company shall mail or cause to be mailed copies of such reports and information to Holders and the Trustee within 15 days after the date it files such reports and information with the Commission or after the date it would have been required to file such reports and information with the Commission had it been subject to such sections of the Exchange Act; provided, however, that the copies of such reports and information mailed to Holders may omit exhibits, which the Company will supply to any Holder at such Holder's request.

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

  The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Exchange Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

  There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The foregoing covenant requiring the Company to repurchase the Exchange Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Note repurchase, either prior to or concurrently with such Exchange Note repurchase.

EVENTS OF DEFAULT

  The following events are defined as "Events of Default" in the Indenture:
(a) defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) defaults in the payment of interest on any Note when the same becomes due and payable, which defaults continue for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or mandatory redemption, or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or the "Repurchase of Notes upon a Change of Control" covenant described above; (d) defaults in the performance or breach of any covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above), which default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (h) the Company or any Significant Subsidiary
(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

  If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

  The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

  The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the performance of the Company and its Restricted Subsidiaries under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; provided, however, that this clause (iv) shall not apply to a consolidation or merger with or into (x) a Wholly Owned Restricted Subsidiary with a positive net worth or (y) ITC Holding, provided that (A) in connection with any such merger or consolidation, no consideration (except Capital Stock (other than Redeemable Stock) in the surviving Person or the Company (or a Person that owns directly or indirectly all of the Capital Stock of the surviving Person or the Company immediately following such transaction)) shall be issued or distributed to the stockholders of the Company and (B) in connection with a consolidation or merger with or into ITC Holding, all Liens and Indebtedness of ITC Holding and its Subsidiaries (other than the Company and its Restricted Subsidiaries) outstanding immediately prior to such transaction would, if Incurred at such time, have been permitted to be Incurred by the Company and its Restricted Subsidiaries for all purposes of the Indenture; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and
(iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses
(iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

  Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (d) under "Events of Default" with respect to such covenants and clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," and that clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

BOOK-ENTRY; DELIVERY AND FORM

  The certificates representing the Exchange Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described below under "Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

  Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  The Company expects that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange the applicable Global Note for Certificated Exchange Notes, which it will distribute to its participants.

  The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligation under the rules and procedures governing their operations.

CERTIFICATED NOTES

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes, and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Note. Holders of an interest in a Global Note may receive a Certificated Note in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

  The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Exchange Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Exchange Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

  The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Notes offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., counsel for the Company. Hogan & Hartson L.L.P. also provides legal services to ITC Holding, its affiliated companies and Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding. Anthony S. Harrington, a partner of Hogan & Hartson, L.L.P., beneficially owns 34,800 shares of common stock of ITC Holding.

                                    EXPERTS

  The balance sheet of ITC/\DeltaCom, Inc. as of June 30, 1997 and the related statements of operations, stockholder's deficit, and cash flows for the period from inception (March 24, 1997) through June 30, 1997 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The combined balance sheets of ITC Transmission Systems, Inc., ITC Transmission Systems II, Inc., Gulf States Transmission Systems, Inc., Eastern Telecom, Inc. (d.b.a. InterQuest), and DeltaCom, Inc. as of December 31, 1995 and 1996, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The statements of operations, stockholders' equity and cash flows of DeltaCom, Inc. for the year ended December 31, 1994 included in this Registration Statement have been audited by Martin Stuedeman & Associates, P.C., independent auditors, as stated in their report appearing herein. The statements of operations, stockholders' equity and cash flows of DeltaCom, Inc. for the year ended December 31, 1995 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The balance sheets of Gulf States FiberNet as of December 31, 1995 and 1996, and the related statements of operations, partners' capital, and cash flows for the period from inception (August 17, 1994) through December 31, 1994 and for the years ended December 31, 1995 and 1996 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of Georgia Fiber for the years ended December 31, 1996 and 1995 included in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is not currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement (of which this Prospectus is a part), the Company will become subject to the informational requirements of the Exchange Act. In addition, the Indenture provides that, regardless of whether the Company is required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as would be required to be filed with the Commission if the Company were subject to the reporting requirements of the Exchange Act. The Company will supply, or cause the Trustee to supply, to each holder of Exchange Notes, without cost, copies of such reports or other information.

  The Company has filed the Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Exchange Offer, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment or the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

  The Company is required by the terms of the Indenture to furnish the Trustee with annual reports containing consolidated financial statements audited by their independent public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                   GLOSSARY

  Access--Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

  Access charges--The fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on their local network.

  AT&T -- AT&T Corp.

  Cable & Wireless--Cable & Wireless Communications Inc.

  Central offices--The switching centers or central switching facilities of the local exchange companies.

  Co-location--The ability of a competitor carrier to connect its network to the local exchange carriers' central offices. Physical co-location occurs when a competitor carrier places its network connection equipment inside the local exchange company's central offices. Virtual co-location is an alternative to physical co-location pursuant to which the local exchange company permits a competitor carrier to connect its network to the local exchange company's central offices on comparable terms, even through the competitor carrier's network connection equipment is not physically located inside the central offices.

  Dedicated--Local telecommunications lines reserved for use by particular customers, generally for connection between the customer's location and an interexchange carrier POP.

  DeltaCom--DeltaCom, Inc., an Alabama corporation which provides long distance telephone services in the southeastern United States. DeltaCom became a wholly owned subsidiary of the Company as part of the Reorganization.

  Dialing Parity--The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

  DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  Frontier--Allnet Communications Services, Inc. d/b/a Frontier Communications Services.

  GTE--GTE Corporation.

  Gulf States FiberNet--A Georgia general partnership, prior to the Reorganization, that operates a fiber-optic telecommunications network between Atlanta, Georgia and Longview, Texas. Gulf States FiberNet's assets and operations now are 100% owned by Gulf States Transmission Systems, Inc.

  Gulf States Transmission--Gulf States Transmission Systems, Inc., a Delaware corporation, formed in 1994 by ITC Holding to be the 36% managing general partner in Gulf States FiberNet and which now owns 100% of Gulf States FiberNet's assets and its operations. Gulf States Transmission Systems, Inc. became a wholly owned subsidiary of the Company as part of the Reorganization.

  Interconnection--Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premise to facilitate such interconnection.

  Interconnection Decision--The August 1996 order issued by the FCC implementing the interconnection provisions of the Telecommunications Act. Portions of this order have been stayed by the U.S. Eighth Circuit Court of Appeals.

  InterLATA--Telecommunications services originating in a LATA and terminating outside of that LATA.

  InterQuest--Eastern Telecom, Inc., a Georgia corporation, d/b/a InterQuest, engaged solely in the provision of operator and other directory assistance services. Eastern Telecom merged into Interstate FiberNet, Inc. as part of the Reorganization.

  Interstate FiberNet--A Georgia general partnership which operates a fiber-optic telecommunications network between Georgia and Alabama. Interstate FiberNet became part of Interstate FiberNet, Inc. following the Reorganization.

  Interstate FiberNet, Inc.--The wholly owned subsidiary of the Company that currently holds the businesses that were held by ITC Transmission Systems, Inc., ITC Transmission Systems II, Inc., InterQuest and Interstate FiberNet prior to the Reorganization.

  IntraLATA--Telecommunications services originating and terminating in the same LATA.

  ITC Holding--ITC Holding Company, Inc. is a diversified telecommunications company based in West Point, Georgia, with substantial holdings in telecommunications companies operating in the southern United States.

  ITC Transmission Systems II, Inc.--A Delaware corporation formed by ITC Holding to hold a 51 percent interest in InterState FiberNet. ITC Transmission Systems II merged into Interstate FiberNet, Inc. as part of the Reorganization.

  IXC--IXC Communications Inc.

  LATA (local access and transport area)--A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

  LCI--LCI International Telecom Corp.

  Local exchange--A geographic area determined by the local exchange carrier in which calls generally are transmitted without toll charges to the calling or called party.

  Local exchange carrier--A company providing local telephone services.

  Long distance carriers (interexchange carriers)--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

  MCI--MCI Communications Corporation.

  Nortel Access Node--A remote multi-purpose vehicle for local switched access transport services. Used to extend Nortel DMS-500 local access lines to remote cities along the long-haul network.

  Number portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  OC-N--Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. "N" represents the number of DS-3s involved. For example, an OC-3 is generally equivalent to three DS-3s and has a bit rate of
155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions.

  POPs (points of presence)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

  Private line--A dedicated telecommunications connection between end user locations.

  "PUC" or "Public utilities commission"--A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

  Reciprocal compensation--The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

  Reorganization--The contribution to the Company by ITC Holding of the businesses of Interstate FiberNet, Gulf States FiberNet, DeltaCom and InterQuest.

  Resale--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

  Route miles--The number of miles of the telecommunications path in which fiber optic cables are installed.

  SCANA--SCANA Communications, Inc.

  Self-healing ring--A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes. Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

  Sprint--Sprint Corporation.

  "SS7" or "Signaling System 7" services--Signaling System 7 network services utilize common channel signaling, which reduces connect time delays and directs calls.

  Switch--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

  Switched access transport services--Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier POPs.

  Switched traffic--Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange company's central offices.

  Transmission--ITC Transmission Systems, Inc., a Delaware corporation formed by ITC Holding to hold a 49% managing interest in InterState FiberNet. ITC Transmission Systems became a wholly owned subsidiary of the Company as part of the Reorganization and changed its name to Interstate FiberNet, Inc.

  Unbundled Access--Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

  WorldCom--WorldCom, Inc.

                       INDEX TO THE FINANCIAL STATEMENTS

ITC/\DELTACOM,INC.

  Report of Independent Public Accountants................................  F-2
  Balance Sheet--June 30, 1997 ...........................................  F-3
  Statement of Operations for the Period from Inception (March 24, 1997)
   through June 30, 1997..................................................  F-4
  Statement of Stockholder's Deficit for the Period from Inception (March
   24, 1997) through June 30, 1997........................................  F-5
  Statement of Cash Flows for the Period from Inception (March 24, 1997)
   thrugh June 30, 1997...................................................  F-6
  Notes to Financial Statements...........................................  F-7
INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.), ITC
 TRANSMISSION SYSTEMS II, INC., GULF STATES TRANSMISSION SYSTEMS, INC.,
 EASTERN TELECOM, INC., D.B.A INTERQUEST, DELTACOM, INC. AND ITC/\DELTACOM,
 INC. (REORGANIZED AS ITC/\DELTACOM, INC.)
  Report of Independent Public Accountants................................ F-10
  Combined Balance Sheets--December 31, 1995 and 1996 and June 30, 1997
   (unaudited) ........................................................... F-11
  Combined Statements of Operations for the Years Ended December 31, 1994,
   1995, and 1996 and for the Six Months Ended June 30, 1996 and 1997
   (unaudited)............................................................ F-12
  Combined Statements of Stockholder's Equity for the Years Ended December
   31, 1994, 1995, and 1996 and for the Six Months Ended June 30, 1997
   (unaudited)............................................................ F-13
  Combined Statements of Cash Flows for the Years Ended December 31, 1994,
   1995, and 1996 and for the Six Months Ended June 30, 1996 and 1997
   (unaudited)............................................................ F-14
  Notes to Combined Financial Statements.................................. F-16
DELTACOM, INC.
  Independent Auditors' Report............................................ F-35
  Report of Independent Public Accountants................................ F-36
  Statements of Operations for the Years Ended December 31, 1994 and 1995
   and for the One Month Ended January 29, 1996........................... F-37
  Statements of Stockholder's Equity for the Years Ended December 31, 1994
   and 1995 and for the One Month Ended January 29, 1996.................. F-38
  Statements of Cash Flows for the Years Ended December 31, 1994 and 1995
   and for the One Month Ended January 29, 1996........................... F-39
  Notes to Financial Statements........................................... F-40
GULF STATES FIBERNET
  Report of Independent Public Accountants................................ F-43
  Balance Sheets--December 31, 1995 and 1996 and March 27, 1997
   (unaudited) ........................................................... F-44
  Statements of Operations for the Period From Inception (August 17, 1994)
   Through December 31, 1994 and for the Years Ended December 31, 1995 and
   1996 and for the periods ended March 31, 1996 and March 27, 1997
   (unaudited)............................................................ F-45
  Statements of Partners' Capital for the Period From Inception (August
   17, 1994) Through December 31, 1994 and for the Years Ended December
   31, 1995 and 1996 and for the period ended March 27, 1997 (unaudited).. F-46
  Statements of Cash Flows for the Period From Inception (August 17, 1994)
   Through December 31, 1994 and for the Years Ended December 31, 1995 and
   1996 and for the periods ended March 31, 1996 and March 27, 1997
   (unaudited)............................................................ F-47
  Notes to Financial Statements........................................... F-48
GEORGIA FIBER
  Independent Auditors' Report............................................ F-54
  Balance Sheets--December 31, 1995 and 1996, and March 31, 1996 and March
   27, 1997 (unaudited)................................................... F-55
  Statements of Income and Net Equity for the Years Ended December 31,
   1995 and 1996 and for the periods ended March 31, 1996 and March 27,
   1997 (unaudited)....................................................... F-56
  Statements of Cash Flows for the Years Ended December 31, 1995 and 1996
   and for the periods ended March 31, 1996 and March 27, 1997
   (unaudited)............................................................ F-57
  Notes to Financial Statements........................................... F-58

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITC/\DeltaCom, Inc.:

  We have audited the accompanying balance sheet of ITC/\DELTACOM, INC. (a Delaware corporation) as of June 30, 1997 and the related statements of operations, stockholder's deficit and cash flows for the period from inception (March 24, 1997) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ITC/\DeltaCom, Inc. as of June 30, 1997 and the results of its operations and its cash flows for the period from inception (March 24, 1997) through June 30, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia

July 31, 1997 (except with respect to the Credit Agreement discussion in Note
 4, as to which the date is September 17, 1997)

                               ITC/\DELTACOM, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997

                             ASSETS
CASH............................................................ $    401,857
RESTRICTED ASSET................................................  194,775,128
                                                                 ------------
    Total current assets........................................  195,176,985
OTHER NON-CURRENT ASSETS........................................    5,978,387
                                                                 ------------
TOTAL ASSETS.................................................... $201,155,372
                                                                 ============
             LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES--Accounts payable and accrued liabilities... $  1,646,575
LONG-TERM DEBT..................................................  200,000,000
                                                                 ------------
    Total liabilities........................................... $201,646,575
                                                                 ------------
PREFERRED STOCK, $.01 par value; 5,000,000 shares authorized, 0
 shares issued and outstanding..................................            0
CLASS A COMMON STOCK, $.01 par value; 60,000,000 shares
 authorized, 0 shares issued and outstanding....................            0
CLASS B COMMON STOCK, $.01 par value; 30,000,000 shares
 authorized, 15,000,000 shares issued and outstanding...........      150,000
Accumulated deficit.............................................     (641,203)
                                                                 ------------
    Total stockholder's deficit.................................     (491,203)
                                                                 ------------
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT..................... $201,155,372
                                                                 ============




       The accompanying notes are an integral part of this balance sheet.

                               ITC/\DELTACOM, INC.

                            STATEMENT OF OPERATIONS

                 FOR THE PERIOD FROM INCEPTION (MARCH 24, 1997)
                             THROUGH JUNE 30, 1997

OPERATING EXPENSES:
  Depreciation and amortization................................... $    60,833
                                                                   -----------
OPERATING LOSS....................................................     (60,833)
                                                                   -----------
OTHER INCOME (EXPENSE):
  Interest expense................................................  (1,687,671)
  Interest income.................................................     776,985
                                                                   -----------
    Total other income (expense)..................................    (910,686)
                                                                   -----------
LOSS BEFORE INCOME TAXES..........................................    (971,519)
INCOME TAX BENEFIT................................................     330,316
                                                                   -----------
NET LOSS.......................................................... $  (641,203)
                                                                   ===========



         The accompanying notes are an integral part of this statement.

                               ITC/\DELTACOM, INC.

                       STATEMENT OF STOCKHOLDER'S DEFICIT

                 FOR THE PERIOD FROM INCEPTION (MARCH 24, 1997)
                             THROUGH JUNE 30, 1997

                                    CLASS A CLASS B  ADDITIONAL
                          PREFERRED COMMON   COMMON   PAID-IN   RETAINED
                            STOCK    STOCK   STOCK    CAPITAL    DEFICIT     TOTAL
                          --------- ------- -------- ---------- ---------  ---------
Balance at inception
 (March 24, 1997).......     $ 0      $ 0   $150,000    $ 0     $       0  $ 150,000
  Net loss..............       0        0          0      0      (641,203)  (641,203)
                             ---      ---   --------    ---     ---------  ---------
Balance, June 30, 1997..     $ 0      $ 0   $150,000    $ 0     $(641,203) $(491,203)
                             ===      ===   ========    ===     =========  =========



         The accompanying notes are an integral part of this statement.

                               ITC/\DELTACOM, INC.

                            STATEMENT OF CASH FLOWS

                   FOR PERIOD FROM INCEPTION (MARCH 24, 1997)
                             THROUGH JUNE 30, 1997

     CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss.................................................  $    (641,203)
      Adjustments to reconcile net loss to net
       cash provided by operating activities:
        Depreciation and amortization..........................         60,833
        Changes in operating assets and liabilities:
         Accounts payable and accrued liabilities..............      1,646,575
                                                                 -------------
           Total adjustments...................................      1,707,408
                                                                 -------------
           Net cash provided by operating activities...........      1,066,205
                                                                 -------------
     CASH FLOWS FROM INVESTING ACTIVITIES:
      Investment in restricted assets (Note 1).................   (194,775,128)
                                                                 -------------
     CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of common stock...................        150,000
      Proceeds from issuance of long-term debt, net of offering
       expenses................................................    193,960,780
                                                                 -------------
       Net cash provided by financing activities...............    194,110,780
                                                                 -------------
     NET INCREASE IN CASH......................................        401,857
     CASH, BEGINNING OF THE PERIOD.............................              0
                                                                 -------------
     CASH, END OF THE PERIOD...................................  $     401,857
                                                                 =============



         The accompanying notes are an integral part of this statement.

                              ITC/\DELTACOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. ORGANIZATION AND NATURE OF BUSINESS

  ITC/\DeltaCom, Inc. (the "Company") was incorporated under the laws of the state of Delaware on March 24, 1997. The purpose of incorporating the Company was to enable ITC Holding Company, Inc. ("ITC Holding"), the Company's parent company and only stockholder to complete a reorganization of certain of its wholly owned subsidiaries on July 25, 1997 as follows:

  . Eastern Telecom, Inc. (d.b.a. InterQuest) and ITC Transmission Systems II, Inc. were merged with and into Interstate FiberNet, Inc. (formerly ITC Transmission Systems, Inc.) ("FiberNet").

  . ITC Holding contributed all of the outstanding capital stock of FiberNet, DeltaCom, Inc. ("DeltaCom") and Gulf States Transmission Systems, Inc. to the Company.

  . The Company contributed all of the outstanding capital stock of DeltaCom, Inc. and Gulf States Transmission Systems, Inc. to FiberNet.

  In connection with the Reorganization, FiberNet undertook to repay (and DeltaCom agreed to reimburse FiberNet) approximately $31 million of DeltaCom's advances from ITC Holding. ITC Holding then forgave such indebtedness and contributed it to FiberNet as additional equity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and cash equivalents

  For purposes of the statement of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

 Debt issuance costs

  The Company has incurred debt issuance costs in connection with its long-term debt. These costs have been capitalized and are being amortized over the term of the related debt.

3. EQUITY INTERESTS

CAPITAL STOCK

  The Company has authorized two classes of common stock. Holders of the Company's Class A Common Stock have one vote per share, while holders of the Company's Class B Common Stock have ten votes per share. At June 30, 1997, 0 shares of the Company's Class A Common Stock and 15,000,000 shares of the Company's Class B Common Stock were outstanding.

EMPLOYEE STOCK OPTION PLAN

  On March 24, 1997, the Company adopted and its stockholder approved the 1997 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of the Company, its subsidiaries to be obtained in the reorganization described in Note 1, and ITC Holding, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company. The Stock Option Plan authorizes the issuance of up to 1.5 million shares of Class A Common Stock pursuant to options granted under the Stock Option Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The maximum number of shares subject to options that can be awarded under the Stock Option

                              ITC/\DELTACOM, INC.

Plan to any person is 500,000 shares. The Compensation Committee of the Board of Directors will administer the Stock Option Plan and will grant options to purchase Class A Common Stock.

  The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the Class A Common Stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). There is also a $100,000 limit on the value of Class A Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

  The Board of Directors may amend or terminate the Stock Option Plan with respect to shares of Class A Common Stock as to which options have not been granted.

  On March 24, 1997, the Company granted options to purchase 789,000 shares of Class A Common Stock under the Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($7.20) as determined by the Company's stockholder's board of directors based on equity transactions and other analyses. On July 29, 1997, the Company granted options to purchase 105,254 shares of Class A Common Stock under The Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($7.20) as determined by the Company's stockholder's board of directors based on equity transactions and other analyses.

DIRECTORS STOCK OPTION PLAN

  On March 24, 1997, the Company adopted and its stockholder approved the Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Code to directors of the Company who are not officers or employees of the Company, ITC Holding, or any subsidiary of the Company (each an "Eligible Director"). The Directors Plan authorizes the issuance of up to 150,000 shares of Class A Common Stock pursuant to options granted under the Directors Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The option exercise price for options granted under the Directors Plan will be 100% of the fair market value of the shares of Class A Common Stock on the date of grant of the option. Under the Directors Plan, each Eligible Director will be granted an option to purchase 10,000 shares of Class A Common Stock upon such person's initial election or appointment to serve as director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant.

  On March 24, 1997, the Company granted options to purchase 10,000 shares of the Company's Class A common stock to each of its six nonemployee directors. All options were granted at a price equal to the estimated fair value of the common stock on the date of grant ($7.20) as determined by the Company's stockholder's board of directors based on equity transactions and other analyses.

                              ITC/\DELTACOM, INC.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

  During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for options granted to employees under APB Opinion No. 25, under which no compensation cost has been recognized. Options granted to non-employees, if any, will be accounted for under SFAS No. 123 and compensation expense equal to the fair value of the options granted will be recognized.

4. FINANCING ARRANGEMENTS

 Senior Notes Offering

  On June 3, 1997, the Company completed the issuance of $200 million principal amount of 11% Senior Notes due 2007 (the "Offering"). Proceeds from the Offering were held by the trustee until all regulatory approvals related to the reorganization described in Note 1 were received. On July 25, 1997, the reorganization was completed and the proceeds from the Offering were released to the Company. In accordance with the Indenture related to the Notes, approximately $62.7 million of the approximately $192.7 million net proceeds was invested in U.S. government securities, which are in a pledged account held by the Trustee to secure and fund the first six interest payments on the Notes. Additionally, approximately $99.6 million of the net proceeds was used to repay outstanding debt and related accrued interest owed by the Company's subsidiaries. The Company intends to use the remaining approximately $30.4 million of net proceeds (i) to fund market expansion activities of the Company's telecommunications business, including development and construction costs of the Company's fiber optic network and its regional sales offices, and
(ii) for additional working capital and other general corporate purposes, including the funding of cash flow deficits (after capital expenditures). Pending such uses, the Company has invested such amounts in U.S. government securities.

 Credit Agreement

  On September 17, 1997, FiberNet entered into a credit agreement with NationsBank of Texas, N.A., as administrative lender (the "Credit Agreement"). The Credit Agreement provides for a term and revolving credit facility of up to $100 million to be used for working capital and other purposes, including refinancing existing indebtedness, capital expenditures, and permitted acquisitions. The Credit Agreement matures on September 15, 2002 and includes a $50 million multi-draw term loan facility and a $50 million revolving credit facility. Amounts may be drawn under the term loan facility until September 15, 1999. All $50 million of the term loan facility must be utilized before drawing down any amount over $10 million under the revolving credit facility. Amounts drawn under the Credit Agreement will bear interest, at FiberNet's option, at either the Base Rate of the LIBOR Rate, plus an applicable margin.

  Borrowings under the Credit Agreement are guaranteed by the Companies and are secured by a first priority lien on substantially all current and future assets and properties of FiberNet and its subsidiaries and a first priority pledge of the stock of FiberNet and its subsidiaries. The Credit Agreement contains covenants limiting the Companies ability to incur debt or make guaranties, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, issue capital stock, engage in transactions with affiliates, sell assets, and engage in mergers and acquisitions. The Credit Agreement also requires FiberNet to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Interstate FiberNet, Inc. (formerly ITC Transmission Systems, Inc.), ITC Transmission Systems II, Inc.,
Gulf States Transmission Systems, Inc.,
Eastern Telecom, Inc., d.b.a. InterQuest, and
DeltaCom, Inc.:

  We have audited the accompanying combined balance sheets of INTERSTATE FIBERNET, INC., (FORMERLY ITC TRANSMISSION SYSTEMS, INC.) (a Delaware corporation), ITC TRANSMISSION SYSTEMS II, INC. (a Delaware corporation), GULF STATES TRANSMISSION SYSTEMS, INC. (a Delaware corporation), EASTERN TELECOM, INC., D.B.A. INTERQUEST (a Georgia corporation), AND DELTACOM, INC. (an Alabama corporation) (collectively referred to as the "Companies" and contributed to ITC/\DeltaCom, Inc. in connection with the reorganization as discussed in Notes 1 and 16) as of December 31, 1995 and 1996 and the related combined statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia

March 27, 1997 (except with respect to Note 16, as to which the dateis
 September 17, 1997)

                               ITC/\DELTACOM, INC.

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.)

                       ITC TRANSMISSION SYSTEMS II, INC.,

                    GULF STATES TRANSMISSION SYSTEMS, INC.,

                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND

                                 DELTACOM, INC.

                      (REORGANIZED AS ITC/\DELTACOM, INC.)

                            COMBINED BALANCE SHEETS

                                             DECEMBER 31,
                                       -------------------------    JUNE 30,
                                          1995          1996          1997
                                       -----------  ------------  ------------
                                                                  (UNAUDITED)
                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............ $   656,096  $  1,301,415  $  5,478,614
 Restricted assets....................           0             0   194,775,128
 Accounts receivable:
 Customer, net of allowance for
  uncollectible accounts of $35,787,
  $856,858 and $1,019,606 in 1995,
  1996 and 1997, respectively.........   1,577,037    11,029,037    17,308,908
 Affiliate............................      84,796     1,227,661       178,360
 Inventory............................           0       543,447       630,431
 Prepaid expenses.....................     220,022     1,191,287     1,348,767
 Federal income tax refunds receivable
  from Parent (Note 8)................     523,782     2,546,534       663,200
 Deferred income taxes (Note 8).......      85,357       525,660       364,302
                                       -----------  ------------  ------------
   Total current assets...............   3,147,090    18,365,041   220,747,710
                                       -----------  ------------  ------------
PROPERTY, PLANT, AND EQUIPMENT, NET
 (NOTE 3).............................   9,386,444    31,880,556   115,852,080
OTHER LONG-TERM ASSETS:
 Intangible assets, net of accumulated
  amortization of $58,695, $1,431,753
  and $1,973,562 in 1995, 1996 and
  1997, respectively (Note 4).........   1,721,871    55,517,575    65,397,003
 Investments (Note 5).................   6,653,079     7,424,797         5,000
 Other long-term assets...............      13,853        20,010        13,928
                                       -----------  ------------  ------------
   Total assets....................... $20,922,337  $113,207,979  $402,015,721
                                       ===========  ============  ============
 LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable:
 Trade................................ $   376,799  $  4,192,927  $  7,130,290
 Construction.........................   1,020,904       972,215     3,664,666
 Affiliate (Note 12)..................     577,439       658,990             0
 Accrued interest expense payable to
  Parent..............................           0     5,830,716     9,011,106
 Accrued compensation.................     275,856     1,189,395     1,391,633
 Unearned revenue.....................     248,459       762,829     3,178,367
 Other accrued liabilities............     214,769       983,270     3,871,230
 Advances from Parent.................           0             0    79,886,220
 Current portion of long-term debt
  (Note 6)............................     675,000       290,140    43,875,381
 Current portion of capital lease
  obligations (Note 6)................           0        69,471       563,153
                                       -----------  ------------  ------------
   Total current liabilities..........   3,389,226    14,949,953   152,572,046
                                       -----------  ------------  ------------
LONG-TERM LIABILITIES:
 Advance from Parent (Note 7).........   1,456,477    74,227,827             0
 Deferred income taxes (Note 8).......     757,098     3,918,140     4,402,511
 Long-term debt (Note 6)..............   1,012,500       640,112   208,611,385
 Capital lease obligations (Note 6)...           0       215,421     2,979,207
                                       -----------  ------------  ------------
   Total long-term liabilities........   3,226,075    79,001,500   215,993,103
                                       -----------  ------------  ------------
COMMITMENTS AND CONTINGENCIES (NOTES
 6, 7, 10, AND 16)
STOCKHOLDER'S EQUITY:
 Common stock (Note 9)................          26           826       150,826
 Additional paid-in capital...........  14,633,723    23,492,162    40,814,227
 Accumulated deficit..................    (326,713)   (4,236,462)   (7,514,481)
                                       -----------  ------------  ------------
   Total stockholder's equity.........  14,307,036    19,256,526    33,450,572
                                       -----------  ------------  ------------
   Total liabilities and stockholder's
    equity............................ $20,922,337  $113,207,979  $402,015,721
                                       ===========  ============  ============

 The accompanying notes are an integral part of these combined balance sheets.

                              ITC/\DELTACOM, INC.,

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.),

                       ITC TRANSMISSION SYSTEMS II, INC.,

                    GULF STATES TRANSMISSION SYSTEMS, INC.,

                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND

                                 DELTACOM, INC.

                      (REORGANIZED AS ITC/\DELTACOM, INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                              YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                          -----------------------------------  -----------------------------
                             1994        1995        1996         1996         1997
                          ----------  ----------  -----------  -----------  -----------
                                                               (UNAUDITED)  (UNAUDITED)
OPERATING REVENUES......  $4,945,902  $5,750,587  $66,518,585  $28,574,799  $53,365,061
COST OF SERVICES........   2,484,744   3,149,231   38,756,287   16,129,463   25,302,747
                          ----------  ----------  -----------  -----------  -----------
GROSS MARGIN............   2,461,158   2,601,356   27,762,298   12,445,336   28,062,314
                          ----------  ----------  -----------  -----------  -----------
OPERATING EXPENSES:
  Selling, operations,
   and administration...     948,230   1,626,678   18,876,572    8,206,621   16,961,324
  Depreciation and
   amortization.........     738,052   1,267,882    6,438,074    2,832,017    8,273,232
                          ----------  ----------  -----------  -----------  -----------
    Total operating
     expenses...........   1,686,282   2,894,560   25,314,646   11,038,638   25,234,556
                          ----------  ----------  -----------  -----------  -----------
OPERATING INCOME
 (LOSS).................     774,876    (293,204)   2,447,652    1,406,698    2,827,758
                          ----------  ----------  -----------  -----------  -----------
OTHER INCOME (EXPENSE):
  Equity in losses of
   unconsolidated
   subsidiary (Note 5)..     (96,920)   (258,242)  (1,589,812)  (1,088,404)           0
  Interest expense......    (273,759)   (297,228)  (6,172,421)  (2,762,757)  (7,561,591)
  Interest and other
   income (other
   expense).............      82,348      41,734      171,514      107,216      883,388
                          ----------  ----------  -----------  -----------  -----------
    Total other
     expense............    (288,331)   (513,736)  (7,590,719)  (3,743,945)  (6,678,203)
                          ----------  ----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE
 INCOME TAXES,
 PREACQUISITION EARNINGS
 (LOSSES) AND
 EXTRAORDINARY ITEM.....     486,545    (806,940)  (5,143,067)  (2,337,247)  (3,850,445)
INCOME TAX PROVISION
 (BENEFIT)..............     113,248    (302,567)  (1,233,318)     671,467    1,005,809
                          ----------  ----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE
 PREACQUISITION EARNINGS
 (LOSSES) AND
 EXTRAORDINARY ITEM.....     373,297    (504,373)  (3,909,749)  (1,665,780)  (2,844,636)
PREACQUISITION EARNINGS
 (LOSSES) (NOTE 1)......     236,300           0            0            0       74,132
                          ----------  ----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM.....     136,997    (504,373)  (3,909,749)  (1,665,780)  (2,770,504)
EXTRAORDINARY ITEM--
 LOSS ON EXTINGUISHMENT
 OF DEBT (LESS RELATED
 INCOME TAX BENEFITS OF
 $311,057)..............           0           0            0            0     (507,515)
                          ----------  ----------  -----------  -----------  -----------
NET INCOME (LOSS).......  $  136,997  $ (504,373) $(3,909,749) $(1,665,780) $(3,278,019)
                          ==========  ==========  ===========  ===========  ===========

   The accompanying notes are an integral part of these combined statements.

                               ITC/\DELTACOM, INC.

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.)

                       ITC TRANSMISSION SYSTEMS II, INC.,

                    GULF STATES TRANSMISSION SYSTEMS, INC.,

                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND

                                 DELTACOM, INC.

                      (REORGANIZED AS ITC/\DELTACOM, INC.)

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                        RETAINED
                          COMMON STOCK                  EARNINGS        TOTAL
                         ---------------   PAID-IN    (ACCUMULATED  STOCKHOLDER'S
                         SHARES  AMOUNT    CAPITAL      DEFICIT)       EQUITY
                         ------ -------- -----------  ------------  -------------
BALANCE, DECEMBER 31,
 1993...................    630 $      6 $ 2,131,494  $    40,663    $ 2,172,163
  Capital contribution
   from Parent for for-
   mation of ITC Trans-
   mission Systems II,
   Inc. and acquisition
   of 51% interest in
   Interstate FiberNet
   (Note 5).............  1,000       10   4,567,407            0      4,567,417
  Capital contribution
   from Parent for for-
   mation of Gulf States
   Transmission Systems,
   Inc..................  1,000       10   6,999,990            0      7,000,000
  Return of capital con-
   tribution to Parent..      0        0    (115,168)           0       (115,168)
  Net income............      0        0           0      136,997        136,997
                         ------ -------- -----------  -----------    -----------
BALANCE, DECEMBER 31,
 1994...................  2,630       26  13,583,723      177,660     13,761,409
  Capital contributions
   from Parent, net.....      0        0   1,050,000            0      1,050,000
  Net loss..............      0        0           0     (504,373)      (504,373)
                         ------ -------- -----------  -----------    -----------
BALANCE, DECEMBER 31,
 1995...................  2,630       26  14,633,723     (326,713)    14,307,036
  Acquisition of
   DeltaCom, Inc. (Note
   13).................. 80,000      800   5,999,200            0      6,000,000
  Capital contributions
   from Parent, net.....      0        0   2,859,239            0      2,859,239
  Net loss..............      0        0           0   (3,909,749)    (3,909,749)
                         ------ -------- -----------  -----------    -----------
BALANCE, DECEMBER 31,
 1996................... 82,630      826  23,492,162   (4,236,462)    19,256,526
  Capital contributions
   from Parent, net.....      0        0  17,322,065            0     17,322,065
  Initial capitalization
   of ITC/\DeltaCom.....      0  150,000           0            0        150,000
  Net loss..............      0        0           0   (3,278,019)    (3,278,019)
                         ------ -------- -----------  -----------    -----------
BALANCE, JUNE 30, 1997
 (UNAUDITED)............ 82,630 $150,826 $40,814,227  $(7,514,481)   $33,450,572
                         ====== ======== ===========  ===========    ===========


   The accompanying notes are an integral part of these combined statements.

                              ITC/\DELTACOM, INC.,

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.),

                       ITC TRANSMISSION SYSTEMS II, INC.,

                    GULF STATES TRANSMISSION SYSTEMS, INC.,

                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND

                                 DELTACOM, INC.

                      (REORGANIZED AS ITC/\DELTACOM, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                               YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                         ---------------------------------------  ---------------------------
                             1994         1995          1996          1996          1997
                         ------------  -----------  ------------  ------------  -------------
                                                                  (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)...... $    136,997  $  (504,373) $ (3,909,749) $ (1,665,780) $  (3,278,019)
                         ------------  -----------  ------------  ------------  -------------
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities (excluding
  the effects of
  acquisitions):
  Depreciation and
   amortization.........      738,052    1,267,882     6,438,074     2,832,017      8,334,065
  Deferred income
   taxes................      165,195      368,998       611,530             0        104,330
  Equity in losses of
   investee.............       96,920      258,242     1,589,812     1,088,404              0
  Loss on sale of
   assets...............            0       73,967             0             0              0
  Preacquisition
   earnings.............      236,300            0             0             0        (74,132)
  Extraordinary item--
   Loss on
   extinguishment of
   debt, net of income
   tax benefit..........            0            0             0             0        507,515
  Other.................       48,794       14,326        13,853        13,265         73,369
  Changes in current
   operating assets and
   liabilities:
   Accounts receivable..   (1,321,852)     471,988    (2,646,760)   (2,110,448)    (3,055,995)
   Inventory............            0            0      (182,853)     (228,299)       (86,984)
   Prepaid expenses.....      (14,390)     (93,563)     (246,159)     (536,620)      (101,682)
   Income tax refunds
    receivable from
    Parent..............      (52,609)    (471,619)   (2,022,752)            0       (663,200)
   Accounts payable.....      491,656       15,083     1,506,728     1,616,103       (505,512)
   Accrued interest.....            0            0     5,830,716     2,650,325      3,180,390
   Unearned revenue.....      240,234        4,225       514,370       388,927      2,415,538
   Accrued compensation
    and other accrued
    liabilities.........      227,855       31,718       698,290    (1,505,644)     2,563,342
   Other, net...........      (14,377)         443        (6,482)      (93,552)        (3,246)
                         ------------  -----------  ------------  ------------  -------------
    Total adjustments...      841,778    1,941,690    12,098,367     4,114,478     12,687,798
                         ------------  -----------  ------------  ------------  -------------
    Net cash provided by
     operating
     activities.........      978,775    1,437,317     8,188,618     2,448,698      9,409,779
                         ------------  -----------  ------------  ------------  -------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures...   (4,003,835)  (2,526,646)   (6,003,971)   (1,855,798)   (14,069,380)
 Change in accrued
  construction costs....      300,000      720,904      (168,689)     (424,115)     1,711,909
 Purchase of
  Investments...........            0            0             0      (394,923)             0
 Proceeds from sales of
  property to
  affiliate.............            0      326,984             0             0              0
 Investment in Gulf
  States FiberNet.......   (7,000,000)           0    (2,361,530)     (501,595)             0
 Purchase of DeltaCom,
  net of cash received
  (Note 13).............            0            0   (63,534,092)  (63,534,092)             0
 Purchase of assets of
  Viper Computer
  Systems, Inc. (Note
  14)...................            0            0      (625,000)            0              0
 Purchase of Gulf States
  FiberNet, net of cash
  received..............            0            0             0             0        574,600
 Purchase of restricted
  assets................            0            0             0             0    194,775,128
                         ------------  -----------  ------------  ------------  -------------
    Net cash used in
     investing
     activities.........  (10,703,835)  (1,478,758)  (72,693,282)  (66,710,523)  (206,557,999)
                         ------------  -----------  ------------  ------------  -------------

   The accompanying notes are an integral part of these combined statements.

                               ITC/\DELTACOM, INC.

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.)

                       ITC TRANSMISSION SYSTEMS II, INC.,

                    GULF STATES TRANSMISSION SYSTEMS, INC.,

                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND

                                 DELTACOM, INC.

                      (REORGANIZED AS ITC/\DELTACOM, INC.)

                 COMBINED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                      SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,                   JUNE 30,
                         ---------------------------------------  -------------------------
                            1994         1995          1996          1996          1997
                         -----------  -----------  -------------  -----------  ------------
                                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from Senior
  Notes................. $         0  $         0  $           0  $         0  $194,250,000
 Proceeds from other
  long-term debt........   2,700,000            0              0            0    41,095,061
 Repayment of other
  long-term debt and
  capital lease obliga-
  tions.................    (337,500)    (675,000)   (10,619,682) (10,327,884)  (41,562,500)
 Proceeds from advance
  from Parent...........     854,190            0     74,005,598   74,741,047     8,243,990
 Repayment of advance
  from Parent...........           0     (195,000)    (1,234,248)  (1,194,806)      (48,329)
 Proceeds from common
  stock.................           0            0              0            0       150,000
 Capital contributions
  from Parent, net......   6,884,832    1,050,000      2,859,239    1,810,412      (624,465)
 Repayment of capital
  lease obligations.....           0            0              0       (6,000)     (184,420)
 Proceeds from note re-
  ceivable..............           0            0        139,076            0         6,082
                         -----------  -----------  -------------  -----------  ------------
 Net cash provided by
  financing activities..  10,101,522      180,000     65,149,983   65,022,769   201,325,419
                         -----------  -----------  -------------  -----------  ------------
INCREASE IN CASH AND
 CASH EQUIVALENTS.......     376,462      138,559        645,319      760,944     4,177,199
                         -----------  -----------  -------------  -----------  ------------
CASH AND CASH EQUIVA-
 LENTS AT BEGINNING OF
 YEAR...................     141,075      517,537        656,096      656,096     1,301,415
                         -----------  -----------  -------------  -----------  ------------
CASH AND CASH EQUIVA-
 LENTS AT END OF YEAR... $   517,537  $   656,096  $   1,301,415  $ 1,417,040  $  5,478,614
                         ===========  ===========  =============  ===========  ============
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for inter-
  est................... $   143,762  $   174,513  $     280,791  $ 1,217,972  $  1,034,980
                         ===========  ===========  =============  ===========  ============
 Cash paid for income
  taxes, net of refunds
  received.............. $     7,000  $    11,558  $     546,501  $   362,764  $   (621,319)
                         ===========  ===========  =============  ===========  ============
NONCASH TRANSACTIONS:
 Equity portion of ac-
  quisition of DeltaCom
  (Note 13)............. $         0  $         0  $   6,000,000  $ 6,000,000  $          0
                         ===========  ===========  =============  ===========  ============
 Assumption of capital
  leases related to
  acquisition of assets
  of Viper Computer
  Systems, Inc.
  (Note 14)............. $         0  $         0  $     171,683  $         0  $          0
                         ===========  ===========  =============  ===========  ============
 Equity portion of
  acquisition of 64%
  interest in Gulf State
  FiberNet and Georgia
  Fiber Assets.......... $         0  $         0  $           0  $         0  $ 17,896,665
                         ===========  ===========  =============  ===========  ============
 Assumption of long-term
  debt related to
  acquisition of Georgia
  Fiber Assets.......... $         0  $         0  $           0  $         0  $  9,964,091
                         ===========  ===========  =============  ===========  ============
 Offset of Advances to
  Parent as a reduction
  to related advances
  from Parent........... $         0  $         0  $           0  $         0  $  2,546,534
                         ===========  ===========  =============  ===========  ============
 Accrued debt issuance
  costs related to
  Notes................. $         0  $         0  $           0  $         0  $    289,220
                         ===========  ===========  =============  ===========  ============

   The accompanying notes are an integral part of these combined statements.

                             ITC/\DELTACOM, INC.

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.)

                      ITC TRANSMISSION SYSTEMS II, INC.,

                    GULF STATES TRANSMISSION SYSTEMS, INC.,

                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND

                                DELTACOM, INC.

                     (REORGANIZED AS ITC/\DELTACOM, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF BUSINESS

 Organization

  InterState FiberNet, Inc. (formerly ITC Transmission Systems, Inc.) ("FiberNet"), ITC Transmission Systems II, Inc. ("Transmission II"), Gulf States Transmission Systems, Inc. ("GSTS"), and Eastern Telecom, Inc. d.b.a. InterQuest ("InterQuest") (collectively, the "Fiber Companies"), as well as DeltaCom, Inc. ("DeltaCom"), are all wholly owned subsidiaries of ITC Holding Company, Inc. (the "Parent"). ITC/\DeltaCom, Inc. ("ITC/\DeltaCom") was incorporated on March 24, 1997 under the laws of the State of Delaware, as a wholly owned subsidiary of the Parent, to acquire and operate the Fiber Companies and DeltaCom. Upon receipt of certain regulatory approvals and certain other consents, on July 25, 1997 the Parent completed the reorganization of such subsidiaries (the "Reorganization"), as follows:

    a. InterQuest and Transmission II were merged with and into FiberNet.

    b. The Parent contributed all of the issued and outstanding capital stock of FiberNet, DeltaCom and GSTS to ITC/\DeltaCom Inc.

    c. ITC/\DeltaCom contributed all of the outstanding capital stock of DeltaCom and GSTS to FiberNet.

  As a result of the Reorganization, ITC/\DeltaCom became the sole stockholder of FiberNet and FiberNet became the sole stockholder of both GSTS and DeltaCom. ITC/\DeltaCom, FiberNet, Transmission II, GSTS, InterQuest, and DeltaCom are collectively referred to herein as the "Companies."

  At December 31, 1996, FiberNet and Transmission II together held 100% of the ownership interests in Interstate FiberNet ("Interstate"), a Georgia general partnership (Note 5). Effective with the Reorganization, Interstate was absorbed by law into FiberNet. GSTS held a 36% ownership in and is the managing partner of Gulf States FiberNet ("Gulf States"), a Georgia general partnership (Note 5). Subsequent to year-end, the Parent agreed to purchase the remaining 64% interest in Gulf States (Note 16).

 Basis of Accounting and Financial Statement Presentation

  The accompanying combined financial statements of the Companies are prepared on the accrual basis of accounting and present their combined assets, liabilities, revenues, expenses, and cash flows as if they existed as a separate corporation during the periods presented. ITC/\DeltaCom's results of operations, changes in stockholder's equity, and cash flow have been included in the combined statements for the period from inception (March 24, 1997) through June 30, 1997.

  The financial information included herein may not necessarily reflect the financial position, results of operations, or cash flows of the Companies in the future or what the financial position, results of operations or cash flows of the Companies would have been if they were combined as a separate stand alone company during the periods presented.

  The combined balance sheet as of June 30, 1997 and the combined statements of operations and cash flows for the six months ended June 30, 1996 and 1997 are unaudited and have been prepared by management of the Companies in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements contain all adjustments (consisting of only normal recurring items) necessary for the fair presentation of the financial position and results of operations for the interim period. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

  Investments in affiliated entities in which the Companies have at least 20% ownership and do not have management control are accounted for using the equity method. All material intercompany accounts and transactions have been eliminated in the accompanying combined financial statements.

  Interstate was initially formed in 1992 as a partnership between FiberNet, which held a 49% ownership interest, and SCANA Communications, Inc. ("SCANA"), which held the remaining 51% interest. FiberNet accounted for this investment using the equity method. On August 17, 1994, the Parent formed Transmission II and purchased SCANA's 51% interest in Interstate (Note 5). To reflect this step acquisition, the revenues and expenses of Interstate have been included in the accompanying statements of operations for the full year ended December 31, 1994, with the preacquisition earnings attributable to SCANA prior to August 17, 1994 deducted to determine combined net income of the Companies.

  On January 29, 1996, the Parent acquired 100% of the common stock of DeltaCom (Note 13). The acquisition was accounted for using the purchase method of accounting. The results of operations of DeltaCom have been included in the accompanying statements of operations since the date of acquisition.

  Gulf States was initially formed in 1994 as a partnership between GSTS, which held a 36% ownership interest, and SCANA, which held the remaining 64% interest. GSTS accounted for this investment using the equity method. On March 27, 1997, GSTS purchased SCANA's 64% interest in Gulf States (Note 16). To reflect this step acquisition, the revenues and expenses of Gulf States have been included in the statement of operations for the six months ended June 30, 1997, with the preacquisition losses attributable to SCANA prior to March 27, 1997 deducted to determine the combined net loss of the Companies.

 Nature of Business

  The Companies operate primarily in two business segments. DeltaCom is a regional long-distance company operating primarily in the State of Alabama. DeltaCom is engaged in the retail sale of long-distance services such as traditional switched and dedicated long distance; 800/888 calling; calling card and operator services; ATM and frame relay; high-capacity broadband private line services, as well as Intranet, Internet, and Web page hosting and development services; and customer premises equipment installation and repair. DeltaCom primarily serves midsized and major regional businesses in the southern United States (the "Retail Services").

  The Fiber Companies are engaged in the sale of long-haul private-line services on a wholesale basis to other telecommunications companies using their owned and managed fiber optic network which extends throughout ten southern states (Arkansas, Texas, Tennessee, Mississippi, Louisiana, Alabama, Georgia, North Carolina, South Carolina, and Florida) (the "Carriers' Carrier Services"). The Fiber Companies have been providing Carriers' Carrier Services since 1992 through their ownership interests in Interstate and, later, Gulf States (Note 5).

  Certain of the Companies have experienced operating losses as a result of efforts to build their network infrastructure and internal staffing, develop their systems, and expand into new markets. Assuming financing is available, all of the Companies expect to continue to focus on increasing their customer base and expanding their network operations. Accordingly, the Companies expect that their cost of services, selling, operations, and administration expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Companies may change their pricing policies to respond to a changing competitive environment. The Companies have entered into a commitment letter with a third-party lender for a five-year, $100 million secured credit facility and ITC/\DeltaCom has issued senior notes (Note 16) to refinance certain existing indebtedness of the Companies and to provide additional funds for the Companies' expansion plans. In the opinion of management, the Companies' cash flows from operations and existing credit position, combined with management's ability to scale back expansion plans if necessary, will be sufficient to meet the capital and operating needs of the Companies through at least 1997. However, there can be no assurance that growth in the Companies' revenue or customer base will continue or that the Companies will be able to achieve or sustain profitability and/or positive cash flow.

 Sources of Supplies

  The Companies voluntarily use a single vendor for transmission equipment used in the Companies' network. However, if this vendor were unable to meet the Companies' needs, management believes that other sources for this equipment exist on commensurate terms and that operating results would not be adversely affected.

 Credit Risk and Significant Customers

  The Companies' accounts receivable potentially subject the Companies to credit risk, as collateral is generally not required. The Companies' risk of loss is limited due to advance billings to certain customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. In 1996 and 1994, no customer represented more than 10% of the Companies' combined operating revenues. However, in 1995, one customer represented approximately 30% of the Companies' combined operating revenues.

 Regulation

  The Companies are subject to certain regulations and requirements of the Federal Communications Commission and various state public service commissions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Companies consider all short term highly liquid investments with an original maturity date of three months or less to be cash equivalents.

 Inventory

  Inventory is held only by DeltaCom and consists primarily of customer premise equipment held for resale.

  Inventory is valued at the lower of cost or market, with cost determined using the first in, first out method.

 Property and Equipment

  Property and equipment are recorded at cost or fair market value at the acquisition date (Note 3). Depreciation of property and equipment is provided using the composite or straight line method over the following estimated useful lives:

                                                                          YEARS
                                                                         -------
   Buildings and towers.................................................      30
   Office furniture, fixtures, and equipment............................ 3 to 15
   Vehicles.............................................................       5
   Telecommunications equipment......................................... 5 to 20

 Intangible Assets

  Intangible assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired, as well as various other acquired intangibles. Intangible assets are amortized over the following estimated useful lives:

                                                                          YEARS
                                                                         -------
   Goodwill.............................................................      40
   Trademark............................................................      40
   Customer base........................................................ 5 to 12
   Noncompete agreements................................................       5

  At June 30, 1997, intangible assets also include debt issuance costs associated with ITC/\DeltaCom's offering of Senior Notes (Note 16) as well as the Bridge Facility (Note 16), which will be amortized over the life of the related debt.

 Long-Lived Assets

  The Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 establishes accounting standards for the impairment of long lived assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of. The effect of adopting SFAS No. 121 was not material to the Companies' combined financial statements.

  The Companies review their intangible assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the discounted future cash flows estimated to be generated by the acquired business are sufficient to recover the current unamortized balance of the intangible asset with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences.

 Unearned Revenue

  Unearned revenue represents the liability for advanced billings to customers for use of the Companies' fiber- optic network. Customers are billed in advance for fixed monthly charges.

 Unbilled Revenue

  DeltaCom records unbilled revenue for long-distance services provided to customers but not yet billed. Approximately $3.4 million in unbilled revenue is included in accounts receivable in the accompanying balance sheet at December 31, 1996.

 Income Taxes

  The Companies utilize the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  The Internal Revenue Code and applicable state statutes provide that the income and expenses of a partnership are not separately taxable to the partnership but rather accrue directly to the partners. Accordingly, the accompanying financial statements include provisions for federal and state income taxes related to partnership interests in Interstate and Gulf States held by FiberNet, Transmission II, and GSTS.

  The Companies are included in the consolidated federal income tax return of the Parent. Under a tax-sharing arrangement, the Companies are paid for the utilization of net operating losses included in the consolidated tax return, even if such losses could not have been used if the Companies were to have filed on a separate return basis.

 Revenue Recognition

  Revenues are recognized as services are provided and consist primarily of charges for use of long-distance services and for use of the Companies' fiber-optic network.

 Fair Value of Financial Instruments

  The carrying values of the Companies' financial instruments, other than the portion of their advance from the Parent related to the DeltaCom acquisition, approximate their fair values. See Note 7 for the terms of the advance from the Parent and the related interest swap agreements under which DeltaCom would receive $285,308 if the agreements were terminated at December 31, 1996.

 Advertising Costs

  The Companies expense all advertising costs as incurred.

3. PROPERTY AND EQUIPMENT

  Balances of major classes of assets and the related accumulated depreciation as of December 31, 1995 and 1996 are as follows:

                                                            1995       1996
                                                         ---------- -----------
   Land................................................. $        0 $   140,695
   Buildings and towers.................................    788,107   1,293,495
   Furniture and fixtures...............................  1,219,792   4,140,188
   Vehicles.............................................     31,610     287,219
   Telecommunications equipment.........................  7,598,308  32,321,553
                                                         ---------- -----------
                                                          9,637,817  38,183,150
   Less accumulated depreciation........................  1,511,374   6,569,908
                                                         ---------- -----------
   Net property, plant, and equipment in service........  8,126,443  31,613,242
   Assets under construction............................  1,260,001     267,314
                                                         ---------- -----------
   Property, plant, and equipment, net.................. $9,386,444 $31,880,556
                                                         ========== ===========

4. INTANGIBLE ASSETS

  Goodwill and other intangible assets and the related amortization as of December 31, 1995 and 1996 are as follows:

                                                           1995        1996
                                                        ----------  -----------
   Goodwill............................................ $1,780,566  $50,961,123
   Customer base.......................................          0    5,846,371
   Noncompete agreements...............................          0      102,000
   Trademark...........................................          0       39,834
                                                        ----------  -----------
                                                         1,780,566   56,949,328
   Less accumulated amortization.......................    (58,695)  (1,431,753)
                                                        ----------  -----------
   Intangibles, net.................................... $1,721,871  $55,517,575
                                                        ==========  ===========

  At December 31, 1995, all goodwill related to the acquisition of Interstate in 1994 (Note 5). See Notes 14 and 15 for a discussion of additional intangible assets recorded in 1996 related to the acquisitions of DeltaCom and the assets of Viper Computer Systems, Inc. ("ViperNet").

5. INVESTMENTS

 Gulf States

  At December 31, 1995 and 1996, investments represent GSTS's 36% ownership interest in Gulf States, which was formed as a partnership between GSTS and SCANA in 1994. Gulf States provides digital communications transport services to communications common carriers in the states of Georgia, Texas, Alabama, Mississippi, and Louisiana. GSTS is the managing partner and is responsible for managing and operating Gulf States. Subsequent to year-end, the Parent agreed to purchase the remaining 64% interest in Gulf States previously owned by SCANA (Note 16). The following table summarizes various financial data of Gulf States for the period from inception (August 17, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996:

                                             1994         1995         1996
                                          -----------  -----------  -----------
   Operating revenues.................... $   127,569  $ 7,587,713  $10,056,544
   Operating (loss) income...............    (280,718)   1,214,409     (216,992)
   Net loss..............................    (269,222)    (717,340)  (4,416,142)
   Current assets........................     590,040    6,557,741    2,751,101
   Noncurrent assets.....................  42,950,641   64,206,522   63,820,143
   Current liabilities...................  10,753,346    9,831,768    9,432,588
   Noncurrent liabilities................  12,700,000   41,562,500   35,625,000

 Interstate

  FiberNet owned a 49% interest in Interstate. On August 17, 1994, the Parent exchanged 250,000 shares of its common stock, valued at $4,435,000, for SCANA's 51% interest in Interstate and paid $132,417 in related expenses. Simultaneously, the Parent formed Transmission II, transferred the 51% ownership interest in Interstate to Transmission II, and made an equity contribution to Transmission II equal to the value of the net assets acquired. Goodwill of $1,780,566 related to this transaction has been "pushed down" to the accounts of Transmission II. The goodwill represents the excess of the purchase price paid for the 51% ownership interest in Interstate over the fair market value of the net assets acquired.

  To reflect this step acquisition, the revenues and expenses of Interstate for the year ended December 31, 1994 have been included in the accompanying statements of operations, with the preacquisition earnings attributable to SCANA deducted to determine combined net income of the Companies. In addition, the statement of cash flows for the year ended December 31, 1994 reflects all cash flows of Interstate during the year. The statement of stockholder's equity reflects the step acquisition as a capital contribution to FiberNet during 1994.

  As discussed in Note 1, effective with the Reorganization, the partners of Interstate merged and the partnership was absorbed by law into FiberNet.

6. FINANCING OBLIGATIONS

 Long-Term Debt

  Long-term debt at December 31, 1995 and 1996 consists of the following:

                                                            1995       1996
                                                         ----------  ---------
Borrowings under NationsBank of Georgia, N.A. credit
 agreement (up to $2,700,000), 8% interest; due in
 quarterly installments of $168,750 through September
 1998; secured by the assets of Interstate; all
 outstanding amounts were repaid during 1996............ $1,687,500  $       0
Installment payments on equipment due to Northern
 Telecom, payable in annual installments of $351,370;
 due June 1, 1999; interest rate imputed at 8.6%........          0    930,252
                                                         ----------  ---------
                                                          1,687,500    930,252
Less current maturities.................................   (675,000)  (290,140)
                                                         ----------  ---------
Long-term debt, net of current portion.................. $1,012,500  $ 640,112
                                                         ==========  =========

  Maturities of long term debt at December 31, 1996 are as follows:

   1997................................................................ $290,140
   1998................................................................  306,862
   1999................................................................  333,250
   2000................................................................        0
   2001................................................................        0
   Thereafter..........................................................        0
                                                                        --------
                                                                        $930,252
                                                                        ========

  Long term debt at June 30, 1997 consisted of the following (unaudited):

   11% Senior Notes Due 2007 (Note 16)............................ $200,000,000
   $41.6 million bridge facility, interest payable at LIBOR plus
    2.25% (8.25% at June 30, 1997), paid in full on July 25, 1997
    (Note 16).....................................................   41,600,000
   $10.0 million term facility, interest payable at 11%, maturing
    on March 31, 2002.............................................    9,964,091
   Other..........................................................      922,675
                                                                   ------------
   Total long-term debt ..........................................  252,486,766
   Less: current maturities.......................................   43,875,381
                                                                   ------------
   Total.......................................................... $208,611,385
                                                                   ============

LEASE OBLIGATIONS

  The Companies have entered into various operating and capital leases for facilities and equipment used in their operations. Aggregate future minimum rental commitments under noncancelable operating leases with original or remaining periods in excess of one year and maturities of capital lease obligations as of December 31, 1996 are as follows:

                                                          OPERATING  CAPITAL
                                                           LEASES     LEASES
                                                         ----------- --------
   1997................................................. $ 2,156,464 $ 90,139
   1998.................................................   2,694,668   89,678
   1999.................................................   2,583,231   45,643
   2000.................................................   1,937,701   21,981
   2001.................................................   1,769,097   19,004
   Thereafter...........................................   7,987,843   99,797
                                                         ----------- --------
                                                         $19,129,004  366,242
                                                         ===========
   Less amounts representing interest...................              (81,350)
                                                                     --------
   Present value of net minimum lease payments..........              284,892
   Less current portion.................................              (69,471)
                                                                     --------
   Obligations under capital lease, net of current por-
    tion................................................             $215,421
                                                                     ========

  Rental expense charged to operations for the years ended December 31, 1994, 1995, and 1996 was $63,251, $74,534, and $1,272,389, respectively.

7. ADVANCE FROM PARENT

  The advance from Parent reflected on the Companies' balance sheets includes the following at December 31, 1995 and 1996.

                                                         1995       1996
                                                      ---------- -----------
   DeltaCom advance from Parent related to acquisi-
    tion............................................. $        0 $74,005,598
   Cash advance from Parent to InterQuest............  1,456,477   1,267,143
   Cash advance to Parent from DeltaCom..............          0  (1,044,914)
                                                      ---------- -----------
   Total advance from Parent......................... $1,456,477 $74,227,827
                                                      ========== ===========

 DeltaCom Advance From Parent Related to Acquisition

  As discussed in Note 12, the Parent funded the acquisition of DeltaCom and the related refinancing of DeltaCom's outstanding debt through borrowings of $74,005,598 on its own credit facility (the "Parent Credit Facility") with First Union National Bank of North Carolina ("First Union") and CoBank, ACB ("CoBank"). These borrowings have been pushed down to the accounts of the Company through the advance from Parent account under terms substantially identical to those of the Parent Credit Facility.

  The Parent Credit Facility is a two year line of credit providing for borrowings of up to $127.5 million on a two year revolving basis. The available credit was initially split equally between CoBank ("Tranche A") and First Union ("Tranche B"); however, First Union subsequently syndicated Tranche B to several other lenders. On January 19, 1998, the Parent may elect to convert all outstanding balances to a five year term loan with quarterly principal payments through December 31, 2002. Loans made under the Parent Credit Facility may, at any time or from time to time, be repaid in whole or in part, upon certain notices to the administrative agent. As of December 31, 1996, the Parent had $86 million outstanding under this agreement.

  Interest on the Parent Credit Facility is calculated on a 360 day year, at the option of the Parent, as follows:

  . Tranche A--"Margin" plus either (a) prime, (b) 1-, 2-, 3-, or 6-month
    LIBOR, or (c) one year Treasury

  . Tranche B--"Margin" plus either (a) prime or (b) 1-, 2-, 3-, or 6-month
    LIBOR

  The applicable "Margin" varies based on the Parent's leverage ratio and is adjusted quarterly. At December 31, 1996, the interest rate for both tranches was calculated based on the applicable margin (2.25%) plus the 3 month LIBOR rate (5.53125%).

  The Parent has also entered into a forward starting interest rate swap agreement with First Union to hedge its interest rate exposure under the Parent Credit Facility. The agreement swaps notional amounts of $50 million and $41 million under the Parent Credit Facility with fixed rates of 8.66% and 8.53%, respectively. As of December 31, 1996, DeltaCom's proportionate share of the fee the Parent would receive upon termination of the swap agreement was $285,308. Upon the Reorganization (Note 16), DeltaCom will repay its portion of these borrowings at an interest rate of 8.595%, which approximates the Parent's average interest rate under these interest rate swap agreements. At December 31, 1996, the balance sheet reflects approximately $5.8 million of accrued interest related to DeltaCom's advance from Parent.

  The Parent Credit Facility includes certain financial covenants and ratios. At December 31, 1996, the Parent was in compliance with these requirements. The Parent Credit Facility is jointly and severally guaranteed by the Parent, the Companies, and other wholly owned or majority owned subsidiaries of the Parent. The Parent Credit Facility is also secured by substantially all of the assets of the Parent and the Companies, as well as the assets of other wholly owned or majority owned subsidiaries of the Parent.

 Cash Advance to Parent From DeltaCom

  Amounts reflected as cash advance to Parent from DeltaCom represent excess funds from operations which are loaned to the Parent at an annual interest rate of 8.25%. DeltaCom recorded interest income of $77,868 during 1996. The advance is repayable on demand.

 Cash Advance From Parent to InterQuest

  Amounts reflected as cash advance from Parent to InterQuest represent borrowings for operating purposes. Interest is payable at a rate equal to the interest rate on the Parent Credit Facility plus .5%. InterQuest recorded interest expense of $122,696 and $96,665 in 1995 and 1996, respectively.

8. INCOME TAXES

  Details of the income tax provision (benefit) for the years ended December 31, 1994, 1995, and 1996 are as follows:

                                                1994      1995        1996
                                              --------  ---------  -----------
   Current:
     Federal................................. $  3,040  $(628,795) $(1,804,786)
     State...................................   (1,453)   (42,770)     (48,829)
                                              --------  ---------  -----------
       Total current.........................    1,587   (671,565)  (1,853,615)
                                              --------  ---------  -----------
   Deferred:
     Federal.................................   95,812    385,742      660,033
     State...................................   15,849    (16,744)     (39,736)
                                              --------  ---------  -----------
       Total deferred........................  111,661    368,998      620,297
                                              --------  ---------  -----------
       Total provision (benefit)............. $113,248  $(302,567) $(1,233,318)
                                              ========  =========  ===========

  The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, as of December 31, 1995 and 1996 are as follows:

                                                         1995        1996
                                                       ---------  -----------
   Noncurrent deferred tax (liabilities) assets:
     Property, plant, and equipment basis differ-
      ences........................................... $(784,435) $(3,903,605)
     Intangible assets................................   (48,109)     (57,849)
     Other............................................    75,446       43,314
                                                       ---------  -----------
                                                        (757,098)  (3,918,140)
                                                       ---------  -----------
   Current deferred tax assets:
     Accrued expenses.................................         0       80,245
     Net operating loss carryforwards.................    77,526      130,912
     Reserves for uncollectible accounts..............     7,831      314,503
                                                       ---------  -----------
                                                          85,357      525,660
                                                       ---------  -----------
   Net deferred income tax liabilities................ $(671,741) $(3,392,480)
                                                       =========  ===========

  The Companies are included in the Parent's consolidated federal income tax return. Prior to January 29, 1996, DeltaCom filed a separate federal income tax return. The Companies each file separate state income tax returns.

  Under a tax-sharing arrangement, the Companies receive payment for net operating losses generated for federal income tax purposes and used by the Parent in the Parent's consolidated income tax return. Amounts receivable from the Parent under this tax-sharing agreement are $523,782 and $2,546,534 at December 31, 1995 and 1996, respectively. Additionally, certain of the Companies have generated net operating losses for state income tax purposes. At December 31, 1995 and 1996, $77,526 and $130,912 respectively, have been included in current assets in the Companies' balance sheets. Loss carryforwards of approximately $11,000, $67,000, and $53,000 will expire in 2009, 2010, and 2011, respectively. In management's opinion, the Companies will generate operating income sufficient to utilize all of the remaining state net operating loss carryforwards in 1997.

  A reconciliation of the federal statutory income tax rate to the effective income tax rate for the periods presented is as follows:

                                                         1994    1995    1996
                                                         -----  ------   -----
   Federal statutory rate...............................  34.0% (34.0)%  (34.0)%
   Increase (reduction) in taxes resulting from:
     State income taxes, net of federal benefit.........   5.5    (5.2)   (2.0)
     Nondeductible amortization of goodwill.............   0.0     0.0     9.0
     Preacquisition earnings............................ (16.5)    0.0     0.0
   Other................................................   0.3     1.7     3.0
                                                         -----  ------   -----
   Effective income tax rate............................  23.3%  (37.5)% (24.0)%
                                                         =====  ======   =====

9. EQUITY INTERESTS

 Capital Stock

  The common stock authorized, issued, and outstanding at December 31, 1995 and 1996 for each of the Companies is as follows:

                                                             SHARES
                                                  SHARES   ISSUED AND  PAR VALUE
                                                AUTHORIZED OUTSTANDING PER SHARE
                                                ---------- ----------- ---------
   FiberNet....................................
   Transmission II.............................   10,000      1,000      0.01
   GSTS........................................   10,000      1,000      0.01
   InterQuest..................................  100,000        530      0.01
   DeltaCom....................................   80,000     80,000      0.01

  ITC/\DeltaCom has two classes of common stock authorized. Holders of ITC/\DeltaCom's Class A Common Stock have one vote per share, while holders of Class B Common Stock have ten votes per share. Upon the formation of ITC/\DeltaCom (Note 1), 15,000,000 shares of Class B Common Stock were outstanding.

 Parent Stock Option Plan

  The Parent sponsors a stock option plan which provides for the granting of stock options to substantially all employees of the Parent and its wholly owned and majority owned subsidiaries, including the Companies. Options are generally granted at a price (established by the Parent's board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of the Parent's common stock on the option grant date. Options granted generally become exercisable 40% after two years and 20% per annum for the next three years and remain exercisable for ten years after the option grant date. At December 31, 1996, employees of the Companies held outstanding options for a total of 314,768 of the Parent's shares at option prices ranging from $7.60 to $30.50 per share.

 Statement of Financial Accounting Standards No. 123

  During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock- Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

  The Parent has elected to account for its stock based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by either the Parent or the Companies. However, the Companies have computed, for pro forma disclosure purposes, the value of all options for shares of the Parent's common stock granted since December 15, 1994 to employees of the Companies using the Black-Scholes option pricing model prescribed by SFAS No. 123 and the following weighted average assumptions:

                                                             1995       1996
                                                           ---------  ---------
   Risk-free interest rate................................      5.53%      6.29%
   Expected dividend yield................................         0%         0%
   Expected lives......................................... Ten years  TEN YEARS
   Expected volatility....................................        50%        50%

  The weighted average fair value of options for the Parent's stock granted to employees of the Companies in 1995 and 1996 was $16.14 and $19.65 per share, respectively. The total value of options for the Parent's stock granted to employees of the Companies during 1995 and 1996 was computed as approximately $257,000 and $4,116,000, respectively, which would be amortized on a pro forma basis over the five-year vesting period of the options. If the Companies had accounted for these plans in accordance with SFAS No. 123, the Companies' net loss for the years ended December 31, 1995 and 1996 would have increased as follows:

                                                     AS REPORTED   PRO FORMA
                                                     -----------  -----------
   Net loss for the year ended December 31, 1995.... $  (504,373) $  (595,987)
   Net loss for the year ended December 31, 1996....  (3,909,749)  (5,469,440)

  Because SFAS No. 123 has not been applied to options granted prior to December 15, 1994, the resulting pro forma compensation cost may not be representative of that expected in future years.

  A summary of the status of the Companies' portion of the Parent's stock option plan at December 31, 1995 and 1996 and changes during the years then ended is presented in the following table:

                                                                       WEIGHTED
                                                                        AVERAGE
                                                                         PRICE
                                                              SHARES   PER SHARE
                                                              -------  ---------
   Outstanding at December 31, 1994..........................  94,925   $13.92
     Granted.................................................  14,252    21.17
     Forfeited...............................................    (750)   14.35
                                                              -------
   Outstanding at December 31, 1995.......................... 108,427    14.87
     Granted................................................. 223,081    25.87
     Exercised...............................................    (840)   16.86
     Forfeited............................................... (15,900)   24.55
                                                              -------
   Outstanding at December 31, 1996.......................... 314,768    22.17
                                                              =======

  The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                                                                 WEIGHTED
                                                       WEIGHTED                   AVERAGE
        EXERCISE              NUMBER                   AVERAGE                  CONTRACTUAL
       PRICE RANGE           OF SHARES                  PRICE                      LIFE
       -----------           ---------                 --------                 -----------
                                                                                (IN YEARS)
      $ 7.60-$ 7.99            25,000                   $ 7.68                     4.95
             $14.35            31,300                    14.35                     7.27
             $17.74            38,962                    17.74                     7.89
             $20.00             5,300                    20.00                     8.43
      $24.75-$24.78           170,406                    24.78                     9.87
      $30.02-$30.50            43,800                    30.08                     9.31

  At December 31, 1996, 51,750 options for the Parent's stock with a weighted average exercise price of $12.06 per share were exercisable by employees of the Companies. At December 31, 1995, 26,260 options for the Parent's stock with a weighted average exercise price of $9.27 per share were exercisable by employees of the Companies.

10. COMMITMENTS AND CONTINGENCIES

 Purchase Commitments

  At December 31, 1996, the Companies had entered into agreements with vendors to purchase approximately $5.6 million of equipment related to the installation of a switch in Columbia, South Carolina, improvements to a switch in Birmingham, Alabama, and other network expansion efforts.

  At June 30, 1997, the Companies had entered into agreements with vendors to purchase approximately $11.5 million of equipment related to the improvement and installation of switches, other network expansion efforts and certain services (unaudited).

 Legal Proceedings

  In the normal course of business, the Companies are subject to various litigation; however, in management's opinion and the opinion of counsel, there are no legal proceedings pending against the Companies which would have a material adverse effect on the financial position, results of operations, or liquidity of the Companies.

11. EMPLOYEE BENEFIT PLANS

  The Fiber Companies' employees are participants in the Parent's defined benefit plan. Effective January 31, 1995, the Parent elected to freeze all future benefit accruals under the plan. The plan provided retirement, disability, and survivor benefits to eligible employees. The Fiber Companies funded pension cost in accordance with applicable regulations. Total pension cost charged to expense in 1994, 1995, and 1996 was $17,805, $8,721, and $9,600, respectively.

  The net assets available for benefits under the plan are maintained by the Parent on behalf of its subsidiaries. As of December 31, 1995 and 1996, the plan's net assets available for benefits were $1,878,498 and $1,646,892, respectively, and the projected benefit obligations were $2,370,391 and $2,442,917, respectively, as computed under SFAS No. 87.

  Employees of the Fiber Companies participate in the Parent's 401(k) defined contribution plan. This plan, which became effective February 1, 1995, covers all employees of the participating entities who have one year of service and are 18 years of age. The Parent contributes a discretionary amount of the employees' earnings based on the plan's earnings. The discretionary contribution percentages per employee for the years ended December 31, 1995 and 1996 were 2.53% (limited to a total for all participants of $100,000) and 2.66% (limited to a total for all participants of $150,000), respectively, and were fully funded by the Parent. In addition, the Fiber Companies offer a partial matching of employee contributions at a rate of 1/2% for each 1% of the employee earnings contributed to a maximum match of 4% of employee earnings. Total matching contributions made to the plan and charged to expense by the Fiber Companies for the years ended December 31, 1995 and 1996 were $26,520 and $54,098, respectively.

  Employees of DeltaCom may participate in a separately administered 401(k) defined contribution plan. The plan covers substantially all DeltaCom employees with at least one year of service. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to IRS regulations. DeltaCom has elected to provide matching employer contributions equal to the lesser of 3% of compensation or the maximum amount annually for each participant. DeltaCom's policy is to fund contributions as earned. Company contributions made to the plan and charged to expense by DeltaCom for the 11 months ended December 31, 1996 were $123,854.

12. RELATED PARTY TRANSACTIONS

  The Parent occasionally provides certain administrative services, such as legal and tax planning services for its subsidiaries, including the Companies. In addition, for the period from January through July 1994, the Parent provided FiberNet and InterQuest with additional administrative services, including marketing, management, and financial services. The costs of these services are charged to the Companies based primarily on the salaries and related expenses for certain of the Parent's executives and an estimate of their time spent on projects specific to the Companies. For the years ended December 31, 1994, 1995, and 1996, the Companies recorded $148,140, $5,270, and $19,150 in selling, operations, and administration expenses related to these services. In the opinion of management, the methodology used to calculate the amounts charged to the Companies is reasonable.

  The Parent also leases office space and transportation to the Companies. Amounts charged to the Companies related to these leases for the years ended December 31, 1995 and 1996 were $21,669, and $62,762, respectively, and are reflected as selling, operations, and administration expenses in the Companies' statements of operations. No such leases were in place in 1994. See Notes 7 and 11 for discussion of certain other financial arrangements between the Parent and the Companies.

  Certain of the Parent's other wholly owned or majority-owned subsidiaries provide the Companies with various services and/or receive services provided by the Companies. These entities include Interstate Telephone Company and Valley Telephone Company, which provide local and long-distance telephone services; InterCall, Inc. ("InterCall"), which provides conference calling services; and InterServ Services Corporation, which provides operator services for "800" customer service numbers and full-service marketing research in the telecommunications industry and other industries. The Parent also holds equity investments in the following entities which do business with the Companies:
InterCel, Inc., which provides cellular services; KNOLOGY Holdings, Inc., formerly CyberNet Holding, Inc. ("KNOLOGY"), which provides cable television services; and MindSpring Enterprises, Inc. ("MindSpring"), which is a regional provider of Internet access. In management's opinion, the Companies' transactions with these affiliated entities are generally representative of arm's-length transactions.

  For the years ended December 31, 1994, 1995, and 1996, the Companies received services from these affiliated entities in the amounts of $89,149, $465,167, and $180,400, respectively, which are reflected in selling, operations, and administration expenses in the Companies' statements of operations. In addition, in 1996, the Companies received services from these affiliated entities in the amount of $762,173, which is reflected in cost of services in the Companies' statements of operations. At December 31, 1995 and 1996, amounts payable for these services of $577,439 and $658,990, respectively, are recorded in the Companies' balance sheets as affiliate accounts payable.

  The Fiber Companies provide operator and directory assistance services and lease capacity on certain of their fiber routes to affiliated entities. Beginning in 1996, DeltaCom also provides long-distance and related services to the Parent and all of its wholly owned and majority-owned subsidiaries. Also beginning in 1996, DeltaCom acts as an agent for InterCall and MindSpring in contracting with major interexchange carriers to provide origination and termination services. Under these agreements, DeltaCom contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to InterCall and MindSpring, such that only the margin impacts the Companies' combined revenues. Total affiliated revenues included in the Companies' statements of operations for the years ended December 31, 1994, 1995, and 1996 were $458,302, $486,246, and $2,863,389, respectively. At December 31, 1995 and 1996, amounts receivable for these services were $84,796 and $1,227,661, respectively, and are recorded in the Companies' balance sheets as affiliate accounts receivable.

  In 1995, the Fiber Companies constructed a fiber route on behalf of CyberNet. Construction expenses reimbursed by KNOLOGY totaled $62,830. The Companies also provided certain engineering and construction- related management services to KNOLOGY in 1995. The Fiber Companies did not bill KNOLOGY for these services, which are estimated by the Fiber Companies to have a value of approximately $50,000.

  DeltaCom has a contract with a former stockholder to provide management services to DeltaCom through 1997 for $300,000 annually. In addition, DeltaCom leases real properties from former stockholders and other related parties. Total rental expense related to these leases was approximately $235,000 in 1996. DeltaCom is obligated to pay rentals to a former stockholder totaling approximately $181,000 annually from 1997 through 2005 under leases which are cancelable by either of the parties with 24 months' notice. DeltaCom is also obligated through 1999 to pay annual rentals ranging from approximately $74,000 to $81,000 to an officer of a former stockholder.

  Relatives of stockholders of the Parent are stockholders and employees of the Companies' insurance provider. The costs charged to the Companies for insurance services from this provider were $40,351, $63,836, and $156,523 for the years ended December 31, 1994, 1995, and 1996.

  The chief executive officer of the Fiber Companies, who has been named as chief executive officer of ITC/\DeltaCom, has also served since July 15, 1996 as president and chief executive officer and as a director of KNOLOGY. He has served in his capacity as chief executive officer and president of KNOLOGY at the request of KNOLOGY and the Parent and received no compensation from KNOLOGY for the year ended December 31, 1996. He resigned as chief executive officer and president of KNOLOGY effective February 20, 1997. The value of services provided through February 20, 1997 is estimated to total approximately $20,000.

13. ACQUISITION OF DELTACOM

  On January 29, 1996 (the "Acquisition Date"), DeltaCom was purchased by the Parent for total consideration of $71,362,213, including cash acquired of $1,828,121 (the "Acquisition"). The consideration included $65,362,213 in cash and $6,000,000 in common stock of the Parent. Simultaneously, the Parent refinanced $8,643,384 of DeltaCom's outstanding debt by borrowing against its own line of credit and contributing the proceeds to DeltaCom, which then repaid all of its outstanding debt. The Acquisition was accounted for under the purchase method of accounting, and the purchase accounting entries were "pushed down" to DeltaCom's financial statements. The purchase price has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the Acquisition Date. The acquisition costs exceeded the fair market value of net tangible assets acquired by $54,645,063, of which $5,464,506 has been allocated to identifiable intangible assets and the remainder has been recorded as goodwill in the accompanying balance sheets. Amounts recorded in connection with the "pushdown" include the $49,180,557 in goodwill, $5,464,506 in customer base, $74,005,598 in debt related to the Acquisition and debt refinancing, and $6,000,000 in paid-in capital. The operating results of DeltaCom have been included in the Companies' financial statements since the Acquisition Date.

  The following table summarizes the net assets purchased in connection with the Acquisition and the amount attributable to cost in excess of net assets acquired:

   Working capital, net of $1,828,121 cash acquired............... $  5,155,221
   Property, plant, and equipment.................................   21,357,357
   Other assets...................................................      198,920
   Noncurrent liabilities.........................................  (11,822,469)
   Customer base..................................................    5,464,506
   Goodwill.......................................................   49,180,557
                                                                   ------------
   Purchase price, net of cash acquired........................... $ 69,534,092
                                                                   ============

  The common stock portion of the Acquisition has been accounted for as a noncash transaction for purposes of the statements of cash flows.

  The following pro forma information has been prepared assuming that the Acquisition occurred at the beginning of the respective periods. This information includes pro forma adjustments related to the amortization of goodwill resulting from the excess of the purchase price over the fair value of the net assets acquired and interest expense related to the debt financing used to acquire DeltaCom. The pro forma information is presented for informational purposes only and may not be indicative of the results of operations as they would have been had the Acquisition occurred at the beginning of the respective periods, nor is the information necessarily indicative of the results of operations which may occur in the future.

                                                             DECEMBER 31
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
                                                             (UNAUDITED)
   Combined operating revenues........................ $62,021,598  $71,775,516
   Combined net loss..................................  (1,826,756)  (4,024,866)

14. ACQUISITION OF VIPERNET

  In July 1996, DeltaCom purchased certain assets of ViperNet, which provides business Internet services, for cash of $625,000 and assumption of capital lease obligations in the amount of $171,683 (Note 6).

  The following table summarizes the net assets purchased by DeltaCom in connection with its acquisition of ViperNet:

   Working capital................................................... $ 121,500
   Property and equipment............................................   191,318
   Noncompete agreement..............................................   102,000
   Customer base.....................................................   381,865
   Liabilities assumed...............................................  (171,683)
                                                                      ---------
   Cash paid for ViperNet, net assets................................ $ 625,000
                                                                      =========

  The assumption of the capital lease obligations has been treated as a noncash transaction for purposes of the statements of cash flows.

15. SEGMENT REPORTING

  Upon the acquisition of DeltaCom in January 1996 (Note 13), the Companies began operating in two business segments: Carriers' Carrier Services and Retail Services. Retail Services are provided by DeltaCom and include the retail sale of long-distance, data, and Internet services, including the sale and installation of customer premises equipment primarily to midsized and major regional business customers. Carriers' Carrier Services are provided by the Fiber Companies. Carriers' Carrier Services include the sale of long-haul private line services on a wholesale basis using the Fiber Companies' owned and managed fiber-optic network. Summarized financial data by business segment for the year ended December 31, 1996 and as of December 31, 1996 are as follows:

                            CARRIERS'
                             CARRIER      RETAIL
                             SEGMENT      SEGMENT   ELIMINATIONS    COMBINED
                           -----------  ----------- ------------  ------------
Sales to external custom-
 ers.....................  $ 6,598,709  $59,919,876 $         0   $ 66,518,585
Intersegment sales.......      558,312    1,553,445  (2,111,757)             0
                           -----------  ----------- -----------   ------------
  Total operating reve-
   nues..................  $ 7,157,021  $61,473,321 $(2,111,757)  $ 66,518,585
                           -----------  ----------- -----------   ------------
Gross margin.............  $ 3,256,596  $24,325,559 $   180,143   $ 27,762,298
Selling, operations, and
 administration expense..    1,646,277   17,050,152     180,143     18,876,572
Depreciation and amorti-
 zation..................    1,656,685    4,781,389           0      6,438,074
Equity in losses of Gulf
 States..................   (1,589,812)           0           0     (1,589,812)
Other income (expense),
 net.....................                                              171,514
Interest expense, net....                                           (6,172,421)
                                                                  ------------
Loss before income tax-
 es......................                                         $ (5,143,067)
                                                                  ============
Identifiable assets......   14,597,073   91,592,697    (406,588)  $105,783,182
Investment in net assets
 of Gulf States..........    7,424,797            0           0      7,424,797
                           -----------  ----------- -----------   ------------
Total assets.............  $22,021,870  $91,592,697 $  (406,588)  $113,207,979
                           ===========  =========== ===========   ============
Capital expenditures.....  $ 1,101,181  $ 5,071,479 $         0   $  6,172,660
                           ===========  =========== ===========   ============

16. SUBSEQUENT EVENTS

 Acquisition

  On March 27, 1997, the Parent purchased the 64% interest in Gulf States owned by SCANA, along with certain of SCANA's other fiber and fiber-related assets, including a significant long-term customer contract (the "Georgia Fiber Assets"), for approximately $28 million payable at closing, plus certain contingent consideration. The purchase price included 588,411 shares of the Parent's convertible, nonvoting preferred stock valued at approximately $17.9 million and an unsecured purchase money note for approximately $10 million (the "SCANA Note"). The purchase price was allocated as follows: $17 million to the 64% interest in Gulf States and $10.9 million to the Georgia Fiber Assets. The note, which bears interest at 11%, is payable in ten semiannual principal payments of approximately $1 million plus accrued interest, beginning September 30, 1997. The contingent consideration is due no later than April 30, 1998, at which time the Parent must deliver additional preferred stock to SCANA equal to 35.7% of (a) 64%, multiplied by (b)(i) 6, multiplied by (ii) the amount, if any, by which the earnings before interest, taxes, depreciation, and amortization of Gulf States for the year ended December 31, 1997 exceed $11,265,696.

  Upon the closing of these acquisitions, the Parent contributed the 64% ownership interest in Gulf States to GSTS and the Georgia Fiber Assets to FiberNet. The Gulf States partnership has been dissolved. The SCANA Note was assumed by FiberNet and the Parent was released from its obligations thereunder.

 GSTS Bridge Facility

  In connection with the acquisition of the remaining 64% interest in Gulf States, GSTS refinanced Gulf States' outstanding indebtedness of approximately $41.6 million. In connection with the refinancing, GSTS wrote off $818,572 ($507,515 net of tax benefits) in unamortized debt issuance costs, which is reflected on the accompanying statement of operations as an extraordinary loss on extinguishment of debt. The GSTS Bridge Facility matured on the date the proceeds from ITC/\DeltaCom's debt offering described below were released (July 25, 1997). The GSTS Bridge Facility bore interest at LIBOR plus 2.25%.

 ITC/\DeltaCom Employee Stock Option Plan

  Upon the Reorganization, all employees of the Companies became eligible to receive stock options under ITC/\DeltaCom's 1997 Employee Stock Option Plan (the "Stock Option Plan") which was adopted and approved by its sole stockholder on March 24, 1997.

  The Stock Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of ITC/\DeltaCom, its subsidiaries obtained in the reorganization described in Note 1, and the Parent, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of ITC/\DeltaCom. The Stock Option Plan authorizes the issuance of up to 1.5 million shares of Class A Common Stock pursuant to options granted under the Stock Option Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The maximum number of shares subject to options that can be awarded under the Stock Option Plan to any person is 500,000 shares. The Compensation Committee of ITC/\DeltaCom's Board of Directors will administer the Stock Option Plan and will grant options to purchase Class A Common Stock.

  The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the Class A Common Stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). There is also a $100,000 limit on the value of Class A Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

  ITC/\DeltaCom's Board of Directors may amend or terminate the Stock Option Plan with respect to shares of Class A Common Stock as to which options have not been granted.

  On March 24, 1997, ITC/\Deltacom granted options to purchase 789,000 shares of Class A Common Stock under the Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($7.20) as determined by ITC/\DeltaCom's sole stockholder's board of directors based on equity transactions and other analyses.

  On July 29, 1997, ITC/\DeltaCom granted options to purchase 105,254 shares of Class A Common Stock under The Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($7.20) as determined by ITC/\DeltaCom's sole stockholder's board of directors based on equity transactions and other analyses.

 Directors Stock Option Plan

  On March 24, 1997, ITC/\DeltaCom adopted and its stockholders approved the Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Code to directors of ITC/\Deltacom who are not officers or employees of the Company, the Parent, or any subsidiary of ITC/\DeltaCom (each an "Eligible Director"). The Directors Plan authorizes the issuance of up to 150,000 shares of Class A Common Stock pursuant to options granted under the Directors Plan (subject to anti-dilution adjustments). The option exercise price for options granted under the Directors Plan will be at least 100% of the fair market value of the shares of Class A Common Stock on the date of grant of the option. Under the Directors Plan, each Eligible Director will be granted an option to purchase 10,000 shares of Class A Common Stock upon such person's initial election or appointment to serve as director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant.

  On March 24, 1997, ITC/\DeltaCom granted options to purchase 10,000 shares of ITC/\DeltaCom's Class A Common Stock to each of its six nonemployee directors. All options were granted at a price equal to the estimated fair value of the common stock on the date of grant ($7.20) as determined by the ITC/\DeltaCom's stockholder's board of directors based on equity transactions and other analyses.

 Credit Agreement

  On September 17, 1997, FiberNet entered into a credit agreement with NationsBank of Texas, N.A., as administrative lender (the "Credit Agreement"). The Credit Agreement provides for a term and revolving credit facility of up to $100 million to be used for working capital and other purposes, including refinancing existing indebtedness, capital expenditures, and permitted acquisitions. The Credit Agreement matures on September 15, 2002 and includes a $50 million multi-draw term loan facility and a $50 million revolving credit facility. Amounts may be drawn under the term loan facility until September 15, 1999. All $50 million of the term loan facility must be utilized before drawing down any amount over $10 million under the revolving credit facility. Amounts drawn under the Credit Agreement will bear interest, at FiberNet's option, at either the Base Rate of the LIBOR Rate, plus an applicable margin.

  Borrowings under the Credit Agreement are guaranteed by the Companies and are secured by a first priority lien on substantially all current and future assets and properties of FiberNet and its subsidiaries and a first priority pledge of the stock of FiberNet and its subsidiaries. The Credit Agreement contains covenants limiting the Companies ability to incur debt or make guaranties, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, issue capital stock, engage in transactions with affiliates, sell assets, and engage in mergers and acquisitions. The Credit Agreement also requires FiberNet to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis.

 Debt Offering

  On June 3, 1997, ITC/\DeltaCom completed the issuance of 11% Senior Notes due 2007 (the "Offering").

  Proceeds from the Offering were held by the trustee until all regulatory approvals related to the Reorganization described in Note 1 were received. Upon their release, a portion of the proceeds was used to repay approximately $48.0 million of the Companies' advances from Parent and approximately $41.6 million under the GSTS Bridge Facility as well as accrued interest. Approximately $62.7 million of such proceeds are held by the Trustee as security for and to fund the first six interest payments on the Senior Notes. Also in connection with the Reorganization, FiberNet undertook to repay (and DeltaCom agreed to reimburse to FiberNet) the remaining $31.0 million of DeltaCom's advance from Parent; the Parent then forgave this indebtedness and contributed it to FiberNet as additional equity. Upon the settlement of DeltaCom's advance from Parent related to the acquisition (and accrued interest), the Parent Credit Facility was amended to release the Companies as guarantors and to terminate the related security interests in the assets of the Companies (Note 7). The Parent effected the Reorganization on July 25, 1997.

                         INDEPENDENT AUDITORS' REPORT

To DeltaCom, Inc.:

  We have audited the accompanying statements of operations, stockholders' equity, and cash flows of DELTACOM, INC. for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of DeltaCom, Inc. for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

MARTIN STUEDEMAN & ASSOCIATES P.C.

Birmingham, Alabama
March 19, 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DeltaCom, Inc.:

  We have audited the accompanying statements of operations, stockholders' equity, and cash flows of DELTACOM, INC. (an Alabama corporation) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The December 31, 1994 financial statements were audited by other auditors, whose report dated March 19, 1997 expressed an unqualified opinion on those statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of DeltaCom, Inc. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 27, 1997

                                 DELTACOM, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND FOR THE ONE MONTH ENDED JANUARY 29, 1996

                                             1994         1995         1996
                                          -----------  -----------  -----------
                                                                    (UNAUDITED)
OPERATING REVENUES....................... $53,777,565  $56,271,011  $5,256,931
COST OF SERVICES.........................  33,168,780   32,355,358   2,963,383
                                          -----------  -----------  ----------
    Gross margin.........................  20,608,785   23,915,653   2,293,548
                                          -----------  -----------  ----------
OPERATING EXPENSES:
  Selling, general, and administrative...  10,608,998   13,845,867   1,343,761
  Depreciation and amortization..........   2,982,325    3,241,869     290,226
                                          -----------  -----------  ----------
    Total operating expenses.............  13,591,323   17,087,736   1,633,987
                                          -----------  -----------  ----------
OPERATING INCOME.........................   7,017,462    6,827,917     659,561
OTHER INCOME (EXPENSE):
  Interest income........................      56,474      105,477      12,334
  Interest expense.......................  (1,068,140)  (1,025,571)   (143,883)
                                          -----------  -----------  ----------
INCOME BEFORE INCOME TAXES...............   6,005,796    5,907,823     528,012
PROVISION FOR INCOME TAXES...............   2,239,613    2,211,115     200,645
                                          -----------  -----------  ----------
NET INCOME............................... $ 3,766,183  $ 3,696,708  $  327,367
                                          ===========  ===========  ==========


        The accompanying notes are an integral part of these statements.

                                 DELTACOM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND FOR THE ONE MONTH ENDED JANUARY 29, 1996

                              COMMON STOCK
                              -------------  PAID-IN    RETAINED
                              SHARES AMOUNT  CAPITAL    EARNINGS      TOTAL
                              ------ ------ ---------- ----------- -----------
BALANCE, December 31, 1993... 80,000  $800  $5,145,715 $ 3,780,377 $ 8,926,892
  Net income.................      0     0           0   3,766,183   3,766,183
                              ------  ----  ---------- ----------- -----------
BALANCE, December 31, 1994... 80,000   800   5,145,715   7,546,560  12,693,075
  Net income.................      0     0           0   3,696,708   3,696,708
                              ------  ----  ---------- ----------- -----------
BALANCE, December 31, 1995... 80,000   800   5,145,715  11,243,268  16,389,783
  Net income (unaudited).....      0     0           0     327,367     327,367
                              ------  ----  ---------- ----------- -----------
BALANCE, January 29, 1996
 (Unaudited)................. 80,000  $800  $5,145,715 $11,570,635 $16,717,150
                              ======  ====  ========== =========== ===========



        The accompanying notes are an integral part of these statements.

                                 DELTACOM, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND FOR THE ONE MONTH ENDED JANUARY 29, 1996

                                            1994         1995         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................. $ 3,766,183  $ 3,696,708  $   327,367
                                         -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating activi-
  ties:
  Depreciation and amortization.........   2,982,325    3,241,869      290,226
  Deferred income taxes.................     605,427       37,185       (8,767)
  Changes in current operating assets
   and liabilities:
   Accounts receivable..................    (347,863)    (832,551)    (360,594)
   Due from related parties.............           0      (26,397)      26,397
   Prepayments..........................    (401,052)    (137,876)     748,471
   Inventories..........................      28,081      (55,333)     (82,217)
   Notes receivable.....................           0     (167,481)       8,395
   Accounts payable.....................  (1,819,564)    (863,902)     174,476
   Accrued liabilities..................      89,740      (20,027)     298,047
   Income taxes payable.................     326,238      249,670      189,956
   Other, net...........................           0        1,075       89,278
                                         -----------  -----------  -----------
    Total adjustments...................   1,463,332    1,426,232    1,373,668
                                         -----------  -----------  -----------
    Net cash provided by operating ac-
     tivities...........................   5,229,515    5,122,940    1,701,035
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment....  (2,596,331)  (4,431,552)    (171,036)
 Proceeds from sale of equipment........           0      175,389            0
 Increase in accrued construction
  payables..............................           0      144,720     (144,720)
                                         -----------  -----------  -----------
    Net cash used in investing activi-
     ties...............................  (2,596,331)  (4,111,443)    (315,756)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt... $(1,410,155) $(2,127,651) $(1,244,759)
 Proceeds from financing agreement......           0    1,388,859            0
                                         -----------  -----------  -----------
    Net cash used in financing activi-
     ties...............................  (1,410,155)    (738,792)  (1,244,759)
                                         -----------  -----------  -----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS............................   1,223,029      272,705      140,520
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD..............................     191,867    1,414,896    1,687,601
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD................................. $ 1,414,896  $ 1,687,601  $ 1,828,121
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the year for:
  Interest.............................. $ 1,068,140  $ 1,005,827  $    17,210
                                         ===========  ===========  ===========
  Income taxes.......................... $ 1,302,388  $ 2,016,860  $         0
                                         ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                                DELTACOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1994 AND 1995 AND JANUARY 29, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DeltaCom, Inc. (the "Company") was incorporated in the state of Alabama on April 7, 1982. The Company is a provider of telecommunications services and products in Alabama and surrounding states. Prior to January 29, 1996, the Company's common stock was owned 50% by SCI Systems (Alabama), Inc., 14% by Brindlee Mountain Telephone Company ("BMTC"), and 36% by the majority stockholder of BMTC. ITC Holding Company, Inc. acquired all of the stock of the Company on January 29, 1996 (Note 7).

 Basis of Accounting

  The accompanying financial statements are prepared on the accrual basis of accounting. Revenues are recognized as services are performed. Costs and expenses are recognized when incurred. The financial statements are prepared in conformity with generally accepted accounting principles, which require the use of estimates. Actual results may differ from those estimates.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Depreciation

  Depreciation of property and equipment is generally provided on a composite or straight-line basis over the assets' estimated useful lives, which are 40 years for buildings, 5 to 20 years for telecommunications equipment, 3 to 15 years for office furniture and equipment, and 5 years for vehicles.

  Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in the results of operations.

 Income Taxes

  Deferred income taxes are determined in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

 Advertising Costs

  The Company expenses all advertising costs as incurred.

                                DELTACOM, INC.

2. INCOME TAXES

  The components of the provision for income taxes for the years ended December 31, 1994 and 1995 and the one month ended January 29, 1996 are as follows:

                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
   Current:
     Federal.................................. $1,780,968 $1,970,891  $190,360
     State....................................    164,427    203,039    19,052

   Deferred...................................    294,218     37,185    (8,767)
                                               ---------- ----------  --------
                                               $2,239,613 $2,211,115  $200,645
                                               ========== ==========  ========

  A reconciliation of the federal statutory rate to the effective income tax rate for the periods presented for the years ended December 31, 1994 and 1995 and the one month ended January 29, 1996 is as follows:

                                                         1994  1995     1996
                                                         ----  ----  -----------
                                                                     (UNAUDITED)
   Federal statutory rate............................... 34.0% 34.0%    34.0%
   State income taxes...................................  3.6   3.6      4.0
   Other................................................ (0.3) (0.2)     0.0
                                                         ----  ----     ----
   Effective income tax rate............................ 37.3% 37.4%    38.0%
                                                         ====  ====     ====

3. RELATED-PARTY TRANSACTIONS

  During 1994, the Company recorded revenues from two affiliates, BMTC and Valley Telephone Services, for approximately $401,000 and $141,000, respectively. The Company recorded expenses to BMTC in the amount of approximately $1,650,000 in 1994.

  During 1995, the Company recorded revenues of approximately $88,000 in the accompanying statements of operations for long distance services provided to BMTC. These services were discontinued in March 1995. The Company also recorded revenues of approximately $168,000 during the year ended December 31, 1995 for long-distance services provided to Marshall Cellular, an affiliate of BMTC.

  During January 1996, the Company recorded revenues from BMTC, Marshall Cellular, and another affiliate, SCI, of approximately $27,500, $13,200, and $33,400, respectively. The Company also recorded expenses of $30,200 and $2,000 for telephone services provided by BMTC and Marshall Cellular, respectively.

  The Company paid approximately $770,000 to BMTC for electronic data information services, including billing and rating services, through July 1995. In August 1995, the Company terminated its contract for such services, hired the information services personnel from BMTC, and assumed BMTC's operating lease obligations, totaling approximately $419,000 annually, for electronic data processing equipment. The Company contracted to furnish electronic data processing services to BMTC annually for $300,000. The Company recorded revenues of $125,000 in the accompanying statements of operations related to these services for the year ended December 31, 1995 and $27,500 for the one month ended January 29, 1996.

  The Company paid $405,000 to BMTC for management services in 1995. These services were terminated in January 1996. During 1995, the Company also paid $600,000 in management fees to its stockholders. The

                                DELTACOM, INC.

Company has a contract with a former stockholder to provide management services to the Company through 1997 for $300,000 annually. The Company recorded expenses of $25,000 in the accompanying statements of operations related to those services for the one month ended January 29, 1996.

  The Company leases real properties from stockholders and other related parties. Total rental expense related to these leases was approximately $133,000, $145,000, and $30,000 for the years ended December 31, 1994 and 1995 and the month ended January 29, 1996, respectively. The Company is obligated to pay rentals totaling approximately $150,000 to BMTC in 1996 and future years under leases which are cancelable by either of the parties with 24 months' notice. The Company is also obligated through 1999 to pay annual rentals ranging from approximately $74,000 to $81,000 to an officer of a former stockholder.

4. DEFERRED COMPENSATION PLAN

  The Company has a 401(k) deferred compensation plan covering substantially all employees with at least one year of service. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to IRS regulations. The Company has elected to provide matching employer contributions equal to the lesser of 3% of compensation or the maximum amount annually for each participant. The Company's policy is to fund contributions as earned. Company contributions made to the plan and charged to expense for the years ended December 31, 1994 and 1995 and the one month ended January 29, 1996 were $111,561, $138,697, and $12,588, respectively.

5. COMMITMENTS

  Minimum future rental commitments under noncancelable operating leases having an initial or remaining term in excess of one year as of December 31, 1995 are as follows:

   December 31:
     1996............................................................ $  988,523
     1997............................................................    831,657
     1998............................................................    754,481
     1999............................................................    407,300
     2000............................................................    279,755
     Thereafter......................................................    726,330
                                                                      ----------
                                                                      $3,988,046
                                                                      ==========

  Total rental expense charged to operations for the years ended December 31, 1994 and 1995 and the one month ended January 29, 1996 was $287,425, $615,734, and $105,578, respectively.

  At January 29, 1996, the Company had agreed to purchase telecommunications equipment at a price totaling approximately $365,000.

6. CONTINGENT MATTERS

  The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount or ultimate liability with respect to these actions will not materially affect the Company's financial position or results of operations.

7. ACQUISITION OF THE COMPANY

  On January 29, 1996, the Company was purchased by ITC Holding Company, Inc. for total consideration of $71,362,213.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Gulf States FiberNet:

  We have audited the accompanying balance sheets of GULF STATES FIBERNET (a Georgia general partnership) as of December 31, 1995 and 1996 and the related statements of operations, partners' capital, and cash flows for period from inception (August 17, 1994) through December 31, 1994 and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gulf States FiberNet as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the period from inception (August 17, 1994) through December 31, 1994 and for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 27, 1997 (except with
 respect to the Debt Refinancing,
 Parent's Reorganization of
 Subsidiaries, and ITC/\DeltaCom
 Debt Offering discussions in
 Note 8, as to which the date
 is July 25, 1997)

                              GULF STATES FIBERNET

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996
                               AND MARCH 27, 1997

                                               1995        1996        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................ $ 5,561,737 $ 1,130,668 $   574,600
  Accounts receivable:
    Affiliates.............................     496,286     476,102     280,866
    Customer accounts receivable, net of
     allowance for uncollectible accounts
     of $15,000, $24,000 and $39,006 in
     1995, 1996 and 1997, respectively.....     428,775   1,127,788   1,923,592
  Other....................................      70,943      16,543      55,799
                                            ----------- ----------- -----------
                                              6,557,741   2,751,101   2,834,857
                                            ----------- ----------- -----------
PROPERTY AND EQUIPMENT, NET (NOTE 2).......  62,756,563  62,444,185  66,112,272
                                            ----------- ----------- -----------
OTHER NONCURRENT ASSETS:
  Goodwill, net of accumulated amortization
   of $14,226, $27,358 and $30,640 in 1995,
   1996, and 1997 respectively.............     511,034     497,902     494,620
  Debt issuance costs, net of accumulated
   amortization of $47,251, $188,505 and
   $231,321 in 1995, 1996 and 1997, respec-
   tively..................................     938,925     878,056     974,572
                                            ----------- ----------- -----------
                                              1,449,959   1,375,958   1,469,192
                                            ----------- ----------- -----------
                                            $70,764,263 $66,571,244 $70,416,321
                                            =========== =========== ===========
     LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt..... $ 5,937,500 $ 5,937,500 $42,068,969
  Accounts payable:
    Affiliates.............................      25,263           0       2,431
    Other..................................     136,604     104,208   1,290,172
  Accrued construction costs...............   2,664,051   1,712,272     980,542
  Other accrued liabilities................     860,477     680,941     540,270
  Unearned revenue.........................     207,873     997,667   1,185,206
                                            ----------- ----------- -----------
      Total current liabilities............   9,831,768   9,432,588  46,067,590
LONG-TERM DEBT (NOTE 4)....................  41,562,500  35,625,000   2,950,906
COMMITMENTS AND CONTINGENCIES (NOTES 4, 5,
 AND 7)
PARTNERS' CAPITAL..........................  19,369,995  21,513,656  21,397,825
                                            ----------- ----------- -----------
                                            $70,764,263 $66,571,244 $70,416,321
                                            =========== =========== ===========

      The accompanying notes are an integral part of these balance sheets.

                              GULF STATES FIBERNET

                            STATEMENTS OF OPERATIONS

                FOR THE PERIOD FROM INCEPTION (AUGUST 17, 1994)
                           THROUGH DECEMBER 31, 1994,
 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND FOR THE PERIODS ENDED MARCH
                          31, 1996 AND MARCH 27, 1997

                                   DECEMBER 31,
                         -----------------------------------   MARCH 31,    MARCH 27,
                           1994        1995         1996         1996         1997
                         ---------  -----------  -----------  -----------  -----------
                                                              (UNAUDITED)  (UNAUDITED)
REVENUES................ $ 127,569  $ 7,587,713  $10,056,544  $ 1,832,487  $4,085,039
COST OF SERVICES........    41,838       82,680      867,558       47,368     418,472
                         ---------  -----------  -----------  -----------  ----------
    Gross margin........    85,731    7,505,033    9,188,986    1,785,119   3,666,567
                         ---------  -----------  -----------  -----------  ----------
OPERATING EXPENSES:
  Selling, general, and
   administrative.......   318,685    2,455,159    2,785,596      733,135     871,566
  Depreciation and
   amortization.........    47,764    3,835,465    6,620,382    1,574,627   1,897,826
                         ---------  -----------  -----------  -----------  ----------
    Total operating
     expenses...........   366,449    6,290,624    9,405,978    2,307,762   2,769,392
                         ---------  -----------  -----------  -----------  ----------
OPERATING (LOSS)
 INCOME.................  (280,718)   1,214,409     (216,992)    (522,643)    897,175
                         ---------  -----------  -----------  -----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense......         0   (2,172,373)  (4,345,001)  (1,085,287) (1,031,546)
  Other.................    11,496      240,624      145,851       62,834      18,540
                         ---------  -----------  -----------  -----------  ----------
    Total other income
     (expense)..........    11,496   (1,931,749)  (4,199,150)  (1,022,453) (1,013,006)
                         ---------  -----------  -----------  -----------  ----------
NET LOSS................ $(269,222) $  (717,340) $(4,416,142) $(1,545,096) $ (115,831)
                         =========  ===========  ===========  ===========  ==========


        The accompanying notes are an integral part of these statements.

                              GULF STATES FIBERNET

                        STATEMENTS OF PARTNERS' CAPITAL

                FOR THE PERIOD FROM INCEPTION (AUGUST 17, 1994)
                           THROUGH DECEMBER 31, 1994,
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND FOR THE PERIOD ENDED MARCH 27, 1997

                                            PARTNERS' CAPITAL         TOTAL
                                          -----------------------   PARTNERS'
                                             SCANA        GSTS       CAPITAL
                                          -----------  ----------  -----------
BALANCE AT INCEPTION (AUGUST 17, 1994)... $ 5,449,670  $        0  $ 5,449,670
  Partnership contributions..............   7,906,887   7,000,000   14,906,887
  Net loss...............................    (172,302)    (96,920)    (269,222)
                                          -----------  ----------  -----------
BALANCE, DECEMBER 31, 1994...............  13,184,255   6,903,080   20,087,335
  Net loss...............................    (459,098)   (258,242)    (717,340)
                                          -----------  ----------  -----------
BALANCE, DECEMBER 31, 1995...............  12,725,157   6,644,838   19,369,995
  Partnership contributions..............   4,198,274   2,361,529    6,559,803
  Net loss...............................  (2,826,331) (1,589,811)  (4,416,142)
                                          -----------  ----------  -----------
BALANCE, DECEMBER 31, 1996...............  14,097,100   7,416,556   21,513,656
  Net loss...............................     (74,132)    (41,699)    (115,831)
                                          -----------  ----------  -----------
BALANCE, MARCH 27, 1997 (UNAUDITED)...... $14,022,968  $7,374,857  $21,397,825
                                          ===========  ==========  ===========


        The accompanying notes are an integral part of these statements.

                              GULF STATES FIBERNET

                            STATEMENTS OF CASH FLOWS

                FOR THE PERIOD FROM INCEPTION (AUGUST 17, 1994)
                         THROUGH DECEMBER 31, 1994 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
          AND FOR THE PERIODS ENDED MARCH 31, 1996 AND MARCH 27, 1997

                                     DECEMBER 31,
                         ---------------------------------------   MARCH 31,     MARCH 27,
                             1994          1995         1996          1996         1997
                         ------------  ------------  -----------  ------------  -----------
                                                                  (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net loss.............. $   (269,222) $   (717,340) $(4,416,142) $ (1,545,096) $  (115,831)
                         ------------  ------------  -----------  ------------  -----------
  Adjustments to recon-
   cile net loss to net
   cash provided by op-
   erating activities:
    Depreciation and
     amortization.......       47,764     3,835,465    6,620,382     1,574,627    1,897,826
    Changes in operating
     assets and liabili-
     ties:
      Accounts
       receivable.......      (64,004)     (861,057)    (678,829)     (157,231)    (600,569)
      Other current as-
       sets.............      (12,600)      (58,343)      54,400       (33,821)     49,215
      Accounts payable..      430,873      (269,004)     (57,659)     (131,172)   1,188,426
      Accrued liabili-
       ties.............      106,985       753,492     (179,536)     (117,742)    (140,671)
      Unearned revenue..       36,868       171,005      789,794        38,419       99,068
                         ------------  ------------  -----------  ------------  -----------
        Total adjust-
         ments..........      545,886     3,571,558    6,548,552     1,173,080    2,493,295
                         ------------  ------------  -----------  ------------  -----------
        Net cash
         provided by
         (used in)
         operating
         activities.....      276,664     2,854,218    2,132,410      (372,016)   2,377,464
                         ------------  ------------  -----------  ------------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Capital expenditures..  (37,548,729)  (24,105,172)  (6,153,618)   (1,216,962)  (2,062,470)
  Accrued construction
   costs................   10,178,620    (7,514,569)    (951,779)   (1,921,170)    (731,730)
                         ------------  ------------  -----------  ------------  -----------
        Net cash used in
         investing
         activities.....  (27,370,109)  (31,619,741)  (7,105,397)   (3,138,132)  (2,794,200)
                         ------------  ------------  -----------  ------------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from interim
   construction loan....   12,700,000    24,000,000            0             0            0
  Payments on interim
   construction loan....            0   (36,700,000)           0             0            0
  Proceeds from long-
   term note............            0    47,500,000            0             0            0
  Payments on long-term
   note.................            0             0   (5,937,500)            0            0
  Payment of debt issu-
   ance costs...........            0      (986,176)     (80,385)      (22,072)    (139,332)
  Capital contribu-
   tions................   14,906,881             0    6,559,803     1,393,320            0
                         ------------  ------------  -----------  ------------  -----------
        Net cash
         provided by
         (used in)
         financing
         activities.....   27,606,881    33,813,824      541,918     1,371,248    (139,332)
                         ------------  ------------  -----------  ------------  -----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............      513,436     5,048,301   (4,431,069)   (2,138,900)    (556,068)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....            0       513,436    5,561,737     5,561,737    1,130,668
                         ------------  ------------  -----------  ------------  -----------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD................. $    513,436  $  5,561,737  $ 1,130,668  $  3,422,837  $   574,600
                         ============  ============  ===========  ============  ===========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
  Cash paid for inter-
   est.................. $     45,907  $  2,909,056  $ 4,689,477  $    991,318  $ 1,410,816
                         ============  ============  ===========  ============  ===========
  Noncash financing
   activities:
   Assets contributed by
   SCANA................ $  5,449,670  $          0  $         0  $          0  $         0
                         ============  ============  ===========  ============  ===========
  Capital lease
   obligation for fiber
   route................ $          0  $          0  $         0  $          0  $ 3,457,345
                         ============  ============  ===========  ============  ===========

        The accompanying notes are an integral part of these statements.

                             GULF STATES FIBERNET

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1995, AND 1996

1. ORGANIZATION AND BUSINESS OPERATIONS

 General

  Gulf States FiberNet (the "Partnership") was formed on August 17, 1994 pursuant to the provisions of the Georgia Uniform Partnership Act. The Partnership provides digital communications transport to communications common carriers in the states of Georgia, Texas, Alabama, Mississippi, and Louisiana. The Partnership is a facilities-based entity with an existing fiber optic transmission facility between Atlanta, Georgia, and Birmingham, Alabama. The Partnership has also constructed a redundant route from Atlanta to Birmingham which continues on to Longview, Texas, through such cities as Tuscaloosa, Alabama; Meridian, Jackson, and Vicksburg, Mississippi; and Monroe and Shreveport, Louisiana. The Partnership has also constructed a spur from Meridian to Gulfport, Mississippi. These additional routes became operational during May 1995. In September 1996, an extension to Longview, Texas, was completed. The Partnership has also constructed a route from Atlanta to Gainesville, Georgia, where it connects to the network of another nonaffiliated entity that provides transit into the networks of several other nonaffiliated entities in the states of North Carolina and South Carolina. The Atlanta to Gainesville route was completed in January 1996.

  The general partners and their respective ownership percentages as of December 31, 1996 were as follows:

           SCANA Communications, Inc. ("SCANA")..........  64%
           Gulf States Transmission Systems, Inc.
            ("GSTS").....................................  36

  GSTS is the managing partner and is responsible for managing and operating the Partnership. The partners make capital contributions to share in the operating results of, and receive distributions from, the Partnership in accordance with their respective ownership percentages.

  The Partnership's revenues are derived from sales to a relatively small number of customers. The loss of a major customer would have a significant impact on the partnership's results of operations and financial position. This risk is mitigated by take-or-pay contracts whereby the customers are contractually obligated to pay periodic specified amounts, even if they do not take delivery of the contracted services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting and Presentation

  The Partnership's financial statements are prepared on the accrual basis of accounting. The balance sheet as of March 27, 1997 and the statements of operations and cash flows for the periods ending March 31, 1996 and March 27, 1996 are unaudited and, in the opinion of management, contain all adjustments (consisting of only normal recurring items) necessary for the fair presentation of the financial position and results of operations for the interim periods. The results of operations for the period ended March 27, 1997 are not necessarily indicative of the results to be expected for the entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, temporary investments represent securities with maturities of 90 days or less and are considered cash equivalents.

                             GULF STATES FIBERNET

 Revenue Recognition

  Revenues are recognized as the Partnership performs services in accordance with contract or tariff terms.

 Property and Equipment

  Property and equipment are carried at cost or fair market value of contributed property at the time of the contribution. Depreciation and amortization of property and equipment are provided using the straight-line method over estimated useful lives (3 to 20 years). Balances of major classes of assets and the related accumulated depreciation as of December 31, 1995 and 1996 are as follows:

                                                       1995          1996
                                                    -----------  ------------
Land............................................... $     2,500  $      2,500
Vehicles and work equipment........................     357,994       459,906
Office furniture, fixtures, equipment, and lease-
 hold improvements.................................      79,939        80,628
Electronic equipment...............................   8,935,670    13,730,134
Buildings and POP extensions.......................   3,608,294     4,297,142
Cable and installation costs.......................  42,412,149    45,612,729
Other depreciable assets...........................   8,370,033     8,572,664
Less accumulated depreciation......................  (4,006,455)  (10,472,469)
                                                    -----------  ------------
  Net property and equipment in service............  59,760,124    62,283,234
Property and equipment under construction..........   2,996,439       160,951
                                                    -----------  ------------
Net property and equipment......................... $62,756,563  $ 62,444,185
                                                    ===========  ============

 Long-Lived Assets

  In 1995, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material.

  The Partnership periodically reviews the values assigned to long-lived assets, such as property and equipment, and cost in excess of net assets acquired to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

 Income Taxes

  The Internal Revenue Code and applicable state statutes provide that the income and expenses of a partnership are not separately taxable to the partnership but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

 Interest Expense

  All interest incurred during 1994, 1995, and 1996 is attributable to the construction of the routes detailed in Note 1. Interest was capitalized until the completion of the construction of a specific route segment. The amount of interest capitalized in 1994, 1995, and 1996 totaled $45,907, $1,020,204, and $40,365, respectively.

                             GULF STATES FIBERNET

 Other Noncurrent Assets

  The excess of cost over the fair market value of assets acquired ("goodwill") is being amortized to income on a straight-line basis over a period of 40 years.

  In connection with the issuance of its long-term debt, the Partnership incurred debt issuance costs of approximately $986,000 and $80,000 in 1995 and 1996, respectively. These costs were recorded as other assets and are being amortized on a straight-line basis over 7 to 8.5 years, the term of the related debt facilities.

 Presentation

  Certain prior year amounts have been reclassified to conform with the current year presentation.

3. SCANA ASSET CONTRIBUTION

  Effective November 1, 1994, SCANA contributed an existing Atlanta to Birmingham fiber optic route to the Partnership as part of its capital contribution. The tangible assets associated with this route were recorded at their estimated appraised value of $4,924,410. This route was valued at $5,449,670 for purposes of determining a portion of SCANA's capital contribution. The $525,260 difference between the estimated appraised value of the tangible assets and the fair market value of the route is reflected as goodwill in the accompanying balance sheets.

4. INTERIM CONSTRUCTION LOAN AND LONG-TERM DEBT

 Interim Construction Loan

  On December 8, 1994, the Partnership completed a $40,000,000 construction loan commitment ("Loan") with NationsBank of North Carolina. The Loan provided the Partnership the ability to draw amounts as needed to finance the construction of a new route. The interest rates paid on amounts outstanding under the Loan ranged from 6.75% to 7.25% in 1995. Any unused portion of this Loan was subject to a commitment fee equal to .25% per annum. The Partnership borrowed $36,700,000 under this Loan prior to its repayment in full in August 1995. The Partnership utilized funds realized from the $47,500,000 nonrecourse project financing discussed below to repay the Loan.

 Long-Term Debt

  Long-term debt consisted of the following at December 31, 1996 and March 27, 1997:

                                                    DECEMBER 31,  MARCH 27,
                                                        1996         1997
                                                    ------------ ------------
                                                                 (UNAUDITED)
   $41.6 million bridge facility, interest payable
    at LIBOR plus 2.25% (8.25% at June 30, 1997)..  $41,562,500  $ 41,600,000
   Other..........................................            0     3,419,875
                                                    -----------  ------------
                                                     41,562,500    45,019,875
   Less: Current maturities.......................    5,937,500   (42,068,969)
                                                    -----------  ------------
   Total long-term debt...........................  $35,625,000  $  2,950,906
                                                    ===========  ============

  On July 25, 1995, the Partnership completed a $47,500,000 nonrecourse project financing (the "Financing") with NationsBank of North Carolina. The Financing is to be repaid in 16 equal semiannual installments of $2,968,750 beginning on June 30, 1996 and ending on December 31, 2003. The Financing bears

                             GULF STATES FIBERNET
interest on outstanding amounts at various floating rate options plus an applicable credit spread, which varies throughout the term of the Financing. The Partnership is contractually obligated to select the three-month LIBOR option as a direct result of the interest rate swap agreement discussed below. The Financing is secured by substantially all of the Partnership's assets.

  Concurrent with the closing of the Financing, the parent companies of GSTS and SCANA, ITC Holding Company, Inc. ("ITC") and SCANA, Inc., respectively, have entered into the Telecommunications System Capacity Agreement ("TSCA") with NationsBank of North Carolina ("NationsBank"). The TSCA requires ITC and SCANA to make additional equity contributions to the Partnership. These required equity contributions are calculated on a quarterly basis throughout the term of the Financing based on a contractually determined amount, less the Partnership's quarterly revenue, excluding the nonrecurring revenue discussed in Note 7. The contractually determined amounts discussed above are fixed amounts and are not contingent upon the results of operations of the Partnership.

  On January 24, 1995, the Partnership entered into a forward starting interest rate swap agreement with a $47,500,000 principal amount with NationsBank. This agreement is accounted for as a hedge of an anticipated transaction. The agreement swaps the applicable three-month LIBOR selected under the Financing with a fixed rate of 8.25%. As of December 31, 1996, the Partnership would be required to pay $2,962,000 to terminate the interest rate swap with NationsBank. The Partnership made payments totaling $1,261,000 and $553,320 to NationsBank in 1995 and 1996, respectively, in connection with this interest rate swap. These payments are included in interest expense in the accompanying statements of operations.

  As a result of this interest rate swap, the Financing will bear an effective interest rate as follows:

       Years 1-3......................................................... 9.375%
       Years 4-6......................................................... 9.500
       Years 7-8.5....................................................... 9.625

  Maturities of long-term debt as of December 31, 1996 are as follows:

       1997......................................................... $ 5,937,500
       1998.........................................................   5,937,500
       1999.........................................................   5,937,500
       2000.........................................................   5,937,500
       2001.........................................................   5,937,500
       Thereafter...................................................  11,875,000
                                                                     -----------
                                                                     $41,562,500
                                                                     ===========

5. LEASE OBLIGATIONS

  The Partnership has entered into various operating leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under noncancelable operating leases as of December 31, 1996 are as follows:

       1997.......................................................... $  682,902
       1998..........................................................    636,037
       1999..........................................................    620,405
       2000..........................................................    601,135
       2001..........................................................    580,585
       Thereafter....................................................  2,310,260
                                                                      ----------
                                                                      $5,431,324
                                                                      ==========

                             GULF STATES FIBERNET

  Rent expense charged to operations for the years ended December 31, 1994, 1995, and 1996 was $6,437, $153,003, and $953,713, respectively.

6. RELATED-PARTY TRANSACTIONS

  ITC provides certain administrative services and leases office space to the Partnership. In addition, certain of ITC's other wholly owned or majority-owned subsidiaries provide the Partnership with various services and/or receive services provided by the Partnership. These entities include Interstate Telephone Company and Valley Telephone Company, which provide local and long distance telephone services; Interstate FiberNet, which provides digital communications transport; and InterQuest, which provides operator assistance services. ITC also holds equity investments in the following entities which do business with the Partnership: InterCel, Inc., which provides cellular services, and MindSpring Enterprises, Inc., which is a regional provider of Internet access.

  The Company received services from ITC and other affiliated entities of approximately $279,000, $1,162,000, and $1,477,000, for the period from inception through December 31, 1994 and the years ended December 31, 1995 and 1996, respectively, which are reflected in selling, general, and administrative expenses in the Partnership's statements of operations. In addition, the Partnership received services from ITC and other affiliated entities of approximately $70,000 for the year ended December 31, 1996, which is reflected in cost of services in the Partnership's statement of operations. At December 31, 1995 and 1996, amounts payable for these services of $0 and $25,263, respectively, are recorded in the Partnership's balance sheets as affiliate accounts payable. In management's opinion, the Partnership's transactions with these affiliated entities are representative of arm's-length transactions.

  Relatives of stockholders of ITC are stockholders and employees of the Partnership's insurance provider. The costs charged to the Partnership for insurance services were approximately $1,300, $33,000, and $54,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

7. SIGNIFICANT CUSTOMERS

  No customer was responsible for greater than 10% of the Partnership's revenues for the period from inception through December 31, 1994. However, two customers made up greater than 10% of the Partnership's revenues for the years ended December 31, 1995 and 1996, as follows:

                                                                     1995  1996
                                                                     ----  ----
       Customer A................................................... 82.5% 43.2%
       Customer B...................................................  8.6  21.0

  During 1995, the Partnership received nonrecurring revenue of $3,250,000, or approximately 43% of net sales to Customer A, related to the cancellation of an existing lease agreement.

  The Partnership entered into an agreement with Customer A to lease certain fiber optic lines whereby Customer A is contractually obligated to pay $4,338,996 per annum for 11 years beginning June 1995.

8. SUBSEQUENT EVENTS

 Capital Lease

  In January 1997, the Partnership entered into a capital lease agreement with Southern Telecom 1, Inc. ("STI") to construct and lease a fiber optic facility and related equipment from Birmingham to Montgomery, Alabama. In total, STI constructed a 24 fiber optic strand facility, 12 strands of which it leased to the Partnership and 12 strands of which it granted the Partnership a revocable right to use. STI has the option to lease to the

                             GULF STATES FIBERNET

Partnership any of the additional 12 licensed fibers for a monthly payment of $2,000 per fiber after the ninth anniversary of the lease. To the extent STI does not lease the Partnership at least six of the licensed fibers under its option, the Partnership will have the right to lease from STI up to a total of six of the licensed fibers. Construction was completed and lease payments began in February 1997. Payments under the lease are as follows:

          MONTHS                                                        MONTHLY
          OF TERM                                                       PAYMENT
          -------                                                       -------
       1 through 48.................................................... $75,000
       49 through 108..................................................  25,000
       109 through 240.................................................   1,000

 Dissolution of the Partnership

  On March 27, 1997, GSTS's parent, ITC, purchased the 64% interest in the Partnership owned by SCANA for approximately $17 million, payable at closing in shares of ITC's nonvoting convertible preferred stock, plus certain contingent consideration. The contingent consideration is due no later than April 30, 1998, at which time ITC must deliver additional nonvoting convertible preferred stock to SCANA equal to 35.7% of (a) 64%, multiplied by
(b) (i) 6, multiplied by (ii) the amount, if any, by which the earnings before interest, taxes, depreciation, and amortization of the Partnership for the year ended December 31, 1997 exceed $11,265,696.

  Upon the closing of the acquisition, ITC contributed the 64% ownership interest in the Partnership to GSTS and the Partnership was dissolved.

 Debt Refinancing

  In connection with the acquisition of the remaining 64% interest in the Partnership, GSTS signed an agreement with NationsBank of Texas, N.A. for a $41.6 million bridge financing facility (the "Bridge Facility"). The Bridge Facility finances the Partnership's existing Financing described in Note 4 and is secured by the assets of the Partnership. The Bridge Facility bore interest on outstanding amounts at various floating rate options plus an applicable credit margin. The Bridge Facility matured and was repaid on the date the proceeds from ITC/\DeltaCom's debt offering discussed later were released.

 Parent's Reorganization of Subsidiaries

  In March 1997, ITC formed a new wholly owned subsidiary, ITC/\DeltaCom, Inc. ("ITC/\DeltaCom"). Upon completion of the debt offering and the related transactions described below, ITC reorganized several of its wholly owned subsidiaries as follows:

  . Eastern Telecom, Inc. (d.b.a. InterQuest) and ITC Transmission Systems II, Inc. merged with and into Interstate FiberNet, Inc., formerly ITC Transmission Systems, Inc. ("FiberNet").

  . ITC contributed all of the outstanding capital stock of FiberNet, DeltaCom, Inc. and GSTS to ITC/\DeltaCom.

  . ITC/\DeltaCom contributed all of the outstanding capital stock of DeltaCom and GSTS to FiberNet.

  These changes are collectively referred to as the "Reorganization."

 ITC/\DeltaCom Debt Offering

  On June 3, 1997, ITC/\DeltaCom issued senior notes with a principal value of $200 million (the "Offering"). Proceeds from the Offering were held by the trustee until all required regulatory approvals related to the Reorganization were received. Upon consummation of the Reorganization on July 25, 1997, a portion of the proceeds was used to repay the Bridge Facility described above as well as certain advances from the Parent outstanding at DeltaCom, Inc.

                         INDEPENDENT AUDITORS' REPORT

SCANA Communications, Inc.

  We have audited the accompanying balance sheets of Georgia Fiber (a business unit of SCANA Communications, Inc. (SCI)) as of December 31, 1996 and 1995, and the related statements of income and net equity and of cash flows for the years then ended. These financial statements are the responsibility of SCI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Georgia Fiber at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared from the separate records of Georgia Fiber (a business unit of SCANA Communications, Inc.) and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred had Georgia Fiber been operated as an unaffiliated company.

  As discussed in Note 1 to the financial statements, on March 27, 1997, the assets of Georgia Fiber were sold.

DELOITTE & TOUCHE LLP

Columbia, South Carolina
May 23, 1997

                                 GEORGIA FIBER
                (A BUSINESS UNIT OF SCANA COMMUNICATIONS, INC.)

                                 BALANCE SHEETS

                                      DECEMBER 31,
                                 ----------------------  MARCH 27,   MARCH 31,
                                    1996        1995       1997        1996
                                 ----------- ---------- ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
            ASSETS
CURRENT ASSETS:
  Accounts receivable..........  $        89 $  332,426 $   300,311 $  302,854
  Prepaid expenses.............       18,790     17,761         --      15,039
                                 ----------- ---------- ----------- ----------
    Total current assets.......       18,879    350,187     300,311    317,893
FIBER OPTIC TRANSMISSION CAPAC-
 ITY, NET (Notes 1 and 2)......   10,484,324  7,980,616  10,352,258  8,007,715
                                 ----------- ---------- ----------- ----------
TOTAL ASSETS...................  $10,503,203 $8,330,803 $10,652,569 $8,325,608
                                 =========== ========== =========== ==========
  LIABILITIES AND NET EQUITY
CURRENT LIABILITIES--Accounts
 payable and accrued
 liabilities...................  $   339,644 $  139,740 $   596,958 $  131,135
NET EQUITY.....................   10,163,559  8,191,063  10,055,611  8,194,473
                                 ----------- ---------- ----------- ----------
    TOTAL LIABILITIES AND NET
     EQUITY....................  $10,503,203 $8,330,803 $10,652,569 $8,325,608
                                 =========== ========== =========== ==========


                       See notes to financial statements.

                                 GEORGIA FIBER
                (A BUSINESS UNIT OF SCANA COMMUNICATIONS, INC.)

                      STATEMENTS OF INCOME AND NET EQUITY

                                YEAR ENDED DECEMBER
                                        31,
                               ----------------------   MARCH 27,    MARCH 31,
                                  1996        1995        1997         1996
                               ----------- ----------  -----------  -----------
                                                       (UNAUDITED)  (UNAUDITED)
NET REVENUES (Note 1)........  $ 3,542,302 $3,499,606  $   885,450  $  885,950
                               ----------- ----------  -----------  ----------
OPERATING COSTS AND EXPENSES:
  Depreciation and
   amortization..............    1,063,408    778,817      334,034     219,662
  Selling, general and
   administrative expenses...      431,394    432,517       69,921     156,659
  Maintenance................      288,085    122,770      135,286      16,298
  Other operating costs and
   expenses..................      140,761    231,446       43,018      29,484
                               ----------- ----------  -----------  ----------
    Total costs and
     expenses................    1,923,648  1,565,550      582,259     422,103
                               ----------- ----------  -----------  ----------
OPERATING INCOME.............    1,618,654  1,934,056      303,191     463,847
NET EQUITY, BEGINNING OF
 YEAR........................    8,191,063  6,300,078   10,163,559   8,191,063
NET CASH PROVIDED FROM (TO)
 SCANA COMMUNICATIONS, INC...      353,842    (43,071)    (411,139)   (460,436)
                               ----------- ----------  -----------  ----------
NET EQUITY, END OF YEAR......  $10,163,559 $8,191,063  $10,055,611  $8,194,474
                               =========== ==========  ===========  ==========


                       See notes to financial statements.

                                 GEORGIA FIBER
                (A BUSINESS UNIT OF SCANA COMMUNICATIONS, INC.)

                            STATEMENTS OF CASH FLOWS

                               YEAR ENDED DECEMBER 31,
                               ------------------------   MARCH 27,   MARCH 31,
                                  1996         1995         1997        1996
                               -----------  -----------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Operating income............  $ 1,618,654  $ 1,934,056   $ 303,191   $ 463,847
 Adjustments to reconcile
  operating income to net
  cash provided by operating
  activities:
  Depreciation and
   amortization..............    1,063,408      778,817     334,034     219,662
  Changes in operating assets
   and liabilities:
   Decrease in receivables...      332,337      181,416    (300,222)     29,572
   (Increase) decrease in
    prepaid expenses.........       (1,029)       1,995      18,790       2,722
   Increase (decrease) in
    accounts payable and
    accrued expenses.........      199,904     (169,780)    257,314      (8,605)
                               -----------  -----------   ---------   ---------
    Net cash provided by
     operating activities....    3,213,274    2,726,504     613,107     707,198
                               -----------  -----------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES--Additions to
 fiber optic transmission
 capacity....................   (3,567,116)  (2,683,433)   (201,968)   (246,762)
                               -----------  -----------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES--Net cash
 provided from (to) SCANA
 Communications, Inc.........      353,842      (43,071)   (411,139)   (460,436)
                               -----------  -----------   ---------   ---------
NET CHANGE IN CASH...........          --           --          --          --
CASH, BEGINNING OF THE YEAR..          --           --          --          --
                               -----------  -----------   ---------   ---------
CASH, END OF THE YEAR........  $       --   $       --    $     --    $     --
                               ===========  ===========   =========   =========


                       See notes to financial statements.

                                 GEORGIA FIBER
                (A BUSINESS UNIT OF SCANA COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--Georgia Fiber is a business unit of SCANA Communications, Inc. ("SCI"). This business unit consists of certain fiber optic capacity in the State of Georgia. Such assets were sold to a third party on March 27, 1997. The accompanying financial statements include the historical cost basis assets and related operations of the business unit. No effects of the asset sale are included in the financial statements.

  All revenues were derived from fiber optic service provided to one customer. Revenues are recognized as earned on a monthly basis in accordance with an agreement with such customer.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fiber Optic Transmission Capacity--Pursuant to certain agreements, SCI (formerly MPX Systems, Inc.) obtained fiber optic transmission capacity along specified routes in Georgia. Such agreements obligated SCI to reimburse the counterparty for costs incurred in construction of the capacity and to pay for operation and maintenance costs applicable to the capacity. In addition, SCI pays an amount equal to 2.8% of operating income from operations to the counterparty. Since inception, additional costs have been incurred to upgrade and extend the life of the capacity. Costs of obtaining, constructing, upgrading and extending the life of the capacity are capitalized. Of the capitalized cost at December 31, 1996, approximately $6,231,000 is being amortized over a useful life of 25 years and approximately $9,308,000 is amortized over a life of 8 years. Costs of operating and maintaining the capacity are expensed as incurred. These agreements expire in 2015 with two ten-year renewal options.

  Cost and Expenses--The accompanying financial statements reflect costs and expenses that are applicable to the business unit and selling, general and administrative expenses of SCI which were allocated to the business unit based on revenues. Management believes that the method used to allocate such expenses is reasonable (see Note 3).

  Fair Value of Financial Instruments--The carrying values of the Company's financial instruments (receivables and payables) approximate fair value.

  Income Taxes--SCI is a wholly owned subsidiary of SCANA Corporation. As a business unit of SCI, Georgia Fiber does not incur income tax expense. On a pro forma separate return basis, for the year ended December 31, 1996, management estimates that Georgia Fiber would have incurred an income tax provision of approximately $615,000.

                                 GEORGIA FIBER

2. FIBER OPTIC TRANSMISSION CAPACITY

  Fiber optic transmission capacity consisted of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
   Fiber optic transmission capacity.................. $15,538,718  $11,971,958
   Accumulated amortization...........................  (5,054,394)  (3,991,342)
                                                       -----------  -----------
   Net fiber optic transmission capacity.............. $10,484,324  $ 7,980,616
                                                       ===========  ===========

3. RELATED PARTY TRANSACTIONS

  Expenses allocated by SCI to the business unit during the years ended December 31, 1996 and 1995 are as follows:

                                                                1996     1995
                                                              -------- --------
   Selling, general and administrative expenses.............. $383,824 $383,929
                                                              ======== ========

                                * * * * * * * *

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OF-FER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIV-ERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS OR THE LET-TER OF TRANSMITTAL. NEITHER THIS PROSPECTUS NOR THE LETTER OF TRANSMITTAL CON-STITUTES AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OF-FER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

UNTIL        , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DIS-TRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

$200,000,000

                     [LOGO OF ITC/\DELTACOM APPEARS HERE]

11% SENIOR NOTES DUE 2007




PROSPECTUS

DATED      , 1997

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

  The Company's Certificate of Incorporation (the "Certificate") contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or
(4) any transaction from which the director derived an improper personal benefit. Under the Bylaws of the Company, the Company is required to advance expenses incurred by an officer or director in defending or participating in any action which such director or officer is made a party to or is threatened to be made a party to by reason of his or her serving or having served as an officer or director if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company intends to enter into indemnity agreements with each of its directors pursuant to which the Company will agree to indemnify the directors as permitted by the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

 EXHIBIT
 NUMBER                           EXHIBIT DESCRIPTION
 -------                          -------------------
  *1.1   Placement Agreement, dated as of May 29, 1997, among ITC/\DeltaCom,
         Inc. and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce,
         Fenner & Smith Incorporated, First Union Capital Markets Corp. and
         NationsBanc Capital Markets, Inc.
  *2.1   Agreement and Plan of Merger, dated as of July 24, 1997, by and between Eastern Telecom, Inc. and Interstate FiberNet, Inc.
  *2.2   Agreement and Plan of Merger, dated as of July 24, 1997, by and between ITC Transmission Systems II, Inc. and Interstate FiberNet,
         Inc.
  *2.3   Stock Assignment and Contribution Agreement, dated as of July 25,
         1997, by and between ITC Holding Company, Inc. and ITC/\DeltaCom, Inc.
  *2.4   Stock Assignment and Contribution Agreement, dated as of July 25,
         1997, by and between ITC/\DeltaCom, Inc. and Interstate FiberNet, Inc.
  *3.1   Certificate of Incorporation of ITC/\DeltaCom, Inc.
  *3.2   Bylaws of ITC/\DeltaCom, Inc.

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  *4.1   Indenture dated June 3, 1997 between ITC/\DeltaCom, Inc. and United
         States Trust Company of New York, as Trustee, relating to the 11%
         Senior Notes Due 2007 of ITC/\DeltaCom, Inc.
  *4.2   Registration Rights Agreement, dated June 3, 1997, among ITC/\DeltaCom,
         Inc. and Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., First
         Union Capital Markets Corp. and NationsBanc Capital Markets, Inc.
  *4.3   Pledge and Security Agreement dated as of June 3, 1997 from
         ITC/\DeltaCom, Inc. as Pledgor to United States Trust Company of New
         York as Trustee.
  *4.4   Form of Exchange Note (contained in Indenture filed as Exhibit 4.1).
  *4.5   Assignment and Assumption Agreement Pursuant to Pledge and Security
         Agreement, dated as of July 25, 1997, by and among ITC/\DeltaCom, Inc.,
         Interstate FiberNet, Inc. and United States Trust Company of New York,
         as Trustee.
   5.1   Opinion of Hogan & Hartson L.L.P.
 *10.1   Capacity Agreement dated as of February 1, 1997 between Interstate
         FiberNet and Entergy Technology Company.
 *10.2   License Agreement dated February 1, 1997 between Interstate FiberNet and Metropolitan Atlanta Rapid Transit Authority.
 *10.3   Supply Agreement for Transmission Equipment dated March 26, 1993 between Interstate FiberNet and Northern Telecom, Inc.
 *10.4   First Amendment to Supply Agreement for Transmission Equipment dated as of September 9, 1993 between Interstate FiberNet and Northern
         Telecom, Inc.
 *10.5   Second Amendment to Supply Agreement for Transmission Equipment dated as of January 19, 1994 between Interstate FiberNet and Northern
         Telecom, Inc.
 *10.6   Sixth Amendment to Supply Agreement for Transmission Equipment dated as of November 21, 1996 between Interstate FiberNet and Northern
         Telecom, Inc. (which supersedes the Third and the Fourth Amendment to this Agreement).
 *10.7   Seventh Amendment to Supply Agreement for Transmission Equipment dated as of April 15, 1997 between Interstate FiberNet and Northern Telecom,
         Inc. (which supersedes the Fifth Amendment to this Agreement).
 *10.8   Master Capacity Lease dated July 22, 1996 between Interstate FiberNet and InterCel PCS Services, Inc.
 *10.9   First Amendment to Master Capacity Lease dated as of August 22, 1996 between Interstate FiberNet and InterCel PCS Services, Inc.
 *10.10  Amended and Restated Loan Agreement dated as of March 27, 1997 by and among Gulf States Transmission Systems, Inc., the Lenders parties thereto and NationsBank, N.A.
 *10.11  Promissory Note dated March 27, 1997 between Gulf States Transmission
         Systems, Inc. and NationsBank, N.A.
 *10.12  Amended and Restated Security Agreement dated as of March 27, 1997 between Gulf States Transmission Systems, Inc. and NationsBank, N.A.
 *10.13  Assignment and Assumption Agreement dated as of March 27, 1997 between
         Gulf States FiberNet and Gulf States Transmission Systems, Inc.
 *10.14  Term Agreement dated as of August 11, 1994 between Gulf States
         FiberNet and Illinois Central Railroad Company.

  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
  *10.15   Revised and Restated Fiber Optic Facilities and Services Agreement
           dated as of June 9, 1995 among Southern Development and Investment
           Group, Inc., on behalf of itself and as agent for Alabama Power
           Company, Georgia Power Company, Gulf Power Company, Mississippi
           Power Company, Savannah Electric and Power Company, Southern
           Electric Generating Company and Southern Company Services, Inc., and
           MPX Systems, Inc., which was assigned in part by MPX Systems, Inc.
           to Gulf States FiberNet pursuant to an Assignment dated as of July
           25, 1995.
  *10.16   First Amendment to Revised and Restated Fiber Optic Facilities and
           Services Agreement dated as of July 24, 1995 between Southern
           Development and Investment Group, Inc. on behalf of itself and as agent for others and MPX Systems, Inc.
  *10.17   Partial Assignment and Assumption of Revised and Restated Fiber
           Optic Facilities and Services Agreement dated July 25, 1995 between
           MPX Systems, Inc. and Gulf States FiberNet.
 *+10.17.1 Amendment to Revised and Restated Fiber Optic Facilities and
           Services Agreement, dated July 15, 1997, by and among Southern
           Development and Investment Group, Inc., on behalf of itself and its agent for Alabama Power Company, Georgia Power Company, Gulf Power
           Company, Mississippi Power Company, Savannah Electric and Power
           Company, Southern Electric Generating Company and Southern Company
           Services, Inc. (collectively "SES"), ITC Transmission Systems, Inc.
           (as managing partner of Interstate FiberNet) and Gulf States
           Transmission Systems, Inc.
  *10.18   Consent for Assignment of Interest dated February 20, 1997 among
           SCANA Communications, Inc., Gulf States FiberNet, Gulf States
           Transmission Systems, Inc. and Southern Development and Investment
           Groups, Inc.
  *10.19   Second Partial Assignment and Assumption of Revised and Restated
           Fiber Optic Facilities and Services Agreement dated March 27, 1997 between SCANA Communications, Inc. and ITC Holding Company, Inc.
  *10.20   Fiber System Lease Agreement dated January 30, 1996 between CSW
           Communications, Inc. and Gulf States FiberNet.
  *10.21   Consent for Acquisition and Assignment dated January 13, 1997 between CSW Communications, Inc. and Gulf States FiberNet.
  *10.22   Agreement for the Provision of Fiber Optic Services and Facilities
           dated April 21, 1986 between SouthernNet, Inc. and MPX Systems, Inc.
  *10.23   First Amendment to Agreement for the Provision of Fiber Optic
           Services and Facilities dated May 8, 1992 between MPX Systems, Inc.
           and MCI Telecommunications Corporation.
  *10.24   Second Amendment to Agreement for the Provision of Fiber Optic
           Services and Facilities dated January 30, 1996 between MPX Systems,
           Inc. and MCI Telecommunications Corporation.
  *10.25   Network Operating Agreement dated March 25, 1996 among Gulf States
           FiberNet, TriNet, Inc., Hart Communications, Inc. and SCANA
           Communications, Inc. (f/k/a MPX Systems, Inc.).
  *10.26   Agreement for the Provision of Fiber Optic Facilities and Services
           dated March 29, 1990 between Alabama Power Company and Southern
           Interexchange Facilities, Inc.
  *10.27   Amendment to the Agreement for Provision of Fiber Optic Facilities
           and Services dated March 29, 1990 between Alabama Power Company and
           Southern Interexchange Facilities, Inc.
  *10.28   First Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated March 22, 1991 between Alabama Power
           Company and Southern Interexchange Facilities, Inc.
  *10.29   Second Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated December 1, 1991 between Alabama Power
           Company and Southern Interexchange Facilities, Inc.

  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
  *10.30   Third Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated September 23, 1992 between Alabama
           Power Company and Southern Interexchange Facilities, Inc.
  *10.31   Fourth Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated January 1, 1994 between Alabama Power
           Company and Southern Interexchange Facilities, Inc.
  *10.32   Agreement dated March 6, 1990 between Tennessee Valley Authority and
           Consolidated Communications Corporation (predecessor to DeltaCom,
           Inc.).
  *10.33   Interconnection Agreement signed March 12, 1997 between DeltaCom,
           Inc. and BellSouth Telecommunications, Inc.
  *10.34   Amendment to Interconnection Agreement relating to BellSouth loops dated March 12, 1997 between DeltaCom, Inc. and BellSouth
           Telecommunications, Inc.
  *10.35   Amendment to Interconnection Agreement relating to resale of
           BellSouth services dated March 12, 1997 between DeltaCom, Inc. and
           BellSouth Telecommunications, Inc.
  *10.35.1 Third Amendment to Interconnection Agreement, dated March 12, 1997, by and between DeltaCom, Inc. and BellSouth Telecommunications, Inc.
   10.35.2 Fourth Amendment to Interconnection Agreement, dated August 22,
           1997, by and between DeltaCom, Inc. and BellSouth
           Telecommunications, Inc.
  *10.36   Master Equipment Lease Agreement dated October 30, 1995 between AT&T
           Systems Leasing Co. and DeltaCom, Inc.
  *10.37   Network Products Purchase Agreement dated January 24, 1996, as amended through March 4, 1997, between DeltaCom, Inc. and Northern
           Telecom, Inc.
  *10.38   First Amendment to Product Attachment Carrier Network Products,
           dated May 20, 1997.
  *10.39   Agreement for Use of Optical Fiber System, Microwave Radio Tower
           Site and Associated Facilities dated January 2, 1996 between
           DeltaCom, Inc. and SCI Systems, Inc.
  *10.40   Collocate Agreement dated January 7, 1991 between Williams
           Telecommunications Services, Inc., and Southern Interexchange
           Facilities, Inc. (including consent for change of control).
  *10.41   Agreement dated January 14, 1997 between DeltaCom, Inc. and SCANA
           Communications, Inc., for switch location in Columbia, South
           Carolina.
  *10.42   Lease Agreement dated January 1, 1996 between Brindlee Mountain
           Telephone Company and DeltaCom, Inc. for, among other purposes, switch location in Arab, Alabama.
  *10.43   Promissory Note dated March 27, 1997 between ITC Holding Company,
           Inc. and SCANA Communications, Inc.
 *+10.44   Agreement for the Provision of Telecommunications Services and
           Facilities, dated January 27, 1996, by and between Interstate
           FiberNet and Carolinas FiberNet, LLC.
 *+10.45   Fiber Optic Facilities Agreement, dated November 15, 1996, by and between Interstate FiberNet and Florida Power Corporation.
 *+10.46   Fiber Optic Capacity Marketing and Operating Agreement, dated March
           21, 1996, by and between Interstate FiberNet and Florida Power &
           Light Company.
 *+10.47   Addendum to Fiber Optic Capacity Marketing and Operating Agreement,
           dated July 10, 1997, by and between Interstate FiberNet and Florida
           Power & Light Company.
 *+10.48   Master Service Agreement, dated May 6, 1996, by and between
           Interstate FiberNet and MCI Telecommunications Corporation.

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
 *+10.49 Telecommunications System Maintenance Agreement, dated as of January
         26, 1995, by and between Interstate FiberNet and Sprint Communications
         Company L.P.
 *+10.50 Sprint Communications Company Facilities and Services Agreement, dated
         January 26, 1995, by and between Interstate FiberNet and Sprint
         Communications Company L.P.
 *+10.51 Fiber Optic Facility Lease Agreement, dated as of January 31, 1997, by and between Interstate FiberNet and Southern Telecom 1, Inc.
  *10.52 First Assignment and Assumption of Fiber Optic Facility Lease
         Agreement, dated February 1, 1997, by and between Interstate FiberNet and Gulf States FiberNet.
  +10.53 Telecommunications System Agreement, dated January 26, 1995, by and between Interstate FiberNet and Sprint Communications Company L.P.
  *10.54 Amendment to Telecommunications System Agreement, dated July 25, 1995, by and between Gulf States FiberNet and Sprint Communications Company
         L.P.
 *+10.55 Amendment No. 2 to Telecommunications System Agreement, dated August
         8, 1996, by and between Gulf States FiberNet and Sprint Communications
         Company L.P.
 *+10.56 Assignment of the Telecommunications System Agreement, dated July 25,
         1995, between Interstate FiberNet, Gulf States FiberNet and Sprint
         Communications Company, L.P.
 *+10.57 Assignment of the Telecommunications System Agreement, dated February
         27, 1997, between Sprint Communications Company L.P., Gulf States
         FiberNet and Gulf States Transmission Systems, Inc.
  *10.58 Fixed Fee Agreement for Exchange of Use and Maintenance of Six (6)
         Fiber Optic Fibers with an Option of Two (2) Additional Fiber Optic
         Fibers, dated July 25, 1997, by and between Interstate FiberNet, Gulf
         States Transmission Systems, Inc. and ALLTEL Telephone Services
         Corporation.
 *+10.59 MCI Carrier Agreement, effective August 1, 1995, by and between MCI
         Telecommunications Corporation and Associated Communications Companies
         of America (ACCA).
 *+10.60 First Amendment to MCI Carrier Agreement, dated as of March 20, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.61 Third Amendment to MCI Carrier Agreement, dated as of August 1, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
  *10.62 Fourth Amendment to MCI Carrier Agreement, dated as of May 1, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.63 Fifth Amendment to MCI Carrier Agreement, dated as of April 10, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.64 Sixth Amendment to MCI Carrier Agreement, dated as of September 11,
         1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.65 Seventh Amendment to MCI Carrier Agreement, dated as of August 1,
         1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.66 Eighth Amendment to MCI Carrier Agreement, effective March 1, 1997, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.67 Ninth Amendment to MCI Carrier Agreement, dated as of May 15, 1997, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).

  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
  *10.68   Tenth Amendment to MCI Carrier Agreement, dated July 11, 1997, by and between MCI Telecommunications Corporation and Associated
           Communications Companies of America (ACCA).
 *+10.69   Switched Reseller Services Agreement, dated January 25, 1994, by and between DeltaCom, Inc. and Allnet Communication Services, Inc.
 *+10.70   WilTel, Inc. Carrier Digital Services Agreement, dated September 1,
           1995, by and between WorldCom Network Services, Inc. d/b/a WilTel,
           Associated Communications Companies of America (ACCA) and the
           individual members of ACCA referenced therein.
 *+10.71   Amendment to WilTel, Inc. Carrier Digital Services Agreement, dated
           April 1, 1996, by and between WorldCom Network Services, Inc. d/b/a
           WilTel, Associated Communications Companies of America (ACCA) and
           the individual members of ACCA referenced therein.
 *+10.72   Amendment No. 2 to WilTel, Inc. Carrier Digital Services Agreement,
           dated June 1, 1996, by and between WorldCom Network Services, Inc.
           d/b/a WilTel, Associated Communications Companies of America (ACCA)
           and the individual members of ACCA referenced therein.
 *+10.73   Amendment No. 3 to WilTel, Inc. Carrier Digital Services Agreement,
           dated May 1, 1997, by and between WorldCom Network Services, Inc.
           d/b/a WilTel, Associated Communications Companies of America (ACCA)
           and the individual members of ACCA referenced therein.
 *+10.74   Marketing and Operating Agreement, dated as of October 6, 1994, by and between Interstate FiberNet and DukeNet Communications, Inc.
 *+10.75   Reseller Agreement, dated June 25, 1997, by and between DeltaCom,
           Inc. and Total Network Services, a division of Cable & Wireless,
           Inc.
  *10.76   Sublease Agreement, dated as of January 1, 1995, by and between ITC
           Holding Company, Inc. and ITC Transmission Systems, Inc.
   10.77   $100,000,000 Credit Agreement, dated as of September 17, 1997, among
           Interstate FiberNet, Inc., NationsBank of Texas, N.A. as
           Administrative Lender and certain other Lenders identified therein
           (the "IFN Credit Agreement").
   10.78.1 $8,750,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           NationsBank of Texas, N.A.
   10.78.2 $3,750,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Amsouth Bank.
   10.78.3 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Creditanstalt-Bankverein.
   10.78.4 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Meespierson Capital Corp.
   10.78.5 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           State Street Bank and Trust Company.
   10.78.6 $7,500,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Corestates Bank, N.A.
   10.78.7 $2,500,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           First Union National Bank.
   10.78.8 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Regions Bank.
   10.78.9 $7,500,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Toronto Dominion (Texas), Inc.
   10.79.1 $8,750,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of
           NationsBank of Texas, N.A.

  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
   10.79.2 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of
           Creditanstalt-Bankverein.
   10.79.3 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of
           Meespierson Capital Corp.
   10.79.4 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of State
           Street Bank and Trust Company.
   10.79.5 $7,500,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Corestates
           Bank, N.A.
   10.79.6 $2,500,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of First
           Union National Bank.
   10.79.7 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Regions
           Bank.
   10.79.8 $7,500,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Toronto
           Dominion (Texas), Inc.
   10.79.9 $3,750,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Amsouth
           Bank.
   10.80.1 Security Agreement, dated as of September 17, 1997, made by
           Interstate FiberNet, Inc. in favor of NationsBank of Texas, N.A., as
           Administrative Lender, and each other lender party to the IFN Credit
           Agreement.
   10.80.2 Security Agreement, dated as of September 17, 1997, made by
           DeltaCom, Inc. in favor of NationsBank of Texas, N.A., as
           Administrative Lender, and each other lender party to the IFN Credit
           Agreement.
   10.80.3 Security Agreement, dated as of September 17, 1997, made by Gulf
           States Transmission Systems, Inc. in favor of NationsBank of Texas,
           N.A., as Administrative Lender, and each other lender party to the
           IFN Credit Agreement.
  *12.1    Statement regarding Computation of Ratios.
  *21.1    Subsidiaries of ITC/\DeltaCom, Inc.
   23.1    Consents of Arthur Andersen LLP.
   23.2    Consent of Martin Stuedeman & Associates P.C.
   23.3    Consent of Deloitte & Touche LLP.
   23.4    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
  *24.1    Power of attorney (included on signature page).
  *25.1    Statement on Form T-1 of Eligibility of Trustee.
  *27.1    Financial Data Schedule for the year ended December 31, 1996.
  *27.2    Financial Data Schedule for the six month period ended June 30,
           1997.
  *99.1    Form of Letter of Transmittal.
  *99.2    Form of Notice of Guaranteed Delivery.
   99.3    Form of Letter to Brokers, et al.
   99.4    Form of Letter to Clients.

--------
 * Previously filed.


 + Confidential treatment has been granted for this exhibit. The copy filed as an exhibit omits the information subject to confidential treatment.

 (B) FINANCIAL STATEMENT SCHEDULES.

  The following financial statement schedule is filed herewith:

    Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is provided in the Combined Financial Statements of the Company or notes thereto.

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

    (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective, and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECURITIES ACT, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WEST POINT, GEORGIA, ON THIS 24TH DAY OF SEPTEMBER, 1997.

                                          ITC/\DELTACOM, INC.


                                          By     /s/ Andrew M. Walker
                                            -----------------------------------
                                                     ANDREW M. WALKER
                                                  CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS, IN THE CAPACITIES INDICATED BELOW, ON THIS 24TH DAY OF SEPTEMBER, 1997.

              SIGNATURE                         TITLE


                  *                       Chairman, Director
-------------------------------------
       CAMPBELL B. LANIER, III

        /s/ Andrew M. Walker              Chief Executive Officer and Director
-------------------------------------     (Principal executive officer)
          ANDREW M. WALKER

       /s/ Douglas A. Shumate             Senior Vice President and Chief
-------------------------------------     Financial Officer (Principal
         DOUGLAS A. SHUMATE               financial officer and principal
                                          accounting officer)

                  *                       Director
-------------------------------------
          DONALD W. BURTON

                  *                       Director
-------------------------------------
       MALCOLM C. DAVENPORT, V

                  *                       Director
-------------------------------------
          ROBERT A. DOLSON

                  *                       Director
-------------------------------------
           O. GENE GABBARD

              SIGNATURE                                   TITLE
              ---------                                   -----

                  *                                     Director
-------------------------------------
           WILLIAM T. PARR

                  *                                     Director
-------------------------------------
        WILLIAM H. SCOTT, III

                  *                                     Director
-------------------------------------
        WILLIAM B. TIMMERMAN


*By:    /s/ Andrew M. Walker
    ---------------------------------
           ANDREW M. WALKER
           ATTORNEY-IN-FACT

                   INDEX TO THE FINANCIAL STATEMENT SCHEDULE

INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.) ITC TRANSMISSION SYSTEMS II, INC.
GULF STATES TRANSMISSION SYSTEMS, INC.
EASTERN TELECOM, INC., d.b.a. INTERQUEST
DELTACOM, INC. (REORGANIZED AS ITC/\DELTACOM, INC.)

Report of Independent Public Accountants
Schedule II--Valuation and Qualifying Accounts

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                AS TO SCHEDULE

ToInterstate FiberNet, Inc. (formerly ITC Transmission Systems, Inc.),
  ITC Transmission Systems II, Inc.,
  Gulf States Transmission Systems, Inc.,
  Eastern Telecom, Inc. d.b.a. InterQuest, and
  DeltaCom, Inc.

  We have audited in accordance with generally accepted auditing standards, the combined financial statements of Interstate FiberNet, Inc. (formerly ITC Transmission Systems, Inc.), ITC Transmission Systems II, Inc., Gulf States Transmission Systems, Inc., Eastern Telecom, Inc., d.b.a. InterQuest, and DeltaCom, Inc. included in this Registration Statement, and have issued our report thereon dated March 27, 1997 (except with respect to the Credit Facility and Debt Offering discussions in Note 16, as to which the date is July 31, 1997). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The Schedule listed in the accompanying index is the responsibility of the Companies' management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
July 31, 1997

      INTERSTATE FIBERNET, INC. (FORMERLY ITC TRANSMISSION SYSTEMS, INC.),
                       ITC TRANSMISSION SYSTEMS II, INC.,
                    GULF STATES TRANSMISSION SYSTEMS, INC.,
                 EASTERN TELECOM, INC., D.B.A. INTERQUEST, AND
                                 DELTACOM, INC.
                      (REORGANIZED AS ITC/\DELTACOM, INC.)

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                             ADDITIONS
                                     -------------------------
                          BALANCE AT                                         BALANCE AT
                          BEGINNING  CHARGED TO   CHARGED TO                   END OF
DESCRIPTION               OF PERIOD    INCOME   OTHER ACCOUNTS  DEDUCTIONS     PERIOD
-----------               ---------- ---------- --------------  ----------   ----------
Provision for uncollect-
 ible accounts
  1994..................   $ 8,423    $412,030    $        0     $339,042(2)  $ 81,411
  1995..................    81,411     377,116             0      422,740(2)    35,787
  1996..................    35,787     458,210     1,209,329(1)   846,468(2)   856,858

--------
Notes:
(1) Represents a purchased reserve related to the acquisition of DeltaCom, Inc.
(2) Represents write-off of accounts considered to be uncollectible, less recoveries of amounts previously written off.

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  *1.1   Placement Agreement, dated as of May 29, 1997, among ITC/\DeltaCom,
         Inc. and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce,
         Fenner & Smith Incorporated, First Union Capital Markets Corp. and
         NationsBanc Capital Markets, Inc.
  *2.1   Agreement and Plan of Merger, dated as of July 24, 1997, by and between Eastern Telecom, Inc. and Interstate FiberNet, Inc.
  *2.2   Agreement and Plan of Merger, dated as of July 24, 1997, by and between ITC Transmission Systems II, Inc. and Interstate FiberNet,
         Inc.
  *2.3   Stock Assignment and Contribution Agreement, dated as of July 25,
         1997, by and between ITC Holding Company, Inc. and ITC/\DeltaCom, Inc.
  *2.4   Stock Assignment and Contribution Agreement, dated as of July 25,
         1997, by and between ITC/\DeltaCom, Inc. and Interstate FiberNet, Inc.
  *3.1   Certificate of Incorporation of ITC/\DeltaCom, Inc.
  *3.2   Bylaws of ITC/\DeltaCom, Inc.


  *4.1   Indenture dated June 3, 1997 between ITC/\DeltaCom, Inc. and United
         States Trust Company of New York, as Trustee, relating to the 11%
         Senior Notes Due 2007 of ITC/\DeltaCom, Inc.
  *4.2   Registration Rights Agreement, dated June 3, 1997, among ITC/\DeltaCom,
         Inc. and Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., First
         Union Capital Markets Corp. and NationsBanc Capital Markets, Inc.
  *4.3   Pledge and Security Agreement dated as of June 3, 1997 from
         ITC/\DeltaCom, Inc. as Pledgor to United States Trust Company of New
         York as Trustee.
  *4.4   Form of Exchange Note (contained in Indenture filed as Exhibit 4.1).
  *4.5   Assignment and Assumption Agreement Pursuant to Pledge and Security
         Agreement, dated as of July 25, 1997, by and among ITC/\DeltaCom, Inc.,
         Interstate FiberNet, Inc. and United States Trust Company of New York,
         as Trustee.
   5.1   Opinion of Hogan & Hartson L.L.P.
 *10.1   Capacity Agreement dated as of February 1, 1997 between Interstate
         FiberNet and Entergy Technology Company.
 *10.2   License Agreement dated February 1, 1997 between Interstate FiberNet and Metropolitan Atlanta Rapid Transit Authority.
 *10.3   Supply Agreement for Transmission Equipment dated March 26, 1993 between Interstate FiberNet and Northern Telecom, Inc.
 *10.4   First Amendment to Supply Agreement for Transmission Equipment dated as of September 9, 1993 between Interstate FiberNet and Northern
         Telecom, Inc.
 *10.5   Second Amendment to Supply Agreement for Transmission Equipment dated as of January 19, 1994 between Interstate FiberNet and Northern
         Telecom, Inc.
 *10.6   Sixth Amendment to Supply Agreement for Transmission Equipment dated as of November 21, 1996 between Interstate FiberNet and Northern
         Telecom, Inc. (which supersedes the Third and the Fourth Amendment to this Agreement).

 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
 -------                            -------------------
  *10.7    Seventh Amendment to Supply Agreement for Transmission Equipment
           dated as of April 15, 1997 between Interstate FiberNet and Northern
           Telecom, Inc. (which supersedes the Fifth Amendment to this
           Agreement).
  *10.8    Master Capacity Lease dated July 22, 1996 between Interstate
           FiberNet and InterCel PCS Services, Inc.
  *10.9    First Amendment to Master Capacity Lease dated as of August 22, 1996 between Interstate FiberNet and InterCel PCS Services, Inc.
  *10.10   Amended and Restated Loan Agreement dated as of March 27, 1997 by and among Gulf States Transmission Systems, Inc., the Lenders parties thereto and NationsBank, N.A.
  *10.11   Promissory Note dated March 27, 1997 between Gulf States
           Transmission Systems, Inc. and NationsBank, N.A.
  *10.12   Amended and Restated Security Agreement dated as of March 27, 1997 between Gulf States Transmission Systems, Inc. and NationsBank, N.A.
  *10.13   Assignment and Assumption Agreement dated as of March 27, 1997 between Gulf States FiberNet and Gulf States Transmission Systems,
           Inc.
  *10.14   Term Agreement dated as of August 11, 1994 between Gulf States
           FiberNet and Illinois Central Railroad Company.


  *10.15 Revised and Restated Fiber Optic Facilities and Services Agreement dated as of June 9, 1995 among Southern Development and Investment
           Group, Inc., on behalf of itself and as agent for Alabama Power
           Company, Georgia Power Company, Gulf Power Company, Mississippi
           Power Company, Savannah Electric and Power Company, Southern
           Electric Generating Company and Southern Company Services, Inc., and
           MPX Systems, Inc., which was assigned in part by MPX Systems, Inc.
           to Gulf States FiberNet pursuant to an Assignment dated as of July
           25, 1995.
  *10.16   First Amendment to Revised and Restated Fiber Optic Facilities and
           Services Agreement dated as of July 24, 1995 between Southern
           Development and Investment Group, Inc. on behalf of itself and as agent for others and MPX Systems, Inc.
  *10.17   Partial Assignment and Assumption of Revised and Restated Fiber
           Optic Facilities and Services Agreement dated July 25, 1995 between
           MPX Systems, Inc. and Gulf States FiberNet.
 *+10.17.1 Amendment to Revised and Restated Fiber Optic Facilities and
           Services Agreement, dated July 15, 1997, by and among Southern
           Development and Investment Group, Inc., on behalf of itself and its agent for Alabama Power Company, Georgia Power Company, Gulf Power
           Company, Mississippi Power Company, Savannah Electric and Power
           Company, Southern Electric Generating Company and Southern Company
           Services, Inc. (collectively "SES"), ITC Transmission Systems, Inc.
           (as managing partner of Interstate FiberNet) and Gulf States
           Transmission Systems, Inc.
  *10.18   Consent for Assignment of Interest dated February 20, 1997 among
           SCANA Communications, Inc., Gulf States FiberNet, Gulf States
           Transmission Systems, Inc. and Southern Development and Investment
           Groups, Inc.
  *10.19   Second Partial Assignment and Assumption of Revised and Restated
           Fiber Optic Facilities and Services Agreement dated March 27, 1997 between SCANA Communications, Inc. and ITC Holding Company, Inc.
  *10.20   Fiber System Lease Agreement dated January 30, 1996 between CSW
           Communications, Inc. and Gulf States FiberNet.

  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
  *10.21   Consent for Acquisition and Assignment dated January 13, 1997 between CSW Communications, Inc. and Gulf States FiberNet.
  *10.22   Agreement for the Provision of Fiber Optic Services and Facilities
           dated April 21, 1986 between SouthernNet, Inc. and MPX Systems, Inc.
  *10.23   First Amendment to Agreement for the Provision of Fiber Optic
           Services and Facilities dated May 8, 1992 between MPX Systems, Inc.
           and MCI Telecommunications Corporation.
  *10.24   Second Amendment to Agreement for the Provision of Fiber Optic
           Services and Facilities dated January 30, 1996 between MPX Systems,
           Inc. and MCI Telecommunications Corporation.
  *10.25   Network Operating Agreement dated March 25, 1996 among Gulf States
           FiberNet, TriNet, Inc., Hart Communications, Inc. and SCANA
           Communications, Inc. (f/k/a MPX Systems, Inc.).
  *10.26   Agreement for the Provision of Fiber Optic Facilities and Services
           dated March 29, 1990 between Alabama Power Company and Southern
           Interexchange Facilities, Inc.
  *10.27   Amendment to the Agreement for Provision of Fiber Optic Facilities
           and Services dated March 29, 1990 between Alabama Power Company and
           Southern Interexchange Facilities, Inc.
  *10.28   First Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated March 22, 1991 between Alabama Power
           Company and Southern Interexchange Facilities, Inc.
  *10.29   Second Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated December 1, 1991 between Alabama Power
           Company and Southern Interexchange Facilities, Inc.


  *10.30   Third Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated September 23, 1992 between Alabama
           Power Company and Southern Interexchange Facilities, Inc.
  *10.31   Fourth Amendment to the Agreement for the Provision of Fiber Optic
           Facilities and Services dated January 1, 1994 between Alabama Power
           Company and Southern Interexchange Facilities, Inc.
  *10.32   Agreement dated March 6, 1990 between Tennessee Valley Authority and
           Consolidated Communications Corporation (predecessor to DeltaCom,
           Inc.).
  *10.33   Interconnection Agreement signed March 12, 1997 between DeltaCom,
           Inc. and BellSouth Telecommunications, Inc.
  *10.34 Amendment to Interconnection Agreement relating to BellSouth loops dated March 12, 1997 between DeltaCom, Inc. and BellSouth
           Telecommunications, Inc.
  *10.35 Amendment to Interconnection Agreement relating to resale of BellSouth services dated March 12, 1997 between DeltaCom, Inc. and
           BellSouth Telecommunications, Inc.
  *10.35.1 Third Amendment to Interconnection Agreement, dated March 12, 1997, by and between DeltaCom, Inc. and BellSouth Telecommunications, Inc.
   10.35.2 Fourth Amendment to Interconnection Agreement, dated August 22,
           1997, by and between DeltaCom, Inc. and BellSouth
           Telecommunications, Inc.
  *10.36   Master Equipment Lease Agreement dated October 30, 1995 between AT&T
           Systems Leasing Co. and DeltaCom, Inc.
  *10.37 Network Products Purchase Agreement dated January 24, 1996, as amended through March 4, 1997, between DeltaCom, Inc. and Northern
           Telecom, Inc.
  *10.38 First Amendment to Product Attachment Carrier Network Products, dated May 20, 1997.

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  *10.39 Agreement for Use of Optical Fiber System, Microwave Radio Tower Site
         and Associated Facilities dated January 2, 1996 between DeltaCom, Inc.
         and SCI Systems, Inc.
  *10.40 Collocate Agreement dated January 7, 1991 between Williams
         Telecommunications Services, Inc., and Southern Interexchange
         Facilities, Inc. (including consent for change of control).
  *10.41 Agreement dated January 14, 1997 between DeltaCom, Inc. and SCANA
         Communications, Inc., for switch location in Columbia, South Carolina.
  *10.42 Lease Agreement dated January 1, 1996 between Brindlee Mountain
         Telephone Company and DeltaCom, Inc. for, among other purposes, switch location in Arab, Alabama.
  *10.43 Promissory Note dated March 27, 1997 between ITC Holding Company, Inc.
         and SCANA Communications, Inc.
 *+10.44 Agreement for the Provision of Telecommunications Services and
         Facilities, dated January 27, 1996, by and between Interstate FiberNet and Carolinas FiberNet, LLC.
 *+10.45 Fiber Optic Facilities Agreement, dated November 15, 1996, by and between Interstate FiberNet and Florida Power Corporation.
 *+10.46 Fiber Optic Capacity Marketing and Operating Agreement, dated March
         21, 1996, by and between Interstate FiberNet and Florida Power & Light
         Company.
 *+10.47 Addendum to Fiber Optic Capacity Marketing and Operating Agreement,
         dated July 10, 1997, by and between Interstate FiberNet and Florida
         Power & Light Company.
 *+10.48 Master Service Agreement, dated May 6, 1996, by and between Interstate
         FiberNet and MCI Telecommunications Corporation.


 *+10.49 Telecommunications System Maintenance Agreement, dated as of January
         26, 1995, by and between Interstate FiberNet and Sprint Communications
         Company L.P.
 *+10.50 Sprint Communications Company Facilities and Services Agreement, dated
         January 26, 1995, by and between Interstate FiberNet and Sprint
         Communications Company L.P.
 *+10.51 Fiber Optic Facility Lease Agreement, dated as of January 31, 1997, by and between Interstate FiberNet and Southern Telecom 1, Inc.
  *10.52 First Assignment and Assumption of Fiber Optic Facility Lease
         Agreement, dated February 1, 1997, by and between Interstate FiberNet and Gulf States FiberNet.
  +10.53 Telecommunications System Agreement, dated January 26, 1995, by and between Interstate FiberNet and Sprint Communications Company L.P.
  *10.54 Amendment to Telecommunications System Agreement, dated July 25, 1995, by and between Gulf States FiberNet and Sprint Communications Company
         L.P.
 *+10.55 Amendment No. 2 to Telecommunications System Agreement, dated August
         8, 1996, by and between Gulf States FiberNet and Sprint Communications
         Company L.P.
 *+10.56 Assignment of the Telecommunications System Agreement, dated July 25,
         1995, between Interstate FiberNet, Gulf States FiberNet and Sprint
         Communications Company, L.P.
 *+10.57 Assignment of the Telecommunications System Agreement, dated February
         27, 1997, between Sprint Communications Company L.P., Gulf States
         FiberNet and Gulf States Transmission Systems, Inc.

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  *10.58 Fixed Fee Agreement for Exchange of Use and Maintenance of Six (6)
         Fiber Optic Fibers with an Option of Two (2) Additional Fiber Optic
         Fibers, dated July 25, 1997, by and between Interstate FiberNet, Gulf
         States Transmission Systems, Inc. and ALLTEL Telephone Services
         Corporation.
 *+10.59 MCI Carrier Agreement, effective August 1, 1995, by and between MCI
         Telecommunications Corporation and Associated Communications Companies
         of America (ACCA).
 *+10.60 First Amendment to MCI Carrier Agreement, dated as of March 20, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.61 Third Amendment to MCI Carrier Agreement, dated as of August 1, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
  *10.62 Fourth Amendment to MCI Carrier Agreement, dated as of May 1, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.63 Fifth Amendment to MCI Carrier Agreement, dated as of April 10, 1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.64 Sixth Amendment to MCI Carrier Agreement, dated as of September 11,
         1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.65 Seventh Amendment to MCI Carrier Agreement, dated as of August 1,
         1996, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.66 Eighth Amendment to MCI Carrier Agreement, effective March 1, 1997, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.67 Ninth Amendment to MCI Carrier Agreement, dated as of May 15, 1997, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
  *10.68 Tenth Amendment to MCI Carrier Agreement, dated July 11, 1997, by and between MCI Telecommunications Corporation and Associated
         Communications Companies of America (ACCA).
 *+10.69 Switched Reseller Services Agreement, dated January 25, 1994, by and between DeltaCom, Inc. and Allnet Communication Services, Inc.
 *+10.70 WilTel, Inc. Carrier Digital Services Agreement, dated September 1,
         1995, by and between WorldCom Network Services, Inc. d/b/a WilTel,
         Associated Communications Companies of America (ACCA) and the
         individual members of ACCA referenced therein.
 *+10.71 Amendment to WilTel, Inc. Carrier Digital Services Agreement, dated
         April 1, 1996, by and between WorldCom Network Services, Inc. d/b/a
         WilTel, Associated Communications Companies of America (ACCA) and the
         individual members of ACCA referenced therein.
 *+10.72 Amendment No. 2 to WilTel, Inc. Carrier Digital Services Agreement,
         dated June 1, 1996, by and between WorldCom Network Services, Inc.
         d/b/a WilTel, Associated Communications Companies of America (ACCA)
         and the individual members of ACCA referenced therein.


  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
 *+10.73   Amendment No. 3 to WilTel, Inc. Carrier Digital Services Agreement,
           dated May 1, 1997, by and between WorldCom Network Services, Inc.
           d/b/a WilTel, Associated Communications Companies of America (ACCA)
           and the individual members of ACCA referenced therein.
 *+10.74   Marketing and Operating Agreement, dated as of October 6, 1994, by and between Interstate FiberNet and DukeNet Communications, Inc.
 *+10.75   Reseller Agreement, dated June 25, 1997, by and between DeltaCom,
           Inc. and Total Network Services, a division of Cable & Wireless,
           Inc.
  *10.76   Sublease Agreement, dated as of January 1, 1995, by and between ITC
           Holding Company, Inc. and ITC Transmission Systems, Inc.
   10.77   $100,000,000 Credit Agreement, dated as of September 17, 1997, among
           Interstate FiberNet, Inc., NationsBank of Texas, N.A. as
           Administrative Lender and certain other Lenders identified therein
           (the "IFN Credit Agreement").
   10.78.1 $8,750,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           NationsBank of Texas, N.A.
   10.78.2 $3,750,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Amsouth Bank.
   10.78.3 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Creditanstalt-Bankverein.
   10.78.4 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Meespierson Capital Corp.
   10.78.5 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           State Street Bank and Trust Company.
   10.78.6 $7,500,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Corestates Bank, N.A.
   10.78.7 $2,500,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           First Union National Bank.
   10.78.8 $5,000,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Regions Bank.
   10.78.9 $7,500,000 Revolving Promissory Note, dated as of September 17,
           1997, made by Interstate FiberNet, Inc. payable to the order of
           Toronto Dominion (Texas), Inc.
   10.79.1 $8,750,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of
           NationsBank of Texas, N.A.
   10.79.2 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of
           Creditanstalt-Bankverein.
   10.79.3 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of
           Meespierson Capital Corp.
   10.79.4 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of State
           Street Bank and Trust Company.
   10.79.5 $7,500,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Corestates
           Bank, N.A.

  EXHIBIT
  NUMBER                            EXHIBIT DESCRIPTION
  -------                           -------------------
   10.79.6 $2,500,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of First
           Union National Bank.
   10.79.7 $5,000,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Regions
           Bank.
   10.79.8 $7,500,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Toronto
           Dominion (Texas), Inc.
   10.79.9 $3,750,000 Term Promissory Note, dated as of September 17, 1997, made by Interstate FiberNet, Inc. payable to the order of Amsouth
           Bank.
   10.80.1 Security Agreement, dated as of September 17, 1997, made by
           Interstate FiberNet, Inc. in favor of NationsBank of Texas, N.A., as
           Administrative Lender, and each other lender party to the IFN Credit
           Agreement.
   10.80.2 Security Agreement, dated as of September 17, 1997, made by
           DeltaCom, Inc. in favor of NationsBank of Texas, N.A., as
           Administrative Lender, and each other lender party to the IFN Credit
           Agreement.
   10.80.3 Security Agreement, dated as of September 17, 1997, made by Gulf
           States Transmission Systems, Inc. in favor of NationsBank of Texas,
           N.A., as Administrative Lender, and each other lender party to the
           IFN Credit Agreement.
  *12.1    Statement regarding Computation of Ratios.
  *21.1    Subsidiaries of ITC/\DeltaCom, Inc.
   23.1    Consents of Arthur Andersen LLP.
   23.2    Consent of Martin Stuedeman & Associates P.C.
   23.3    Consent of Deloitte & Touche LLP.
   23.4    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
  *24.1    Power of attorney (included on signature page).
  *25.1    Statement on Form T-1 of Eligibility of Trustee.
  *27.1    Financial Data Schedule for the year ended December 31, 1996.
  *27.2    Financial Data Schedule for the six month period ended June 30,
           1997.
  *99.1    Form of Letter of Transmittal.
  *99.2    Form of Notice of Guaranteed Delivery.
   99.3    Form of Letter to Brokers, et al.
   99.4    Form of Letter to Clients.

--------
 * Previously filed.

 + Confidential treatment has been granted for this exhibit. The copy filed as an exhibit omits the information subject to confidential treatment.